   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1996.
                                                 REGISTRATION NO. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                                STAFFMARK, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE
 (State or other jurisdiction               7363                        71-0788538
      of incorporation or       (Primary Standard Industrial         (I.R.S. employer
          organization)          Classification Code Number)        identification no.)

              302 EAST MILLSAP ROAD, FAYETTEVILLE, ARKANSAS 72703
                                 (501) 973-6000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             ---------------------

                                CLETE T. BREWER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                STAFFMARK, INC.
                             302 EAST MILLSAP ROAD
                          FAYETTEVILLE, ARKANSAS 72703
                                 (501) 973-6000
                              (501) 973-6019 (FAX)
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ---------------------

                        Copies of all correspondence to:

                                TERRY C. BELLORA
                                STAFFMARK, INC.
                             302 EAST MILLSAP ROAD
                          FAYETTEVILLE, ARKANSAS 72703
                                 (501) 973-6000
                          C. DOUGLAS BUFORD, JR., ESQ.
                           FRED M. PERKINS III, ESQ.
                           WRIGHT, LINDSEY & JENNINGS
                          200 WEST CAPITOL, SUITE 2200
                          LITTLE ROCK, ARKANSAS 72201
                                 (501) 371-0808
                              (501) 376-9442 (FAX)

                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================
                                                  PROPOSED MAXIMUM PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF        AMOUNT TO BE   OFFERING PRICE    AGGREGATE       AMOUNT OF
   SECURITIES TO BE REGISTERED     REGISTERED(1)    PER UNIT(1)    OFFERING PRICE REGISTRATION FEE
--------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value
  per share.......................    4,000,000        $13.88       $55,520,000      $16,824.24
--------------------------------------------------------------------------------------------------

==================================================================================================


(1) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
================================================================================

                                STAFFMARK, INC.

                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

     REGISTRATION STATEMENT ITEM AND CAPTION                   LOCATION IN PROSPECTUS
--------------------------------------------------   ------------------------------------------
 1.     Forepart of the Registration Statement and
          Outside Front Cover Page of
          Prospectus..............................   Outside Front Cover Page; Inside Front and
                                                       Outside Back Cover Pages; Cross
                                                       Reference Sheet
 2.     Inside Front and Outside Back Cover Pages
          of Prospectus...........................   Inside Front and Outside Back Cover Pages
                                                     of Prospectus; Additional Information
 3.     Summary Information, Risk Factors and
          Ratio of Earnings to Fixed Charges......   Prospectus Summary; Risk Factors; The
                                                       Company
 4.     Use of Proceeds...........................   Prospectus Summary; Use of Proceeds
 5.     Determination of Offering Price...........   Outside Front Cover Page; Risk Factors;
                                                       Underwriting
 6.     Dilution..................................   Dilution
 7.     Selling Security Holders..................   Not Applicable
 8.     Plan of Distribution......................   Outside Front Cover Page; Underwriting
 9.     Description of Securities to be
          Registered..............................   Description of Capital Stock; Dividend
                                                     Policy
10.     Interests of Named Experts and Counsel....   Legal Matters; Experts
11.     Information with Respect to the
          Registrant..............................   Prospectus Summary; Risk Factors; The
                                                       Company; Price Range of Common Stock;
                                                       Dividend Policy; Selected Financial
                                                       Data; Management's Discussion and
                                                       Analysis of Financial Condition and
                                                       Results of Operations; Business;
                                                       Management; Certain Transactions;
                                                       Principal Stockholders; Shares Eligible
                                                       for Future Sale; Consolidated Financial
                                                       Statements
12.     Disclosure of Commission Position on
          Indemnification for Securities Act
          Liabilities.............................   Not Applicable

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                                           SUBJECT TO COMPLETION
                                                                OCTOBER 29, 1996
PROSPECTUS

                                4,000,000 SHARES

                                [STAFFMARK LOGO]

                                  COMMON STOCK

                         ------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      SEE "RISK FACTORS BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                         ------------------------------

     This Prospectus covers 4,000,000 shares of common stock, $0.01 par value (the "Common Stock"), which may be offered and issued by StaffMark, Inc. (the "Company") from time to time in connection with the merger with or acquisition by the Company of other businesses or assets. Management anticipates that the terms of acquisitions involving the issuance of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be merged with or acquired by the Company, and that the shares of Common Stock issued will be valued at prices reasonably related to market prices current either at the time a merger or acquisition is agreed upon or about the time of delivery of shares. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

     The Company currently has 13,298,249 shares of its Common Stock listed on the NASDAQ National Market, of which 6,325,000 are registered and available for unrestricted trading in the public markets unless owned by affiliates of the Company. Application will be made to list the shares of Common Stock offered hereby on the NASDAQ National Market. On October 25, 1996, the closing price of the Common Stock on the NASDAQ National Market was $14.50 per share as published in the Wall Street Journal on October 28, 1996.

     All expenses of this offering will be paid by the Company. The Company is a Delaware corporation and all references herein to the Company refer to the Company and its subsidiaries. All references herein to "StaffMark" mean StaffMark, Inc. prior to the consummation of the Mergers (as defined herein). The executive offices of the Company are located at 302 East Millsap Road, Fayetteville, Arkansas 72203, and its telephone number is (501) 973-6000.

                         ------------------------------

                                           , 1996

                       [INSIDE FRONT PAGE OF PROSPECTUS]


     Following consummation of the Offering, the Company intends to furnish its stockholders with annual reports containing financial statements audited by independent accountants.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus.

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY

     StaffMark was founded in March 1996 to create a leading provider of diversified staffing services to businesses, healthcare providers, professional and service organizations and governmental agencies, primarily in growth markets in the southeastern and southwestern United States. On October 2, 1996, StaffMark acquired in separate transactions (the "Mergers"), simultaneously with the closing of its initial public offering (the "Offering") six staffing service businesses (the "Founding Companies"). The Founding Companies have been in business an average of 13 years. The Company provides a wide variety of staffing services through 91 branch offices located in Arkansas, Colorado, Georgia, North Carolina, Oklahoma, South Carolina, Tennessee and Virginia. The Company's senior management is comprised primarily of stockholders of the Founding Companies. The Company provides more than 10,000 field employees to over 2,500 clients during a typical week. Since 1993, the Founding Companies have expanded by acquiring six staffing businesses with 19 offices and by opening an additional 32 branch offices.

     The Company's business is organized into three divisions: Commercial, Specialty Medical, and Professional. The Commercial division provides clerical and light industrial staffing services, and generated approximately 89.9% and 88.2% of the Company's revenues and 92.1% and 91.1% of the Company's cost of services for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively. The Specialty Medical division provides healthcare and medical staffing services, such as physical and occupational therapists, speech pathologists and clinical trials support services, and generated approximately 8.3% and 7.3% of the Company's revenues and 6.2% and 4.8% of the Company's cost of services for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively. The Professional division provides technical, professional and information technology staffing services and generated approximately 1.8% and 4.5% of the Company's revenues and 1.7% and 4.1% of the Company's cost of services for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively. According to Staffing Industry Report, an industry publication, technical, professional and healthcare staffing are among the fastest growing sectors of the staffing industry. The Company believes that these specialized services offer a greater opportunity for growth and profitability than commercial staffing services alone.

     The temporary staffing industry has grown rapidly in recent years as competitive pressures have caused businesses to focus on reducing costs, including converting fixed labor costs to variable costs. The use of temporary employees also enables companies to improve flexibility in employee hiring and scheduling and allows them to focus on their core business functions. According to the National Association of Temporary and Staffing Services ("NATSS"), the U.S. market for temporary staffing services has grown since 1991 at a compound annual rate of approximately 17.7%, from approximately $20.4 billion in revenue in 1991 to approximately $39.2 billion in 1995. The Company believes the temporary staffing industry is highly fragmented but is experiencing increasing consolidation largely in response to increased competition and the need to offer a full range of services to regional and national accounts.

     The Company seeks to combine a decentralized, entrepreneurial operating structure, which promotes decision-making, accountability and local name recognition at the branch level, with strong corporate management, information systems and marketing support. The Company intends to centralize certain administrative functions, reduce or eliminate redundant functions and facilities and implement the best practices of the Founding Companies on a Company-wide basis. The Company's objective is to become a premier provider of quality personnel staffing services to clients in selected markets throughout the United States. The Company seeks to accomplish this objective by undertaking the following growth strategy:

        Pursuing Strategic Acquisitions. The Company seeks acquisitions of profitable, well-managed staffing companies that will expand the geographic scope of its operations, increase the revenues of its Professional and Specialty Medical divisions, or offer services that may be cross-sold to the Company's existing client base. The Company has acquired six staffing businesses over the past three years.

        Growing Internally. The Company intends to increase the productivity and profitability of existing operations by expanding and enhancing services and by increasing penetration in existing geographic markets through "spinning-off" new branches from existing branches. During fiscal 1995 and the first six months of 1996, the Company opened 19 spin-off branches. In addition, the Company may open new branch offices by following existing clients into new geographic areas.

        Increasing Vendor-On-Premises Relationships. As of June 30, 1996, the Company had 16 vendor-on-premises ("VOP") partnering relationships, as compared to 10 at December 31, 1995. VOP relationships represented 9.4% and 14.6% of the Company's revenues for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively. Under these programs, the Company assumes administrative responsibility for coordinating all temporary personnel services throughout a client's location or organization, including skills testing and training. The VOP program provides the Company with an opportunity to establish long-term client relationships, which results in a more stable source of revenue.

        Cross-Selling Professional Services. The Company currently provides commercial staffing services in the majority of its offices and plans to introduce its professional services to certain branches that currently do not offer such services. The Company believes there are substantial growth opportunities that may be realized from the introduction of its broad range of existing services throughout its network of branch offices.

        Expanding Specialty Medical Services. The Company believes that revenue and profitability can be enhanced by providing specialty medical services in additional markets. The Specialty Medical division generally enjoys higher gross margins than the Commercial division because it offers specialized expertise. The Company intends to expand its Specialty Medical division through acquisitions and internal development.

                           FORWARD LOOKING STATEMENTS

     This Registration Statement contains certain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated, projected, forecast, estimated or budgeted in such forward looking statements include, among others, the following possibilities: (i) failure to successfully integrate the Founding Companies businesses, achieve any cost savings as a result of the Mergers or institute the necessary systems and procedures to successfully manage the combined enterprise on a profitable basis; (ii) heightened competition, including specifically the intensification of price competition, the entry of new competitors, and the formation of new products by new and existing competitors; (iii) failure to identify, acquire or profitably manage additional business or successfully integrate acquired businesses, if any, into the Company without substantial costs, delays or other operational or financial problems; (iv) failure to obtain new customers or retain existing customers; (v) inability to carry out marketing and sales plans; (vi) loss of key executives; (vii) general economic and business conditions which are less favorable than expected; and (viii) unanticipated changes in industry trends.

                             SUMMARY FINANCIAL DATA


     StaffMark acquired, simultaneously with the closing of the Offering, the Founding Companies. Pursuant to the requirements of the Securities and Exchange Commission's Staff Accounting Bulletin No. 97 ("SAB 97"), which was issued and became effective July 31, 1996, Brewer Personnel Services, Inc. ("Brewer") was designated as the acquirer, for financial reporting purposes, of Prostaff, Maxwell, HRA, First Choice and Blethen (each hereinafter defined) (the "Other Founding Companies"). Accordingly, the primary financial information presented below relates to Brewer. For a discussion of the pro forma combined operating results, see the Unaudited Pro Forma Combined Financial Statements of the Company and related notes thereto.


                                                                                                 SIX MONTHS
                                                       YEARS ENDED DECEMBER 31,                ENDED JUNE 30,
                                            -----------------------------------------------   -----------------
                                             1991     1992      1993      1994       1995      1995      1996
                                            ------   -------   -------   -------   --------   -------   -------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
BREWER:
  Revenues................................  $6,665   $11,159   $12,313   $27,894   $ 43,874   $15,928   $30,556
  Cost of services........................   5,465     9,609    10,063    22,906     35,115    12,969    24,028
                                            -------  -------   -------   --------  --------   -------   -------
  Gross profit............................   1,200     1,550     2,250     4,988      8,759     2,959     6,528
  Operating expenses......................     895     1,156     1,744     3,739      6,395     2,255     5,011
                                            -------  -------   -------   --------  --------   -------   -------
  Operating income........................     305       394       506     1,249      2,364       704     1,517
  Interest expense........................      27        26        54        92        801        32       880
  Net income..............................     279       381       478     1,177      1,587       691       634
PRO FORMA(1):
  Revenues(2)...................................................................   $171,463             $91,430
  Operating income(3)...........................................................      7,603               4,286
  Net income(3)(4)..............................................................      3,106               2,049
  Net income per share..........................................................       0.37                0.25
  Weighted average shares outstanding(5)........................................      8,300               8,300


                                                                                 AS OF JUNE 30, 1996
                                                                          ---------------------------------
                                                                                    PRO FORMA   AS ADJUSTED
                                                                          ACTUAL     (1)(6)       (1)(7)
                                                                          -------   ---------   -----------
BREWER BALANCE SHEET DATA:
  Working capital.......................................................  $    98   $(18,600)     $33,012
  Total assets..........................................................   27,141     48,538       68,829
  Long-term debt, including current maturities..........................   18,626     23,190           --
  Stockholders' equity (deficit)........................................    3,722    (11,334)      55,708


---------------

(1) See the Unaudited Pro Forma Combined Financial Statements of the Company for pro forma financial information relating to fiscal year 1995 and the six months ended June 30, 1996.

(2) Adjusted to reflect the acquisition of the Other Founding Companies, and the acquisitions of E.P. Enterprises Corporation d/b/a Caldwell Services, Inc. ("Caldwell"), On Call Employment Services, Inc. ("On Call") and Strategic Sourcing, Inc. ("SSI").

(3) Adjusted to reflect the acquisition of the Other Founding Companies, the acquisitions of Caldwell, On Call and SSI and reductions in salaries to certain owners of the Founding Companies which have been agreed to in connection with the Mergers (the "Compensation Differential").

(4) Gives effect to certain tax adjustments related to the taxation of certain Founding Companies as S Corporations prior to the consummation of the Mergers and the tax impact of the Compensation Differential in each period.


(5) Includes (i) 1,355,000 shares issued by StaffMark prior to the Offering;
    (ii) 5,618,249 shares issued to the stockholders of the Founding Companies in connection with the Mergers; and (iii) 1,326,459 shares issued in connection with the Offering to pay the cash portion of the consideration for the Founding Companies, but excludes 829,025 shares of Common Stock subject to options issued under the Company's 1996 Stock Option Plan.



(6) Gives effect to: (i) the acquisition of the Other Founding Companies at historical cost in accordance with SAB 97; (ii) the combination of the Founding Companies with StaffMark as if such combination had occurred as of June 30, 1996; (iii) a liability for the cash consideration of $15,917,510 paid to the stockholders of the Founding Companies in connection with the Mergers; (iv) the transfer by the Founding Companies of certain assets to their stockholders in connection with the Mergers; (v) the additional cash borrowed to fund the distribution of certain Founding Companies' S Corporation Accumulated Adjustment Accounts; and (vi) the acquisition of SSI by First Choice on July 1, 1996.



(7) Adjusted to reflect the sale of 6,325,000 shares of Common Stock offered in conjunction with the Offering and the application of the estimated net proceeds therefrom.

                             SUMMARY FINANCIAL DATA

     The following table represents summary data for each of the Other Founding Companies for the three most recent years as well as the most recent interim period and comparative period of the prior year.

                                                                                                 PERIODS ENDED
                                                          YEARS ENDED DECEMBER 31,(1)             JUNE 30,(2)
                                                       ---------------------------------      --------------------
                                                        1993         1994         1995         1995         1996
                                                       -------      -------      -------      -------      -------
                                                                             (IN THOUSANDS)
PROSTAFF:
  Revenues...........................................  $27,245      $30,608      $34,330      $16,063      $18,920
  Cost of services...................................   22,858       25,456       28,234       13,239       15,384
                                                       -------      -------      -------      -------      -------
  Gross profit.......................................    4,387        5,152        6,096        2,824        3,536
  Operating expenses.................................    3,756        4,359        5,559        2,534        2,895
                                                       -------      -------      -------      -------      -------
  Operating income...................................      631          793          537          290          641
  Interest expense...................................       87           29           20           10           29
  Net income.........................................      399          522          446          197          623
MAXWELL:
  Revenues...........................................  $16,324      $21,226      $23,093      $11,533      $13,232
  Cost of services...................................   11,253       16,004       17,748        8,644        9,892
                                                       -------      -------      -------      -------      -------
  Gross profit.......................................    5,071        5,222        5,345        2,889        3,340
  Operating expenses.................................    3,658        3,928        4,433        2,314        2,553
                                                       -------      -------      -------      -------      -------
  Operating income...................................    1,413        1,294          912          575          787
  Interest expense...................................       28           34           --           --           22
  Net income.........................................    1,296        1,263          920          567          820
HRA:
  Revenues...........................................  $13,333      $16,453      $18,307      $13,174      $16,883
  Cost of services...................................   10,985       13,367       14,940       10,745       13,551
                                                       -------      -------      -------      -------      -------
  Gross profit.......................................    2,348        3,086        3,367        2,429        3,332
  Operating expenses.................................    2,141        2,427        3,504        2,418        3,053
                                                       -------      -------      -------      -------      -------
  Operating income (loss)............................      207          659         (137)          11          279
  Interest expense...................................       84          101          107           70           78
  Net income (loss)..................................       85          353         (147)         (35)         270
FIRST CHOICE:
  Revenues...........................................  $10,808      $13,007      $13,703      $ 6,640      $ 7,885
  Cost of services...................................    8,825       10,573       11,149        5,404        6,386
                                                       -------      -------      -------      -------      -------
  Gross profit.......................................    1,983        2,434        2,554        1,236        1,499
  Operating expenses.................................    1,397        2,519        2,291        1,044        1,185
                                                       -------      -------      -------      -------      -------
  Operating income (loss)............................      586          (85)         263          192          314
  Interest expense...................................       --           26           20           11           14
  Net income.........................................      351           59          243          181          300
BLETHEN:
  Revenues...........................................  $11,198      $11,967      $13,380      $ 6,461      $ 7,721
  Cost of services...................................    8,132        8,806        9,917        4,897        5,918
                                                       -------      -------      -------      -------      -------
  Gross profit.......................................    3,066        3,161        3,463        1,564        1,803
  Operating expenses.................................    3,178        2,837        3,044        1,380        1,359
                                                       -------      -------      -------      -------      -------
  Operating income (loss)............................     (112)         324          419          184          444
  Interest expense...................................      135          137          141           69           82
  Net income (loss)..................................      (91)         141          208           74          303

---------------

(1) Amounts for HRA are reported for the fiscal years ended September 30.

(2) Amounts for HRA are reported for the nine months ended June 30, 1996.

                             SUMMARY FINANCIAL DATA

                                                                                                        SIX MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                        JUNE 30,
                                              -----------------------------------------------------    ------------------
                                               1991       1992       1993        1994        1995       1995       1996
                                              -------    -------    -------    --------    --------    -------    -------
                                                                            (IN THOUSANDS)
COMBINED STATEMENT OF INCOME DATA(1)(2):
  Revenues..................................  $41,687    $70,663    $91,221    $121,156    $146,687    $65,557    $89,854
  Cost of services..........................   32,683     55,845     72,117      97,112     117,103     52,428     70,807
                                              -------    -------    -------    --------    --------    -------    -------
  Gross profit..............................    9,004     14,818     19,104      24,044      29,584     13,129     19,047
  Operating expenses........................    7,734     12,272     15,873      19,809      25,226     11,262     15,116
                                              -------    -------    -------    --------    --------    -------    -------
  Operating profit..........................  $ 1,270    $ 2,546    $ 3,231    $  4,235    $  4,358    $ 1,867    $ 3,931

---------------

(1) StaffMark acquired, simultaneously with the closing of the Offering, the Founding Companies. Based on the provisions of SAB 97, which was issued and became effective July 31, 1996, Brewer was designated as the acquirer, for financial reporting purposes, of the Other Founding Companies. The acquisitions of the Other Founding Companies were accounted for as combinations using historical cost. The summary information presented above represents the combination of the historical financial statements of each of the Founding Companies for all periods presented at historical cost, as if these companies had been members of the same operating group. However, during the periods presented, the Founding Companies were not under common control or management. Therefore, the data presented may not be comparable to or indicative of post combination results to be achieved by the Company subsequent to the Mergers. Additionally, the Founding Companies' results of operations reflect two tax structures, S Corporations and C Corporations. Accordingly, line items which are not meaningful on a combined basis due to the combination of companies with differing tax structures, such as the provision for income taxes and net income, have been omitted. For a discussion of the combined operating results, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Amounts for HRA are reported for the fiscal years ended September 30.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby.


     ABSENCE OF COMBINED OPERATING HISTORY. StaffMark was founded in March 1996 but conducted no operations and generated no revenues prior to the Offering. StaffMark acquired the Founding Companies simultaneously with the closing of the Offering. Prior to the closing of the Offering, the Founding Companies operated as separate independent entities, and there can be no assurance that the Company will be able to successfully integrate the Founding Companies businesses, achieve any cost savings as a result of the Mergers or institute the necessary systems and procedures to successfully manage the combined enterprise on a profitable basis. The Company may experience delays, complications and expenses in implementing, integrating and operating such systems, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. The management group on a combined basis has been assembled only recently and there can be no assurance that the management group will be able to oversee the combined entity and effectively implement the Company's operating, growth, acquisition or business strategies. The combined historical financial results of the Founding Companies cover periods when the Founding Companies were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The Mergers involved the assumption of legal liabilities and amortization of certain acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. The inability of the Company to successfully integrate or operate the Founding Companies would have a material adverse effect on the Company's business, financial condition and results of operations and would make it unlikely that the Company's acquisition program will be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management" and "Certain Transactions -- Organization of the Company."


     EFFECT OF FLUCTUATIONS IN THE GENERAL ECONOMY. Demand for the Company's staffing services is significantly affected by the general level of economic activity and unemployment in the United States. When economic activity increases, temporary employees are often added before full-time employees are hired. However, as economic activity slows, many companies reduce their utilization of temporary employees prior to undertaking layoffs of full-time employees. In addition, the Company may experience more competitive pricing pressure during periods of economic downturn. Therefore, any significant economic downturn could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY. One of the Company's primary business strategies is to increase its revenues and expand the markets it serves through the acquisition of additional staffing service businesses. Competition for acquisitions in the staffing industry has increased significantly in recent years and, as a result, there may be fewer acquisition candidates available to the Company, and the price of acquisitions may be higher. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, into the Company without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, dependence on retention, hiring and training of key personnel, risks associated with unanticipated problems or legal liabilities, and realization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Founding Companies or other staffing service businesses acquired in the future will achieve anticipated revenues and earnings. To the extent that the Company is unable to acquire additional staffing businesses or integrate such businesses successfully, its ability to expand its operations and increase its revenues to the degree desired would be reduced significantly. The inability to acquire additional staffing businesses could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Operating Strategy" and "-- Growth Strategy."

     ABILITY TO CONTINUE GROWTH. Certain of the Founding Companies have experienced significant growth in the past, principally through acquisitions, growth of existing offices and the opening of new offices. There can be no assurance that the Company will be able to expand its market presence in its current locations, successfully enter other markets through acquisitions or the opening of new offices or integrate future acquired businesses, if any, into the Company without substantial costs, delays or other operational or financial problems. There also can be no assurance that future acquisitions or recently completed acquisitions will not have an adverse effect on the Company's operating results, particularly in the fiscal quarters immediately following the consummation of such transactions. The ability of the Company to continue its growth will depend on a number of factors, including the availability of working capital to support such growth, existing and emerging competition and the Company's ability to maintain profitability while facing pricing pressures. The Company must also manage costs in a changing regulatory environment, adapt its infrastructure and systems to accommodate growth, and recruit and train additional qualified personnel. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
Resources -- Combined" and "Business -- Operating Strategy" and "-- Growth Strategy."


     RISKS RELATED TO ACQUISITION FINANCING. The Company currently intends to finance future acquisitions by using cash and shares of the Company's Common Stock for all or a substantial portion of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are unwilling to accept the Company's Common Stock as part of the consideration for their businesses, the Company may be required to utilize its cash resources, if available, in order to initiate and maintain its acquisition program. If the Company does not have sufficient cash resources to pursue acquisitions, its growth could be limited unless it is able to obtain additional capital through debt or equity financing. Although the Company has established a $50 million credit facility, there can be no assurance that the Company will be able to obtain all the financing it will need in the near future on terms the Company deems acceptable. The inability to acquire such financing, if needed, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Combined" and "Business -- Growth Strategy."


     COMPETITIVE MARKET. The temporary staffing industry is highly competitive, with limited barriers to entry. The Company competes for employees and clients in national, regional and local markets with full-service and specialized temporary staffing service businesses. A significant number of competitors have greater marketing, financial and other resources and more established operations than the Company. The Company expects that the level of competition will remain high in the future, which could limit the Company's ability to maintain or increase its market share or maintain or increase gross margins, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- The Staffing Services Industry" and "-- Competition."

     DEPENDENCE ON AVAILABILITY OF QUALIFIED TEMPORARY PERSONNEL. The Company depends on its ability to attract, train and retain personnel who possess the skills and experience necessary to meet the staffing requirements of its clients. Competition for individuals with proven skills in certain areas, particularly medical and technical, is intense. The Company competes in several markets in which unemployment is relatively low thereby increasing competition for employees. The Company is also adversely affected by certain special events such as the 1996 Summer Olympic Games in Atlanta, which have further reduced the number of qualified temporary candidates available for the Company's Atlanta branch offices. The Company must continually evaluate, train and upgrade its base of available personnel to keep pace with clients' needs. There can be no assurance that qualified personnel will continue to be available to the Company in sufficient numbers and on terms of employment acceptable to the Company. The inability to attract and retain qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Operations -- Employees/Personnel."

     INCREASED EMPLOYEE COSTS. The Company is required to pay unemployment insurance premiums and workers' compensation for its temporary employees. Unemployment insurance premiums may increase as a result of, among other things, increased levels of unemployment and the lengthening periods for which unemployment benefits are available. Workers' compensation costs may increase as a result of changes in the

Company's experience rating or applicable laws. Each Founding Company maintains worker's compensation insurance which remained in effect after the Offering. The worker's compensation limit is statutory for each Founding Company, except that the limit is $1,000,000 for First Choice, the Professional Resources subsidiary of Prostaff and Maxwell's Louisiana operations. The self-insured retention is $50,000 for Brewer, $200,000 for Prostaff and $250,000 for Maxwell. The employer's liability limit is $1,000,000 for Brewer and Maxwell's Louisiana and Oklahoma operations, $500,000 for Prostaff and HRA and $100,000 for all other Founding Companies. Although management believes its workers' compensation coverage amounts are adequate, there can be no assurance that the Company's actual future workers' compensation claims will not exceed the coverage amounts. The Company is evaluating various forms of worker's compensation insurance and will implement a new program at such time as, in management's judgment, a more cost-effective program is identified. The Company's workers' compensation insurance premiums are subject to retroactive increases based upon audits of the Company's employee classification practices and other data provided to the insurance carrier. The Company has retained the services of an independent third-party administrator and an independent actuary to assist the Company in establishing appropriate reserves for the uninsured portion of claims (up to the deductible amount), but such reserves are only estimates of future payments relating to claims and are based upon limited prior experience. Although management believes its recorded reserve is adequate, there can be no assurance that the Company's actual future workers' compensation obligations will not exceed the amount of its workers' compensation reserve. The Company may incur costs related to workers' compensation claims at a higher rate due to such causes as higher than anticipated losses from known claims or an increase in the number and severity of new claims. See "Business -- Operations -- Workers' Compensation Program."


     RISK OF GOVERNMENT REGULATIONS AND LEGISLATIVE PROPOSALS. The Company's costs could increase if there are any material changes in government regulations. Recent federal and certain state legislative proposals have included provisions extending health insurance benefits to employees who do not presently receive such benefits. Due to the wide variety of national and state proposals currently under consideration, the impact of such proposals cannot be predicted. There can be no assurance that the Company will be able to increase the fees charged to its clients in a timely manner and sufficient amount to cover increased costs related to any new benefits that may be extended to temporary employees. It is not possible to predict whether other legislation or regulations affecting the Company's operations will be proposed or enacted at the federal or state level. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
"Business -- Operations -- Employees/Personnel."

     REGULATION OF INTERNATIONAL RECRUITING. The Company currently recruits physical and occupational therapists internationally for domestic placement. The entry of these employees into the United States is regulated by the U.S. Department of Labor and U.S. Department of Justice -- Immigration and Naturalization Services. The regulations governing the hiring of foreign nationals are complex and change often. If either of these authorities or any other regulatory or judicial body should determine that the Company is not in compliance with the regulations, the Company could be subject to fines and/or suspension of this part of the Company's business. Further, regulations could change in a manner which would limit the Company's ability to employ foreign nationals. Any of the foregoing could have a material adverse effect on the Company's business, financial condition and results of operation.

     INDUSTRY RISKS. Providers of temporary staffing services generally place their employees in the workplace of other businesses. An attendant risk of such activity includes possible claims of discrimination and harassment, employment of illegal aliens and other similar claims. Management has adopted and implemented policies and guidelines to reduce the Company's exposure to these risks. However, a failure of any Company employee to follow these policies and guidelines may result in negative publicity, injunctive relief and the assessment against the Company of damages or fines. Moreover, in certain circumstances, the Company may be held responsible for the actions at a workplace of persons not under the direct control of the Company.

     Temporary staffing providers are also affected by fluctuations in the business of their clients. Interruptions in the business of its clients can adversely affect the Company's business. For example, inclement weather or natural disasters, which may require clients to close or reduce their hours of operation, could adversely affect the Company's business, financial condition and results of operations.

     RELIANCE ON KEY PERSONNEL. The Company is highly dependent on its management. The Company believes that its success will depend to a significant extent upon the efforts and abilities of the key executives of the Founding Companies. Furthermore, the Company will likely be dependent on the senior management of companies that may be acquired in the future. If any of these individuals are unable to continue in their position with the Company, or if the Company is unable to attract and retain other skilled employees, the Company's business, financial condition and results of operation could be adversely affected. See "Management."


     CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS. The Company's executive officers and directors and entities affiliated with them, beneficially own approximately 37.0% of the outstanding shares of Common Stock. These persons acting together would likely be able to elect a sufficient number of directors to control the Board of Directors of the Company and to approve or disapprove any matter submitted to a vote of stockholders. See "Principal Stockholders."



     POTENTIAL LIABILITY AND INSURANCE; LEGAL PROCEEDINGS. The provision of professional services, specialty medical and clinical trials services entails an inherent risk of professional malpractice and other similar claims. The Company expects to maintain insurance coverage that it believes will be adequate both as to risks and amounts. Each Founding Company maintained its existing insurance coverage after the Mergers. The Company is evaluating various insurance options and will implement a new program at such time as, in management's judgment, a more cost-effective program is identified. The Company believes that such insurance will extend to professional liability claims that may be asserted against field employees of the Company. In the ordinary course of its business, the Company is periodically threatened with or named as a defendant in various lawsuits, including discrimination and harassment and other similar claims, which could have a material adverse effect on the Company's business, financial condition and results of operations.



     POTENTIAL EFFECT OF SHARES FOR FUTURE SALE ON PRICE OF COMMON STOCK. The market price of the Common Stock of the Company could be adversely affected by the sale, or availability for sale, of substantial amounts of Common Stock of the Company in the public market.



     The Company issued 6,325,000 shares of its Common Stock in the Offering, all of which are freely tradeable unless held by affiliates of the Company. In addition, simultaneously with the closing of the Offering, the stockholders of the Founding Companies received, in the aggregate, 5,618,249 shares of Common Stock as a portion of the consideration for their businesses. These shares have not been registered under the Securities Act, and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. Furthermore, the stockholders who received these shares have agreed with the Company not to sell, transfer or otherwise dispose of any of these shares for two years following consummation of the Offering. However, the stockholders who received these shares have certain demand registration rights with respect to these shares, beginning 22 months after the closing of the Offering, as well as certain piggyback registration rights with respect to these shares. In addition, the original stockholders of StaffMark hold, in the aggregate 1,355,000 shares of Common Stock. See "Certain Transactions -- Organization of the Company." None of these shares have been registered under the Securities Act and, accordingly, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. The holders of these shares also have certain piggyback registration rights with respect to these shares and have agreed with StaffMark to the same two-year restriction on dispositions described above. Upon future registration, such restricted shares will be eligible for resale in the public market.



     The 4,000,000 shares of Common Stock offered hereby shall, upon registration thereof, be freely tradeable unless the resale thereof is contractually restricted. The piggyback registration rights described above will not apply to these 4,000,000 shares. See "Shares Eligible for Future Sale."



     The Company has issued options to purchase 829,025 shares of Common Stock under its 1996 Stock Option Plan. Substantially all of these options will vest over a period of five years. The Company intends to register the shares issuable upon exercise of options granted under its 1996 Stock Option Plan and, upon such registration, such shares will be eligible for resale in the public market. See "Management -- 1996 Stock Option Plan."

     DIVIDEND POLICY; RESTRICTIONS ON PAYMENT. The Company anticipates that for the foreseeable future its earnings will be retained for the operation and expansion of its business and that it will not pay cash dividends. In addition, the Company anticipates that its proposed credit facility will limit the payment of cash dividends without the lender's consent. See "Dividend Policy."

     ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS. The Board of Directors of the Company is empowered to issue preferred stock in one or more series without stockholder action. The existence of this "blank-check" preferred stock provision could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors. See "Description of Capital Stock."

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has traded on the Nasdaq National Market since September 27, 1996. On October 25, 1996, the last sale price of the Common Stock was $14.50 per share, as published in The Wall Street Journal on October 28, 1996. At October 25, 1996, there were approximately 118 stockholders of record of the Company's Common Stock. The following table sets forth the range of high and low sales prices for the Common Stock for the period from September 26, 1996, the date of the Offering, through October 25, 1996.

                                                                       HIGH     LOW
                                                                       ----     ----
        September 27, 1996 through October 25, 1996..................  $16 3/4  $13 1/4
                                                                       ====     ====

                                  THE COMPANY


     StaffMark, a Delaware corporation, was founded in March 1996 to create a leading provider of diversified staffing services to businesses, healthcare providers, professional and service organizations and governmental agencies, primarily in growth markets located in the southeastern and southwestern United States. On October 2, 1996, StaffMark acquired, simultaneously with the closing of the Offering, the following established staffing businesses and their affiliates: (i) Brewer; (ii) Prostaff Personnel, Inc. and its related entities ("Prostaff"); (iii) Maxwell Staffing, Inc. and its related entities ("Maxwell");
(iv) HRA, Inc. ("HRA"); (v) First Choice Staffing, Inc. ("First Choice"); and
(vi) Blethen Temporaries, Inc. and its related entities ("Blethen"). The Founding Companies have been in business an average of 13 years and provide a wide variety of staffing services through 91 branch offices located in Arkansas, Colorado, Georgia, North Carolina, Oklahoma, South Carolina, Tennessee and Virginia. For a description of the Mergers pursuant to which these businesses were acquired, see "Certain Transactions -- Organization of the Company."


     The Company's business is organized into three divisions: Commercial, Professional and Specialty Medical. The Commercial division provides clerical and light industrial staffing services. The Professional division provides technical, professional and information technology staffing services. The Specialty Medical division provides healthcare and medical staffing services.


     The Company's senior management is comprised primarily of stockholders of the Founding Companies. Clete T. Brewer, President and Chief Executive Officer of Brewer, serves as President, Chief Executive Officer and a director of the Company. Ted Feldman, President and Chief Executive Officer of HRA, is Chief Operating Officer of the Company. W. David Bartholomew, Secretary/Treasurer of HRA, is Executive Vice President -- Southeastern Operations and a director of the Company. Donald A. Marr, Jr., Vice President of Operations of Brewer, is Executive Vice President -- Southwestern Operations of the Company. Together, Messrs. Bartholomew and Marr directly manage the Company's Commercial and Professional divisions. Steven E. Schulte, President and Chief Executive Officer of Prostaff, is Executive Vice President -- Administration and a director of the Company. The Specialty Medical division of the Company is managed directly by John H. Maxwell, Jr. and Janice Blethen. Mr. Maxwell, President of Maxwell, is the Executive Vice President -- Medical Services and a director of the Company. Ms. Blethen, the President and Chief Executive Officer of Blethen, is the Executive Vice President -- Clinical Trials Support Services and a director of the Company. See "Management."


     Certain information regarding the Founding Companies is set forth below:

                                           FISCAL 1995   BRANCHES
                                            OPERATING     AS OF
                    YEAR     FISCAL 1995     INCOME      JULY 31,
      COMPANY      FOUNDED     REVENUE      (LOSS)(1)      1996        STATES         SERVICES PROVIDED
--------------------------   -----------   -----------   --------   ------------  --------------------------
                                  (IN THOUSANDS)
Brewer.............   1988     $43,874       $ 2,364        27      AR, CO, GA,   Commercial/Professional
                                                                    TN, VA
Prostaff...........   1973      34,330           537        25      AR            Commercial/Professional/
                                                                                  Specialty Medical
Maxwell............   1979      23,093           912         9      OK            Commercial/Professional/
                                                                                  Specialty Medical
HRA................   1991      18,306          (137)       15      TN            Commercial/Professional
First Choice.......   1986      13,703           263         8      SC, NC        Commercial/Professional
Blethen............   1981      13,380           419         7      NC            Commercial/Professional/
                                                                                  Specialty Medical

---------------

(1) Represents operating income before interest expense, other income or expense, and income taxes.

     The aggregate consideration paid by StaffMark in the Mergers was approximately $83.3 million, consisting of approximately $15.9 million in cash and 5,618,249 shares of Common Stock.

     The following table sets forth the consideration paid for each Founding
Company:

                                                                       COMMON STOCK
                                                              -------------------------------
                    COMPANY                         CASH       SHARES      VALUE OF SHARES(1)     TOTAL
------------------------------------------------   -------    ---------    ------------------    -------
                                                                  (DOLLARS IN THOUSANDS)
Brewer..........................................   $ 2,950    1,935,000         $ 23,220         $26,170
Prostaff........................................     4,500    1,050,000           12,600          17,100
Maxwell.........................................     2,280      912,000           10,944          13,224
HRA.............................................     2,348      615,175            7,382           9,730
First Choice....................................     2,075      622,500            7,470           9,545
Blethen.........................................     1,764      483,574            5,803           7,567
                                                   -------    ---------          -------         -------
          Total.................................   $15,917    5,618,249         $ 67,419         $83,336
                                                   =======    =========          =======         =======

---------------

(1) Represents the aggregate cash value of the shares of Common Stock issued as consideration in the Mergers, based upon a price per share of $12.00, the initial public offering price.

     In addition, in conjunction with the Mergers, certain of the Founding Companies made distributions totaling approximately $5.3 million to their stockholders, representing their estimated S Corporation Accumulated Adjustment Accounts as of June 30, 1996. Additionally, in conjunction with the Mergers, certain of the Founding Companies made distributions of certain assets with a net book value of approximately $349,000 as of June 30, 1996.

     The Company maintains its principal executive offices at 302 East Millsap Road, Fayetteville, Arkansas, 72703. Its telephone number is (501) 973-6000.

                                DIVIDEND POLICY

     The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the Company's Board of Directors deems relevant. In addition, the Company's credit facility includes, and any additional credit facilities established in the future may include, restrictions on the ability of the Company to pay dividends without the consent of the lender.

                            SELECTED FINANCIAL DATA


     StaffMark acquired, simultaneously with the closing of the Offering, the Founding Companies. Pursuant to the requirements of SAB 97, which was issued and became effective July 31, 1996, Brewer was designated, for financial reporting purposes, as the acquirer of the Other Founding Companies. Accordingly, the primary financial information presented below relates to Brewer. For a discussion of the pro forma combined operating results, see the Unaudited Pro Forma Combined Financial Statements of the Company and related notes thereto. The Selected Financial Data should be read in conjunction with the audited financial statements of Brewer and related notes thereto, the Unaudited Pro Forma Combined Financial Statements of the Company and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                              SIX MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                   JUNE 30,
                                            -----------------------------------------------   -----------------
                                             1991     1992      1993      1994       1995      1995      1996
                                            ------   -------   -------   -------   --------   -------   -------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
BREWER:
  Revenues................................  $6,665   $11,159   $12,313   $27,894    $43,874   $15,928   $30,556
  Cost of services........................   5,465     9,609    10,063    22,906     35,115    12,969    24,028
                                            -------  -------   -------   --------  --------   -------   -------
  Gross profit............................   1,200     1,550     2,250     4,988      8,759     2,959     6,528
  Operating expenses:
    Selling, general and administrative...     797     1,043     1,623     3,483      5,804     2,119     4,445
    Depreciation and amortization.........      98       113       121       256        591       136       566
                                            -------  -------   -------   --------  --------   -------   -------
  Operating income........................     305       394       506     1,249      2,364       704     1,517
  Interest expense........................      27        26        54        92        801        32       880
  Net Income..............................     279       381       478     1,177      1,587       691       634
PRO FORMA(1):
  Revenues(2)...................................................................   $171,463             $91,430
  Operating income(3)...........................................................      7,603               4,286
  Net income(3)(4)..............................................................      3,106               2,049
  Net income per share..........................................................       0.37                0.25
  Weighted average shares outstanding(5)........................................      8,300               8,300


                                                                                              AS OF JUNE 30, 1996
                                                 AS OF DECEMBER 31,                   -----------------------------------
                                   -----------------------------------------------               PRO FORMA    AS ADJUSTED
                                    1991      1992      1993      1994      1995      ACTUAL      (1)(6)        (1)(7)
                                   ------    ------    ------    ------    -------    -------    ---------    -----------
BREWER BALANCE SHEET DATA:
  Working capital...............   $  345    $ (324)   $  366    $1,157    $ 1,508    $    98    $(18,600 )     $33,012
  Total assets..................    1,050     2,321     2,917     4,054     21,752     27,141      48,538        68,829
  Long-term debt, incl. current
    maturities..................      209        --     1,232       224     15,986     18,626      23,190            --
  Stockholders' equity
    (deficit)...................      494       846     1,110     2,110      2,786      3,722     (11,334 )      55,708


---------------
(1) See the Unaudited Pro Forma Combined Financial Statements of the Company for pro forma financial information relating to fiscal year 1995 and the six months ended June 30, 1996.

(2) Adjusted to reflect the acquisition of the Other Founding Companies as well as the acquisitions of Caldwell, On Call and SSI.

(3) Adjusted to reflect the acquisition of the Other Founding Companies, the acquisitions of Caldwell, On Call and SSI and the Compensation Differential.

(4) Gives effect to certain tax adjustments related to the taxation of certain Founding Companies as S Corporations prior to the consummation of the Mergers and the tax impact of the Compensation Differential in each period.


(5) Includes: (i) 1,355,000 shares issued by StaffMark prior to the Offering;
    (ii) 5,618,249 shares issued to the stockholders of the Founding Companies in connection with the Mergers; and (iii) 1,326,459 shares issued in connection with the Offering to pay the cash portion of the consideration for the Founding Companies, but excludes 829,025 shares of Common Stock subject to options issued under the Company's 1996 Stock Option Plan.



(6) Gives effect to: (i) the acquisition of the Other Founding Companies at historical cost in accordance with SAB 97; (ii) the combination of the Founding Companies with StaffMark as if such combination had occurred as of June 30, 1996; (iii) a liability for the cash consideration of $15,917,510 paid to the stockholders of the Founding Companies in connection with the Mergers; (iv) the transfer by the Founding Companies of certain assets to their stockholders in connection with the Mergers; (v) the additional cash borrowed to fund the distribution of certain Founding Companies' S Corporation Accumulated Adjustment Accounts; and (vi) the acquisition of SSI by First Choice on July 1, 1996.



(7) Adjusted to reflect the sale of 6,325,000 shares of Common Stock offered in conjunction with the Offering and the application of the estimated net proceeds therefrom.

                            SELECTED FINANCIAL DATA

     The following table represents selected data for each of the Other Founding Companies for the three most recent years as well as the most recent interim period and comparative period of the prior year.

                                                                                                 PERIODS ENDED
                                                          YEARS ENDED DECEMBER 31,(1)             JUNE 30,(2)
                                                       ---------------------------------      --------------------
                                                        1993         1994         1995         1995         1996
                                                       -------      -------      -------      -------      -------
                                                                             (IN THOUSANDS)
PROSTAFF:
  Revenues...........................................  $27,245      $30,608      $34,330      $16,063      $18,920
  Cost of services...................................   22,858       25,456       28,234       13,239       15,384
                                                       -------      -------      -------      -------      -------
  Gross profit.......................................    4,387        5,152        6,096        2,824        3,536
  Operating expenses.................................    3,756        4,359        5,559        2,534        2,895
                                                       -------      -------      -------      -------      -------
  Operating income...................................      631          793          537          290          641
  Interest expense...................................       87           29           20           10           29
  Net income.........................................      399          522          446          197          623
MAXWELL:
  Revenues...........................................  $16,324      $21,226      $23,093      $11,533      $13,232
  Cost of services...................................   11,253       16,004       17,748        8,644        9,892
                                                       -------      -------      -------      -------      -------
  Gross profit.......................................    5,071        5,222        5,345        2,889        3,340
  Operating expenses.................................    3,658        3,928        4,433        2,314        2,553
                                                       -------      -------      -------      -------      -------
  Operating income...................................    1,413        1,294          912          575          787
  Interest expense...................................       28           34           --           --           22
  Net income.........................................    1,296        1,263          920          567          820
HRA:
  Revenues...........................................  $13,333      $16,453      $18,307      $13,174      $16,883
  Cost of services...................................   10,985       13,367       14,940       10,745       13,551
                                                       -------      -------      -------      -------      -------
  Gross profit.......................................    2,348        3,086        3,367        2,429        3,332
  Operating expenses.................................    2,141        2,427        3,504        2,418        3,053
                                                       -------      -------      -------      -------      -------
  Operating income (loss)............................      207          659         (137)          11          279
  Interest expense...................................       84          101          107           70           78
  Net income (loss)..................................       85          353         (147)         (35)         270
FIRST CHOICE:
  Revenues...........................................  $10,808      $13,007      $13,703      $ 6,640      $ 7,885
  Cost of services...................................    8,825       10,573       11,149        5,404        6,386
                                                       -------      -------      -------      -------      -------
  Gross profit.......................................    1,983        2,434        2,554        1,236        1,499
  Operating expenses.................................    1,397        2,519        2,291        1,044        1,185
                                                       -------      -------      -------      -------      -------
  Operating income (loss)............................      586          (85)         263          192          314
  Interest expense...................................       --           26           20           11           14
  Net income.........................................      351           59          243          181          300
BLETHEN:
  Revenues...........................................  $11,198      $11,967      $13,380      $ 6,461      $ 7,721
  Cost of services...................................    8,132        8,806        9,917        4,897        5,918
                                                       -------      -------      -------      -------      -------
  Gross profit.......................................    3,066        3,161        3,463        1,564        1,803
  Operating expenses.................................    3,178        2,837        3,044        1,380        1,359
                                                       -------      -------      -------      -------      -------
  Operating income (loss)............................     (112)         324          419          184          444
  Interest expense...................................      135          137          141           69           82
  Net income (loss)..................................      (91)         141          208           74          303

---------------

(1) Amounts for HRA are reported for the fiscal years ended September 30.

(2) Amounts for HRA are reported for the nine months ended June 30, 1996.

                            SELECTED FINANCIAL DATA

                                                                                                       SIX MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                        JUNE 30,
                                             -----------------------------------------------------    ------------------
                                              1991       1992       1993        1994        1995       1995       1996
                                             -------    -------    -------    --------    --------    -------    -------
                                                                           (IN THOUSANDS)
COMBINED STATEMENT OF INCOME DATA(1)(2):
  Revenues................................   $41,687    $70,663    $91,221    $121,156    $146,687    $65,557    $89,854
  Cost of services........................    32,683     55,845     72,117      97,112     117,103     52,428     70,807
                                             -------    -------    -------    --------    --------    -------    -------
  Gross profit............................     9,004     14,818     19,104      24,044      29,584     13,129     19,047
  Operating expenses:
    Selling, general and administrative...     7,514     11,940     15,358      19,067      24,069     10,857     14,197
    Depreciation and amortization.........       220        332        515         742       1,157        405        919
                                             -------    -------    -------    --------    --------    -------    -------
  Operating profit........................   $ 1,270    $ 2,546    $ 3,231    $  4,235    $  4,358    $ 1,867    $ 3,931

---------------


(1) StaffMark acquired, simultaneously with the closing of the Offering, the Founding Companies. Based on the provisions of SAB 97, which was issued and became effective July 31, 1996, Brewer was designated as the acquirer, for financial reporting purposes, of the Other Founding Companies. The acquisitions of the Other Founding Companies were accounted for as combinations using historical costs. The summary information presented above represents the combination of the historical financial statements of each of the Founding Companies for all periods presented at historical costs, as if these companies had been members of the same operating group. However, during the periods presented, the Founding Companies were not under common control or management. Therefore, the data presented may not be comparable to or indicative of post combination results to be achieved by the Company subsequent to the Mergers. Additionally, the Founding Companies' results of operations reflect two tax structures, S Corporations and C Corporations. Accordingly, line items which are not meaningful on a combined basis due to the combination of companies with differing tax structures, such as the provision for income taxes and net income, have been omitted. For a discussion of the combined operating results, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(2) Amounts for HRA are reported for the fiscal years ended September 30.

     The selected financial information shown above as of December 31, 1994 and 1995 and June 30, 1996, and for each of the three years in the period ended December 31, 1995, and for the six months ended June 30, 1996 has been derived from financial statements audited by Arthur Andersen LLP which appear elsewhere in this Prospectus. The selected financial data as of December 31, 1991, 1992 and 1993 and for the years ended December 31, 1991 and 1992, and for the six months ended June 30, 1995 has been derived from unaudited financial statements which have been prepared on the same basis as the audited financial statements and, in the opinion of management of the Founding Companies, reflect all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of such data.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the "Selected Financial Data" and related notes thereto, and each of the Founding Companies' audited financial statements and related notes thereto appearing elsewhere in this Prospectus.

INTRODUCTION


     StaffMark acquired, simultaneously with the closing of the Offering, the Founding Companies. Pursuant to the requirements of SAB 97, which was issued and became effective July 31, 1996, Brewer was designated as the acquirer of the other Founding Companies for financial reporting purposes. The information below is intended to discuss the financial condition and results of operations of Brewer, each of the Other Founding Companies and the combined Founding Companies for the first six months of 1996 as compared to the first six months of 1995, fiscal year 1995 as compared to fiscal year 1994, and fiscal year 1994 as compared to fiscal year 1993.


     The Company's revenues are derived from temporary staffing and permanent placement services provided to its clients. Because the Company compensates its temporary employees only for the hours actually worked, wages for the Company's temporary personnel are a variable cost that increases or decreases in proportion to revenues. Cost of services consists primarily of wages paid to temporary employees, workers' compensation expenses and payroll taxes related to temporary employees. Selling, general and administrative expenses consist primarily of compensation and related benefits to the Founding Companies' owners, administrative salaries and benefits, marketing and rent.


     Certain of the Founding Companies have made acquisitions of other personnel service businesses whose financial results are either completely excluded or only partially included (i.e., presentation of financial results of a company from the date of an acquisition accounted for as a purchase) in the Founding Companies' individual financial statements included herein. The financial results of these companies, had they been included in the historical financial statements, would have had a significant impact on the Company's financial results. Accordingly, pro forma financial information has been provided elsewhere in this Prospectus for the year ended December 31, 1995 and the six months ended June 30, 1996, reflecting the estimated financial results of the Founding Companies and the companies which were acquired before the date of the Mergers.


     The Founding Companies have been managed throughout the periods presented as independent private companies, and, as such, their results of operations reflect two tax structures, S Corporations and C Corporations, which have influenced, among other things, the historical levels of their owners' compensation. Certain owners have agreed to reductions in their compensation and benefits in connection with the Mergers. The Compensation Differential and the related income tax effects have been reflected as pro forma adjustments in the accompanying pro forma financial information provided elsewhere in this Prospectus.


     The Company has preliminarily analyzed the savings that it expects to realize as a result of: (i) consolidating certain general and administrative functions, including workers' compensation insurance programs; (ii) the reduction in interest payments related to the prepayment of the Founding Companies' debt; and (iii) its ability to borrow at lower interest rates than the Founding Companies. It is anticipated that these savings will be partially offset by the costs of being a public company and the incremental increase in costs related to the Company's new corporate management. However, these costs also cannot be accurately quantified. Accordingly, neither the anticipated savings nor the anticipated costs have been included in the pro forma financial information included herein. As a result, historical combined results may not be comparable to, or indicative of, future performance.


     The financial information provided below has been rounded in order to simplify its presentation. However, the percentages provided below are calculated using the detailed financial information contained in the financial statements, the notes thereto and the other financial data included elsewhere in this Prospectus.

RESULTS OF OPERATIONS -- BREWER

BREWER RESULTS FOR THE FIRST SIX MONTHS OF 1996 COMPARED TO THE FIRST SIX MONTHS OF 1995

     Revenues. Revenues increased $14.6 million, or 91.8%, to $30.6 million for the first six months of 1996 compared to $15.9 million for the first six months of 1995. This increase was primarily attributable to the acquisition of Caldwell in July 1995 and the acquisition of On Call in February 1996. The acquisitions of Caldwell and On Call accounted for $10.2 million and $6.1 million, respectively, of the increase in revenues, which was partially offset by a decrease in Brewer's revenues, exclusive of acquisitions, of approximately $1.7 million.

     Cost of Services. Cost of services increased $11.1 million, or 85.3%, to $24.0 million for the first six months of 1996 compared to $13.0 million for the first six months of 1995. This increase was primarily attributable to the Caldwell and On Call acquisitions, which accounted for $8.0 million and $5.0 million, respectively, of the increase, which was partially offset by a decrease in Brewer's cost of services, exclusive of acquisitions, of approximately $2.0 million.

     Gross Profit. Gross profit increased $3.6 million, or 120.6%, to $6.5 million for the first six months of 1996 compared to $3.0 million for the first six months of 1995. This increase was primarily attributable to the acquisitions of Caldwell and On Call. Gross margin increased to 21.4% during the first six months of 1996 compared to 18.6% during the first six months of 1995. This increase was primarily attributable to the acquisition of Caldwell, as well as an increase in Brewer's gross margin resulting from a decrease in the Arkansas state unemployment tax rate.

     Operating Expenses. Selling, general and administrative expenses ("SG&A") increased $2.3 million, or 109.8%, to $4.4 million for the first six months of 1996 compared to $2.1 million for the first six months of 1995. This increase was primarily attributable to the acquisitions of Caldwell and On Call, which accounted for $1.1 million and $665,000 of the increase, respectively. This increase was also influenced by Brewer's decision to enhance its organizational structure in order to achieve its growth strategy, which resulted in an increase in personnel costs and costs associated with moving into its new corporate headquarters. SG&A as a percentage of revenues increased to 14.5% for the first six months of 1996 compared to 13.3% for the first six months of 1995. Depreciation and amortization expense increased $430,000, or 314.8%, to $566,000 for the first six months of 1996 compared to $136,000 for the first six months of 1995. This increase was primarily attributable to increased amortization of intangibles resulting from the acquisitions of Caldwell and On Call, which were accounted for using the purchase accounting method.

     Operating Income. Operating income increased $813,000, or 115.5%, to $1.5 million for the first six months of 1996 compared to $704,000 for the first six months of 1995. Operating income as a percentage of revenues increased to 5.0% during the first six months of 1996 compared to 4.4% during the first six months of 1995.

     Interest Expense. Interest expense increased $848,000 to $880,000 for the first six months of 1996 compared to $32,000 for the first six months of 1995. This increase was primarily attributable to debt incurred to finance the acquisitions of Caldwell and On Call.

     Net Income. Net income decreased $57,000, or 8.3%, to $634,000 for the first six months of 1996 compared to $691,000 for the first six months of 1995. Net income as a percentage of revenues decreased to 2.1% during the first six months of 1996 compared to 4.3% during the first six months of 1995.

BREWER RESULTS FOR 1995 COMPARED TO 1994

     Revenues. Revenues increased $16.0 million, or 57.3%, to $43.9 million for 1995 compared to $27.9 million for 1994. This increase was primarily attributable to the acquisition of Caldwell in July 1995, which accounted for $11.7 million of the increase in revenues.

     Cost of Services. Cost of services increased $12.2 million, or 53.3%, to $35.1 million for 1995 compared to $22.9 million for 1994. This increase was primarily related to the Caldwell acquisition, which accounted for $9.4 million of the increase.

     Gross Profit. Gross profit increased $3.8 million, or 75.6%, to $8.8 million for 1995 compared to $5.0 million for 1994. Gross margin increased to 20.0% for 1995 compared to 17.9% for 1994. These increases were primarily attributable to the impact of the acquisition of Caldwell and the improvement in gross margins for the branches acquired from Aaron in November 1993.

     Operating Expenses. SG&A increased $2.3 million, or 66.6%, to $5.8 million for 1995 compared to $3.5 million for 1994. This increase was primarily attributable to the acquisition of Caldwell. SG&A as a percentage of revenues increased to 13.2% for 1995 compared to 12.5% for 1994. Depreciation and amortization expense increased $334,000, or 130.5%, to $590,000 for 1995 compared to $256,000 for 1994. This increase was primarily attributable to increased amortization of intangibles resulting from the acquisition of Caldwell.

     Operating Income. Operating income increased $1.1 million, or 89.3%, to $2.4 million for 1995 compared to $1.2 million for 1994. Operating income as a percentage of revenues increased to 5.4% for 1995 compared to 4.5% for 1994.

     Interest Expense. Interest expense increased $709,000 to $801,000 for 1995 compared to $92,000 for 1994. This increase was primarily attributable to higher interest costs on debt incurred to finance the acquisition of Caldwell.

     Net Income. Net income increased $410,000, or 34.8%, to $1.6 million for 1995 compared to $1.2 million for 1994. Net income as a percentage of revenues decreased to 3.6% for 1995 compared to 4.2% for 1994.

BREWER RESULTS FOR 1994 COMPARED TO 1993

     Revenues. Revenues increased $15.6 million, or 126.5%, to $27.9 million for 1994 compared to $12.3 million for 1993. This increase was primarily attributable to the acquisition of Aaron, which accounted for $13.0 million of the increase.

     Cost of Services. Cost of services increased $12.8 million, or 127.6%, to $22.9 million for 1994 from $10.1 million for 1993. This increase was primarily due to the acquisition of Aaron, which accounted for $11.2 million of the increase.

     Gross Profit. Gross profit increased $2.7 million, or 121.6%, to $5.0 million for 1994 compared to $2.3 million for 1993. This increase was primarily attributable to the acquisition of Aaron. Gross margin decreased slightly to 17.9% for 1994 compared to 18.3% for 1993 because Aaron had historically lower gross margins than Brewer.

     Operating Expenses. SG&A increased $1.9 million, or 114.6%, to $3.5 million for 1994 compared to $1.6 million for 1993, which was primarily attributable to the acquisition of Aaron. SG&A as a percentage of revenues decreased to 12.5% for 1994 compared to 13.2% for 1993. Depreciation and amortization expense increased $135,000, or 110.8%, to $256,000 for 1994 compared to $121,000 for
1993. This increase was primarily attributable to increased amortization of intangibles resulting from the acquisition of Aaron.

     Operating Income. Operating income increased $743,000, or 146.6%, to $1.2 million for 1994 compared to $506,000 for 1993. Operating income as a percentage of revenues increased to 4.5% for 1994 compared to 4.1% for 1993.

     Interest Expense. Interest expense increased $38,000 to $92,000 for 1994 compared to $54,000 for 1993. This increase was primarily attributable to debt incurred to finance the acquisition of Aaron.

     Net Income. Net income increased $699,000, or 146.4%, to $1.2 million for 1994 compared to $478,000 for 1993. Net income as a percentage of revenues increased to 4.2% for 1994 from 3.9% for 1993.

LIQUIDITY AND CAPITAL RESOURCES -- BREWER

     Net cash provided by operating activities was $368,000, $894,000, $1.6 million and $77,000 in 1993, 1994, 1995 and the first six months of 1996, respectively. The net cash provided by operating activities for the periods presented was primarily attributable to net income and changes in operating assets and liabilities.

     Cash used in investing activities was $308,000, $345,000, $12.0 million and $3.4 million in 1993, 1994, 1995 and the first six months of 1996, respectively. Cash used in investing activities in 1993 was primarily attributable to the acquisition of Aaron and routine capital expenditures. Cash used in investing activities in 1994 was primarily attributable to routine capital expenditures. Cash used in investing activities in 1995 and the first six months of 1996 was primarily attributable to the acquisitions of Caldwell and On Call, respectively.

     Cash provided by (used in) financing activities was ($179,000), ($512,000), $10.6 million and $3.8 million in 1993, 1994, 1995 and the first six months of 1996, respectively. Cash used in financing activities in 1993 was primarily for cash dividends paid to Brewer's stockholders. Cash used in financing activities in 1994 was primarily attributable to debt repayments and was also influenced by cash dividends paid to Brewer's stockholders. Cash provided by financing activities in 1995 and the first six months of 1996 was primarily attributable to the proceeds from debt issued in conjunction with the acquisitions of Caldwell and On Call, respectively.

     As a result of the foregoing, cash and cash equivalents decreased $119,000 in 1993 and increased $37,000, $211,000 and $459,000 in 1994, 1995 and the first six months of 1996, respectively.

     Brewer's primary sources of funds are from operations and the issuance of debt under its term loan and line of credit arrangements. Brewer's principal uses of cash are for acquisitions, working capital purposes and capital expenditures.

     As of June 30, 1996, Brewer had total debt outstanding of approximately $20.2 million.


     While there can be no assurance, management of Brewer believes that the funds currently available on hand, funds to be provided by operations and funds available through existing credit facilities will be sufficient to meet Brewer's anticipated needs for working capital and capital expenditures through the date of the merger with StaffMark.


RESULTS OF OPERATIONS -- PROSTAFF

PROSTAFF RESULTS FOR THE FIRST SIX MONTHS OF 1996 COMPARED TO THE FIRST SIX MONTHS OF 1995

     Revenues. Revenues increased $2.9 million, or 17.8%, to $18.9 million for the first six months of 1996 compared to $16.1 million for the first six months of 1995. The increase in Prostaff's revenues was primarily attributable to the opening of several new branches during 1995 and during the first six months of 1996, a significant increase in business conducted with its largest client and the addition of a new significant client in 1996.

     Cost of Services. Cost of services increased $2.1 million, or 16.2%, to $15.4 million for the first six months of 1996 compared to $13.2 million for the first six months of 1995.

     Gross Profit. Gross profit increased $711,000, or 25.2%, to $3.5 million for the first six months of 1996 compared to $2.8 million for the first six months of 1995. Gross margin increased to 18.7% for the first six months of 1996 compared to 17.6% for the first six months of 1995, primarily attributable to a decrease in the Arkansas state unemployment tax rate.

     Operating Expenses. Operating expenses increased $361,000, or 14.2%, to $2.9 million for the first six months of 1996 compared to $2.5 million for the first six months of 1995. This increase was primarily attributable to the opening of several new branches in 1995 and the hiring of a significant number of new employees, partially offset by a decrease in accrued bonuses to the owners of Prostaff. Operating expenses as a percentage of revenues decreased to 15.3% for the first six months of 1996 compared to 15.8% for the first six months of 1995. This decrease was influenced by a reduction in accrued bonuses to the owners of Prostaff from $344,000 during the first six months of 1995 to $0 for the first six months of 1996.

     Operating Income. Operating income increased $350,000, or 120.6%, to $641,000 for the first six months of 1996 compared to $291,000 for the first six months of 1995. Operating income as a percentage of revenues increased to 3.4% for the first six months of 1996 compared to 1.8% for the first six months of 1995.

     Net Income. Net income increased $426,000, or 215.6%, to $623,000 for the first six months of 1996 compared to $197,000 for the first six months of 1995. Net income as a percentage of revenues increased to 3.3% for the first six months of 1996 compared to 1.2% for the first six months of 1995.

PROSTAFF RESULTS FOR 1995 COMPARED TO 1994

     Revenues. Revenues increased $3.7 million, or 12.2%, to $34.3 million for 1995 compared to $30.6 million for 1994. The increase was primarily attributable to the addition of new significant clients, as well as the opening of several branches in 1995.

     Cost of Services. Cost of services increased $2.8 million, or 10.9%, to $28.2 million for 1995 compared to $25.5 million for 1994.

     Gross Profit. Gross profit increased $944,000, or 18.3%, to $6.1 million for 1995 compared to $5.2 million for 1994. Gross margin increased to 17.8% for 1995 compared to 16.8% for 1994. This increase in gross margin was attributable to slightly improved rates charged to clients and a decrease in the Arkansas state unemployment tax rate.

     Operating Expenses. Operating expenses increased $1.2 million, or 27.5%, to $5.6 million for 1995 compared to $4.4 million for 1994. This increase was attributable to increased compensation relating to the opening of several new branches and expansion of the corporate headquarters. Operating expenses as a percentage of revenues increased to 16.2% for 1995 compared to 14.2% for 1994.

     Operating Income. Operating income decreased $256,000, or 32.3%, to $537,000 for 1995 compared to $793,000 for 1994. Operating income as a percentage of revenues decreased to 1.6% for 1995 compared to 2.6% for 1994.

     Net Income. Net income decreased $76,000, or 14.5%, to $446,000 for 1995 compared to $522,000 for 1994. Net income as a percentage of revenues decreased to 1.3% for 1995 compared to 1.7% for 1994.

PROSTAFF RESULTS FOR 1994 COMPARED TO 1993

     Revenues. Revenues increased $3.4 million, or 12.3%, to $30.6 million for 1994 compared to $27.2 million for 1993. The increase was primarily attributable to the opening of several new branches during 1994.

     Cost of Services. Cost of services increased $2.6 million, or 11.4%, to $25.5 million for 1994 compared to $22.9 million for 1993.

     Gross Profit. Gross profit increased $766,000, or 17.5%, to $5.2 million for 1994 compared to $4.4 million for 1993. Gross margin increased slightly to 16.8% for 1994 compared to 16.1% for 1993. The overall increase in gross margin was primarily the result of a slight increase in rates charged to clients and a decrease in the Arkansas state unemployment tax rate.

     Operating Expenses. Operating expenses increased $603,000, or 16.1%, to $4.4 million for 1994 compared to $3.8 million for 1993. Operating expenses as a percentage of revenues increased slightly to 14.2% for 1994 compared to 13.8% for 1993.

     Operating Income. Operating income increased $162,000, or 25.7%, to $793,000 for 1994 compared to $631,000 for 1993. Operating income as a percentage of revenues increased slightly to 2.6% for 1994 compared to 2.3% for 1993.

     Net Income. Net income increased $123,000, or 30.8%, to $522,000 for 1994 compared to $399,000 for 1993. Net income as a percentage of revenues increased to 1.7% for 1994 compared to 1.5% for 1993.

LIQUIDITY AND CAPITAL RESOURCES -- PROSTAFF

     Net cash provided by operating activities was $781,000, $740,000, $986,000 and $134,000 in 1993, 1994, 1995 and the first six months of 1996, respectively. The net cash provided by operating activities for each period presented resulted primarily from changes in operating assets and liabilities and net income.

     Cash used in investing activities was $405,000, $293,000, $514,000 and $80,000 in 1993, 1994, 1995 and the first six months of 1996, respectively. Cash used in investing activities in 1995 was primarily for capital expenditures associated with the opening of several new branches. Cash used in investing activities for the first six months of 1996 was primarily for capital expenditures, partially offset by cash provided by the sale of certificates of deposit.

     Cash used in financing activities was $390,000, $261,000, $512,000 and $167,000 in 1993, 1994, 1995 and the first six months of 1996, respectively. The cash used in financing activities in 1995 was the result of additional net payments on the line of credit. The cash used in financing activities in the first six months of 1996 was for distributions made to the owners of Prostaff representing their estimated S Corporation Accumulated Adjustment Account at June 30, 1996, which were funded by significant borrowings on the line of credit.

     As a result of the foregoing, cash and cash equivalents decreased $15,000 in 1993, increased $186,000 in 1994 and decreased $40,000 and $114,000 in 1995 and in the first six months of 1996, respectively.

     As of June 30, 1996, Prostaff had total debt, including line of credit and current maturities of long-term debt of $1.4 million. Prostaff currently has three revolving credit facilities, with funds available under these facilities totaling approximately $623,000 at June 30, 1996.


     While there can be no assurance, management of Prostaff believes that the funds currently available on hand, funds to be provided by operations and funds available through existing credit facilities will be sufficient to meet Prostaff's anticipated needs for working capital and capital expenditures through the date of the merger with StaffMark.


RESULTS OF OPERATIONS -- MAXWELL

MAXWELL RESULTS FOR THE FIRST SIX MONTHS OF 1996 COMPARED TO THE FIRST SIX MONTHS OF 1995

     Revenues. Revenues increased $1.7 million, or 14.7%, to $13.2 million for the first six months of 1996 compared to $11.5 million for the first six months of 1995. This increase was primarily attributable to a significant client contract, which began in July 1995, and the acquisition of Sumner-Ray Technical Resources, Inc. ("Sumner-Ray") in February 1996. This increase was partially offset by a decrease in the staffing needs of another significant client and the result of government shutdowns in December 1995 and January 1996, which caused delays in the issuance of H1-B Visas to foreign-trained therapists and delays in the therapists' arrival in the U.S.

     Cost of Services. Cost of services increased $1.2 million, or 14.4%, to $9.9 million for the first six months of 1996 compared to $8.6 million for the first six months of 1995. This increase was primarily the result of increased revenues but was partially offset by a reduction in workers' compensation expense of approximately $584,000 due to a reduction in the actuarially determined reserves. This reduction resulted primarily from the use of Maxwell's claims development experience rather than industry development factors which have been used in previous actuarial valuations. The reduction was partially offset by an increase of approximately $100,000 in compensation paid to the Company's foreign-trained therapists resulting from a change in the Company's orientation policy.

     Gross Profit. Gross profit increased $451,000, or 15.6%, to $3.3 million for the first six months of 1996 compared to $2.9 million for the first six months of 1995. Gross margin increased slightly to 25.2% for the first six months of 1996 compared to 25.0% for the first six months of 1995.

     Operating Expenses. Operating expenses increased $239,000, or 10.3%, to $2.6 million for the first six months of 1996 compared to $2.3 million for the first six months of 1995. Operating expenses as a percentage of revenues decreased to 19.3% for the first six months of 1996 compared to 20.1% for the first six months of 1995.

     Operating Income. Operating income increased $212,000, or 37.0%, to $787,000 for the first six months of 1996 compared to $574,000 for the first six months of 1995. Operating income as a percentage of revenues increased to 5.9% for the first six months of 1996 compared to 5.0% for the first six months of 1995.

     Net Income. Net income increased $253,000, or 44.7%, to $820,000 for the first six months of 1996 compared to $567,000 for the first six months of 1995. Net income as a percentage of revenues increased to 6.2% for the first six months of 1996 compared to 4.9% for the first six months of 1995.

MAXWELL RESULTS FOR 1995 COMPARED TO 1994

     Revenues. Revenues increased $1.9 million, or 8.8%, to $23.1 million for 1995 compared to $21.2 million for 1994. This increase was primarily attributable to a significant client contract, which started in July 1995, and an increase in the average number of foreign-trained therapists working.

     Cost of Services. Cost of services increased $1.7 million, or 10.9%, to $17.7 million for 1995 compared to $16.0 million for 1994.

     Gross Profit. Gross profit increased $122,000, or 2.3%, to $5.3 million for 1995 compared to $5.2 million for 1994. Gross margin decreased to 23.1% for 1995 compared to 24.6% for 1994. This decrease resulted primarily from increased competition and a high volume, lower margin contract with one significant client.

     Operating Expenses. Operating expenses increased $505,000, or 12.9%, to $4.4 million for 1995 compared to $3.9 million for 1994. This increase was partially attributable to the write-off of $165,000 in accounts receivable related to one client. Operating expenses as a percentage of revenues increased to 19.2% for 1995 compared to 18.5% for 1994.

     Operating Income. Operating income decreased $383,000, or 29.6%, to $912,000 for 1995 compared to $1.3 million for 1994. Operating income as a percentage of revenues decreased to 3.9% for 1995 compared to 6.1% for 1994.

     Net Income. Net income decreased $344,000, or 27.2%, to $920,000 for 1995 compared to $1.3 million for 1994. Net income as a percentage of revenues decreased to 4.0% for 1995 compared to 6.0% for 1994.

MAXWELL RESULTS FOR 1994 COMPARED TO 1993

     Revenues. Revenues increased $4.9 million, or 30.0%, to $21.2 million for 1994 compared to $16.3 million for 1993. This increase was primarily attributable to the addition of a significant client during 1994, which accounted for increased revenues of $2.5 million, and an increase in business conducted with certain other clients.

     Cost of Services. Cost of services increased $4.8 million, or 42.2%, to $16.0 million for 1994 compared to $11.3 million for 1993. This increase was also primarily attributable to the addition of a significant client during 1994.

     Gross Profit. Gross profit increased $152,000, or 3.0%, to $5.2 million for 1994 compared to $5.1 million for 1993. Gross margin decreased to 24.6% for 1994 compared to 31.1% for 1993. This decrease was a result of lower margin contracts negotiated with two of the Company's significant clients as well as increased workers' compensation costs and increased competition.

     Operating Expenses. Operating expenses increased $270,000, or 7.4%, to $3.9 million for 1994 compared to $3.7 million for 1993. Operating expenses as a percentage of revenues decreased to 18.5% for 1994 compared to 22.4% for 1993.

     Operating Income. Operating income remained fairly constant at $1.3 million for 1994 compared to $1.4 million for 1993. Operating income as a percentage of revenues decreased to 6.1% for 1994 compared to 8.7% for 1993.

     Net Income. Net income was $1.3 million for both 1994 and 1993. Net income as a percentage of revenues decreased to 6.0% for 1994 compared to 7.9% for 1993.

LIQUIDITY AND CAPITAL RESOURCES -- MAXWELL

     Net cash provided by operating activities was $1.4 million, $719,000, $1.9 million and $913,000 in 1993, 1994, 1995 and the first six months of 1996, respectively. Net cash provided by operating activities for each period presented resulted primarily from changes in operating assets and liabilities and net income.

     Cash used in investing activities was $264,000, $225,000, $174,000 and $268,000 in 1993, 1994, 1995 and the first six months of 1996, respectively. Cash used in investing activities in 1993, 1994 and 1995 was primarily for additions of property and equipment and purchases of investments. Cash used in investing activities in the first six months of 1996 was primarily for the acquisition of Sumner-Ray and other capital expenditures.

     Cash used in financing activities was $860,000, $1.0 million, $1.2 million and $1.0 million in 1993, 1994, 1995 and the first six months of 1996, respectively. Cash used in financing activities in 1993, 1994 and 1995 was primarily for dividends paid to stockholders. Cash used in financing activities in the first six months of 1996 was for a significant dividend, which represented the Company's estimated S Corporation Accumulated Adjustment Account. This dividend was partially funded by proceeds from a $1.75 million term loan issued in May 1996.

     As a result of the foregoing, cash and cash equivalents increased $241,000 in 1993, decreased $510,000 in 1994, increased $485,000 in 1995 and decreased $376,000 in the first six months of 1996, respectively.


     While there can be no assurance, management of Maxwell believes that the funds currently available on hand, funds to be provided by operations and funds available through existing credit facilities will be sufficient to meet Maxwell's anticipated needs for working capital and capital expenditures through the date of the merger with StaffMark.


RESULTS OF OPERATIONS -- HRA

HRA RESULTS FOR THE NINE MONTHS ENDED JUNE 30, 1996 COMPARED TO THE NINE MONTHS ENDED JUNE 30, 1995

     Revenues. Revenues increased $3.7 million, or 28.2% to $16.9 million for the nine months ended June 30, 1996 compared to $13.2 million for the nine months ended June 30, 1995. This increase was primarily attributable to the opening of new branches.

     Cost of Services. Cost of services increased $2.8 million, or 26.1%, to $13.6 million for the nine months ended June 30, 1996 compared to $10.7 million for the nine months ended June 30, 1995. This increase was primarily attributable to the opening of new branches.

     Gross Profit. Gross profit increased $903,000, or 37.2%, to $3.3 million for the nine months ended June 30, 1996 compared to $2.4 million for the nine months ended June 30, 1995. Gross margin increased to 19.7% for the nine months ended June 30, 1996 compared to 18.4% for the nine months ended June 30, 1995.

     Operating Expenses. Operating expenses increased $635,000 or 26.3%, to $3.1 million for the nine months ended June 30, 1996 compared to $2.4 million for the nine months ended June 30, 1995. This increase was primarily due to increased overhead associated with the opening of new branches. In addition, HRA expensed a severance arrangement of approximately $136,000 during the nine months ended June 30, 1996. Operating expenses as a percentage of revenues decreased to 18.1% for the nine months ended June 30, 1996 compared to 18.4% for the nine months ended June 30, 1995.

     Operating Income. Operating income increased $268,000, or 2,648.4%, to $279,000 for the nine months ended June 30, 1996 compared to $11,000 for the nine months ended June 30, 1995. Operating income as a percentage of revenues increased to 1.7% for the nine months ended June 30, 1996 compared to 0.1% for the nine months ended June 30, 1995.

     Interest and Other, Net. Interest and other increased $238,000 to $244,000 of income for the nine months ended June 30, 1996 compared to $6,000 of income for the nine months ended June 30, 1995. This increase was principally related to a legal settlement HRA received from a professional firm that had previously represented HRA in certain actions related to workers' compensation insurance.

     Net Income (Loss). Net income increased $305,000 from a $35,000 net loss for the nine months ended June 30, 1995 to a net income of $270,000 for the nine months ended June 30, 1996.

HRA RESULTS FOR 1995 COMPARED TO 1994

     Revenues. Revenues increased $1.8 million, or 11.3%, to $18.3 million for 1995 compared to $16.5 million for 1994. This increase was attributable to the opening of new branches.

     Cost of Services. Cost of services increased $1.6 million, or 11.8%, to $14.9 million for 1995 compared to $13.4 million for 1994. This increase was primarily attributable to the opening of new branches and an increase in workers' compensation costs.

     Gross Profit. Gross profit increased $281,000, or 9.1%, to $3.4 million for 1995 compared to $3.1 million for 1994. Gross margin decreased to 18.4% for 1995 compared to 18.8% for 1994.

     Operating Expenses. Operating expenses increased $1.1 million, or 44.4%, to $3.5 million for 1995 compared to $2.4 million for 1994. This increase was partially attributable to the overhead costs associated with the opening of new branches. Operating expenses as a percentage of revenues increased to 19.1% for 1995 compared to 14.8% for 1994.

     Operating Income (Loss). Operating income decreased $796,000 to an operating loss of $137,000 for 1995 compared to operating income of $659,000 for 1994.

     Net Income (Loss). Net income decreased $500,000 to a net loss of $147,000 for 1995 compared to net income of $353,000 for 1994. Net income as a percentage of revenues decreased to (0.8)% for 1995 compared to 2.1% for 1994.

HRA RESULTS FOR 1994 COMPARED TO 1993

     Revenues. Revenues increased $3.1 million, or 23.4%, to $16.5 million for 1994 compared to $13.3 million for 1993. This increase was primarily attributable to an increase in business conducted with new and existing clients.

     Cost of Services. Cost of services increased $2.4 million, or 21.7%, to $13.4 million for 1994 compared to $11.0 million for 1993. This increase was primarily attributable to the increase in revenues and rising workers' compensation and temporary employee vacation costs.

     Gross Profit. Gross profit increased $738,000, or 31.4%, to $3.1 million for 1994 compared to $2.3 million for 1993. Gross margin increased to 18.8% for 1994 compared to 17.6% for 1993.

     Operating Expenses. Operating expenses increased $286,000, or 13.3%, to $2.4 million for 1994 compared to $2.1 million for 1993. Operating expenses as a percentage of revenues decreased to 14.8% for 1994 compared to 16.1% for 1993.

     Operating Income. Operating income increased $452,000, or 219.0%, to $659,000 for 1994 compared to $207,000 for 1993. Operating income as a percentage of revenues increased to 4.0% for 1994 compared to 1.5% for 1993.

     Net Income. Net income increased $268,000 to $353,000 for 1994 compared to $85,000 for 1993. Net income as a percentage of revenues increased to 2.1% for 1994 compared to 0.6% for 1993.

LIQUIDITY AND CAPITAL RESOURCES -- HRA

     Net cash provided by (used in) operating activities was $101,000, $98,000, $89,000 and ($14,000) in 1993, 1994, 1995 and the nine months ended June 30,
1996, respectively. The net cash provided by operating activities for each of the periods presented was primarily due to changes in operating assets and liabilities and net income (loss).

     Net cash used in investing activities was $41,000, $40,000, $152,000 and $135,000 in 1993, 1994, 1995 and the nine months ended June 30, 1996, respectively. Cash used in investing activities in each of the periods presented was primarily for additions and replacements of office and computer equipment and software.

     Net cash provided by (used in) financing activities was $328,000, $68,000, ($146,000) and $287,000 in 1993, 1994, 1995 and the nine months ended June 30,
1996, respectively. Cash used in financing activities during 1995 consisted primarily of net payments on the receivable financing agreement and repayment of borrowings from a stockholder. Cash provided by financing activities for the nine months ended June 30, 1996 consisted primarily of net borrowings under the line of credit.

     As a result of the foregoing, cash and cash equivalents increased $388,000, $126,000 and $138,000 in 1993, 1994, and the nine months ended June 30, 1996, respectively, and decreased $209,000 in 1995.

     HRA is obligated under certain compensation and non-compete agreements to make payments to a former consultant, former stockholder and other third parties over the next ten years. HRA anticipates that cash generated by operations and borrowings available under its line of credit will be sufficient to meet these requirements.


     While there can be no assurance, management of HRA believes that the funds currently available on hand, funds to be provided by operations and funds available through existing credit facilities will be sufficient to meet HRA's anticipated needs for working capital and capital expenditures through the date of the merger with StaffMark.


RESULTS OF OPERATIONS -- FIRST CHOICE

FIRST CHOICE RESULTS FOR THE FIRST SIX MONTHS OF 1996 COMPARED TO THE FIRST SIX MONTHS OF 1995

     Revenues. Revenues increased $1.2 million, or 18.7%, to $7.9 million for the first six months of 1996 compared to $6.6 million for the first six months of 1995. This increase was primarily attributable to the opening of a new branch location during the first quarter of 1996.

     Cost of Services. Cost of services increased $982,000, or 18.2%, to $6.4 million for the first six months of 1996 compared to $5.4 million for the first six months of 1995. This increase, which corresponds to the increase in revenues, was primarily attributable to an increase in wages for temporary personnel which was partially offset by a decrease in workers' compensation expense.

     Gross Profit. Gross profit increased $262,000, or 21.2%, to $1.5 million for the first six months of 1996 compared to $1.2 million for the first six months of 1995. Gross margin increased slightly to 19.0% for the first six months of 1996 compared to 18.6% for the first six months of 1995.

     Operating Expenses. Operating expenses increased $140,000, or 13.4%, to $1.2 million for the first six months of 1996 compared to $1.0 million for the first six months of 1995. This increase is primarily attributable to an increase in recruiting and testing expenses, communication costs and occupancy costs. These increases were partially offset by decreases in training costs. Operating expenses as a percentage of revenues decreased slightly to 15.0% for the first six months of 1996 compared to 15.7% for the first six months of 1995.

     Operating Income. Operating income increased $122,000, or 63.3%, to $314,000 for the first six months of 1996 compared to $192,000 for the first six months of 1995. Operating income as percentage of revenues increased to 4.0% for the first six months of 1996 compared to 2.9% for the first six months of 1995.

     Net Income. Net income increased $119,000, or 65.8%, to $301,000 for the first six months of 1996 compared to $181,000 for the first six months of 1995. Net income as a percentage of revenues increased 3.8% for the first six months of 1996 compared to 2.7% for the first six months of 1995.

FIRST CHOICE RESULTS FOR 1995 COMPARED TO 1994

     Revenues. Revenues increased $696,000, or 5.4%, to $13.7 million for 1995 compared to $13.0 million for 1994. This increase was attributable to the opening of a new branch location as well as an overall increase in demand for temporary services. This growth was partially offset by the loss of three significant customers.

     Cost of Services. Cost of services increased $576,000, or 5.4%, to $11.1 million for 1995 compared to $10.6 million for 1994. This increase, which corresponds to the increase in revenues, was primarily attributable to increases in both wages for temporary personnel and workers' compensation expense.

     Gross Profit. Gross profit increased $120,000, or 4.9%, to $2.6 million for 1995 compared to $2.4 million for 1994. Gross margin remained steady, however, at 18.6% for 1995 compared to 18.7% for 1994.

     Operating Expenses. Operating expenses decreased $228,000, or 9.0%, to $2.3 million for 1995 compared to $2.5 million for 1994. This decrease was primarily attributable to a $680,000 decrease in compensation to First Choice's president and majority stockholder. This decrease was partially offset by increases in administrative salaries, recruiting, testing and rent expense in 1995. Operating expenses as a percentage of revenues decreased to 16.7% for 1995 compared to 19.4% for 1994.

     Operating Income (Loss). Operating income increased $348,000 to $263,000 for 1995 compared to an operating loss of $85,000 for 1994.

     Net Income. Net income increased $184,000 to $243,000 for 1995 compared to $59,000 for 1994. Net income as a percentage of revenues increased to 1.8% for 1995 compared to 0.5% for 1994.

FIRST CHOICE RESULTS FOR 1994 COMPARED TO 1993

     Revenues. Revenues increased $2.2 million, or 20.3%, to $13.0 million for 1994 compared to $10.8 million for 1993. This increase was primarily attributable to a significant increase in First Choice's customer base as a result of an overall increase in demand for temporary services.

     Cost of Services. Cost of services increased $1.7 million, or 19.8%, to $10.6 million for 1994 compared to $8.8 million for 1993. This increase, which corresponds to the increase in revenues, was primarily attributable to increases in wages for temporary personnel and workers' compensation expense.

     Gross Profit. Gross profit increased $451,000, or 22.7%, to $2.4 million for 1994 compared to $2.0 million for 1993. Gross margin increased to 18.7% for 1994 compared to 18.3% for 1993.

     Operating Expenses. Operating expenses increased $1.1 million, or 80.4%, to $2.5 million for 1994 compared to $1.4 million for 1993. This increase was primarily attributable to a $657,000 increase in compensation to First Choice's president and majority stockholder. Operating expenses as a percentage of revenues increased to 19.4% for 1994 compared to 12.9% for 1993.

     Operating Income (Loss). First Choice generated an operating loss of $85,000 for 1994 compared to operating income generated for 1993 of $586,000.

     Net Income. Net income decreased $292,000 to $59,000 for 1994 compared to $351,000 for 1993. Net income as a percentage of revenues decreased to 0.5% for 1994 compared to 3.2% for 1993.

LIQUIDITY AND CAPITAL RESOURCES -- FIRST CHOICE

     Net cash provided by (used in) operating activities was $208,000, $46,000, $108,000 and ($165,000) in 1993, 1994, 1995 and the first six months of 1996, respectively. The net cash provided by (used in) operating activities for each period presented resulted primarily from changes in operating assets and liabilities and net income.

     Net cash used in investing activities was $54,000, $120,000, $164,000 and $101,000 in 1993, 1994, 1995 and the first six months of 1996, respectively. Cash used in investing activities for each period presented was primarily for additions to property and equipment.

     Net cash provided by (used in) financing activities was ($182,000), $241,000, $130,000 and $10,000 in 1993, 1994, 1995 and the first six months of
1996, respectively. Cash provided by (used in) financing activities consisted primarily of proceeds from the issuance of short-term debt obligations and a note payable to a stockholder and principal payments on such instruments.

     As a result of the foregoing, cash and cash equivalents decreased $27,000 in 1993, increased $166,000 in 1994, increased $74,000 in 1995, and decreased $256,000 in the first six months of 1996.

     As of June 30, 1996, First Choice had total debt of $390,000.


     While there can be no assurance, management of First Choice believes that the funds currently available on hand, funds to be provided by operations and funds available through existing credit facilities will be sufficient to meet First Choice's anticipated needs for working capital and capital expenditures through the date of the merger with StaffMark.


RESULTS OF OPERATIONS -- BLETHEN

BLETHEN RESULTS FOR THE FIRST SIX MONTHS OF 1996 COMPARED TO THE FIRST SIX MONTHS OF 1995

     Revenues. Revenues increased $1.3 million, or 19.5%, to $7.7 million for the first six months of 1996 compared to $6.5 million for the first six months of 1995, primarily due to increased demand for clinical trial support services.

     Cost of Services. Cost of services increased $1.0 million, or 20.9%, to $5.9 million for the first six months of 1996 compared to $4.9 million for the first six months of 1995. This increase, which corresponds to the increase in clinical trial support services revenues, was primarily attributable to increases in wages for temporary personnel.

     Gross Profit. Gross profit increased $239,000, or 15.3%, to $1.8 million for the first six months of 1996 compared to $1.6 million for the first six months of 1995. Gross margin decreased to 23.3% during the first six months of 1996 compared to 24.2% during the first six months of 1995.

     Operating Expenses. Operating expenses decreased $22,000, or 1.6%, for the first six months of 1996 compared to the first six months of 1995. Operating expenses as a percentage of revenues decreased to 17.6% for the first six months of 1996 compared to 21.4% for the first six months of 1995.

     Operating Income. Operating income increased $261,000, or 142.1%, to $444,000 for the first six months of 1996 compared to $184,000 for the first six months of 1995. Operating income as a percentage of revenues increased to 5.8% during the first six months of 1996 compared to 2.8% for the first six months of 1995.

     Net Income. Net income increased $228,000, or 307.3%, to $303,000 for the first six months of 1996 compared to $74,000 for the first six months of 1995. Net income as a percentage of revenues increased to 3.9% for the first six months of 1996 compared to 1.2% for the first six months of 1995.

BLETHEN RESULTS FOR 1995 COMPARED TO 1994

     Revenues. Revenues increased $1.4 million, or 11.8%, to $13.4 million for 1995 compared to $12.0 million for 1994. This increase was primarily attributable to the opening of a new branch location in 1995.

     Cost of Services. Cost of services increased $1.1 million, or 12.6%, to $9.9 million for 1995 compared to $8.8 million for 1994. This increase, which corresponds to the increase in revenues, was primarily attributable to increases in wages for temporary personnel.

     Gross Profit. Gross profit increased $302,000, or 9.6%, to $3.5 million for 1995 compared to $3.2 million for 1994. Gross margin decreased to 25.9% for 1995 compared to 26.4% for 1994.

     Operating Expenses. Operating expenses increased $207,000, or 7.3%, to $3.0 million for 1995 compared to $2.8 million for 1994. Operating expenses as a percentage of revenues decreased to 22.7% for 1995 compared to 23.7% for 1994.

     Operating Income. Operating income increased $95,000, or 29.3%, to $419,000 for 1995 compared to $324,000 for 1994. Operating income as a percentage of revenues increased to 3.1% for 1995 compared to 2.7% for 1994.

     Net Income. Net income increased 48.2% to $208,000, or 1.6% of revenues for 1995 compared to $141,000, or 1.2% of revenues for 1994.

BLETHEN RESULTS FOR 1994 COMPARED TO 1993

     Revenues. Revenues increased $769,000, or 6.9%, to $12.0 million for 1994 compared to $11.2 million for 1993. This increase was primarily attributable to the opening of a new branch location in 1994.

     Cost of Services. Cost of services increased $674,000, or 8.3%, to $8.8 million for 1994 compared to $8.1 million for 1993. This increase, which corresponds to the increase in revenues, was primarily attributable to increases in wages for temporary personnel.

     Gross Profit. Gross profit increased $95,000, or 3.1%, to $3.2 million for 1994 compared to $3.1 million for 1993. Gross margin decreased to 26.4% for 1994 compared to 27.4% for 1993.

     Operating Expenses. Operating expenses decreased $341,000, or 10.7%, to $2.8 million for 1994 compared to $3.2 million for 1993. Operating expenses as a percentage of revenues decreased to 23.7% for 1994 compared to 28.4% for 1993. The decrease was primarily attributable to higher levels of expenses in 1993 related to growth of the business coupled with 1993 being the final year of a $50,000 payment required under a noncompete agreement.

     Operating Income (Loss). Operating income increased $436,000 to $324,000 for 1994 compared to a loss of $112,000 for 1993.

     Net Income (Loss). Net income increased $232,000 to $141,000 for 1994 compared to a loss of $91,000 for 1993.

LIQUIDITY AND CAPITAL RESOURCES -- BLETHEN

     Net cash provided by operating activities was $67,000, $218,000, $100,000 and $207,000 in 1993, 1994, 1995 and the first six months of 1996, respectively. Net cash provided by operating activities for all periods presented was primarily due to changes in operating assets and liabilities and net income
(loss).

     Net cash used in investing activities was $130,000, $72,000, $25,000 and $58,000 in 1993, 1994, 1995 and the first six months of 1996, respectively. Cash used in investing activities for all periods presented was primarily for capital expenditures related to the opening of new branches.

     Net cash used in financing activities was $129,000, $61,000 and $74,000 in 1994, 1995 and the first six months of 1996, respectively. Cash used in financing activities during the first six months of 1996 was primarily for payments on capital lease obligations and payments to stockholders.

     As a result of the foregoing, cash and cash equivalents decreased $64,000 in 1993, increased $17,000 in 1994, and increased $13,000 and $75,000 in 1995 and in the first six months of 1996, respectively.

     As of June 30, 1996, Blethen had total debt of $1.2 million.


     While there can be no assurance, management of Blethen believes that the funds currently available on hand, funds to be provided by operations and funds available through existing credit facilities will be sufficient to meet Blethen's anticipated needs for working capital and capital expenditures through the date of the merger with StaffMark.

RESULTS OF OPERATIONS -- COMBINED

     The combined results discussed below occurred when the Founding Companies were not under common control or management and may not be comparable to, or indicative of, future performance. See "Risk Factors -- Absence of Combined Operating History."

     The following table sets forth the percentage of revenues represented by certain line items in the combined Founding Company financial statements for the indicated periods:

                                                                                 SIX MONTHS
                                                YEAR ENDED DECEMBER 31,        ENDED JUNE 30,
                                               -------------------------       ---------------
                                               1993      1994      1995        1995      1996
                                               -----     -----     -----       -----     -----
    Revenues.................................  100.0%    100.0%    100.0%      100.0%    100.0%
    Cost of services.........................   79.1      80.2      79.8        80.0      78.8
                                               -----     -----     -----       -----     -----
    Gross profit margin......................   20.9      19.8      20.2        20.0      21.2
    Operating expenses:
      Selling, general and administrative....   16.8      15.7      16.4        16.6      15.8
      Depreciation and amortization..........    0.6       0.6       0.8         0.6       1.0
                                               -----     -----     -----       -----     -----
    Operating profit.........................    3.5%      3.5%      3.0%        2.8%      4.4%
                                               =====     =====     =====       =====     =====

COMBINED RESULTS FOR THE FIRST SIX MONTHS OF 1996 COMPARED TO THE FIRST SIX MONTHS OF 1995

     Combined Revenues. Combined revenues increased $24.3 million, or 37.1%, to $89.9 million for the first six months of 1996 compared to $65.6 million for the first six months of 1995. This increase was largely attributable to: (i) an increase in Brewer's revenues of $14.6 million, primarily attributable to the acquisitions of Caldwell in July 1995 and On Call in February 1996; (ii) an increase in Prostaff's revenues of $2.9 million, primarily due to the opening of new branches and an increase in business conducted with a significant client; and (iii) an increase in HRA's revenues of $2.6 million, primarily attributable to the opening of several new branches. Also contributing to the increase in combined revenues was an increase in Maxwell's, Blethen's and First Choice's revenues of $1.7 million, $1.3 million and $1.2 million, respectively.

     Combined Cost of Services. Combined cost of services increased $18.4 million, or 35.1%, to $70.8 million for the first six months of 1996 compared to $52.4 million for the first six months of 1995. This increase was primarily attributable to: (i) an increase in Brewer's cost of services of $11.1 million, largely due to the acquisitions of Caldwell and On Call; (ii) an increase in Prostaff's cost of services of $2.1 million, primarily due to the opening of new branches and an increase in business conducted with a significant client; and
(iii) an increase in HRA's cost of services of $1.9 million, primarily attributable to the opening of several new branches. Also contributing to the increase in combined cost of services was an increase in Maxwell's, Blethen's and First Choice's cost of services of $1.2 million, $1.0 million and $982,000, respectively.

     Combined Gross Profit. Combined gross profit increased $5.9 million, or 45.0%, to $19.0 million for the first six months of 1996 compared to $13.1 million for the first six months of 1995. Combined gross margin increased to 21.2% during the first six months of 1996 compared to 20.0% during the first six months of 1995. This increase in combined gross margin was primarily due to the acquisition of Caldwell, as well as an increase in Brewer's gross margin, exclusive of acquisitions.

     Combined Operating Expenses. Combined SG&A increased $3.3 million, or 30.8%, to $14.2 million for the first six months of 1996 compared to $10.9 million for the first six months of 1995. This increase was primarily attributable to the opening of several new branches by many of the Founding Companies, as well as an increase in Brewer's SG&A of $2.3 million, primarily attributable to the acquisitions of Caldwell and On Call. Combined SG&A as a percentage of combined revenues decreased to 15.8% for the first six months of 1996 compared to 16.6% for the first six months of 1995. Combined depreciation and amortization expense increased $513,000, or 126.8%, to $918,000 for the first six months of 1996 compared to $405,000 for the first six months of 1995. This increase was primarily attributable to an increase in Brewer's depreciation and amortization of $430,000, largely due to increased amortization of intangibles, which resulted from the acquisitions of Caldwell and On Call.

     Combined Operating Profit. Combined operating profit increased $2.1 million, or 110.5%, to $3.9 million for the first six months of 1996 compared to $1.9 million for the first six months of 1995. Combined operating profit as a percentage of combined revenues increased to 4.4% for the first six months of 1996 compared to 2.8% for the first six months of 1995.

COMBINED RESULTS FOR 1995 COMPARED TO 1994

     Combined Revenues. Combined revenues increased $25.5 million, or 21.1%, to $146.7 million for 1995 compared to $121.2 million for 1994. This increase was largely due to: (i) an increase in Brewer's revenues of $16.0 million, primarily attributable to the acquisition of Caldwell in July 1995; (ii) an increase in Prostaff's revenues of $3.7 million, primarily due to the addition of new significant clients and the opening of several new branches; and (iii) an increase in Maxwell's revenues of $1.9 million, primarily attributable to a significant client contract. Also contributing to the increase in combined revenues was an increase in HRA's, Blethen's and First Choice's revenues of $1.8 million, $1.4 million and $696,000, respectively.

     Combined Cost of Services. Combined cost of services increased $20.0 million, or 20.6%, to $117.1 million for 1995 compared to $97.1 million for 1994. This increase was primarily attributable to: (i) an increase in Brewer's cost of services of $12.2 million, largely due to the Caldwell acquisition; (ii) an increase in Prostaff's cost of services of $2.8 million, primarily due to the addition of significant clients and the opening of several new branches; and
(iii) an increase in Maxwell's cost of services of $1.7 million, primarily due to a significant client contract. Also contributing to the increase in combined cost of services was an increase in HRA's, Blethen's and First Choice's cost of services of $1.6 million, $1.1 million and $576,000, respectively.

     Combined Gross Profit. Combined gross profit increased $5.5 million, or 23.0%, to $29.6 million for 1995 compared to $24.0 million for 1994. Combined gross margin increased to 20.2% for 1995 compared to 19.8% for 1994. This increase in combined gross margin was largely the result of the acquisition of Caldwell by Brewer.

     Combined Operating Expenses. Combined SG&A increased $5.0 million, or 26.2%, to $24.1 million for 1995 compared to $19.0 million for 1994. This increase was primarily attributable to: (i) an increase in Brewer's SG&A of $2.3 million, largely related to the acquisition of Caldwell; (ii) an increase in Prostaff's SG&A of $1.2 million, primarily due to increased compensation associated with the opening of several new branches; and (iii) an increase in HRA's SG&A of $1.0 million, primarily attributable to costs associated with the opening of several new branches. Combined SG&A as a percentage of combined revenues increased to 16.4% for 1995 compared to 15.7% for 1994. Combined depreciation and amortization expense increased $415,000, or 56.0%, to $1.2 million for 1995 compared to $742,000 for 1994. This increase was primarily attributable to increased amortization of intangibles by Brewer, resulting from the acquisition of Caldwell in 1995.

     Combined Operating Profit. Combined operating profit increased $123,000, or 2.9%, to $4.4 million for 1995 compared to $4.2 million for 1994. Combined operating profit as a percentage of combined revenues decreased to 3.0% for 1995 compared to 3.5% for 1994.

COMBINED RESULTS FOR 1994 COMPARED TO 1993

     Combined Revenues. Combined revenues increased $29.9 million, or 32.8%, to $121.2 million for 1994 compared to $91.2 million for 1993. The increase is primarily attributable to: (i) an increase in Brewer's revenue of $15.6 million, largely due to the acquisition of Aaron Temporary Services, Inc. ("Aaron") in November 1993; (ii) an increase in Prostaff's revenues of $3.4 million, primarily due to the opening of new branches; and (iii) an increase in Maxwell's revenues of $4.9 million, primarily attributable to the addition of a significant customer. Also contributing to the increase in combined revenues was an increase in HRA's, First Choice's and Blethen's revenues of $3.1 million, $2.2 million and $769,000, respectively.

     Combined Cost of Services. Combined cost of services increased $25.0 million, or 34.6%, to $97.1 million for 1994 compared to $72.1 million for 1993. This increase was attributable to: (i) an increase in Brewer's cost of services of $12.8 million, primarily due to the acquisition of Aaron; (ii) an increase in Prostaff's cost of services of $2.6 million, primarily due to the opening of new branches; and (iii) an increase in Maxwell's cost of services of $4.8 million, primarily due to the addition of a significant client in 1994. Also contributing to the increase in combined cost of services was an increase in HRA's, First Choice's and Blethen's cost of services of $2.4 million, $1.7 million and $674,000, respectively.

     Combined Gross Profit. Combined gross profit increased $4.9 million, or 25.9%, to $24.0 million for 1994 compared to $19.1 million for 1993. Combined gross margin decreased to 19.8% for 1994 compared to 20.9% for 1993 primarily due to a decrease in Maxwell's gross margin, which resulted from lower margin contracts negotiated with two significant customers and increased competition.

     Combined Operating Expenses. Combined SG&A increased $3.7 million, or 24.2%, to $19.1 million for 1994 compared to $15.4 million for 1993. This increase was primarily attributable to an increase in Brewer's SG&A of $1.9 million, related to the acquisition of Aaron during November 1993. Combined SG&A as a percentage of revenues decreased to 15.7% for 1994 compared to 16.8% for 1993. Combined depreciation and amortization expense increased $227,000, or 44.0%, to $742,000 for 1994 compared to $515,000 for 1993. This increase was primarily attributable to significant capital expenditures by many of the Founding Companies during 1993 and 1994.

     Combined Operating Profit. Combined operating profit increased $1.0 million, or 31.1%, to $4.2 million for 1994 compared to $3.2 million for 1993. Combined operating profit as a percentage of combined revenues remained unchanged at 3.5% for 1994 and 1993.

LIQUIDITY AND CAPITAL RESOURCES -- COMBINED

     Net cash provided by combined operating activities was $2.9 million, $2.7 million, $4.8 million and $1.4 million in 1993, 1994, 1995 and the first six months of 1996, respectively. The net cash provided by combined operating activities for the periods presented was primarily attributable to net income and changes in operating assets and liabilities.

     Net cash used in combined investing activities was $1.2 million, $985,000, $13.0 million and $4.0 million in 1993, 1994, 1995 and the first six months of 1996, respectively. Cash used in combined investing activities in 1993 was primarily attributable to the acquisition of Aaron by Brewer and significant capital expenditures. Cash used in combined investing activities in 1994 was primarily for significant capital expenditures by several of the Founding Companies. Cash used in combined investing activities in 1995 was primarily related to the acquisition of Caldwell by Brewer for cash totaling $11.5 million. Cash used in combined investing activities in the first six months of 1996 was largely for the acquisition of On Call by Brewer for cash totaling $3.0 million.

     Net cash provided by (used in) combined financing activities was ($1.3) million, ($1.6) million, $8.7 million and $2.9 million in 1993, 1994, 1995 and the first six months of 1996, respectively. Cash used in combined financing activities in 1993 and 1994 consisted of dividends paid to owners of the individual Founding Companies, partially offset by proceeds from issuances of long-term debt obligations, net of repayments. Cash provided by combined financing activities in 1995 and the first six months of 1996 was primarily attributable to the proceeds from debt issued by Brewer in conjunction with the acquisitions of Caldwell and On Call, respectively, partially offset by dividends paid to the owners of the individual Founding Companies.

     As a result of the foregoing, combined cash and cash equivalents increased $404,000, $22,000, $534,000 and $252,000 in 1993, 1994, 1995 and the first six months of 1996, respectively.


     As of June 30, 1996, the Company had total borrowings outstanding of $5.0 million on various lines of credit facilities. In addition, the Company had total long-term debt outstanding, including current maturities, of approximately $21.1 million as of June 30, 1996. The Company repaid all indebtedness with proceeds from the Offering.

     In conjunction with the Mergers, certain of the Founding Companies made cash distributions to their stockholders which represent the companies' estimated S Corporation Accumulated Adjustment Accounts. Distributions subsequent to June 30, 1996 approximated $1.4 million, as follows: (i) Brewer, $300,000; (ii) Blethen, $270,000; and (iii) First Choice, $790,000. During the first six months of 1996, certain of the Founding Companies distributed all or a portion of their estimated S Corporation Accumulated Adjustment Account, as follows: (i) Prostaff, $1.3 million; and (ii) Maxwell, $2.6 million. Certain of these distributions were funded with additional debt, which the Company repaid with proceeds from the Offering. See "Certain Transactions."

     The net proceeds from the Offering, after deducting: (i) underwriting discounts; (ii) offering expenses; (iii) the cash portion of the consideration being paid for the Founding Companies; and (iv) the repayment of all debt obligations, totaled approximately $21.8 million. The Company plans to use these net proceeds for working capital and general corporate purposes, including future acquisitions. Pending such uses, the Company plans to invest the net proceeds in short-term, interest bearing, investment grade securities.

     The Company has a credit facility with a major lending institution of $50.0 million to be used for working capital and other general corporate purposes, including future acquisitions. The facility includes a $20.0 million revolving credit facility and a $30.0 million acquisition facility. The maturity of the facility is five years and interest is computed at the Company's option at either LIBOR or the bank's prime rate and incrementally adjusted based on the Company's operating leverage ratios. The credit facility is secured by all assets of the Company and a pledge of 100% of the stock of all subsidiaries.

     While there can be no assurance, management of the Founding Companies believes that the funds currently available on hand, funds to be provided by operations, and funds available through the existing credit facilities, coupled with management's assessment of the Founding Companies' additional borrowing capacity, will be sufficient to meet the Founding Companies' anticipated needs for working capital, capital expenditures and future acquisitions. Management plans to periodically reassess the adequacy of the Company's credit facilities, taking into consideration current and anticipated operating cash flow, anticipated capital expenditures and acquisition plans in order to ensure the Company's negotiated credit facilities are adequate to meet the Company's liquidity needs on a short-term and long-term basis.

                                    BUSINESS


     StaffMark was founded in March 1996 to create a leading provider of diversified staffing services to businesses, healthcare providers, professional and service organizations and governmental agencies, primarily in growth markets in the southeastern and southwestern United States. On October 2, 1996, StaffMark acquired, simultaneously with the closing of the Offering, the six Founding Companies. The Founding Companies have on average operated for over 13 years. The Company provides a wide variety of staffing services through 91 branch offices located in Arkansas, Colorado, Georgia, North Carolina, Oklahoma, South Carolina, Tennessee and Virginia. The Company's senior management is comprised primarily of stockholders of the Founding Companies. Currently, the six Founding Companies provide more than 10,000 field employees to over 2,500 clients during a typical week. Since 1993, the Founding Companies have expanded by acquiring six staffing businesses with 19 offices and by opening an additional 32 branch offices.


     The Company's business is organized into three divisions: Commercial, Specialty Medical and Professional. The Commercial division provides clerical and light industrial staffing services, and generated approximately 89.9% and 88.2% of the Company's revenues for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively. The Specialty Medical division provides healthcare and medical staffing services, such as physical and occupational therapists, speech pathologists and clinical trials support services, and generated approximately 8.3% and 7.3% of the Company's revenues for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively. The Professional division provides technical, professional and information technology staffing services and generated approximately 1.8% and 4.5% of the Company's revenues for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively. According to Staffing Industry Report, an industry publication, technical, professional and healthcare staffing are among the fastest growing sectors of the staffing industry. The Company believes that these specialized services offer a greater opportunity for growth and profitability than commercial staffing services alone.

     The Company's immediate goal is to expand throughout the regions it currently serves, and ultimately to expand nationally to meet the broad geographic needs of regional and national companies seeking to centralize purchasing decisions for temporary staffing needs. The Company plans to achieve these goals through acquisitions and internal growth.

OPERATING STRATEGY


     Provide a Decentralized Entrepreneurial Environment. The Company believes an entrepreneurial business environment that rewards performance tends to attract and retain self-motivated, achievement-oriented individuals. Each of the Company's branches operate as a separate profit center with local management having primary profit and loss responsibility. Each branch office is given latitude in many fundamental operational functions, including hiring, pricing, training, sales, and marketing. This permits each branch manager to be flexible and responsive to the specific needs of local clientele. In addition, the Company intends to establish profit-based compensation at the regional and local levels and has implemented a stock option program to further motivate employees through ownership in the Company. See "Management -- 1996 Stock Option Plan."


     Capitalize on Strong Reputation and Local Name Recognition. The Company intends to continue to build on the Founding Companies' strong reputations and client familiarity with their local names. The Company believes that its local presence, accessible management and sophisticated support services position it as a provider of choice of staffing services in the markets it serves. The Company believes that it is one of the leading providers of staffing services in most of its markets.

     Capitalize on New Corporate Structure. The Company intends to take advantage of its new corporate structure by:


          Increasing Operating Efficiencies. The Company believes that it can achieve economies of scale by combining a number of general and administrative functions at the corporate level and by reducing or eliminating redundant functions and facilities of the Founding Companies. The Founding Companies have made substantial investments in technology and systems, which will facilitate the integration of the operational, financial and administrative functions of their respective businesses. Currently, four of the six Founding Companies employ versions of the Caldwell-Spartin computer system, and the Company plans to add the other two companies to the system within six months of the completion of the Offering. The Company will benefit from further economies of scale through common regional management and the spreading of recruiting, training, advertising, administrative and branch office costs over a larger number of temporary employees and clients.



          Centralizing Control Functions. The Company plans to support its branch office network by providing risk management, payroll, billing and collection, purchasing, cash management, internal audit, human resources and other administrative support services. This centralization will provide senior management with a significant source of control and the ability to monitor the key operating areas of the Company at the branch level.


          Adopting the Best Practices of Founding Companies. Management of the Company routinely evaluates the operating policies and procedures of each of the Founding Companies and will implement Company-wide the practices that best serve the needs of the Company. For example, three of the Founding Companies employ an incentive compensation system for their branch offices which encourages cost savings at the branch level by rewarding branch office profitability. Management intends to implement this compensation system throughout the Company.

     Offer a Diversified Range of Services. The Company provides virtually all commercial staffing services, including secretarial, clerical, word processing, light industrial and electronic assembly. In addition to commercial staffing services, the Company provides professional and specialty medical staffing services in certain markets by providing personnel such as computer operators, programmers, engineers, physical and occupational therapists, and clinical trial support employees. The Professional and Specialty Medical divisions, which management believes offer substantial growth opportunities, tend to generate higher gross margins than the Commercial division. The Company also offers permanent placement services in several of its branches and believes that the relatively higher margins and cross-selling opportunities associated with permanent placement make it a profitable complement to its other staffing services.

     Offer Customized Client Services. The Company seeks to satisfy the needs of its clients by providing customized services such as on-site management and permanent placement services. The flexibility of the Company's decentralized organization will allow it to tailor its operations to meet local client requirements. For example, clients may be provided with customized billings, utilization reports, and safety awareness and training programs. The Company believes that the quality of the Founding Companies' services has enabled them to establish and maintain long-term relationships with clients by understanding the clients' businesses, responding promptly to client requests, proactively assessing clients' staffing needs, and continually monitoring job performance and client satisfaction. Certain of the Founding Companies maintain quality assurance programs that include such procedures as: (i) a 30 minute response time on status of pending orders; (ii) customized reporting and invoicing for clients; and (iii) customized Caldwell-Spartin call-back reports and other personalized daily reports to ensure a timely response to the daily needs of its clients and temporary employees.

     Attract and Retain Qualified Management and Personnel. The Company believes that experienced management and branch office personnel with strong ties to and knowledge of the local community are integral to establishing long-term relationships at the local level. The Company believes that its decentralized structure, which grants regional and local management significant autonomy, will result in the attraction and retention of experienced, entrepreneurial managers.

GROWTH STRATEGY

     Pursuing Strategic Acquisitions. The Company seeks acquisitions of profitable, well-managed staffing companies that will expand the geographic scope of its operations, increase the revenues of its Professional and Specialty Medical divisions, or offer services that may be cross-sold to the Company's existing client base. The Company has acquired six staffing businesses over the past three years as outlined below:

                            ACQUISITION       ACQUIRED                    SERVICES     ACQUIRED
     ACQUIRING COMPANY         DATE            COMPANY        LOCATION     OFFERED     BRANCHES
--------------------------- -----------   -----------------   --------   -----------   --------    REVENUES(1)
                                                                                                  --------------
                                                                                                  (IN THOUSANDS)
Brewer.....................    11/93      Aaron Temporaries    AR        Commercial        7         $ 10,000
Brewer.....................     7/95          Caldwell         GA        Commercial        5           17,000
Brewer.....................     2/96           On Call         CO        Commercial/       4           12,000
                                                                         Professional
Maxwell....................     2/96         Sumner-Ray        OK        Professional      1            1,400
First Choice...............     7/96             SSI           NC        Professional      1            1,200
HRA........................     7/96           Career          TN        Professional      1            1,000
                                             Consultants

---------------
(1) Represents approximate revenues for fiscal year prior to acquisition.


     The Company intends to pursue a strategic acquisition program. The Company will evaluate acquisitions using numerous criteria, including profitability of operations, management strength, market location, market share, staffing services offered, and the quality of service. Certain of the Company's executive officers and directors hold leadership positions in national and regional staffing trade associations, and as a result have developed personal relationships with the owners of numerous independent staffing companies. The Company believes that it will have a strategic advantage in completing acquisitions based on (i) these personal relationships, (ii) the successful assimilation of previous acquisitions, (iii) its decentralized entrepreneurial environment and (iv) its greater visibility and resources as a public company.



     As consideration for future acquisitions, the Company intends to use various combinations of equity, debt or cash. The Company also has a credit facility of $50.0 million, some of which could be used in connection with future acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Combined."


     Growing Internally. A key element of the Company's growth strategy is to increase the productivity and profitability of existing operations by expanding and enhancing services and by increasing penetration in existing geographic markets. Spinning-off new branch offices from existing branches is a primary method of expansion in the Company's existing markets. Spin-offs usually occur in metropolitan areas where a branch has grown too large to efficiently manage the number of temporary staffing hours generated. The branch splits into two offices which allows the new branch to open with an existing client base and provides the Company with geographical expansion at low marginal cost. During fiscal 1995 and the first six months of 1996, the Company opened 19 spin-off branches. In addition, the Company may open new branch offices by following existing clients into new geographic areas.


     Increasing Vendor-on-Premises Relationships. As of June 30, 1996 the Company had 16 VOP partnering relationships, as compared to 10 at December 31, 1995. VOP relationships represented 9.4% and 14.6% of the Company's revenues for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively. Under these programs, the Company assumes administrative responsibility for coordinating all temporary personnel services throughout a client's location or organization, including skills testing and training. While these partnering relationships tend to have lower gross margins than traditional temporary staffing services, the higher volumes and comparatively lower operating expenses associated with these relationships result in attractive operating profits for the Company. The Company seeks to expand its VOP program to comprehensive outsourcing arrangements, in which the Company staffs and manages an entire department or function on a turn-key basis. The VOP program provides the Company with an opportunity to establish long-term client relationships, which result in a more stable source of revenue, while providing clients with a dedicated on-site account manager who can more effectively meet the client's changing staffing needs with high quality and consistent service.

     Cross-Selling Professional Services. The Company currently provides commercial staffing services in the majority of its offices and plans to introduce its professional services to certain branches that currently do not offer such services. The Company believes there are substantial growth opportunities through the introduction of its broad range of existing services throughout its network of branch offices.

     Expanding Specialty Medical Services. The Company believes that revenue and profitability can be enhanced by providing specialty medical services in additional markets. The Company's specialty medical services personnel currently include physical and occupational therapists, speech pathologists, and clinical trials support services such as clinical monitoring, project management, data management, programming, statistical analysis, regulatory affairs, medical writing and training. The Specialty Medical division generally enjoys higher gross margins than the Commercial division because it offers specialized expertise. The Company intends to expand its Specialty Medical division through acquisitions and internal development.

THE STAFFING SERVICES INDUSTRY

     The temporary staffing industry has grown rapidly in recent years as competitive pressures have caused businesses to focus on reducing costs, including converting fixed labor costs to variable costs. The use of temporary employees also enables companies to improve flexibility in employee hiring and scheduling and allows them to focus on their core business functions. According to NATSS, the U.S. market for temporary services grew at a compound average annual growth rate of approximately 17.7%, from approximately $20.4 billion in revenue in 1991 to approximately $39.2 billion in 1995. Studies show that more than 90% of all U.S. businesses use temporary staffing services, and that temporary staffing personnel now account for approximately 2% of the total U.S. workforce. The use of temporary personnel has become widely accepted as a valuable tool for managing personnel costs, supplementing permanent workforces and meeting specialized or fluctuating employment requirements. Vacations, illnesses, resignations, seasonal increases in work volume, marketing promotions and month-end requirements have historically created demand for temporary staffing. More recently, the growing cost and difficulty of hiring, laying off and terminating full-time workers has also encouraged greater use of temporary workers. In addition, entrants into the labor force increasingly look to temporary assignments as a way to build experience, make contacts, and receive training and valuable exposure to a variety of work settings, as well as a means to gain full-time employment.

     Organizations have also begun using flexible staffing to reduce administrative overhead by strategically outsourcing operations that are not part of their core business functions, such as recruiting, training and benefit administration. By utilizing temporary employees, businesses are able to avoid the management and administrative costs incurred if full-time personnel are employed. An ancillary benefit, particularly for smaller businesses, is that use of temporary employees shifts certain employment costs and risks (e.g., workers' compensation and unemployment insurance) to the temporary personnel provider, which can spread the costs and risks over a much larger pool of employees. Businesses are also utilizing staffing services to selectively hire and add to their full-time staff. This concept, typically referred to as "temp-to-perm," provides the client with an opportunity to evaluate skills and proficiency prior to extending full-time employment offers. NATSS estimates that approximately 40% of temporary employees are ultimately offered full-time employment by clients.

THE COMPANY'S STAFFING SERVICES

     The Company's staffing services are provided through three divisions:

     Commercial Division. The Company's Commercial division, which accounted for approximately 89.9% and 88.2% of the Company's revenues for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively, provides personnel to clients with traditional clerical and light industrial needs. The Company's clerical services personnel include secretarial, clerical and word processing personnel, receptionist/switchboard operators, typists, data entry operators, cashiers, client service representatives, medical/legal transcriptionists, file clerks, and other miscellaneous office personnel. Light industrial services personnel include warehouse workers, maintenance workers, assemblers, quality control clerks, order pullers, food service workers, production workers, shipping/receiving clerks, janitors, packagers, inventory clerks, textile manufacturers, and machinists.

     Specialty Medical Division. The Company's Specialty Medical division accounted for 8.3% and 7.3% of the Company's revenues for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively. The Company offers specialty medical staffing services to meet the growing demand for physical and occupational therapists in the U.S. healthcare market. The Company recruits, both domestically and internationally, trained physical therapists, occupational therapists and speech pathologists to work in a variety of healthcare settings in more than 15 states. The Company also provides complete physical therapy management and staffing services to out-patient clinics as well as rural and suburban acute care hospitals. The Company targets hospitals in the 80-250 bed range with at least one orthopedic surgeon on staff, minimal competition in the area, and moderate to heavy surrounding industry.

     Professional Division. The Company's Professional division provides personnel for technical, information technology, legal and accounting services and accounted for 1.8% and 4.5% of the Company's revenues for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively. The Company provides technical services personnel such as drafters, designers and engineers in the mechanical and electrical engineering and computer science fields. Information technology services include systems planning and design, project management, software applications development, systems and network implementation, systems integration and higher-level contract programming services, facilities management, systems maintenance, "help-desk" assistance and education and training. The Company also provides accounting personnel, paralegals and other legal assistants, and sales and marketing professionals.

     The Company offers clinical trials support personnel to meet the demands of the pharmaceutical, biotechnology, medical device and medical research data industries. The Company provides contract personnel with a wide variety of expertise in the clinical research field, including clinical monitoring, project management, data management, programming, statistical analysis, regulatory affairs, medical review and writing and training. The Company maintains a national database of qualified contract professionals and is able to source potential candidates for its clients on a nationwide basis.

OPERATIONS


     Branch Offices. The Company offers its services through 91 branch offices in Arkansas, Colorado, Georgia, North Carolina, Oklahoma, South Carolina, Tennessee and Virginia. Branch managers operate their offices with a significant degree of autonomy and accountability and will receive bonuses based on the profitability of the branch. This compensation system is designed to motivate the managers to maximize the growth and profitability of their offices. Other branch personnel, including account coordinators, will also receive bonuses directly related to the growth and profitability of their branch. Branch managers will report to regional managers or subsidiary presidents. Operating within the guidelines set by the Company, the branch managers will be responsible for pursuing new business opportunities and focusing on sales and marketing, account development, and employee recruitment and retention.


     Sales and Marketing. StaffMark's services are marketed through its network of offices whose branch managers, supported by the Company's marketing staff, make regular personal sales visits to clients and prospects. The Company emphasizes long-term personal relationships with clients which are developed through regular assessment of client requirements and constant monitoring of temporary staff performance. New clients are obtained through client referrals, telemarketing and advertising in a variety of local and regional media, including television, radio, direct mail, Yellow Pages, newspapers, magazines and trade publications. The Company will continue to sponsor job fairs and other community events. The Company's officers and senior management also participate in national and regional trade associations, local chambers of commerce and other civic associations.

     Recruiting. One of the Company's most successful recruiting tools is referrals by its field employees. The Company finds that referrals from its existing labor force provide the highest quality and largest number of new temporary employees and, in certain markets, the Company pays a referral fee to employees for recruiting a new temporary employee. The Company employs full-time regional recruiters who regularly monitor the skills and availability of their region's temporary employees to ensure a base of qualified employees to meet client demands. These recruiters also visit schools, clubs, and professional associations and present career development programs to various organizations. In addition, the Company obtains applicants from advertising on radio, television, in the Yellow Pages and through other print media.

     Employees/Personnel. Currently, the six Founding Companies provide over 10,000 field employees to more than 2,500 clients during a typical week. As of June 30, 1996, the Company employed approximately 500 internal staff. None of the Company's employees, including its field employees, are represented by a collective bargaining agreement. The Company believes its employee relations are good. Hourly wages for the Company's field employees are determined according to market conditions. The Company pays mandated costs of employment, including the employer's share of social security taxes (FICA), federal and state unemployment taxes, unemployment compensation insurance, general payroll expenses and workers' compensation insurance. The Company offers access to various insurance programs and benefits to its field employees.

     Assessment, Training and Quality Control. The Company uses a comprehensive system to assess, select and train its field employees in order to provide quality assurance for its temporary personnel operations. Applicants are given a range of tests, applicable to the position(s) they seek. Clerical and office-support applicants receive state-of-the-art tests in computer skills, word processing, typing, data entry, accounting, and other business applications. These sophisticated tests cover the latest software, and thoroughly and objectively evaluate each individuals' skills and experience. The Company feels it is imperative to customize testing and training to match the specific office environment in which the individual will be placed. In the technical arena, specific programming tests are also given to assess the expertise of the candidate seeking placement. Such testing measures proficiency in programming languages, electromechanical skills, autocad, schematics and other technical applications. Industrial electronic assembly applicants are tested to determine basic competency, industrial aptitude, hand and finger dexterity, soldering, mathematics, ability to read a blue print, and measurement calculations.

     Management recognizes that certain clients have specialized staffing requirements that can only be fulfilled with customized training. The Company provides training programs for specific staffing requirements, such as electronic or mechanical assembly or the use of specialized software applications. Computerized tutorials are generally available for temporary employees seeking to upgrade their typing, data entry, office automation or word processing skills, and classes on topics such as spreadsheets and software applications are conducted periodically in branch offices.

     The Company stresses specialization, training and empowerment of employees to ensure that clients receive the highest quality service for the most cost-effective price. The Company currently operates a career training center where temporary employees as well as the general public can enroll in career advancement classes. This center helps to increase the number of trained and qualified applicants eligible for placement with the Company's clients.


     Management Information Systems. The operating system software utilized by the Company is the Caldwell-Spartin system which management believes is currently one of the leading applications software systems in the staffing industry. This system permits access to a shared database at the branch level, allowing the branch office to fill client orders, communicate with clients regarding invoices and screen candidates for the most suitable job opportunity. Four of the six Founding Companies currently utilize versions of the Caldwell-Spartin system. The Company anticipates the other Founding Companies will be brought on-line with this system within six months of the completion of the Offering. The Company believes that the Caldwell-Spartin system, once implemented throughout the Founding Companies and connected to all branch offices, can readily be expanded to meet increased demands without significant additional capital expenditures.


     Workers' Compensation Program. The Company intends to maintain workers' compensation insurance for all claims in excess of a retention level of $250,000 per occurrence. The Company's risk management team will take a proactive approach to safety and risk control. The team will work diligently to train the Company's full-time staff to better screen, test and orient the Company's temporary employees to a more safety-conscious environment. The team will also perform periodic safety inspections at client locations to help determine potential risk for employee injury and to assist clients in making the workplace safer through customized safety program development, implementation and evaluation. Company policies prohibit staffing of high risk activities such as working on unprotected elevated platforms or the handling of hazardous materials. The risk management team will evaluate new clients and will have the authority to decline service if the work environment is perceived to be unsafe or potentially hazardous.

     An independent actuary provides advice on overall workers' compensation costs and performs an actuarial valuation regarding the adequacy of the accruals. The Company believes such accruals are reasonable. Currently, three of the Founding Companies are self-insured in the states of Arkansas, Georgia and Oklahoma. One Founding Company participates in a large retention program and another participates in a group captive program. The remaining company participates in the voluntary insurance market. The Founding Companies and any acquired operations will be integrated into the Company's program at such time as, in management's judgment, is most cost effective.

COMPETITION

     The staffing industry is highly competitive and highly fragmented, consisting of more than 7,000 firms. There are limited barriers to entry and new competitors frequently enter the market. The Company also faces intense competition from large international, national, regional and local companies. Principal competitors in the Company's markets are generally national temporary personnel companies with substantially greater financial and marketing resources than those of the Company.

     The Company competes for qualified temporary staffing employees and for clients who require the services of such employees. The principal competitive factors in attracting and retaining qualified temporary staffing employees are competitive salaries and benefits, quality and frequency of assignments and responsiveness to employee needs. The Company believes that many persons who seek temporary employment are also seeking regular employment and that the availability of assignments which may lead to regular employment is an important factor in its ability to attract qualified temporary staffing employees.

     The principal competitive factors in obtaining clients are a strong sales and marketing program, the timely availability of qualified temporary staffing employees, the ability to match client requirements with available temporary staffing employees, competitive pricing of services and satisfying work production requirements. The Company believes its long-term client relationships and strong emphasis on providing service and value to its clients and temporary staffing employees are important competitive advantages.

     The Company also competes for acquisition candidates. The Company believes that further industry consolidation will continue during the next few years. However, there is likely to be significant competition which could lead to higher prices being paid for such businesses. The Company believes that it will have a strategic advantage in completing acquisitions as a result of: (i) management's personal relationships with existing staffing companies; (ii) the successful assimilation of previous acquisitions; (iii) its decentralized entrepreneurial environment and (iv) its greater visibility and resources as a public company. See "-- Growth Strategy." However, no assurance can be given that the Company's acquisition program will be successful or that the Company will be able to compete effectively in its markets.

FACILITIES

     The Company owns no real property. It leases its corporate headquarters as well as space for all of its branch offices. The Company believes that its facilities are adequate for its needs and does not anticipate inordinate difficulty in replacing such facilities or opening additional facilities, if needed.

     The Company's headquarters is located at 302 East Millsap Road, Fayetteville, Arkansas 72703. The premises are leased from a related party for a term ending on January 1, 2001, with three options to renew for five additional years each. A substantial number of other facilities are also leased from related parties. The Company believes that the lease terms are at least as favorable as could be obtained from any unrelated third party. See "Certain Transactions -- Lease of Facilities."

REGULATION

     The Company's operations are not generally subject to state or local licensing requirements or other regulations specifically governing the provision of commercial and professional staffing services. There can be no assurance, however, that states in which the Company operates or may in the future operate will not adopt such licensing or other regulations affecting the Company.

     State mandated workers' compensation and unemployment insurance premiums have increased in recent years and have directly increased the Company's cost of services. In addition, the extent and type of health insurance benefits that employers are required to provide employees have been the subject of intense scrutiny and debate in recent years at both the national and state level. Proposals have been made to mandate that employers provide health insurance benefits to staffing employees, and some states could impose sales taxes, or raises sales tax rates, on staffing services. Further increases in such premiums or rates, or the introduction of new regulatory provisions, could substantially raise the costs associated with hiring and employing staffing employees. See "Risk Factors -- Increased Employee Costs" and "-- Risk of Government Regulations and Legislative Proposals."

     The Company currently recruits physical and occupational therapists internationally for domestic placement. The entry of these employees into the United States is regulated by the U.S. Department of Labor and U.S. Department of Justice -- Immigration and Naturalization Services. The regulations governing the hiring of foreign nationals are complex and change often. If either of these authorities or any other regulatory or judicial body should determine that the Company is not in compliance with the regulations, the Company could be subject to fines and/or suspension of this part of the Company's business. Further, regulations could change in a manner which would limit the Company's ability to employ foreign nationals. Any of the foregoing could have a material adverse effect on the Company's business, financial condition, and results of operation.

INTELLECTUAL PROPERTY

     The Company has applied for Federal Service Mark registration of "StaffMark" and the associated Company logo with the U.S. Patent and Trademark Office. No assurance can be given that any such registration will be granted or that, if granted, such registration will be effective to prevent others from:
(i) using the mark concurrently; or (ii) challenging the Company's use of the service mark in certain locations. The Company owns and licenses several other state and federal trademarks used by the Founding Companies. The Company believes that it has all rights to trademarks and trade names necessary for the conduct of its business.

LEGAL AND ADMINISTRATIVE PROCEEDINGS

     On July 13, 1995, Liberty Mutual Insurance Company ("Liberty") filed a complaint against HRA in the Chancery Court of Davidson County, Tennessee, Case No. 95-2160 II (III) alleging that HRA failed to pay certain insurance premiums due and owing to Liberty for its provision of worker's compensation insurance to HRA in fiscal years 1993 and 1994, and a portion of fiscal year 1995. A judgment was rendered against the Company for approximately $718,000, which was inclusive of the disputed amounts plus accrued interest. The Company filed an appeal to this judgment and is negotiating settlement. HRA reserved the full $718,000 related to these disputed amounts, including accrued interest, during the fiscal years for which the claims were raised. Accordingly, management anticipates that the ultimate resolution of this matter will not have a material adverse effect on the financial position or results of operations of the Company.

     In the ordinary course of its business, the Company is periodically threatened with or named as a defendant in various lawsuits, including discrimination and harassment and other similar claims. The Company maintains insurance in such amounts and with such coverage and deductibles as management believes are reasonable.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth certain information as of October 2, 1996 concerning the Company's directors, executive officers and certain key employees:


                    NAME                     AGE                   POSITION
    -------------------------------------    ---     -------------------------------------
    Jerry T. Brewer(1)...................    55      Chairman of the Board
    Clete T. Brewer(1)...................    31      Chief Executive Officer and
                                                     President; Director
    Terry C. Bellora.....................    50      Chief Financial Officer
    Ted Feldman..........................    43      Chief Operating Officer
    Robert H. Janes III..................    30      Executive Vice President -- Mergers
                                                     and Acquisitions
    W. David Bartholomew.................    39      Executive Vice
                                                     President -- Southeastern Operations;
                                                        Director
    Donald A. Marr, Jr. .................    32      Executive Vice
                                                     President -- Southwestern Operations
    Steven E. Schulte....................    33      Executive Vice President --
                                                        Administration; Director
    John H. Maxwell, Jr.(2)..............    53      Executive Vice President -- Medical
                                                        Services; Director
    Janice Blethen.......................    52      Executive Vice President -- Clinical
                                                     Trials Support Services; Director
    William T. Gregory...................    54      General Manager -- Carolina Region;
                                                        Director
    Mary Sue Maxwell(2)..................    53      General Manager -- Oklahoma Region
    William J. Lynch.....................    53      Director
    R. Clayton McWhorter.................    62      Director
    Charles A. Sanders, M.D..............    64      Director

---------------

(1) Jerry T. Brewer is the father of Clete T. Brewer.

(2) John H. Maxwell, Jr. is the husband of Mary Sue Maxwell.

     Jerry T. Brewer co-founded StaffMark in March 1996 and has served since then as its Chairman of the Board. Mr. Brewer also co-founded Brewer in July 1988, and currently serves as its Chairman of the Board. From July 1988 to April 1995, Mr. Brewer served as President and Chief Executive Officer of Brewer.

     Clete T. Brewer co-founded StaffMark in March 1996 and has served since then as its President and Chief Executive Officer and a director. Mr. Brewer also co-founded Brewer in July 1988, and has served since April 1995 as President, Chief Executive Officer and a Director of Brewer. From July 1988 to April 1995, Mr. Brewer served as Vice President and a Director of Brewer.

     Terry C. Bellora became the Chief Financial Officer of StaffMark in August 1996. Prior to joining StaffMark, Mr. Bellora served as Chief Financial Officer of Pace Industries, Inc. from 1986 to August 1996. Mr. Bellora served as a director of Pace from 1988 to 1993 and as an advisory director of Pace from 1993 to 1996. Mr. Bellora is a Certified Public Accountant and was previously the audit partner for Gaddy & Co., Certified Public Accountants.


     Ted Feldman is the Chief Operating Officer of the Company. Mr. Feldman founded HRA in 1991 and since its inception has served as its President and Chief Executive Officer. From 1979 until 1992, Mr. Feldman served as President of Nashville Trunk & Bag Co.

     Robert H. Janes III co-founded StaffMark in March 1996 and has served since then as its Executive Vice President -- Mergers and Acquisitions. Mr. Janes has served as Vice President of Finance of Brewer since April 1995. From 1988 to 1990 and 1992 to 1995, he was employed in the corporate finance department of Stephens Inc., an investment banking firm. In 1992, Mr. Janes obtained an MBA from The Wharton School.



     W. David Bartholomew is Executive Vice President -- Southeastern Operations and a director of the Company, and he oversees the Company's Commercial and Professional divisions in that region. Mr. Bartholomew has served as Secretary/Treasurer of HRA since 1993. From 1991 through 1993, Mr. Bartholomew was President of Cobble Personnel of Nashville.



     Donald A. Marr, Jr. is Executive Vice President -- Southwestern Operations, and he oversees the Company's Commercial and Professional divisions in that region. He has been employed by Brewer since 1990 and has served as Brewer's Vice President of Operations since 1994.



     Steven E. Schulte is Executive Vice President -- Administration and a director of the Company. He has been employed by Prostaff since August 1987, and has served as Prostaff's President and Chief Executive Officer since June 1992.



     John H. Maxwell, Jr. is Executive Vice President -- Medical Services and a director of the Company. Mr. Maxwell has served as the Chief Executive Officer of Maxwell since 1973. He is a Certified Personnel Consultant and a Certified International Personnel Consultant.



     Janice Blethen is Executive Vice President -- Clinical Trials Support Services and a director of the Company. Ms. Blethen has served as Chief Executive Officer of Blethen since its inception in 1975. Ms. Blethen is a Certified Personnel Consultant.



     William T. Gregory is General Manager -- Carolina Region and a director of the Company. Mr. Gregory has served as President of First Choice since 1985. Mr. Gregory is a Certified Personnel Consultant.



     Mary Sue Maxwell is General Manager -- Oklahoma Region of the Company. Ms. Maxwell has served as President of Maxwell Staffing, Inc. since 1983.



     William J. Lynch is a director of the Company. Mr. Lynch is a Managing Director of Capstone Partners, LLC, a special situations venture capital firm. From October 1989 to March 1996, Mr. Lynch was a partner of the law firm of Morgan, Lewis & Bockius LLP. Mr. Lynch also serves as a director of Sanifill, Inc., a publicly traded environmental services company and Coach USA, Inc., a publicly traded motorcoach services company.



     R. Clayton McWhorter is a director of the Company. Mr. McWhorter is a distinguished professor of entrepreneurship at the Jack C. Massey Graduate School of Business at Belmont University. Mr. McWhorter is a member of the Board of Directors of Columbia/HCA Healthcare and served as Chairman of the Board from April 1995 to May 1996. Mr. McWhorter was Chairman and Chief Executive Officer of Healthtrust, Inc. from 1987 to April 1995 and was President of Healthtrust from 1991 to April 1995. Mr. McWhorter served as President and Chief Operating Officer of Hospital Corporation of America (HCA's predecessor) from 1985 to 1987, and as a Director of Hospital Corporation of America from 1983 to 1987. Mr. McWhorter is a director of SunTrust Bank in Nashville and Ingram Industries, Inc. and is a member of the Board of the Foundation for State Legislatures.



     Charles A. Sanders, M.D. is a director of the Company. Dr. Sanders is retired from Glaxo, Inc. where he served as Chief Executive Officer from 1989 through 1994 and Chairman from 1992 through 1995. Dr. Sanders currently serves as Chairman of The Commonwealth Fund and Project HOPE and serves on the Board of Trustees of The University of North Carolina at Chapel Hill. Dr. Sanders is a former director of Merrill Lynch & Co., Inc., Morton International, Inc. and Reynolds Metals Company.


     The number of directors on the Board of Directors is currently fixed at ten. Directors of the Company are elected at the annual meeting of stockholders. Officers of the Company are appointed at the first meeting of the Board of Directors after each annual meeting of stockholders. Directors and executive officers of the

Company are elected to serve until they resign or are removed or are otherwise disqualified to serve, or until their successors are elected and qualified.


     The Company expects that the Board of Directors will establish an Audit Committee, a Compensation Committee, and an Executive Committee. The members of each committee are expected to be determined at the first meeting of the Board of Directors following the Offering, however, the members of the Audit and Compensation Committees will consist solely of outside directors.


DIRECTOR COMPENSATION


     Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company will receive a fee of $2,000 for attendance at each Board of Directors meeting and $500 for each committee meeting (unless held on the same day as a Board of Directors meeting). Under the Company's 1996 Stock Option Plan, each non-employee Director will automatically receive nonqualified stock options to purchase 10,000 shares of Common Stock upon such person's initial election as a director. Non-employee directors will, beginning with the first annual meeting of the Company's stockholders, receive annual grants of non-qualified stock options to purchase 2,000 shares of Common Stock. See "Management -- 1996 Stock Option Plan." All directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, or for other expenses incurred in their capacity as Directors.


EXECUTIVE COMPENSATION; EMPLOYMENT AGREEMENTS; COVENANTS NOT TO COMPETE


     StaffMark was incorporated in March 1996, and did not conduct any operations or generate any revenue prior to the Offering. The Company anticipates that during fiscal 1996 its Chief Executive Officer and the four other most highly compensated officers, and their annualized base salaries for 1996, will be: Clete T. Brewer -- $150,000, Terry C. Bellora -- $150,000, Ted Feldman -- $145,000, W. David Bartholomew -- $125,000 and Steven E. Schulte -- $125,000 (collectively, the "named executive officers").



     Messrs. Brewer, Feldman, Bartholomew and Schulte have entered into employment agreements with the Company or a subsidiary thereof, commencing on the date of the closing of the Offering. Pursuant to such employment agreements, each such officer is eligible for additional year-end bonus compensation to be determined pursuant to an incentive bonus plan to be established by the Company. Each employment agreement is for a term of five years, and unless terminated or not renewed by the Company or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal.



     Each of the employment agreements for Messrs. Brewer, Feldman, Bartholomew and Schulte provides that, in the event of a termination of employment by the Company, except for specific instances of "cause" as defined in the employment agreement, such employee shall be entitled to receive from the Company such employee's then current salary for a period no longer than two years after the Offering. Each employment agreement contains a covenant not to compete with the Company for a period of two years immediately following the termination of his employment.


     Mr. Bellora has entered into an employment agreement with the Company providing for an annual base salary, a bonus to be determined annually pursuant to an incentive bonus plan to be established by the Company and options to purchase 150,000 shares of Common Stock at the initial public offering price, exercisable over a period of five years. The employment agreement is for a term of five years. The agreement provides for the payment of two years' salary in the event of termination without cause. In the event of a change in control of the Company, he may elect to terminate his employment and receive the amount he would receive pursuant to a termination without cause. Mr. Bellora's employment agreement contains a covenant not to compete with the Company for a period equivalent to the longer of two years immediately following termination of employment or, in the case of a termination by the Company without cause in the absence of a change in control, for a period of one year following termination of employment. In the event of a change in control without 15 days notice, such non-competition provisions would not apply.

1996 STOCK OPTION PLAN

     The Company was incorporated in March 1996 and did not conduct any operations prior to that time. Accordingly, no stock options were granted to, or exercised by or held by any executive officers in fiscal 1995. In June 1996, the Board of Directors and the Company's stockholders approved the Company's 1996 Stock Option Plan (the "Plan"). The purpose of the Plan is to provide directors, officers, key employees and consultants with additional incentives by increasing their ownership interests in the Company. Directors, officers and other key employees of the Company and its subsidiaries are eligible to participate in the Plan. In addition, awards may be granted to consultants providing valuable services to the Company. Awards under the Plan are granted by the Compensation Committee of the Board of Directors and may include incentive stock options ("ISOs"), and/or non-qualified stock options ("NQSOs").

     The Compensation Committee of the Board of Directors, which will administer the Plan, is required to consist of two or more directors who qualify as disinterested persons within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee generally has discretion to determine the terms of an option grant, including the number of option shares, option price, term, vesting schedule, the post-termination exercise period, and whether the grant will be an ISO or NQSO. Notwithstanding this discretion: (i) the number of shares subject to options granted to any individual in any calendar year may not exceed 500,000 shares;
(ii) the option price per share of Common Stock may not be less than 100% of the fair market value of such share at the time of grant or 110% of the fair market value of such shares if the option is intended to be an ISO and is granted to a stockholder owning more than 10% of the combined voting power of all class of the Company stock or of its parent or subsidiary on the date of the grant of the option; and (iii) the term of any option may not exceed 10 years or five years if the option is intended to be an ISO and is granted to a stockholder owning more than 10% of the total combined voting power of all classes of stock on the date of the grant of the option. In addition, unless otherwise specified by the Compensation Committee, all outstanding options vest upon a "change in control" of the Company (as defined in the Plan), and all options will terminate three months following any termination of employment.

     The Plan also provides for automatic option grants to directors who are not otherwise employed by the Company or its subsidiaries. Upon commencement of service (or upon agreeing to serve in the case of the initial non-employee directors), a non-employee director will receive an NQSO to purchase 10,000 shares of Common Stock, and continuing non-employee directors will receive annual options to purchase 2,000 shares of Common Stock. Options granted to non-employee directors become exercisable one-third on the date of grant and one-third on each of the next two anniversaries of the date of grant. Non-employee directors' options have a term of five years from the date of grant.

     The maximum number of shares of Common Stock that may be subject to outstanding options, determined immediately after the grant of any option, is the greater of 1,500,000 or 12% of the aggregate number of shares of the Company's Common Stock outstanding, provided, however, that options to purchase no more than 1,500,000 shares of Common Stock may be granted as ISOs as of the preceding January 1, less, in each case, the number of shares subject to previously outstanding awards under the Plan. Shares of Common Stock which are attributable to awards which have expired, terminated or been cancelled or forfeited during any calendar year are available for issuance or use in connection with future awards during such calendar year.

     The Plan will remain in effect until terminated by the Board of Directors. No ISO may be granted more than 10 years after the adoption of the Plan by the Board or approval of the Plan by the stockholders, whichever is earlier. The Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval within one year after approval by the Board of Directors if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

     The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended, which generally disallows a public company's tax deduction for compensation to the chief executive officer and the four other most highly compensated executive officers in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. The Company intends that options granted with an exercise price at least equal to 100% of fair market value of the underlying stock at the date of grant will qualify as such "performance-based compensation," although other awards under the Plan may not so qualify. Until final regulations are adopted and other guidance made available by the Internal Revenue Service, there can be no assurance that any awards under the Plan will qualify as "performance-based compensation" that is fully deductible by the Company under
Section 162(m).


     The Company issued options to purchase a total of 829,025 shares of Common Stock upon completion of the Offering at the initial public offering price. In addition and in accordance with the Mergers, options to purchase an aggregate of one share of Brewer's common stock previously granted to employees of On Call were converted into options to purchase 16,397 shares of StaffMark Common Stock at $2.13 per share. Options to be issued, other than those granted to non-employee directors and Mr. Bellora, will generally be exercisable as to 40% of the underlying shares two years from the date of grant and as to an additional 20% on each of the next three anniversaries of the date of option grant. No options were granted during fiscal year 1995.


OFFICER AND DIRECTOR LIABILITY

     Pursuant to the Company's Certificate of Incorporation and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law, or any transaction in which a director has derived improper personal benefit.

     As permitted by Delaware law, the Company will enter into an indemnification agreement with its directors, pursuant to which the Company will agree to pay certain expenses, including attorney's fees, judgments, fines and amounts paid in settlement incurred by such directors in connection with certain actions, suits or proceedings. These agreements require directors to repay the amount of any expenses advanced if it shall be determined that they shall not have been entitled to indemnification.


     The Company maintains liability insurance for the benefit of its directors and officers.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information as of October 2, 1996 regarding the beneficial ownership of the Common Stock of the Company by: (i) each person known to the Company to be the beneficial owner of 5% or more of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each named executive officer; and (iv) all executive officers and directors as a group. All persons listed have an address c/o the Company's principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated.



                                                                           SHARES BENEFICIALLY
                                                                             OWNED AFTER THE
                                                                                 OFFERING
                                                                          ----------------------
                                 NAME                                      NUMBER        PERCENT
-----------------------------------------------------------------------   ---------      -------
Jerry T. Brewer(1).....................................................     722,944         5.4%
Clete T. Brewer........................................................   1,067,954         8.0
Terry C. Bellora(2)....................................................      25,200        *
Chad J. Brewer(3)......................................................     680,022         5.1
Ted Feldman............................................................     302,611         2.3
W. David Bartholomew(4)................................................     282,437         2.1
Steven E. Schulte(5)...................................................     455,925         3.4
John H. Maxwell, Jr.(6)................................................     719,623         5.4
Mary Sue Maxwell(7)....................................................     719,623         5.4
Janice Blethen(8)......................................................     476,478         3.6
William T. Gregory.....................................................     435,750         3.3
William J. Lynch(9)....................................................     139,375         1.1
R. Clayton McWhorter(10)...............................................       3,333        *
Charles A. Sanders, M.D.(10)...........................................       3,333        *
All directors and executive officers as a group (14 persons)...........   4,936,932        37.0


---------------

  * Less than 1%.

 (1) Includes 225,000 shares held by Mr. Brewer's spouse, as to which Mr. Brewer disclaims beneficial ownership.


 (2) Represents 25,000 shares subject to options which are exercisable within 60 days.



 (3) Includes 66,044 shares held by the Clete Brewer Irrevocable Trust for the benefit of Chad Brewer and for which Chad Brewer is the trustee. Chad J. Brewer is the son of Jerry T. Brewer and the brother of Clete T. Brewer.


 (4) These shares are held by Bartfund I Limited Partnership, of which Mr. Bartholomew is the general partner.

 (5) Includes 437,025 shares held by the Steven E. Schulte Revocable Trust for which Mr. Schulte is a trustee.

 (6) Includes 354,402 shares held by the John H. Maxwell, Jr. Revocable Living Trust, of which Mr. Maxwell is the trustee, and includes 365,221 shares held by a trust for the benefit of Mr. Maxwell's spouse, as to which Mr. Maxwell disclaims beneficial ownership.

 (7) Includes 365,221 shares held by the Mary Sue Maxwell Revocable Living Trust, of which Ms. Maxwell is the trustee, and includes 354,402 shares held by a trust for the benefit of Ms. Maxwell's spouse, as to which Ms. Maxwell disclaims beneficial ownership.

 (8) Includes 71,905 shares held by Blethen Family Investments Limited Partnership, the general partner of which is a corporation controlled by Ms. Blethen.


 (9) Includes 136,042 shares held by Capstone Partners LLC, of which Mr. Lynch is a manager and 3,333 shares subject to options which are exercisable within 60 days.



(10) Represents 3,333 shares subject to options which are exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The Company's authorized capital stock consists of 26,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). Without giving effect to the issuance of shares as contemplated by this Prospectus, the Company has outstanding 13,298,249 shares of Common Stock and no shares of Preferred Stock.


COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

     Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefore. See "Dividend Policy." Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this Offering will be upon payment therefor, fully paid and non-assessable.


     The Common Stock trades on the Nasdaq National Market under the symbol "STAF."


PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock of any class or series.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws, through action of its stockholders, to exempt itself from coverage, provided that such bylaw or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. The Company has not adopted such an amendment to its Certificate of Incorporation or Bylaws.

LIMITATION ON DIRECTORS' LIABILITIES

     Pursuant to the Company's Certificate of Incorporation and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Boatmen's Trust Company, St. Louis, Missouri.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY


     In connection with the formation of StaffMark, the Company issued 1,000 shares of Common Stock at $.01 per share and subsequently declared a stock dividend of 1,355 shares of Common Stock for each share of Common Stock outstanding. The shares were issued to various members of management including:
Jerry T. Brewer -- 179,944 shares; Clete T. Brewer -- 457,042 shares; Chad J. Brewer -- 252,978 shares; Donald A. Marr, Jr. -- 34,010 shares; Robert H. Janes III -- 184,957 shares; and Janice Blethen -- 25,068 shares. The Company also issued 136,042 shares to Capstone Partners, LLC, a Delaware Limited Liability Company, of which William J. Lynch is a member.



     Simultaneously with the closing of the Offering, StaffMark acquired by merger all of the issued and outstanding stock of the six Founding Companies, at which time each Founding Company became a wholly-owned subsidiary of the Company. The aggregate consideration paid by StaffMark in the Mergers was approximately $83.3 million, consisting of approximately $15.9 million in cash and 5,618,249 shares of Common Stock. In addition, in conjunction with the Mergers certain of the Founding Companies made distributions totaling approximately $5.3 million, representing S Corporation earnings previously taxed to their respective stockholders. Also, prior to the Mergers, certain of the Founding Companies made distributions of certain assets with a net book value totaling approximately $349,000.



     The following table sets forth the consideration paid for each Founding
Company:


                                                                        COMMON STOCK
                                                                ----------------------------
                     COMPANY                          CASH       SHARES      VALUE OF SHARES     TOTAL
--------------------------------------------------   -------    ---------    ---------------    -------
                                                                   (DOLLARS IN THOUSANDS)
Brewer............................................   $ 2,950    1,935,000        $23,220        $26,170
Prostaff..........................................     4,500    1,050,000         12,600         17,100
Maxwell...........................................     2,280      912,000         10,944         13,224
HRA...............................................     2,348      615,175          7,382          9,730
First Choice......................................     2,075      622,500          7,470          9,545
Blethen...........................................     1,764      483,574          5,803          7,567
                                                     -------    ---------        -------        -------
     Total........................................   $15,917    5,618,249        $67,419        $83,336
                                                     =======    =========        =======        =======


     In connection with the Mergers, and as consideration for their interests in the Founding Companies, certain officers, directors, key employees and holders of more than 5% of the outstanding shares of the Company, together with trusts for which they act as trustees, received cash and shares of Common Stock of the Company as follows:



                                                                    FOUNDING COMPANY
                                                                      CONSIDERATION
                                                             -------------------------------
                                                                                 SHARES OF
                                NAME                              CASH          COMMON STOCK
        --------------------------------------------------   --------------     ------------
                                                             (IN THOUSANDS)
        Jerry T. Brewer...................................      $  1,376            318,000
        Clete T. Brewer...................................            --            610,912
        Chad J. Brewer....................................           600            361,000
        Ted Feldman.......................................         1,009            302,611
        W. David Bartholomew..............................         1,210            282,437
        Donald A. Marr, Jr. ..............................            --             83,000
        Steven E. Schulte.................................         1,954            455,925
        John H. Maxwell, Jr. .............................           886            354,402
        Mary Sue Maxwell..................................           913            365,221
        Janice Blethen....................................         1,626            451,410
        William T. Gregory................................         1,453            435,750
                                                                --------          ---------
                  Total...................................      $ 11,027          4,020,668
                                                                ========          =========

     Pursuant to the agreements entered into in connection with the Mergers, all of the stockholders of the Founding Companies agreed not to compete with the Company for five years, unless reduced by applicable state law, commencing on the date of consummation of the Offering.



     Prior to the Offering, certain of the Founding Companies incurred indebtedness which was personally guaranteed by its stockholders or by entities controlled by its stockholders. The Company repaid approximately $29.5 million of indebtedness of the Founding Companies immediately following the consummation of the Offering, of which approximately $14.5 million directly or indirectly benefited persons who became officers, directors or greater than 5% stockholders of the Company upon consummation of the Offering. In each case, such person was either a direct obligor or a guarantor of such indebtedness. See "Use of Proceeds." Further, approximately $4.1 million of such indebtedness was incurred by the Founding Companies in connection with S Corporation distributions to the stockholders of the Founding Companies prior to the Mergers.


LEASES OF FACILITIES

     In connection with the acquisition of Brewer, the Company will assume a lease by Brewer of property in Fayetteville, Arkansas that is owned by Brewer Investments, an Arkansas limited partnership whose partners are Jerry T. Brewer and Kay Brewer. Jerry T. Brewer is the father of Clete T. Brewer and Chad J. Brewer and Kay Brewer is the mother of Clete T. Brewer and Chad J. Brewer and each is an officer, director and principal stockholder of Brewer. Lease payments to Brewer Investments were $60,000 in each of 1993, 1994 and 1995. In January 1996, Brewer Investments began leasing a new and larger building to Brewer which will become the Company's headquarters. The total lease payments to Brewer Investments for the six months ended June 30, 1996 were $105,000. The annual rent for the building is $225,000 and the lease extends for five years. The building leased during previous years is no longer being leased to Brewer. Brewer is responsible for all real estate taxes, insurance and maintenance.


     In connection with the acquisition of Prostaff, the Company assumed leases by Prostaff of property in Little Rock, Arkansas used by Prostaff in its operations that are owned by an Arkansas limited liability company, one of whose members is Steven E. Schulte, an officer, director and principal stockholder of Prostaff. The aggregate rental expenses for this property was approximately $61,100, $73,761 and $114,180 for fiscal years 1993, 1994 and 1995, respectively, and approximately $62,550 for the six months ended June 30, 1996. The annual rent is $127,200 and Prostaff is responsible for all real estate taxes, insurance and maintenance.



     Prior to the Mergers, Maxwell distributed real estate owned by it to John
H. Maxwell, Jr. and Mary Sue Maxwell, with an aggregate carrying value of approximately $221,000. Such real estate is leased to the Company at an annual rent of $100,000. The lease has a three year term and a two year renewal option.


     The Company believes that the rent payments to be made for leased facilities with related parties will be on terms that are as favorable to the Company as those that could be obtained from unaffiliated third parties.

CERTAIN LOANS


     In October 1996, StaffMark advanced Donald A. Marr, Jr. and Donna Vassil the principal amount of $80,000 due on October 2, 1999 pursuant to a promissory note that accrues interest at six percent per annum.



     Blethen has made advances to Janice Blethen which totaled $250,752 as of June 30, 1996. Such amount was to be repaid prior to the consummation of the Mergers.


     First Choice has an unsecured demand note payable to William T. Gregory in the principal amount of $140,000 as of June 30, 1996 with interest payable semiannually at 8% per annum.

OTHER TRANSACTIONS

     In December 1995, a note receivable from Brewer Investments in the amount of approximately $345,000 was distributed pro-rata to the individual shareholders of Brewer, including $80,000 to Jerry T. Brewer, $132,000 to Clete
T. Brewer, $75,000 to Chad J. Brewer, and $58,000 to Kay Brewer.


     In November 1995, Ted Feldman and Bartfund I Limited Partnership, an affiliate of W. David Bartholomew, purchased the common stock of a former stockholder of HRA for $150,000, each issuing to him a promissory note in the amount of $75,000. HRA guaranteed payment of Mr. Feldman's and Bartfund I Limited Partnership's promissory notes to the former stockholder. Such amounts were repaid prior to the consummation of the Mergers. In addition, HRA agreed to pay the former shareholder a $30,000 bonus for fiscal 1995; $150,000 as a severance arrangement to be paid in monthly installments of $5,690 through November 15, 1996; $5,647 through November 15, 1997, and $1,163 through November 15, 1998; and $236,518 as a non-compete agreement payable monthly through November 15, 2003.



     In November 1995, Mr. Feldman and Mr. Bartholomew purchased an option held by certain parties to acquire 30% of the common stock of HRA for $250,000. In conjunction with this transaction, HRA advanced to each of Mr. Feldman and Mr. Bartholomew the sum of $125,000. Such amounts were repaid prior to the consummation of the Mergers. In addition, HRA entered into a Settlement Agreement and Release with the holders of the option which released all claims against HRA for the sum of $90,000.


COMPANY POLICY


     In the future, any transactions with the Company's stockholders, officers and directors or their affiliates, if any, will be subject to the approval of a majority of the independent and disinterested outside directors and will be conducted on terms no less favorable than could be obtained from unaffiliated third parties.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The Company has outstanding 13,298,249 shares of Common Stock. The 6,325,000 shares sold in the Offering are freely tradeable without restriction unless acquired by affiliates of the Company. None of the remaining 6,973,249 outstanding shares of Common Stock (collectively, the "Restricted Shares") have been registered under the Securities Act, which means that they may be resold publicly only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 thereunder.

     In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or any affiliate of the Company, the acquiror or subsequent holder thereof may sell, within any three-month period commencing 90 days after the date of the prospectus relating to the Offering, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If three years have elapsed since the later of the date of acquisition of restricted shares of Common Stock from the Company or from any affiliate of the Company and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares under Rule 144(k) without regard to the limitations described above.

     The Company, all of the former stockholders of the Founding Companies and the executive officers and directors of the Company have agreed that they will not offer or sell any shares of Common Stock of the Company for a period of 180 days after the date of the Offering without the prior written consent of the Representatives of the Underwriters, except that the Company may issue shares of Common Stock in connection with acquisitions or upon the exercise of options granted under the Company's 1996 Stock Option Plan. See "Underwriting." In addition, the stockholders of the Founding Companies and StaffMark, who own in the aggregate 6,973,249 shares of Common Stock, have agreed with the Company that they will not sell any of their shares for a period of two years after October 2, 1996. These stockholders, however, have the right, in the event the Company proposes to register under the Securities Act any Common Stock for its own account or for the account of others, subject to certain exceptions, to require the Company to include their shares in the registration, subject to the right of any managing underwriter of any such offering to exclude some or all of the shares for marketing reasons. In addition, 22 months after the October 2, 1996 Offering and upon the affirmative vote of the holders of at least 876,450 shares of the Common Stock issued in connection with the Mergers, the stockholders of the Founding Companies have certain limited demand registration rights to require the Company to register shares held by them.

     The Company issued under its 1996 Stock Option Plan options to purchase 829,025 shares of Common Stock. The sale of Common Stock underlying such options will be subject to the expiration of the Lockup Period. Substantially all of the options will vest over a period of five years (40% two years after the date of grant and 20% each year thereafter). The Company intends to register the shares issuable upon exercise of options granted under the Plan and, upon such registration, such shares will be eligible for resale in the public market.

     The 4,000,000 shares of its Common Stock being offered by this Prospectus will, upon registration thereof, be freely tradeable in general. In some instances, however, the Company may contractually restrict the sale of shares issued in connection with future acquisitions. The piggyback registration rights described above do not apply to the Registration Statement of which this Prospectus is a part. Sales, or the availability for sale of, substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered by this prospectus will be passed upon for the Company by Wright, Lindsey & Jennings, Little Rock, Arkansas.

                                    EXPERTS

     The audited financial statements included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission, a Registration Statement on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement (and the exhibits and schedules thereto), certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to such Registration Statement and the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit.

     As a result of this offering, the Company will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the Commission. A copy of the Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal offices, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, upon payment of prescribed fees. Electronic registration statements, reports, proxy and information statements and other information regarding registrants filed through the Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's Web Site (http://www.sec.gov). This Registration Statement, as well as all exhibits and amendments hereto, have been filed through EDGAR.

     The Company's Common Stock is listed on the Nasdaq National Market. Proxy statements and other information concerning the Company can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       -----
STAFFMARK, INC. UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS:
  Introduction to Unaudited Pro Forma Combined Financial Statements..................  F-3
  Unaudited Pro Forma Combined Balance Sheet.........................................  F-4
  Notes to Unaudited Pro Forma Combined Balance Sheet................................  F-8
  Unaudited Pro Forma Combined Statement of Income for the Six Months Ended
     June 30, 1996...................................................................  F-9
  Notes to Unaudited Pro Forma Combined Statement of Income for the Six Months Ended
     June 30, 1996...................................................................  F-11
  Unaudited Pro Forma Combined Statement of Income for the Year Ended December 31,
     1995............................................................................  F-13
  Notes to Unaudited Pro Forma Combined Statement of Income for the Year Ended
     December 31, 1995...............................................................  F-15
HISTORICAL FINANCIAL STATEMENTS OF FOUNDING COMPANIES:
STAFFMARK, INC.
  Report of Independent Public Accountants...........................................  F-17
  Balance Sheet......................................................................  F-18
  Notes to Balance Sheet.............................................................  F-19
BREWER PERSONNEL SERVICES, INC.
  Report of Independent Public Accountants...........................................  F-21
  Balance Sheets.....................................................................  F-22
  Statements of Income...............................................................  F-23
  Statements of Stockholders' Equity.................................................  F-24
  Statements of Cash Flows...........................................................  F-25
  Notes to Financial Statements......................................................  F-26
THE PROSTAFF COMPANIES
  Report of Independent Public Accountants...........................................  F-36
  Combined Balance Sheets............................................................  F-37
  Combined Statements of Income......................................................  F-38
  Combined Statements of Stockholders' Equity........................................  F-39
  Combined Statements of Cash Flows..................................................  F-40
  Notes to Combined Financial Statements.............................................  F-41
THE MAXWELL COMPANIES
  Report of Independent Public Accountants...........................................  F-48
  Combined Balance Sheets............................................................  F-49
  Combined Statements of Income......................................................  F-50
  Combined Statements of Stockholders' Equity........................................  F-51
  Combined Statements of Cash Flows..................................................  F-52
  Notes to Combined Financial Statements.............................................  F-53
HRA, INC.
  Report of Independent Public Accountants...........................................  F-60
  Balance Sheets.....................................................................  F-61
  Statements of Income (Loss)........................................................  F-62
  Statements of Stockholders' Equity.................................................  F-63
  Statements of Cash Flows...........................................................  F-64
  Notes to Financial Statements......................................................  F-65

                                                                                       PAGE
                                                                                       -----
FIRST CHOICE STAFFING, INC.
  Report of Independent Public Accountants...........................................  F-74
  Balance Sheets.....................................................................  F-75
  Statements of Income...............................................................  F-76
  Statements of Stockholders' Equity.................................................  F-77
  Statements of Cash Flows...........................................................  F-78
  Notes to Financial Statements......................................................  F-79
THE BLETHEN GROUP
  Report of Independent Public Accountants...........................................  F-85
  Combined Balance Sheets............................................................  F-86
  Combined Statements of Income (Loss)...............................................  F-87
  Combined Statements of Stockholders' Equity........................................  F-88
  Combined Statements of Cash Flows..................................................  F-89
  Notes to Combined Financial Statements.............................................  F-90
HISTORICAL FINANCIAL STATEMENTS OF ACQUIRED COMPANIES:
E.P. ENTERPRISES CORPORATION
  Report of Independent Public Accountants...........................................  F-98
  Balance Sheets.....................................................................  F-99
  Statements of Income...............................................................  F-100
  Statements of Stockholders' Equity (Deficit).......................................  F-101
  Statements of Cash Flows...........................................................  F-102
  Notes to Financial Statements......................................................  F-103
ON CALL EMPLOYMENT SERVICES, INC.
  Report of Independent Public Accountants...........................................  F-107
  Balance Sheets.....................................................................  F-108
  Statements of Income...............................................................  F-109
  Statements of Stockholders' Equity (Deficit).......................................  F-110
  Statements of Cash Flows...........................................................  F-111
  Notes to Financial Statements......................................................  F-112
STRATEGIC SOURCING, INC.
  Report of Independent Public Accountants...........................................  F-115
  Balance Sheets.....................................................................  F-116
  Statements of Income (Loss)........................................................  F-117
  Statements of Stockholders' Equity (Deficit).......................................  F-118
  Statements of Cash Flows...........................................................  F-119
  Notes to Financial Statements......................................................  F-120

                                STAFFMARK, INC.

       INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


     StaffMark, through wholly-owned subsidiaries, merged, simultaneously with the closing of the Offering, with Brewer, Prostaff, Maxwell, HRA, First Choice and Blethen. Pursuant to the requirements of SAB 97, Brewer was designated as the acquirer for financial reporting purposes, of the Other Founding Companies. Based upon the provisions of SAB 97, these acquisitions were accounted for as combinations at historical cost because: (i) the Founding Companies' stockholders transferred assets to StaffMark in exchange for Common Stock simultaneously with StaffMark's initial public offering; (ii) the nature of future operations of the Company are substantially identical to the combined operations of the Founding Companies; (iii) the stockholders of each of the Founding Companies may be considered promoters; and (iv) no former stockholder group of any of the Founding Companies obtained a majority of the outstanding voting shares of the Company. Accordingly, historical financial statements of the Founding Companies have been combined throughout all relevant periods as if the Founding Companies had always been members of the same operating group. However, since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance.



     The following unaudited pro forma combined financial statements present Brewer combined with StaffMark and give effect to the following pro forma adjustments: (i) the acquisition of the Other Founding Companies at historical cost in accordance with the applicable provisions of SAB 97; (ii) the effect of the acquisitions of Caldwell, On Call and SSI; (iii) the adjustment to compensation expense for the Compensation Differential; (iv) the incremental provision for income taxes attributable to the income of S Corporations, net of the income tax benefits related to the Compensation Differential; (v) the liability for the cash consideration paid to the stockholders of the Founding Companies; (vi) the transfer of selected assets to the stockholders of certain of the Founding Companies; (vii) the additional cash borrowed from banks to pay S Corporation Accumulated Adjustment Account balances; (viii) the issuance of 5,618,249 shares of Common Stock to stockholders of the Founding Companies in connection with the Mergers; (ix) the issuance of 1,355,000 shares by StaffMark prior to the Offering; and (x) the adjustment to record the net deferred income tax liabilities attributable to the temporary differences between the financial reporting and income tax basis of assets and liabilities currently held in S Corporations. In addition, the "As Adjusted" combined balance sheet of StaffMark includes post merger adjustments for the sale of 6,325,000 shares of Common Stock and the application of the net proceeds. No pro forma statement of income adjustment is necessary to give effect to the transfer of selected assets to the Founding Companies' stockholders as the assets distributed had substantially no effect on net income.



     The Company has performed a preliminary analysis of the savings that it expects to realize as a result of: (i) consolidating certain general and administrative functions, including workers' compensation programs; (ii) the reduction in interest payments related to the repayment of outstanding Founding Company debt; (iii) its ability to borrow at lower interest rates than the Founding Companies; (iv) the interest earned on the net proceeds of the Offering remaining after payment of the expenses of the Offering, the cash portion of the consideration paid for the Founding Companies and the repayment of outstanding Founding Company debt; and (v) efficiencies in other general and administrative areas. It is anticipated that these savings will be partially offset by the costs of being a public company. However, these costs, like the savings that they offset, cannot be quantified accurately. Accordingly, neither the anticipated savings nor the anticipated costs have been included in the accompanying pro forma financial information of StaffMark.


     The pro forma financial data do not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates or to project the Company's financial position or results of operations for any future period. See "Risk Factors" included elsewhere herein.

     These pro forma combined financial statements should be read in conjunction with other information contained elsewhere in this Prospectus under the heading "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements of StaffMark, Brewer and the Other Founding Companies. See "Index to Financial Statements."

                                STAFFMARK, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1996
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                                           ACQUIRED FOUNDING
                                                                                                             COMPANIES(A)
                                                                                                      ---------------------------
                                                                                            BREWER    PROSTAFF   MAXWELL    HRA
                                                                                            -------   --------   -------   ------
CURRENT ASSETS:
  Cash and cash equivalents................................................................. $   778   $   75    $  666    $  506
  Restricted cash and certificates of deposit...............................................      --       --       109        --
  Accounts receivable, net of allowance for doubtful accounts...............................   6,260    3,952     2,676     2,784
  Prepaid expenses and other................................................................     275      150       137       775
  Deferred income taxes.....................................................................      --       --        --       227
  Advances to stockholders..................................................................      --       --        --       340
                                                                                            -------   --------   -------   ------
        Total current assets................................................................   7,313    4,177     3,588     4,632
PROPERTY AND EQUIPMENT, net.................................................................     994      830       295       196
INTANGIBLE ASSETS, net......................................................................  18,606       --       297       166
DEFERRED OFFERING COSTS.....................................................................      --       --        --        --
OTHER ASSETS:
  Advances to stockholders..................................................................      --       --        --        --
  Deferred income taxes.....................................................................      --       --        --        57
  Advances to StaffMark, Inc................................................................     188       31        31        31
  Cash surrender value of officers' life insurance..........................................      --       41        --        --
  Other.....................................................................................      40       15        --         1
                                                                                            -------   --------   -------   ------
        Total other assets..................................................................     228       87        31        89
                                                                                            -------   --------   -------   ------
                                                                                            $27,141    $5,094    $4,211    $5,083
                                                                                            =======   =======    ========  ======





                                                                                                                       COMBINED
                                                                                              ACQUIRED FOUNDING        FOUNDING
                                                                                                COMPANIES(A)           COMPANIES
                                                                                            ---------------------      ---------
CURRENT ASSETS:
  Cash and cash equivalents.................................................................     $   12      $  119     $ 2,156
  Restricted cash and certificates of deposit...............................................         --          --         109
  Accounts receivable, net of allowance for doubtful accounts...............................      1,672       1,683      19,027
  Prepaid expenses and other................................................................         39          16       1,392
  Deferred income taxes.....................................................................         --           8         235
  Advances to stockholders..................................................................         --          --         340
                                                                                                 ------      ------     -------
        Total current assets................................................................      1,723       1,826      23,259
PROPERTY AND EQUIPMENT, net.................................................................        350         279       2,944
INTANGIBLE ASSETS, net......................................................................         --          --      19,069
DEFERRED OFFERING COSTS.....................................................................         --          --          --
OTHER ASSETS:
  Advances to stockholders..................................................................         --         251         251
  Deferred income taxes.....................................................................         --          --          57
  Advances to StaffMark, Inc................................................................         32          31         344
  Cash surrender value of officers' life insurance..........................................         --          --          41
  Other.....................................................................................         50          12         118
                                                                                                 ------      ------     -------
        Total other assets..................................................................         82         294         811
                                                                                                 ------      ------     -------
                                                                                                 $2,155      $2,399     $46,083
                                                                                                 =======     ======     =======


       The accompanying notes are an integral part of this balance sheet.

                                STAFFMARK, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1996
                                 (IN THOUSANDS)

                              ASSETS -- Continued

                                                                       ACQUISITION RELATED ADJUSTMENTS
                                       COMBINED                      ------------------------------------    PRO FORMA
                                       FOUNDING      STAFFMARK,                PRO FORMA         TOTAL        MERGER
                                      COMPANIES         INC.         SSI(B)   ADJUSTMENTS     ADJUSTMENTS   ADJUSTMENTS
                                      ----------   ---------------   ------   -----------     -----------   -----------
CURRENT ASSETS:
  Cash and cash equivalents...........  $  2,156       $   236        $ 68       $ (68)(c)       $  --        $ 1,360(f)
                                                                                                               (1,360)(g)
  Restricted cash and certificates of
    deposit...........................       109            --          --          --              --             --
  Accounts receivable, net of
    allowance for doubtful accounts...    19,027            --         138        (138)(c)          --             --
  Prepaid expenses and other..........     1,392            --           7          (7)(c)          --             --
  Deferred income taxes...............       235            --          --          --              --           (235)(j)
  Advances to stockholders............       340            --          --          --              --             --
                                        -------         ------        ----       -----            ----        -------
        Total current assets..........    23,259           236         213        (213)             --           (235)
PROPERTY AND EQUIPMENT, net...........     2,944            --          19          --              19            (86)(h)
INTANGIBLE ASSETS, net................    19,069            --          --         731(d)          731             --
DEFERRED OFFERING COSTS...............        --         1,888          --          --              --             --
OTHER ASSETS:
  Advances to stockholders............       251            --          --          --              --             --
  Deferred income taxes...............        57            --          --          --              --            (57)(j)
  Advances to StaffMark, Inc..........       344            --          --          --              --             --
  Cash surrender value of officers'
    life insurance....................        41            --          --          --              --            (41)(h)
  Other...............................       118            --           2          (2)(c)          --             --
                                        -------         ------        ----       -----            ----        -------
        Total other assets............       811            --           2          (2)             --            (98)
                                        -------         ------        ----       -----            ----        -------
                                       $ 46,083        $ 2,124        $234       $ 516           $ 750        $  (419)
                                        =======         ======        ====       =====            ====        =======


                                                    POST MERGER
                                        PRO FORMA   ADJUSTMENTS     AS ADJUSTED
                                        ---------   -----------     -----------
CURRENT ASSETS:
  Cash and cash equivalents...........   $ 2,392     $  67,187(m)     $25,153
                                                       (28,651)(n)
                                                       (15,917)(p)
                                                           142(s)
  Restricted cash and certificates of
    deposit...........................       109                          109
  Accounts receivable, net of
    allowance for doubtful accounts...    19,027            --         19,027
  Prepaid expenses and other..........     1,392            --          1,392
  Deferred income taxes...............        --            --             --
  Advances to stockholders............       340            --            340
                                         -------      --------        -------
        Total current assets..........    23,260        22,761         46,021
PROPERTY AND EQUIPMENT, net...........     2,877            --          2,877
INTANGIBLE ASSETS, net................    19,800          (238)(o)     19,562
DEFERRED OFFERING COSTS...............     1,888        (1,888)(s)         --
OTHER ASSETS:
  Advances to stockholders............       251            --            251
  Deferred income taxes...............        --            --             --
  Advances to StaffMark, Inc..........       344          (344)(r)         --
  Cash surrender value of officers'
    life insurance....................        --            --             --
  Other...............................       118            --            118
                                         -------      --------        -------
        Total other assets............       713          (344)           369
                                         -------      --------        -------
                                         $48,538     $  20,291        $68,829
                                         =======      ========        =======


       The accompanying notes are an integral part of this balance sheet.

                                STAFFMARK, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1996
                                 (IN THOUSANDS)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                                           ACQUIRED FOUNDING
                                                                                                             COMPANIES(A)
                                                                                                      ---------------------------
                                                                                            BREWER    PROSTAFF   MAXWELL    HRA
                                                                                            -------   --------   -------   ------
CURRENT LIABILITIES:
  Accounts payable and other accrued liabilities............................................ $   587   $   98    $  242    $  321
  Outstanding checks........................................................................     342      250        --       261
  Payroll and related liabilities...........................................................   1,569    1,233       886       710
  Reserve for workers' compensation claims..................................................     749      638       912     1,788
  Short-term borrowings.....................................................................   1,546    1,177        --     1,020
  Current maturities of notes payable to stockholders.......................................      --       30        --        --
  Current maturities of debt................................................................   2,422       67     1,827       111
  Income taxes payable......................................................................      --       --        --       190
  Deferred income taxes.....................................................................      --       --        --        --
  Pro forma distribution to Founding Companies' stockholders................................      --       --        --        --
                                                                                            -------   --------   -------   ------
        Total current liabilities...........................................................   7,215    3,493     3,867     4,401
LONG-TERM DEBT, less current maturities.....................................................  16,204       77        78       265
NOTES PAYABLE TO STOCKHOLDERS...............................................................      --       --        --       116
ADVANCES FROM FOUNDING COMPANIES............................................................      --       --        --        --
DEFERRED INCOME TAXES.......................................................................      --       --        --        --
                                                                                            -------   --------   -------   ------
        Total liabilities...................................................................  23,419    3,570     3,945     4,782
STOCKHOLDERS' EQUITY:
  Common stock..............................................................................      --       11         5        13
  Paid-in capital...........................................................................     497       --        --        --
  Subscriptions receivable..................................................................     (80)      --        --        --
  Retained earnings.........................................................................   3,305    1,513       261       288
                                                                                            -------   --------   -------   ------
        Total stockholders' equity..........................................................   3,722    1,524       266       301
                                                                                            -------   --------   -------   ------
                                                                                            $27,141    $5,094    $4,211    $5,083
                                                                                            =======   =======    ========  ======



                                                                                                ACQUIRED FOUNDING
                                                                                                   COMPANIES(A)        COMBINED
                                                                                              ----------------------   FOUNDING
                                                                                              FIRST CHOICE   BLETHEN   COMPANIES
                                                                                              ------------   -------   ---------

CURRENT LIABILITIES:
  Accounts payable and other accrued liabilities............................................     $   97      $  107     $ 1,452
  Outstanding checks........................................................................         --          --         853
  Payroll and related liabilities...........................................................        500         506       5,404
  Reserve for workers' compensation claims..................................................         50          --       4,137
  Short-term borrowings.....................................................................        250       1,053       5,046
  Current maturities of notes payable to stockholders.......................................        140          82         252
  Current maturities of debt................................................................         --          10       4,437
  Income taxes payable......................................................................         --          78         268
  Deferred income taxes.....................................................................         --          --          --
  Pro forma distribution to Founding Companies' stockholders................................         --          --          --
                                                                                                 ------      -------    -------
        Total current liabilities...........................................................      1,037       1,836      21,849
LONG-TERM DEBT, less current maturities.....................................................         --          19      16,643
NOTES PAYABLE TO STOCKHOLDERS...............................................................         --          47         163
ADVANCES FROM FOUNDING COMPANIES............................................................         --          --          --
DEFERRED INCOME TAXES.......................................................................         --          10          10
                                                                                                 ------      -------    -------
        Total liabilities...................................................................      1,037       1,912      38,665
STOCKHOLDERS' EQUITY:
  Common stock..............................................................................         10           8          47
  Paid-in capital...........................................................................         --           9         506
  Subscriptions receivable..................................................................         --          --         (80)
  Retained earnings.........................................................................      1,108         470       6,945
                                                                                                 ------      ------     -------
          Total stockholders' equity..........................................................    1,118         487       7,418
                                                                                                 ------      -------    -------
                                                                                                 $2,155      $2,399     $46,083
                                                                                                 =======     ======     =======


       The accompanying notes are an integral part of this balance sheet.

                                STAFFMARK, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1996
                                 (IN THOUSANDS)

               LIABILITIES AND STOCKHOLDERS' EQUITY -- Continued

                                                                     ACQUISITION RELATED ADJUSTMENTS
                                          COMBINED                 ------------------------------------    PRO FORMA
                                          FOUNDING    STAFFMARK,             PRO FORMA         TOTAL        MERGER
                                          COMPANIES      INC.      SSI(B)   ADJUSTMENTS     ADJUSTMENTS   ADJUSTMENTS     PRO FORMA
                                          ---------   ----------   ------   -----------     -----------   -----------     ---------
CURRENT LIABILITIES:
  Accounts payable and other accrued
    liabilities...........................  $ 1,452     $1,746      $  9       $  (9)(c)       $  --       $      --      $  3,198
  Outstanding checks......................      853         --        --          --              --              --           853
  Payroll and related liabilities.........    5,404         --        25         (25)(c)          --              --         5,404
  Reserve for workers' compensation
    claims................................    4,137         --        --          --              --              --         4,137
  Short-term borrowings...................    5,046         --        10         (10)(c)          --              --         5,046
  Current maturities of notes payable to
    stockholders..........................      252         --        48         (48)(c)          --              --           252
  Current maturities of debt..............    4,437         --        --                          --           1,360(f)      5,797
  Income taxes payable....................      268         --        --          --              --              --           268
  Deferred income taxes...................       --         --        --          --              --             988(j)        988
  Pro forma distribution to Founding
    Companies' stockholders...............       --         --        --          --              --          15,917(i)     15,917
                                           -------      ------      ----        ----            ----        --------      --------
        Total current liabilities.........   21,849      1,746        92         (92)             --          18,265        41,860
LONG-TERM DEBT, less current maturities...   16,643         --        --         750(e)          750              --        17,393
NOTES PAYABLE TO
  STOCKHOLDERS............................      163         --        60         (60)(c)          --              --           163
ADVANCES FROM FOUNDING COMPANIES..........       --        344        --          --              --              --           344
DEFERRED INCOME TAXES.....................       10         --        --          --              --             102(j)        112
                                           -------      ------      ----        ----            ----        --------      --------
        Total liabilities.................   38,665      2,090       152         598             750          18,367        59,872
STOCKHOLDERS' EQUITY:
  Common stock............................       47         14         3          (3)(c)          --             (47)(k)        70
                                                                                                                  56(l)
  Paid-in capital.........................      506         17        --          --              --              47(k)        514
                                                                                                                 (56)(l)
  Subscriptions receivable................      (80)        --        --          --              --              --           (80)
  Retained earnings.......................    6,945          3        79         (79)(c)          --          (1,360)(g)   (11,838)
                                                                                                                (127)(h)
                                                                                                             (15,917)(i)
                                                                                                              (1,382)(j)
                                           -------      ------      ----        ----            ----        --------      --------
        Total stockholders' equity........    7,418         34        82         (82)             --         (18,786)      (11,334)
                                           -------      ------      ----        ----            ----        --------      --------
                                           $46,083      $2,124      $234       $ 516           $ 750       $    (419)     $ 48,538
                                           =======      ======      ====        ====            ====        ========      ========


                                            POST MERGER
                                            ADJUSTMENTS     AS ADJUSTED
                                            -----------     -----------
CURRENT LIABILITIES:
  Accounts payable and other accrued
    liabilities...........................   $  (1,746)(s)    $ 1,452
  Outstanding checks......................          --            853
  Payroll and related liabilities.........          --          5,404
  Reserve for workers' compensation
    claims................................          --          4,137
  Short-term borrowings...................      (5,046)(n)         --
  Current maturities of notes payable to
    stockholders..........................        (252)(n)         --
  Current maturities of debt..............      (5,797)(n)         --
  Income taxes payable....................         (93)(o)        175
  Deferred income taxes...................          --            988
  Pro forma distribution to Founding
    Companies' stockholders...............     (15,917)(p)         --
                                              --------        -------
        Total current liabilities.........     (28,851)        13,009
LONG-TERM DEBT, less current maturities...     (17,393)(n)         --
NOTES PAYABLE TO
  STOCKHOLDERS............................        (163)(n)         --
ADVANCES FROM FOUNDING COMPANIES..........        (344)(r)         --
DEFERRED INCOME TAXES.....................          --            112
                                              --------        -------
        Total liabilities.................     (46,751)        13,121
STOCKHOLDERS' EQUITY:
  Common stock............................          63(m)         133
                                                    --
  Paid-in capital.........................      67,124(m)      55,800
                                               (11,838)(q)
  Subscriptions receivable................          --            (80)
  Retained earnings.......................      11,838(q)        (145)
                                                  (145)(o)

                                              --------        -------
        Total stockholders' equity........      67,042         55,708
                                              --------        -------
                                             $  20,291        $68,829
                                              ========        =======


       The accompanying notes are an integral part of this balance sheet.

                                STAFFMARK, INC.

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1996


(a) Based on the provisions of SAB 97, which was issued and effective July 31, 1996, Brewer was designated as the acquirer, for financial reporting purposes, of the Other Founding Companies. The acquisitions of the Other Founding Companies have been accounted for as combinations using historical cost. The summary information presented represents the combination of the historical financial statements of each of the Founding Companies at historical cost, as if these companies had been members of the same operating group. However, the Founding Companies were not under common control or management. Therefore, the data presented may not be comparable to or indicative of post combination results to be achieved by the Company subsequent to the Mergers. For a discussion of the combined operating results, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." Also, see "Selected Financial Data."


(b) Records the unaudited balance sheet of SSI, which was purchased by First Choice on July 1, 1996.

(c) Records the adjustment to remove assets and liabilities not assumed by First Choice in conjunction with their acquisition of SSI.

(d) Records an estimate of the intangible assets to be recorded by First Choice in conjunction with the acquisition of SSI.

(e) Records the debt to be incurred by First Choice in conjunction with the acquisition of SSI.

(f) Records cash borrowed from banks to fund the distribution of certain Founding Companies' S Corporation Accumulated Adjustment Account balances.

(g) Records the distribution of certain Founding Companies' S Corporation Accumulated Adjustment Account balances.

(h) Records the dividend of certain automobiles, cash surrender value of life insurance policies, facilities and equipment to certain stockholders of the Founding Companies.

(i) Records the liability for the cash consideration to be paid to the stockholders of the Founding Companies in connection with the Mergers.

(j) Records the adjustment to the recorded deferred income tax balances attributable to the temporary differences between the financial reporting and income tax basis of assets and liabilities currently held in S Corporations.

(k) Records the elimination of the Founding Companies' Common Stock as additional paid-in capital.


(l) Records the issuance of 5,618,249 shares issued to the stockholders of the Founding Companies in connection with the Mergers.



(m) Records the proceeds from the issuance of 6,325,000 shares of Common Stock at an initial public offering price of $12.00 per share, net of estimated offering costs. Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.


(n) Records the repayment of all debt obligations with proceeds from the Offering.

(o) Records the elimination of capitalized deferred financing costs, net of the applicable income tax benefit.

(p) Records the distribution of the cash portion of consideration due to the Founding Companies' stockholders in connection with the Mergers.

(q)  Records the elimination of the retained earnings of the Founding Companies.

(r) Records the elimination of the funds advanced from the Founding Companies to StaffMark to fund organizational and other costs related to the planned merger and initial public offering.

(s) Records the elimination of deferred offering costs and restores cash used prior to June 30, 1996 to pay offering costs since the total estimated offering costs are considered in the pro forma adjustment discussed in note
     (m) above.

                                STAFFMARK, INC.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                 (IN THOUSANDS)

                                                                                                          ACQUIRED FOUNDING
                                                                                                             COMPANIES(A)
                                                                                                     ----------------------------
                                                                                           BREWER    PROSTAFF   MAXWELL     HRA
                                                                                           -------   --------   -------   -------
SERVICE REVENUES........................................................................... $30,556  $18,920    $13,232   $11,540
COST OF SERVICES...........................................................................  24,028   15,384     9,892      9,199
                                                                                           -------   -------    -------   -------
        Gross profit.......................................................................   6,528    3,536     3,340      2,341
OPERATING EXPENSES:
  Selling, general and administrative......................................................   4,445    2,767     2,480      2,064
  Depreciation and amortization............................................................     566      128        73         49
                                                                                           -------   -------    -------   -------
        Operating income...................................................................   1,517      641       787        228
                                                                                           -------   -------    -------   -------
OTHER INCOME (EXPENSE):
  Interest expense.........................................................................    (880)     (29)      (22)       (54)
  Other, net...............................................................................      (3)      11        55        334
                                                                                           -------   -------    -------   -------
INCOME BEFORE INCOME TAXES.................................................................     634      623       820        508
INCOME TAX PROVISION.......................................................................      --       --        --        210
                                                                                           -------   -------    -------   -------
        Net income......................................................................... $   634  $   623    $  820    $   298
                                                                                           =======   =======    =======   =======



                                                                                             ACQUIRED FOUNDING
                                                                                               COMPANIES(A)          COMBINED
                                                                                            ------------------------ FOUNDING
                                                                                            FIRST CHOICE   BLETHEN   COMPANIES
                                                                                            ------------   -------   ---------
SERVICE REVENUES...........................................................................     $7,885      $7,721     $89,854
COST OF SERVICES...........................................................................      6,386       5,918      70,807
                                                                                                ------      ------     -------
        Gross profit.......................................................................      1,499       1,803      19,047
OPERATING EXPENSES:
  Selling, general and administrative......................................................      1,138       1,303      14,197
  Depreciation and amortization............................................................         47          56         919
                                                                                                ------      ------     -------
        Operating income...................................................................        314         444       3,931
                                                                                                ------      ------     -------
OTHER INCOME (EXPENSE):
  Interest expense.........................................................................        (14)        (82)     (1,081)
  Other, net...............................................................................         --           1         398
                                                                                                ------      ------     -------
INCOME BEFORE INCOME TAXES.................................................................        300         363       3,248
INCOME TAX PROVISION.......................................................................         --          60         270
                                                                                                ------      ------     -------
        Net income.........................................................................     $  300      $  303     $ 2,978
                                                                                                ======      ======     =======


         The accompanying notes are an integral part of this statement.

                                STAFFMARK, INC.

                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                ACQUISITION RELATED ADJUSTMENTS
                                                              -------------------------------------------------------------------
                                                                ON CALL FOR THE
                                     COMBINED                 PERIOD FROM JANUARY
                                     FOUNDING    STAFFMARK,   1, 1996 TO FEBRUARY                        PRO FORMA       TOTAL
                                    COMPANIES       INC.          2, 1996(B)             SSI(C)         ADJUSTMENTS   ADJUSTMENTS
                                    ----------   ----------   -------------------   -----------------   -----------   -----------
SERVICE REVENUES..................   $ 89,854     $     --          $ 1,127               $ 449            $  --        $ 1,576
COST OF SERVICES..................     70,807           --              945                 240               --          1,185
                                      -------      -------           ------                ----             ----         ------
        Gross profit..............     19,047           --              182                 209               --            391
OPERATING EXPENSES:
  Selling, general and
    administrative................     14,197           --              116                 143               --            259
  Depreciation and amortization...        919           --                3                   3               16(d)          40
                                                                                                              18(e)
                                      -------      -------           ------                ----             ----         ------
        Operating income..........      3,931           --               63                  63              (34)            92
                                      -------      -------           ------                ----             ----         ------
OTHER INCOME (EXPENSE):
  Interest expense................     (1,081)          --               --                  --              (27)(f)        (55)
                                                                                                             (28)(g)
  Other, net......................        398            3                5                  --               --              5
                                      -------      -------           ------                ----             ----         ------
INCOME BEFORE INCOME TAXES........      3,248            3               68                  63              (89)            42
INCOME TAX PROVISION..............        270           --               --                  --               --             --
                                      -------      -------           ------                ----             ----         ------
        Net income (loss).........   $  2,978     $      3          $    68               $  63            $ (89)       $    42
                                      =======      =======           ======                ====             ====         ======
PRO FORMA NET INCOME PER COMMON
  SHARE...........................
WEIGHTED AVERAGE SHARES
  OUTSTANDING.....................


                                     PRO FORMA
                                      MERGER                  POST MERGER
                                    ADJUSTMENTS   PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                                    -----------   ---------   -----------   -----------
SERVICE REVENUES..................     $  --       $91,430      $    --       $91,430
COST OF SERVICES..................        --        71,992           --        71,992
                                       -----       -------       ------       -------
        Gross profit..............        --        19,438           --        19,438
OPERATING EXPENSES:
  Selling, general and
    administrative................      (263)(h)    14,193           --        14,193
  Depreciation and amortization...        --           959           --           959

                                       -----       -------       ------       -------
        Operating income..........       263         4,286           --         4,286
                                       -----       -------       ------       -------
OTHER INCOME (EXPENSE):
  Interest expense................        --        (1,136)       1,136(k)         --

  Other, net......................        --           406           --           406
                                       -----       -------       ------       -------
INCOME BEFORE INCOME TAXES........       263         3,556        1,138         4,692
INCOME TAX PROVISION..............     1,237(i)      1,507          443(k)      1,950
                                       -----       -------       ------       -------
        Net income (loss).........     $(974)      $ 2,049      $   693       $ 2,742
                                       =====       =======       ======       =======
PRO FORMA NET INCOME PER COMMON
  SHARE...........................                 $  0.25                    $  0.26
                                                   =======                    =======
WEIGHTED AVERAGE SHARES
  OUTSTANDING.....................                   8,300(j)                  10,687(l)
                                                   =======                    =======

         The accompanying notes are an integral part of this statement.

                                STAFFMARK, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996


(a) Based on the provisions of SAB 97, which was issued and became effective July 31, 1996, Brewer was designated as the acquirer, for financial reporting purposes, of the Other Founding Companies. The acquisitions of the Other Founding Companies have been accounted for as combinations using historical costs. The summary information presented represents the combination of the historical financial statements of each of the Founding Companies at historical cost, as if these companies had been members of the same operating group. However, the Founding Companies were not under common control or management. Therefore, the data presented may not be comparable to or indicative of post combination results to be achieved by the Company subsequent to the Mergers. For a discussion of the combined operating results, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." Also, see "Selected Financial Data."


(b) Records the audited financial results of On Call, which was purchased by Brewer on February 2, 1996, for the period from January 1, 1996 through the date of acquisition.

(c) Records the unaudited financial results of SSI, which was purchased by First Choice on July 1, 1996. Adjustment to reflect the amortization expense relating to the intangible assets recorded in conjunction with the acquisition of On Call for the period from January 1, 1996 through the date of acquisition. Intangible assets recorded in conjunction with this acquisition include goodwill of approximately $3.1 million which is being amortized over thirty years, a noncompete agreement of approximately $360, 000 which is being amortized over five years and deferred financing fees of approximately $56,000 which are being amortized over five years.

(e) Adjustment to reflect the amortization expense relating to the intangible assets to be recorded in conjunction with the acquisition of SSI. This pro forma calculation is based upon an allocation of approximately $73,000 of the SSI purchase price to a noncompete agreement which will be amortized over five years and an allocation of approximately $657,000 to goodwill which will be amortized over thirty years.

(f) Adjustment to reflect the increase in interest expense relating to debt incurred in conjunction with the acquisition of On Call for the period from January 1, 1996 through the date of acquisition. This pro forma expense calculation is based on the $3.0 million borrowed by Brewer under a term note in conjunction with this acquisition. Pro forma interest is computed based upon the applicable variable rate in effect on the term note which, based upon the terms of the agreement, would have approximated 9.9% during the pro forma period. A variance of .125% in the interest rate on this debt would have resulted in a change in pro forma interest expense of approximately $350 and a change in pro forma net income of approximately $215.

(g) Adjustment to reflect the increase in interest expense relating to debt incurred in conjunction with the acquisition of SSI. This pro forma expense allocation is based on debt totaling $750,000 incurred in conjunction with this acquisition. Of this amount, $375,000 was financed with a term note maturing from July 1996 through June 1999 which bears interest at 8.25% and $375,000 was financed with a note payable to the selling stockholder which matures from July 1997 through July 1999 and bears interest at 7.00%.

(h) Adjusts compensation to the level the owners have agreed to receive from the Founding Companies subsequent to the Mergers as follows:

                Brewer...........................................  $     595
                Prostaff.........................................    (57,961)
                Maxwell..........................................    (73,860)
                HRA..............................................     (7,972)
                First Choice.....................................        922
                Blethen..........................................   (124,745)
                                                                   ---------
                          Total..................................  $(263,021)
                                                                   =========

(i) Records the incremental provision to reflect federal and state income taxes as if the Founding Companies had been C Corporations. This adjustment records income tax expense at an effective combined tax rate of 39%, adjusted for nondeductible goodwill amortization.


(j)  Includes: (i) 1,355,000 shares issued by StaffMark prior to the Offering;
     (ii) 5,618,249 shares issued to the stockholders of the Founding Companies in connection with the Mergers; and (iii) 1,326,459 shares issued at an initial public offering price of $12.00 per share in connection with the Offering to pay the cash portion of the consideration for the Founding Companies but excludes 829,025 shares of Common Stock subject to options issued under the 1996 Stock Option Plan.



(k) Adjustment to reflect the elimination of interest expense, net of applicable income taxes, related to the repayment of all outstanding debt which was repaid from the Offering proceeds.




(l)  Includes: (i) 1,355,000 shares issued by StaffMark prior to the Offering;
     (ii) 5,618,249 shares issued to the stockholders of the Founding Companies in connection with the Mergers; (iii) 1,326,459 shares issued at an initial public offering price of $12.00 per share in connection with the Offering to pay the cash portion of the consideration for the Founding Companies; and (iv) 2,387,655 shares issued at an initial public offering price of $12.00 per share in connection with the Offering to repay all debt obligations of the Founding Companies but excludes up to 829,025 shares of Common Stock subject to options issued under the 1996 Stock Option Plan.

                                STAFFMARK, INC.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                                            ACQUIRED FOUNDING COMPANIES(A)
                                                                                           --------------------------------
                                                                               BREWER      PROSTAFF     MAXWELL       HRA
                                                                               -------     --------     -------     -------
SERVICE REVENUES.............................................................  $43,874     $34,330      $23,093     $18,307
COST OF SERVICES.............................................................   35,115      28,234      17,748       14,940
                                                                               -------     -------      -------     -------
    Gross profit.............................................................    8,759       6,096       5,345        3,367
OPERATING EXPENSES:
  Selling, general and administrative........................................    5,804       5,339       4,297        3,438
  Depreciation and amortization..............................................      591         220         136           66
                                                                               -------     -------      -------     -------
    Operating Income.........................................................    2,364         537         912         (137)
                                                                               -------     -------      -------     -------
OTHER INCOME (EXPENSE):
  Interest expense...........................................................     (801)        (20 )        --         (107)
  Other, net.................................................................       24          26           8           13
                                                                               -------     -------      -------     -------
INCOME BEFORE INCOME TAXES...................................................    1,587         543         920         (231)
INCOME TAX PROVISION (BENEFIT)...............................................       --          97          --          (84)
                                                                               -------     -------      -------     -------
    Net income...............................................................  $ 1,587     $   446      $  920      $  (147)
                                                                               =======     =======      =======     =======

                                                                                    ACQUIRED FOUNDING
                                                                                       COMPANIES(A)         COMBINED
                                                                               ------------------------     FOUNDING
                                                                               FIRST CHOICE     BLETHEN     COMPANIES
                                                                               ------------     -------     ---------
SERVICE REVENUES.............................................................    $ 13,703       $13,380     $146,687
COST OF SERVICES.............................................................      11,149        9,917       117,103
                                                                                  -------       -------     --------
    Gross profit.............................................................       2,554        3,463        29,584
OPERATING EXPENSES:
  Selling, general and administrative........................................       2,258        2,933        24,069
  Depreciation and amortization..............................................          33          111         1,157
                                                                                  -------       -------     --------
    Operating Income.........................................................         263          419         4,358
                                                                                  -------       -------     --------
OTHER INCOME (EXPENSE):
  Interest expense...........................................................         (20)        (141 )      (1,089 )
  Other, net.................................................................          --           11            82
                                                                                  -------       -------     --------
INCOME BEFORE INCOME TAXES...................................................         243          289         3,351
INCOME TAX PROVISION (BENEFIT)...............................................          --           81            94
                                                                                  -------       -------     --------
    Net income...............................................................    $    243       $  208      $  3,257
                                                                                  =======       =======     ========

         The accompanying notes are an integral part of this statement.

                                STAFFMARK, INC.

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                             ACQUISITION RELATED ADJUSTMENTS
                                                            -----------------------------------------------------------------
                                                             CALDWELL FOR
                                                            THE PERIOD FROM
                                    COMBINED                JANUARY 1, 1995
                                    FOUNDING    STAFFMARK,    TO JULY 10,                            PRO FORMA       TOTAL
                                    COMPANIES     INC.          1995(B)       ON CALL(C)   SSI(D)   ADJUSTMENTS   ADJUSTMENTS
                                    ---------   ---------   ---------------   ----------   ------   -----------   -----------
SERVICE REVENUES.................... $146,687   $     --        $11,035        $ 12,498    $1,243     $    --       $24,776
COST OF SERVICES....................  117,103         --          8,752          10,203      612           --        19,567
                                    --------    --------        -------         -------    ------     -------       -------
        Gross profit................   29,584         --          2,283           2,295      631           --         5,209
OPERATING EXPENSES:
  Selling, general and
    administrative..................   24,069         --          1,331           1,305      414           --         3,050
  Depreciation and amortization.....    1,157         --             17              25        5          293(e)        563
                                                                                                          186(f)
                                                                                                           37(g)
                                    --------    --------        -------         -------    ------     -------       -------
        Operating income............    4,358         --            935             965      212         (516)        1,596
                                    --------    --------        -------         -------    ------     -------       -------
OTHER INCOME (EXPENSE):
  Interest expense..................   (1,089)        --            (15)             --       --         (816)(h)    (1,189)
                                                                                                         (302)(i)
                                                                                                          (56)(j)
  Other, net........................       82         --             34              43        1           --            78
                                    --------    --------        -------         -------    ------     -------       -------
INCOME BEFORE INCOME TAXES..........    3,351         --            954           1,008      213       (1,690)          485
INCOME TAX PROVISION................       94         --             --              --       --           --            --
                                    --------    --------        -------         -------    ------     -------       -------
        Net income.................. $  3,257   $     --        $   954        $  1,008    $ 213      $(1,690)      $   485
                                    ========    ========        =======         =======    ======     =======       =======
PRO FORMA NET INCOME PER COMMON
  SHARE.............................
WEIGHTED AVERAGE SHARES
  OUTSTANDING.......................


                                       PRO FORMA
                                        MERGER                  POST MERGER
                                      ADJUSTMENTS   PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                                      -----------   ---------   -----------   -----------
SERVICE REVENUES....................    $    --     $171,463      $    --      $ 171,463
COST OF SERVICES....................         --      136,670           --        136,670
                                        -------     --------       ------       --------
        Gross profit................         --       34,793           --         34,793
OPERATING EXPENSES:
  Selling, general and
    administrative..................     (1,649)(k)   25,470           --         25,470
  Depreciation and amortization.....         --        1,720           --          1,720

                                        -------     --------       ------       --------
        Operating income............      1,649        7,603           --          7,603
                                        -------     --------       ------       --------
OTHER INCOME (EXPENSE):
  Interest expense..................         --       (2,278)       2,278(n)          --

  Other, net........................         --          160                         160
                                        -------     --------       ------       --------
INCOME BEFORE INCOME TAXES..........      1,649        5,485        2,278          7,763
INCOME TAX PROVISION................      2,285(l)     2,379          888(n)       3,267
                                        -------     --------       ------       --------
        Net income..................    $  (636)    $  3,106      $ 1,390      $   4,496
                                        =======     ========       ======       ========
PRO FORMA NET INCOME PER COMMON
  SHARE.............................                $   0.37                   $    0.42
                                                    ========                    ========
WEIGHTED AVERAGE SHARES
  OUTSTANDING.......................                   8,300 (m)                  10,687(o)
                                                    ========                    ========

         The accompanying notes are an integral part of this statement.

                                STAFFMARK, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995


(a) Based on the provisions of SAB 97, which was issued and became effective July 31, 1996, Brewer was designated as the acquirer of the other Founding Companies for financial reporting purposes. The acquisitions by Brewer of the other Founding Companies have been accounted for as combinations using historical costs. The summary information presented represents the combination of the historical financial statements of each of the Founding Companies for all periods presented at historical costs, as if these companies had been members of the same operating group. However, during the periods presented, the Founding Companies were not under common control or management. Therefore, the data presented may not be comparable to or indicative of post combination results to be achieved by the Company subsequent to the Merger. For a discussion of the combined operating results, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." Also, see "Selected Financial Data."


(b) Records the audited financial results of Caldwell, which was purchased by Brewer on July 10, 1995, for the period from January 1, 1995 through the date of acquisition.

(c) Records the 1995 audited financial results of On Call, which was purchased by Brewer on February 2, 1996.

(d) Records the 1995 audited financial results of SSI, which was purchased by First Choice on July 1, 1996.

(e) Adjustment to reflect the amortization expense relating to the intangible assets recorded in conjunction with the acquisition of Caldwell for the period from January 1, 1995 through the date of acquisition. Intangible assets recorded in conjunction with the acquisition of Caldwell include goodwill of approximately $15.3 million which is being amortized over thirty years and deferred financing fees of approximately $272,000 which are being amortized over five years.

(f) Adjustment to reflect the amortization expense relating to the intangible assets recorded in conjunction with the acquisition of On Call. Intangible assets recorded in conjunction with the acquisition of On Call include goodwill of approximately $3.1 million which is being amortized over thirty years, a noncompete agreement of approximately $360,000 which is being amortized over five years and deferred financing fees of approximately $56,000 which are being amortized over five years.

(g) Adjustment to reflect the amortization expense relating to the intangible assets to be recorded in conjunction with the acquisition of SSI. This pro forma calculation is based upon an allocation of approximately $73,000 of the SSI purchase price to a noncompete agreement which will be amortized over five years and an allocation of approximately $657,000 to goodwill which will be amortized over thirty years.

(h) Adjustment to reflect the increase in interest expense relating to debt incurred in conjunction with the acquisition of Caldwell for the period from January 1, 1995 through the date of acquisition. This pro forma expense calculation is based on debt totaling $16.1 million incurred in conjunction with this acquisition. Of this amount, $3.1 million bears interest at a fixed rate of 8.0%. The remaining $13.0 million was borrowed under Brewer's term loan agreement with Boatmen's which bears interest at a variable rate which, based upon the terms of the agreement, would have approximated 10.1% during the pro forma period. A variance of .125% in the interest rate on this component of debt would have resulted in a change in pro forma interest expense of approximately $8,500 and a change in pro forma net income of approximately $5,200.

(i) Adjustment to reflect the increase in interest expense relating to debt incurred in conjunction with the acquisition of On Call. This pro forma expense calculation is based on the $3.0 million borrowed by Brewer under a term note in conjunction with this acquisition. Pro forma interest is computed based upon the applicable variable rate in effect on the term loan which, based upon the terms of the agreement, would have approximated 9.9% during the pro forma period. A variance of .125% on the interest rate on this debt would have resulted in a change in pro forma interest expense of approximately $3,750 and a change in pro forma net income of approximately $2,290.

(j) Adjustment to reflect the increase in interest expense relating to debt incurred in conjunction with the acquisition of SSI. This pro forma expense calculation is based on debt totaling $750,000 incurred in conjunction with this acquisition. This amount includes $375,000 which was financed with a term note maturing from July 1996 through June 1999 bearing interest at 8.25% and $375,000 which was financed with a note payable to the selling stockholder maturing from July 1997 through July 1999 which bears interest at 7.00%.

(k) Adjusts compensation to the level the owners have agreed to receive from the Founding Companies subsequent to the Mergers as follows:


                Brewer..........................................  $  (250,016)
                Prostaff........................................     (800,000)
                Maxwell.........................................     (165,000)
                HRA.............................................      (73,767)
                First Choice....................................     (220,586)
                Blethen.........................................     (139,902)
                                                                  -----------
                          Total.................................  $(1,649,271)
                                                                  ===========

(l) Records the incremental provision to reflect federal and state income taxes as if the Founding Companies had been C Corporations. This adjustment records income tax expense at an effective combined tax rate of 39%, adjusted for nondeductible goodwill amortization.


(m)  Includes: (i) 1,355,000 shares issued by StaffMark prior to the Offering;
     (ii) 5,618,249 shares issued to the stockholders of the Founding Companies in connection with the Mergers; and (iii) 1,326,459 shares issued at an initial public offering price of $12.00 per share in connection with the Offering to pay the cash portion of the consideration for the Founding Companies but excludes 829,025 shares of Common Stock subject to options issued under the 1996 Stock Option Plan.



(n) Adjustment to reflect the elimination of interest expense, net of applicable income taxes, related to the repayment of all outstanding debt which was repaid from the Offering proceeds.



(o)  Includes: (i) 1,355,000 shares issued by StaffMark prior to the Offering;
     (ii) 5,618,249 shares issued to the stockholders of the Founding Companies in connection with the Mergers; (iii) 1,326,459 shares issued at an initial public offering price of $12.00 per share in connection with the Offering to pay the cash portion of the consideration for the Founding Companies; and (iv) 2,387,655 shares issued at an initial public offering price of $12.00 per share in connection with the Offering to repay all debt obligations of the Founding Companies but excludes 829,025 shares of Common Stock subject to options issued under the 1996 Stock Option Plan.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To StaffMark, Inc.:

     We have audited the accompanying balance sheet of StaffMark, Inc. (a Delaware corporation, originally One Source Staffing, Inc.) as of June 30, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of StaffMark, Inc. as of June 30, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Little Rock, Arkansas,
July 26, 1996 (except with respect
to the matters discussed in Note 4, as to which the date is October 2, 1996).

                                STAFFMARK, INC.

                                 BALANCE SHEET
                                 JUNE 30, 1996

                                     ASSETS

Cash and cash equivalents......................................................    $  235,574
Deferred offering costs........................................................     1,888,465
                                                                                   ----------
                                                                                   $2,124,039
                                                                                   ==========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Accounts payable.............................................................    $1,746,369
  Advances from Founding Companies.............................................       343,750
                                                                                   ----------
          Total liabilities....................................................     2,090,119
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; authorized shares of 1,000,000;
     no shares issued or outstanding...........................................            --
  Common stock, $.01 par value; authorized shares of 26,000,000;
     shares issued and outstanding of 1,355,000................................        13,550
  Paid-in capital..............................................................        17,710
  Retained earnings............................................................         2,660
                                                                                   ----------
          Total stockholders' equity...........................................        33,920
                                                                                   ----------
                                                                                   $2,124,039
                                                                                   ==========

                     The accompanying notes are an integral
                          part of this balance sheet.

                                STAFFMARK, INC.

                             NOTES TO BALANCE SHEET

1. ORGANIZATION:

     StaffMark, Inc. ("StaffMark" or the "Company," a Delaware corporation) was originally founded as One Source Staffing, Inc. on March 12, 1996, to create a nationwide provider of temporary staffing services. On June 14, 1996, the Company changed its name to StaffMark, Inc. The Company intends to acquire six local and regional temporary staffing companies (the "Founding Companies"), complete an initial public offering ("IPO") of its common stock and, subsequent to the IPO, continue to acquire, through merger or purchase, similar companies to expand the Company's national and regional operations.

     In June 1996, StaffMark signed definitive agreements to acquire by merger the Founding Companies to be effective with the IPO. The companies to be acquired are Brewer Personnel Services, Inc., The Maxwell Companies, The Prostaff Companies, Human Resources, Inc., First Choice Staffing, Inc. and The Blethen Group. Based upon an IPO price of $12 per share, the aggregate consideration that will be paid by StaffMark to acquire the Founding Companies is approximately $83.3 million (unaudited) consisting of a combination of cash and common stock.

     As of June 30, 1996, the Company had not conducted any operations, and activities to date have related primarily to the planned acquisitions and the IPO. Accordingly, statements of operations, changes in stockholders' equity and cash flows would not provide meaningful information and have been omitted. There is no assurance that the pending acquisitions discussed above will be completed and that StaffMark will be able to generate future operating revenue. StaffMark is dependent upon the IPO to fund the pending acquisitions and future operations.

     In April 1996, the Founding Companies advanced $375,000 to the Company to help fund offering related costs. In conjunction with the withdrawal of one of the original Founding Companies, non-refundable advances to the Company of $31,250 were reflected as a component of paid-in capital in the accompanying balance sheet.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and cash equivalents --

     Cash and cash equivalents represent demand deposits with a financial institution or highly liquid money market investments with original maturities of three months or less.

  Deferred offering costs --

     Deferred offering costs primarily represent professional fees incurred through June 30, 1996 in conjunction with the planned IPO and, for financial reporting purposes, will be netted against the offering proceeds upon completion of the public offering.

3. STOCKHOLDERS' EQUITY:

     In conjunction with the organization and initial capitalization of StaffMark, the Company issued 1,000 shares of common stock at a par value of $.01 per share. In June 1996, the Company's Board of Directors declared a 1,355-for-one stock split. The effect of this stock split has been reflected as a reduction of paid-in capital and an increase in common stock in the accompanying balance sheet.

     In June 1996, the Board of Directors approved the Company's 1996 Stock Option Plan (the "Plan") which authorizes the issuance of options to purchase up to 1,500,000 shares of the Company's common stock. As of June 30, 1996, the Company has not granted options under the Plan. The terms of the options granted under the Plan will be subject to the discretion of the Board of Directors, and subject to certain limitations specified in the Plan which include, among other requirements, that options must be granted at prices no less than market value at the date of grant. The Company plans to account for stock options granted pursuant to

                                STAFFMARK, INC.

the Plan in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Based on the provisions of APB 25, management does not expect the options granted pursuant to the Plan to have a material impact on the Company's results of operations or financial position. However, pursuant to the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company will be required to include supplemental pro forma disclosures with its subsequent financial statements which reflect the recognition of compensation expense related to options granted, measured based on the estimated fair value of the options on date of grant and recognized on a straight-line basis over the vesting period of the options.


4. SUBSEQUENT EVENTS (UNAUDITED):



     Subsequent to June 30, 1996, the Company has incurred significant additional costs, including professional fees and travel, associated with the acquisition of the Founding Companies and the IPO which are not reflected in the accompanying balance sheet. The Company anticipates that total offering costs related to the IPO will approximate $3.4 million (unaudited).


     In July 1996, StaffMark filed a Registration Statement on Form S-1 for the sale of its common stock. See "Risk Factors" included elsewhere herein.


     Effective October 2, 1996, the Company completed the initial public offering discussed above.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Brewer Personnel Services, Inc.:

     We have audited the accompanying balance sheets of Brewer Personnel Services, Inc. (the "Company"), as of January 1, 1995, December 31, 1995 and June 30, 1996, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brewer Personnel Services, Inc. as of January 1, 1995, December 31, 1995 and June 30, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996 in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Little Rock, Arkansas,
July 26, 1996 (except with respect
to the matter discussed in Note 15, as to which the date is October 2, 1996).

                        BREWER PERSONNEL SERVICES, INC.

                                 BALANCE SHEETS

                                     ASSETS



                                                                                JUNE 30, 1996
                                            JANUARY 1,    DECEMBER 31,    --------------------------
                                               1995           1995          ACTUAL        PRO FORMA
                                            ----------    ------------    -----------    -----------
                                                                                         (UNAUDITED)
                                                                                          (NOTE 14)
CURRENT ASSETS:
  Cash and cash equivalents...............  $  108,066    $    319,159    $   778,209    $   778,209
  Accounts receivable, net of allowance
     for doubtful accounts of $34,308,
     $214,187 and $256,603,
     respectively.........................   2,703,493       4,798,476      6,260,282      6,260,282
  Prepaid expenses and other..............     191,838         253,143        275,406        275,406
                                            ----------     -----------    -----------    -----------
          Total current assets............   3,003,397       5,370,778      7,313,897      7,313,897
PROPERTY AND EQUIPMENT, net...............     486,510         796,930        993,752        993,752
INTANGIBLE ASSETS, net....................     282,215      15,555,459     18,605,545     18,605,545
OTHER ASSETS:
  Related party notes receivable..........     264,664              --             --             --
  Advance to StaffMark, Inc...............          --              --        187,500        187,500
  Other...................................      17,262          29,192         40,165         40,165
                                            ----------     -----------    -----------    -----------
          Total other assets..............     281,926          29,192        227,665        227,665
                                            ----------     -----------    -----------    -----------
                                            $4,054,048    $ 21,752,359    $27,140,859    $27,140,859
                                            ==========     ===========    ===========    ===========

                                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable........................  $  179,063    $    272,329    $   355,181    $   355,181
  Outstanding checks......................     135,020         226,307        341,652        341,652
  Payroll and related liabilities.........     538,468       1,020,973      1,569,072      1,569,072
  Reserve for workers' compensation
     claims...............................     130,991         775,801        749,397        749,397
  Line of credit..........................     725,000         309,068      1,545,862      1,545,862
  Current maturities of long-term debt....     126,584         882,487      2,421,713      2,421,713
  Accrued interest and other..............      11,565         375,777        231,692        231,692
                                            ----------     -----------    -----------    -----------
          Total current liabilities.......   1,846,691       3,862,742      7,214,569      7,214,569
LONG-TERM DEBT, less current maturities...      97,154      15,103,831     16,204,401     16,504,401
COMMITMENTS AND CONTINGENCIES (Notes 9
  through 13)
STOCKHOLDERS' EQUITY:
  Common stock, no par value in 1994 and
     $.01 par value in 1995 and 1996;
     authorized shares of 1,000 in 1994,
     and 10,000 in 1995 and 1996; shares
     issued and outstanding of 117.5 in
     1994 and 1995 and 132.5 in 1996......      40,424               1              1              1
  Paid-in capital.........................          --          98,059        497,208        497,208
  Subscription receivable.................          --              --        (80,000)       (80,000)
  Retained earnings.......................   2,069,779       2,687,726      3,304,680      3,004,680
                                            ----------     -----------    -----------    -----------
          Total stockholders' equity......   2,110,203       2,785,786      3,721,889      3,421,889
                                            ----------     -----------    -----------    -----------
                                            $4,054,048    $ 21,752,359    $27,140,859    $27,140,859
                                            ==========     ===========    ===========    ===========

                 The accompanying notes to financial statements are an integral part of these balance sheets.

                        BREWER PERSONNEL SERVICES, INC.

                              STATEMENTS OF INCOME

                                                                                SIX MONTHS ENDED
                                            FISCAL YEARS                   --------------------------
                              -----------------------------------------      JULY 2,       JUNE 30,
                                 1993           1994           1995           1995           1996
                              -----------    -----------    -----------    -----------    -----------
                                                                           (UNAUDITED)
SERVICE REVENUES............  $12,313,300    $27,894,455    $43,874,246    $15,928,068    $30,556,381
COST OF SERVICES............   10,062,704     22,906,230     35,115,355     12,968,810     24,027,885
                              -----------    -----------    -----------    -----------    -----------
          Gross profit......    2,250,596      4,988,225      8,758,891      2,959,258      6,528,496
OPERATING EXPENSES:
  Selling, general and
     administrative.........    1,622,737      3,483,070      5,804,348      2,118,893      4,445,462
  Depreciation and
     amortization...........      121,395        255,895        590,066        136,463        565,974
                              -----------    -----------    -----------    -----------    -----------
          Operating
            income..........      506,464      1,249,260      2,364,477        703,902      1,517,060
OTHER INCOME (EXPENSE):
  Interest expense..........      (54,005)       (92,132)      (800,704)       (32,072)      (879,924)
  Interest and other income
     (expense)..............       25,150         19,653         22,765         19,204         (3,182)
                              -----------    -----------    -----------    -----------    -----------
          Net income........  $   477,609    $ 1,176,781    $ 1,586,538    $   691,034    $   633,954
                              ===========    ===========    ===========    ===========    ===========
PRO FORMA DATA (Unaudited)
  (Note 14):
  Historical income before
     income taxes...........                                $ 1,586,538                   $   633,954
  Less pro forma provision
     for income taxes.......                                    724,253                       363,484
                                                            -----------                   -----------
PRO FORMA NET
  INCOME....................                                $   862,285                   $   270,470
                                                            ===========                   ===========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                        BREWER PERSONNEL SERVICES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                     COMMON STOCK
                                   -----------------   PAID-IN    SUBSCRIPTION    RETAINED
                                   SHARES    AMOUNT    CAPITAL     RECEIVABLE     EARNINGS      TOTAL
                                   ------   --------   --------   ------------   ----------   ----------
BALANCE, January 3, 1993.......... 117.5    $ 37,900   $     --     $     --     $  807,985   $  845,885
  Net income......................    --          --         --           --        477,609      477,609
  Contribution....................    --       2,524         --           --             --        2,524
  Dividends.......................    --          --         --           --       (216,325)    (216,325)
                                   -----    --------   --------     --------     ----------   ----------
BALANCE, January 2, 1994.......... 117.5      40,424         --           --      1,069,269    1,109,693
  Net income......................    --          --         --           --      1,176,781    1,176,781
  Dividends.......................    --          --         --           --       (176,271)    (176,271)
                                   -----    --------   --------     --------     ----------   ----------
BALANCE, January 1, 1995.......... 117.5      40,424         --           --      2,069,779    2,110,203
  Change in the par value of
     shares of common stock from
     no par to $.01 per share.....    --     (40,423)    40,423           --             --           --
  Net income......................    --          --         --           --      1,586,538    1,586,538
  Contribution....................    --          --     57,636           --             --       57,636
  Dividends.......................    --          --         --           --       (968,591)    (968,591)
                                   -----    --------   --------     --------     ----------   ----------
BALANCE, December 31, 1995........ 117.5           1     98,059           --      2,687,726    2,785,786
  Net income......................    --          --         --           --        633,954      633,954
  Dividends.......................    --          --         --           --        (17,000)     (17,000)
  Exercise of stock options.......   5.0          --     80,000      (80,000)            --           --
  Shares issued in conjunction
     with purchase of On Call.....  10.0          --    319,149           --             --      319,149
                                   -----    --------   --------     --------     ----------   ----------
BALANCE, June 30, 1996............ 132.5    $      1   $497,208     $(80,000)    $3,304,680   $3,721,889
                                   =====    ========   ========     ========     ==========   ==========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                        BREWER PERSONNEL SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                     SIX MONTHS ENDED
                                                                  FISCAL YEARS                  --------------------------
                                                    ----------------------------------------      JULY 2,       JUNE 30,
                                                      1993          1994            1995           1995           1996
                                                    ---------    -----------    ------------    -----------    -----------
                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................... $ 477,609    $ 1,176,781    $  1,586,538     $ 691,034     $   633,954
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization..................   121,395        255,895         590,066       136,463         565,974
    Provision for bad debts........................     6,664         24,058         169,879          (111)         57,932
    Net (gain) loss on sales of property and
      equipment....................................      (672)        (5,066)          4,095         4,968              --
    Change in operating assets and liabilities, net
      of effects of acquisitions:
      Restricted certificates of deposit...........   750,000             --              --            --              --
      Accounts receivable..........................  (870,585)      (963,971)       (334,940)     (684,695)     (1,246,671)
      Prepaid expenses and other...................   (86,090)       (49,960)        (44,025)       20,023         (22,263)
      Other assets.................................        --        (16,152)         (6,101)       (4,555)         (2,095)
      Accounts payable.............................  (252,876)        88,208          21,210       (58,659)          8,644
      Outstanding checks...........................    68,552         66,468        (508,117)      348,506         115,345
      Payroll and related liabilities..............   131,887        241,001        (270,377)      216,704         250,733
      Reserve for workers' compensation claims.....    54,600         76,391         359,810       171,476         (26,404)
      Accrued interest and other...................   (32,727)          (112)         37,185        23,597        (257,796)
                                                    ---------     ----------    ------------    -----------    -----------
        Net cash provided by operating
          activities...............................   367,757        893,541       1,605,223       864,751          77,353
                                                    ---------     ----------    ------------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Aaron.............................  (200,000)            --              --            --              --
  Acquisition of Caldwell..........................        --             --     (11,500,000)           --              --
  Acquisition of On Call...........................        --             --              --            --      (3,000,000)
  Capital expenditures.............................  (130,665)      (253,373)       (414,569)      (95,917)       (234,143)
  Acquisition of training licenses and rights......        --             --         (65,262)      (65,262)             --
  Proceeds from the sales of property and
    equipment......................................    10,000         19,067          16,652            --              --
  Advance to StaffMark, Inc........................        --             --              --            --        (187,500)
  Advances of notes receivable.....................   (35,129)      (220,445)        (40,000)      (73,145)             --
  Receipts on notes receivable.....................    48,116        110,000              --            --              --
                                                    ---------     ----------    ------------    -----------    -----------
        Net cash used in investing activities......  (307,678)      (344,751)    (12,003,179)     (234,324)     (3,421,643)
                                                    ---------     ----------    ------------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of debt...................    85,524      1,584,500      13,366,512        19,272       4,736,794
  Payments on debt.................................  (103,805)    (1,920,296)     (1,919,865)     (111,642)       (860,204)
  Cash dividends...................................  (163,346)      (176,271)       (623,484)     (572,484)        (17,000)
  Contributions from stockholder...................     2,524             --          57,636        57,636              --
  Deferred financing costs.........................        --             --        (271,750)           --         (56,250)
                                                    ---------     ----------    ------------    -----------    -----------
        Net cash provided by (used in) financing
          activities...............................  (179,103)      (512,067)     10,609,049      (607,218)      3,803,340
                                                    ---------     ----------    ------------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS......................................  (119,024)        36,723         211,093        23,209         459,050
CASH AND CASH EQUIVALENTS, beginning of period.....   190,367         71,343         108,066       108,066         319,159
                                                    ---------     ----------    ------------    -----------    -----------
CASH AND CASH EQUIVALENTS, end of period........... $  71,343    $   108,066    $    319,159     $ 131,275     $   778,209
                                                    =========     ==========    ============    ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid...................................... $  51,529    $   107,222    $    427,456     $  29,183     $ 1,042,906
                                                    =========     ==========    ============    ===========    ===========
Non-cash transactions:
  Notes payable issued in conjunction with
    acquisitions................................... $ 299,010    $        --    $  3,100,000     $      --     $        --
                                                    =========     ==========    ============    ===========    ===========
  Distribution of notes receivable to
    stockholders................................... $      --    $        --    $    345,107     $      --     $        --
                                                    =========     ==========    ============    ===========    ===========
  Issuance of subscription receivable in
    conjunction with the exercise of stock
    options........................................ $      --    $        --    $         --     $      --     $    80,000
                                                    =========     ==========    ============    ===========    ===========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                        BREWER PERSONNEL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     Brewer Personnel Services, Inc. (the "Company") was incorporated in the state of Arkansas on June 27, 1988. The Company's primary business purpose is to provide temporary personnel services. The Company is headquartered in Fayetteville, Arkansas and as of June 30, 1996, operated staffing offices in Arkansas, Georgia, Colorado, Virginia and Tennessee.

     In June 1995, the Company opened the Brewer Career Center, which provides training services to temporary personnel. In conjunction with opening the facility, the Company acquired certain training licenses and rights from Career Blazers Training Services, Inc.

  Fiscal Periods --

     The Company's reporting periods end on the Sunday closest to month end. The fiscal years 1993, 1994 and 1995 each included 52 weeks. The interim periods for the six months ended July 2, 1995 (unaudited) and June 30, 1996 included in the accompanying financial statements each included 26 weeks.

  Interim Financial Statements --

     The accompanying interim financial statements for the six months ended July 2, 1995 and related disclosures have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996, and include all adjustments (which were of a normal, recurring nature) which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

  Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in preparing the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. However, actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

  Revenue Recognition --

     Service revenues are recognized as income at the time staffing services are provided.

  Cash and Cash Equivalents --

     For statement of cash flow purposes, the Company considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Accounts Receivable --

     The Company maintains allowances for potential losses which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. Included in accounts receivable in the accompanying balance sheets are unbilled amounts of $277,351, $541,906 and $1,384,449 at January 1, 1995, December 31, 1995 and June 30, 1996,
respectively.

                        BREWER PERSONNEL SERVICES, INC.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated or amortized on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated economic lives or the terms of the lease. The estimated useful lives of the Company's assets, by asset classification, were as follows:

                Office equipment...................................    5 years
                Computer equipment.................................    5 years
                Vehicles...........................................    5 years
                Computer software..................................    3 years
                Leasehold improvements.............................    3 years

     Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment are retired, the cost of the property and equipment and the related accumulated depreciation or amortization are removed from the balance sheet and any resultant gain or loss is recorded.

  Intangible Assets --

     Intangible assets primarily consist of goodwill, which is amortized using the straight-line method over periods of 15 to 30 years. Deferred financing costs are amortized over the life of the respective debt obligation using a method which approximates the interest method. Intangibles associated with noncompete agreements are amortized using the straight-line method over the life of the respective agreements. The Company regularly evaluates whether events and circumstances have occurred which may indicate the carrying amount of goodwill or other intangible assets may warrant revision or may not be recoverable. When factors indicate that certain intangible assets should be evaluated for possible impairment, the Company uses an estimate of the future undiscounted net cash flows of the related assets over their remaining life in measuring whether the assets are recoverable. As of January 1, 1995, December 31, 1995 and June 30, 1996, management considered the Company's intangible assets to be fully recoverable.

  Workers' Compensation --

     The Company self-insures certain risks related to workers' compensation claims. The estimated costs of existing and future claims are accrued as incidents occur based upon historical loss development trends and may be subsequently revised based on developments relating to such claims. The Company engages the services of a third party actuary to assist with the development of these cost estimates.

  Accounting for Stock Options --

     During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), which encourages all companies to recognize compensation expense based on the fair value, at grant date, of instruments issued pursuant to stock based compensation plans. SFAS 123 requires the fair value of the instruments granted, which is measured pursuant to the provisions of the statement, be recognized as compensation expense on a straight-line basis over the vesting period of the instrument. However, the statement also allows companies to continue to measure compensation costs for these instruments using the method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Companies electing to account for stock based compensation plans pursuant to the provisions of APB 25 must make pro forma disclosures of net income as if the fair value method defined in SFAS 123 had been applied. The Company has elected to account for its stock options under the provisions of APB 25 and has included the disclosures required by SFAS 123 in Note 8.

                        BREWER PERSONNEL SERVICES, INC.

  Fair Value of Financial Instruments --

     The Company's financial instruments include cash and cash equivalents, related party notes receivable and its debt obligations. Management believes that these instruments bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, that the carrying values for these instruments are reasonable estimates of fair value.

2. BUSINESS COMBINATIONS:

  Aaron Temporary Services, Inc. --

     On November 22, 1993, the Company acquired certain assets of Aaron Temporary Services, Inc. ("Aaron"). Aaron was engaged in providing temporary personnel services in central and northeast Arkansas. The total purchase price of $527,600 was comprised of a cash payment of $200,000 and the issuance of a note with payments, including interest, totaling $327,600. The acquisition has been accounted for as a purchase, and the results of Aaron have been included in the accompanying financial statements since the date of acquisition. The cost of the acquisition has been allocated on the basis of the estimated fair market value of the assets acquired. The assets acquired have been recorded at historical, depreciated cost, which approximated fair value as of the acquisition date, with the remaining acquisition costs of $25,000 being recorded as goodwill.

  Caldwell Services, Inc. --

     On July 10, 1995, the Company acquired the stock of E.P. Enterprises Corporation, d.b.a. Caldwell Services, Inc. ("Caldwell"). Caldwell is engaged in providing temporary personnel services through five staffing offices located in Georgia. The acquisition has been accounted for as a purchase, and the results of Caldwell have been included in the accompanying financial statements since the date of acquisition. The cost of the acquisition has been allocated on the basis of the estimated fair market value of the assets and liabilities acquired.

     Total consideration paid for Caldwell was approximately $17.3 million. The purchase price included cash of $11.5 million, a note to the seller of $3.1 million and the assumption of certain liabilities of Caldwell. The assets acquired have been recorded at historical, depreciated cost, which approximated fair value as of the acquisition date, with the remaining acquisition costs of approximately $15.3 million being recorded as goodwill.

  On Call Employment Services, Inc. --

     On February 2, 1996, the Company acquired the stock of On Call Employment Services, Inc. ("On Call"). On Call is engaged in providing temporary personnel services through four staffing offices in Colorado. The acquisition has been accounted for as a purchase, and the results of On Call have been included in the accompanying financial statements since the date of acquisition. The cost of the acquisition has been allocated on the basis of the estimated fair market value of the assets and liabilities acquired.

     Total consideration paid for On Call was approximately $3.8 million which was comprised of cash totaling $3 million, including $360,000 associated with a noncompete agreement, 10 shares of the Company's common stock valued at approximately $320,000 and the assumption of liabilities totaling approximately $480,000. The assets acquired have been recorded at historical, depreciated cost, which approximated fair value as of the acquisition date, with the remaining acquisition costs of approximately $3.1 million being recorded as goodwill.

                        BREWER PERSONNEL SERVICES, INC.

     The unaudited consolidated revenues and net income on a pro forma basis as though Aaron, Caldwell and On Call had been acquired as of the beginning of the Company's 1993 fiscal year are as follows:

                                       FISCAL YEAR                          SIX MONTHS ENDED
                         ---------------------------------------     ------------------------------
                            1993          1994          1995         JULY 2, 1995     JUNE 30, 1996
                         -----------   -----------   -----------     ------------     -------------
                                                                     (UNAUDITED)
    Revenues...........  $55,954,122   $55,546,403   $67,406,685     $ 33,211,694      $ 31,683,472
                         ===========   ===========   ===========      ===========       ===========
    Net income.........  $ 1,718,024   $   939,446   $ 2,091,956     $    833,362      $    658,304
                         ===========   ===========   ===========      ===========       ===========

  Chad J. Brewer, Incorporated --

     In June 1995, the Company entered into an agreement to merge its activities with Chad J. Brewer, Incorporated (a Virginia corporation, "Chad Brewer"), which was owned by a related party. The Company issued 17.5 shares of common stock in exchange for all outstanding shares of Chad Brewer. This merger has been accounted for as a pooling-of-interests. Accordingly, the accompanying financial statements have been prepared as if the merger had occurred at the beginning of fiscal year 1993.

     Prior to the merger, the Company maintained a license agreement which entitled Chad Brewer to do business in the state of Virginia as Brewer Personnel Services and to use certain information of the Company. In addition, the Company provided payroll administration, data processing and accounts receivable financing services to Chad Brewer.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                      JANUARY 1,     DECEMBER 31,      JUNE 30,
                                                         1995            1995            1996
                                                      ----------     ------------     ----------
    Office equipment................................   $ 243,153      $  419,606      $  668,171
    Computer equipment..............................     382,068         687,097         756,122
    Vehicles........................................     167,678         133,722         133,722
    Computer software...............................      44,880          62,653          82,478
    Leasehold improvements..........................          --          31,483          43,580
                                                        --------      ----------      ----------
                                                         837,779       1,334,561       1,684,073
    Less accumulated depreciation and
      amortization..................................     351,269         537,631         690,321
                                                        --------      ----------      ----------
                                                       $ 486,510      $  796,930      $  993,752
                                                        ========      ==========      ==========

     Depreciation and amortization expense related to property and equipment for fiscal years 1993, 1994 and 1995 totaled $68,159, $149,558 and $198,859, respectively. Depreciation and amortization expense for the six months ended July 2, 1995 and June 30, 1996 totaled $77,986 (unaudited) and $152,690, respectively.

                        BREWER PERSONNEL SERVICES, INC.

4. INTANGIBLE ASSETS:

     Intangible assets consisted of the following:

                                                      JANUARY 1,    DECEMBER 31,     JUNE 30,
                                                         1995           1995           1996
                                                      ----------    ------------    -----------
    Goodwill.........................................  $  25,000    $ 15,356,334    $18,407,351
    Deferred financing costs.........................         --         271,750        328,000
    Noncompete agreements............................    299,010         299,010        659,010
    Other............................................     75,000         140,262        140,262
                                                        --------     -----------    -----------
                                                         399,010      16,067,356     19,534,623
    Less accumulated amortization....................    116,795         511,897        929,078
                                                        --------     -----------    -----------
                                                       $ 282,215    $ 15,555,459    $18,605,545
                                                        ========     ===========    ===========

     Amortization expense related to intangible assets totaled $53,236, $106,337 and $391,207 for fiscal years 1993, 1994 and 1995, respectively. Amortization expense related to intangible assets totaled $58,477 (unaudited) and $413,284 for the six months ended July 2, 1995 and June 30, 1996, respectively.

5. DEBT:

     Line of credit balances consisted of the following:

                                                      JANUARY 1,    DECEMBER 31,     JUNE 30,
                                                         1995           1995           1996
                                                      ----------    ------------    -----------
    Line of credit with Boatmen's National Bank of
      St. Louis ("Boatmen's"). Maximum borrowings
      equal the lesser of $6 million or 85% of the
      Company's eligible accounts receivable balance
      reduced by the letters of credit issued as
      security for the Company's workers'
      compensation obligations. Interest payable
      monthly at a variable rate which ranged from
      9.5% to 10.00% and averaged 9.79% during the
      six months ended June 30, 1996 and 10.23%
      during the year ended December 31, 1995.
      Principal due on June 29, 1998. Secured by the
      assets and common stock of the Company and
      partially guaranteed by certain
      stockholders...................................  $      --    $    309,068    $ 1,545,862
    Line of credit, interest payable quarterly at
      prime, 8.0% as of January 1, 1995 and averaging
      6.8% for the year then ended. Secured by
      accounts receivable and guaranteed by certain
      stockholders...................................    725,000              --             --
                                                        --------     -----------    -----------
                                                       $ 725,000    $    309,068    $ 1,545,862
                                                        ========     ===========    ===========
    Long-term debt consisted of the following:
      Term loan note with Boatmen's. Interest payable
      monthly at a variable rate which ranged from
      8.75% to 9.19% and averaged 8.86% during the
      six months ended June 30, 1996 and 9.56% during
      the year ended December 31, 1995. Principal due
      in quarterly installments beginning October 1,
      1995 through maturity on June 30, 2001. Secured
      by the assets and common stock of the Company
      and partially guaranteed by certain
      stockholders...................................  $      --    $ 12,750,000    $15,458,400

                        BREWER PERSONNEL SERVICES, INC.

                                                      JANUARY 1,    DECEMBER 31,     JUNE 30,
                                                         1995           1995           1996
                                                       --------     -----------     -----------
    Note payable to the previous owner of Caldwell,
      interest at 8%, payable quarterly. Principal to
      be paid in equal annual installments beginning
      June 30, 1998 through June 30, 2001 or in full
      upon a change in control of the Company.
      Secured by a lien on the assets of the Company
      and guaranteed by certain stockholders.........  $      --    $  3,100,000    $ 3,100,000
    Note payable to the previous owner of Aaron,
      imputed interest of 6%, payable in monthly
      installments of $9,100. Secured by the personal
      assets of the stockholders.....................    197,235          97,332         44,977
    Other notes payable, maturing through 1997 with
      interest ranging from 6.00% to 6.99%. Secured
      by certain assets of the Company...............     26,503          38,986         22,737
                                                        --------     -----------    -----------
                                                         223,738      15,986,318     18,626,114
    Less current maturities..........................    126,584         882,487      2,421,713
                                                        --------     -----------    -----------
                                                       $  97,154    $ 15,103,831    $16,204,401
                                                        ========     ===========    ===========

     The term loan note and line of credit with Boatmen's were entered into in conjunction with the purchase of Caldwell. Interest on these facilities is computed, at the Company's option, at either the LIBOR rate plus incremental increases related to the Company's operating leverage, as defined in the agreement, or the prime lending rate plus incremental increases related to the Company's operating leverage. In September 1995, the Company signed a rate cap transaction agreement with Boatmen's to freeze the LIBOR rate component of the interest rate on a portion of the term loan note at 8.50% effective September 30, 1995 through September 30, 1998. This rate cap agreement had no impact on interest expense during fiscal 1995 or during the six months ended June 30, 1996.

     In conjunction with the purchase of On Call, the Company amended its term loan note and line of credit. Under the terms of the amendment, the term loan note and the maximum borrowings under the line of credit were increased to $16 million and $6 million, respectively.

     Under the terms of the credit agreement with Boatmen's, the Company is required, among other restrictions, to maintain certain financial ratios which are measured on a quarterly basis. As of June 30, 1996, the Company did not comply with two of these ratios, however, Boatmen's has waived all events of noncompliance and default with regard to these ratios as of that date. Accordingly, these obligations have been classified according to their originally scheduled maturity dates.

     Total maturities of long-term debt are as follows:

                                                            YEARS ENDING
                                                    ----------------------------
                                                    DECEMBER 31,      JUNE 30,
                                                    ------------     -----------
                1996..............................  $    882,487     $        --
                1997..............................     1,444,763       2,421,613
                1998..............................     3,146,568       3,753,900
                1999..............................     3,212,500       3,838,100
                2000..............................     3,900,000       3,587,500
                Thereafter........................     3,400,000       5,025,001
                                                     -----------     -----------
                                                    $ 15,986,318     $18,626,114
                                                     ===========     ===========

                        BREWER PERSONNEL SERVICES, INC.

6. INCOME TAXES:

     The Company operates as an S Corporation for federal and state income tax reporting purposes. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements as such taxes are liabilities of the individual stockholders.

     The Company's tax returns are subject to examination by federal and state taxing authorities. If such examinations result in a change to the Company's reported income or loss, the taxable income or loss reported by the individual stockholders could also change.

7. WORKERS' COMPENSATION:

     The Company is self-insured for certain workers' compensation claims and is regulated by the Workers' Compensation Insurance Commissions in the states of Arkansas and Georgia. The Company had purchased insurance during 1993 and 1994 for medical claims which exceed $25,000 and other claims which exceed $350,000. During 1995, the Company purchased insurance to cover claims which exceeded $50,000. The Company maintains letters of credit with a bank to cover any potential unpaid claims. At June 30, 1996, these letters of credit were in the amount of $600,000 and $500,000 for Arkansas and Georgia, respectively. Workers' compensation expense totaled $405,927, $738,663 and $1,317,579 for fiscal years 1993, 1994 and 1995, respectively. Workers' compensation expense totaled $546,008 (unaudited) and $589,459 for the six months ended July 2, 1995 and June 30, 1996, respectively.

8. COMMON STOCK AND STOCK OPTIONS:

     On May 30, 1995, the Company amended and restated its Articles of Incorporation to increase the number of authorized shares of common stock from 1,000 to 10,000 and to change the par value of the shares of common stock from no par to $.01 per share.

     The Company has granted stock options to certain key employees. These options were granted at fair value as determined by management, are exercisable in installments and expire from June 30, 1999 to February 26, 2001.

     A summary of stock option activity follows:

                                                                                    WEIGHTED
                                                                                     AVERAGE
                                                                   SHARES UNDER     PRICE PER
                                                                      OPTION          SHARE
                                                                   ------------     ---------
    Outstanding, January 3, 1993.................................        --         $      --
    Outstanding, January 2, 1994.................................        --                --
      Granted....................................................       5.0            16,000
                                                                       ----          --------
    Outstanding, January 1, 1995.................................       5.0            16,000
      Granted....................................................       7.5            30,666
                                                                       ----          --------
    Outstanding, December 31, 1995...............................      12.5            24,800
      Granted....................................................       1.0            35,000
      Exercised..................................................      (5.0)          (16,000)
                                                                       ----          --------
    Outstanding, June 30, 1996...................................       8.5         $  31,176
                                                                       ====          ========
    Exercisable, December 31, 1995...............................       5.0         $  16,000
                                                                       ====          ========
    Exercisable, June 30, 1996...................................      1.67         $  30,000
                                                                       ====          ========

                        BREWER PERSONNEL SERVICES, INC.

     In March 1996, a key employee exercised his stock options and received five shares of the Company's common stock. In payment for this exercise, the Company executed a note receivable from this employee for $80,000, which represented the entire exercise price of these options. This note has been reflected as a subscription receivable and is classified as contra equity in the accompanying financial statements.

     As discussed in Note 1, the Company has elected to account for its stock options under the provisions of APB 25. Accordingly, pursuant to the requirements of SFAS 123, the following disclosures are presented to reflect the Company's pro forma net income for the year ended December 31, 1995 and for the six month period ended June 30, 1996 as if the fair value method of accounting prescribed by SFAS 123 had been used. In preparing these disclosures, the Company has determined the value of all options granted during 1995 and the six month period ended June 30, 1996 using the minimum value method, as discussed in SFAS 123, and based on the following weighted average assumptions used for grants:

                                                                                    SIX MONTHS
                                                                                      ENDED
                                                                    FISCAL YEAR      JUNE 30,
                                                                       1995            1996
                                                                    -----------     ----------
    Risk-free interest rate.......................................        6.5%           5.6%
    Expected dividend yield.......................................          0%             0%
    Expected life.................................................   2.5 years      2.0 years

     Options were assumed to be exercised upon vesting for the purpose of this valuation. Using these assumptions, the fair value of the stock options granted in 1995 and the six months ended June 30, 1996 was approximately $36,000 and $4,000, respectively. Had compensation expense been determined consistent with SFAS 123, utilizing the assumptions above and the straight-line amortization method over the vesting period, the Company's net income would have been reduced to the following pro forma amounts:

                                                                                   SIX MONTHS
                                                                                     ENDED
                                                                   FISCAL YEAR      JUNE 30,
                                                                      1995            1996
                                                                   -----------     ----------
    Net income, as reported......................................  $ 1,586,538      $633,954
                                                                   ===========      ========
    Pro forma net income.........................................  $ 1,578,367      $626,694
                                                                   ===========      ========

9. RELATED PARTY TRANSACTIONS:

     The Company rents office space from Brewer Investments, a partnership owned by certain stockholders. The rent expense related to these transactions was $60,000 for fiscal years 1993, 1994 and 1995. In January 1996, the Company moved its corporate offices into a new building, which is also owned by Brewer Investments. Rent expense related to these leases was approximately $30,000 (unaudited) and $105,000 for the six months ended July 2, 1995 and June 30, 1996, respectively. Future minimum lease payments related to this lease as of June 30, 1996 approximate $1,015,000 which have been included in the table in
Note 11.

     In December 1995, a note receivable from Brewer Investments in the amount of $345,107 was distributed to the individual stockholders of the Company.

10. COMMITMENTS:

     In conjunction with the acquisition of Aaron, the Company entered into an agreement to pay the former owner $12,000 per month for a five-year period beginning November 29, 1993, in exchange for consulting services. The expense associated with this agreement was $12,000 for fiscal year 1993, $144,000 for fiscal years 1994 and 1995 and $72,000 for the six months ended July 2, 1995 (unaudited) and June 30, 1996.

                        BREWER PERSONNEL SERVICES, INC.

     The Company has employment agreements with certain executive officers and management personnel that provide for annual salaries, cost-of-living adjustments, additional compensation in the form of performance based bonuses and, for certain employees, options to purchase shares of the Company's common stock. Certain agreements include a covenant against competition with the Company, which extends for a period of time after termination. These agreements generally continue until terminated by the employee or the Company.

     The Company has historically paid dividends to its stockholders in amounts sufficient to cover their estimated tax payments attributable to the respective share of the Company's net income which will be included in their individual tax returns. The Company plans to continue this practice in the future as long as it maintains its S Corporation status.

11. NONCANCELABLE OPERATING LEASES:

     The Company leases office space under noncancelable operating leases. As discussed in Note 9, certain of these facilities are leased from a related party. Future minimum annual payments required during each of the next five years under operating leases that had an initial or remaining noncancelable lease term in excess of one year are as follows:

                                                            YEARS ENDING
                                                     ---------------------------
                                                     DECEMBER 31,      JUNE 30,
                                                     ------------     ----------
                1996...............................   $  506,531      $       --
                1997...............................      449,915         502,741
                1998...............................      387,285         424,299
                1999...............................      383,237         391,143
                2000...............................      322,667         369,815
                                                      ----------      ----------
                                                      $2,049,635      $1,687,998
                                                      ==========      ==========

     Rent expense totaled $100,646, $168,956 and $275,460 for fiscal years 1993, 1994 and 1995, respectively. Rent expense totaled $92,447 (unaudited) and $311,005 for the six months ended July 2, 1995 and June 30, 1996, respectively.

12. CONTINGENCIES:

     The Company is a party to certain lawsuits primarily involving workers' compensation claims. Management believes, based in part on consultation from legal counsel, that the ultimate outcome of these matters will not have a materially adverse effect on the Company's financial position, liquidity or results of operations.

13. PENDING BUSINESS COMBINATION:

     In June 1996, the owners of the Company entered into a definitive agreement to merge with StaffMark, Inc. ("StaffMark") in conjunction with StaffMark's initial public offering. Prior to or coincident with this proposed merger, the Company plans to dividend certain assets to the stockholders consisting of several automobiles, which have an aggregate carrying value of approximately $51,000 as of June 30, 1996. In addition, the Company plans to make cash distributions equal to the Company's S Corporation Accumulated Adjustment Account as of the merger date. As of June 30, 1996 the Company's Accumulated Adjustment Account totaled approximately $300,000.

     In conjunction with the proposed merger discussed above, certain of the owners will enter into employment agreements which provide for a set base salary, participation in future incentive bonus plans, certain other benefits and a covenant not to compete following termination of such person's employment.

                        BREWER PERSONNEL SERVICES, INC.

     The Company has advanced $187,500 to StaffMark to fund organizational and other costs related to the planned merger and StaffMark's initial public offering.

14. PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENT PRESENTATION
    (UNAUDITED):

     In conjunction with the planned merger with StaffMark as discussed in Note 13, the Company will change from an S Corporation to a C Corporation for federal and state income tax reporting purposes, which will require the Company to recognize the tax consequences of operations in its statements of income. The supplemental pro forma information included in the accompanying statements of income reflect the estimated impact of recognizing income tax expense as if the Company had been a C Corporation for tax reporting purposes during the twelve months and six months ended December 31, 1995 and June 30, 1996, respectively.

     As discussed in Note 13, the Company intends to make distributions equal to the Company's S Corporation Accumulated Adjustment Account as of the merger date. The supplemental pro forma information included in the accompanying balance sheet reflects the estimated impact of recording these distributions as if such distributions had occurred as of June 30, 1996. The pro forma adjustments are based on the assumption that the distributions will be funded with additional borrowings.

15. SUBSEQUENT EVENT (UNAUDITED):

     Effective October 2, 1996, StaffMark completed the initial public offering discussed above.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Prostaff Companies:

     We have audited the accompanying combined balance sheets of the companies identified in Note 1 to the financial statements ("The Prostaff Companies"), as of December 31, 1994 and 1995 and June 30, 1996, and the related combined statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 and the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Prostaff Companies as of December 31, 1994 and 1995 and the six months ended June 30, 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 and the six months ended June 30, 1996 in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Little Rock, Arkansas,
July 26, 1996 (except with respect to
the matter discussed in Note 12, as to
which the date is October 2, 1996).

                             THE PROSTAFF COMPANIES

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                               DECEMBER 31,
                                                         -------------------------      JUNE 30,
                                                            1994           1995           1996
                                                         ----------     ----------     ----------
CURRENT ASSETS:
  Cash and cash equivalents............................  $  228,372     $  188,145     $   74,629
  Certificates of deposit..............................     152,028        155,154             --
  Accounts receivable, net of allowance for doubtful
     accounts of $10,000, $48,500 and $65,000,
     respectively......................................   2,634,108      3,020,622      3,951,580
  Deferred tax asset...................................     154,601             --             --
  Prepaid expenses and other...........................      86,337        135,673        150,933
                                                         ----------     ----------     ----------
          Total current assets.........................   3,255,446      3,499,594      4,177,142
PROPERTY AND EQUIPMENT, net............................     640,552        756,983        829,919
OTHER ASSETS:
  Cash surrender value of officer's life insurance.....      34,670         41,280         41,280
  Advance to StaffMark, Inc............................          --             --         31,250
  Other................................................       3,675          4,730         14,875
                                                         ----------     ----------     ----------
          Total other assets...........................      38,345         46,010         87,405
                                                         ----------     ----------     ----------
                                                         $3,934,343     $4,302,587     $5,094,466
                                                         ==========     ==========     ==========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit.......................................  $  417,000     $   20,000     $1,177,300
  Current maturities of long-term debt.................      61,742         64,872         66,648
  Note payable to stockholder..........................          --         30,000         30,000
  Accounts payable and accrued liabilities.............      83,413        117,339         97,598
  Outstanding checks...................................     109,084             --        249,838
  Payroll and related liabilities......................     703,263      1,129,777      1,233,266
  Reserve for workers' compensation claims.............     439,444        635,290        638,000
  Income taxes payable.................................      54,883             --             --
                                                         ----------     ----------     ----------
          Total current liabilities....................   1,868,829      1,997,278      3,492,650
LONG-TERM DEBT, less current maturities................     170,064        111,459         77,665
DEFERRED INCOME TAXES..................................      57,885             --             --
COMMITMENTS AND CONTINGENCIES
  (Notes 6 through 10)
STOCKHOLDERS' EQUITY:
  Common stock, (par values of $.20 to $1.00)
     authorized shares of 200,000 in 1994 and 201,000
     in 1995 and at June 30, 1996, shares issued and
     outstanding of 55,000 in 1994, 55,100 in 1995 and
     at June 30, 1996..................................      11,000         11,100         11,100
  Retained earnings....................................   1,826,565      2,182,750      1,513,051
                                                         ----------     ----------     ----------
          Total stockholders' equity...................   1,837,565      2,193,850      1,524,151
                                                         ----------     ----------     ----------
                                                         $3,934,343     $4,302,587     $5,094,466
                                                         ==========     ==========     ==========

            The accompanying notes to combined financial statements
                 are an integral part of these balance sheets.

                             THE PROSTAFF COMPANIES

                         COMBINED STATEMENTS OF INCOME

                                      YEARS ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                              -----------------------------------------    --------------------------
                                 1993           1994           1995           1995           1996
                              -----------    -----------    -----------    -----------    -----------
                                                                           (UNAUDITED)
SERVICE REVENUES............  $27,244,744    $30,607,744    $34,330,413    $16,063,019    $18,919,437
COST OF SERVICES............   22,858,206     25,455,432     28,234,379     13,238,533     15,383,556
                              -----------    -----------    -----------    -----------    -----------
          Gross profit......    4,386,538      5,152,312      6,096,034      2,824,486      3,535,881
OPERATING EXPENSES:
  Selling, general and
     administrative.........    3,640,825      4,184,021      5,338,844      2,430,961      2,766,915
  Depreciation and
     amortization...........      114,796        174,998        220,433        103,005        127,951
                              -----------    -----------    -----------    -----------    -----------
          Operating
            income..........      630,917        793,293        536,757        290,520        641,015
OTHER INCOME (EXPENSE):
  Interest expense..........      (87,181)       (28,689)       (20,393)       (10,056)       (28,953)
  Interest income and
     other..................       60,745         10,987         26,537         13,665         10,971
                              -----------    -----------    -----------    -----------    -----------
INCOME BEFORE PROVISION FOR
  INCOME TAXES..............      604,481        775,591        542,901        294,129        623,033
PROVISION FOR INCOME
  TAXES.....................      205,742        253,847         96,716         96,716             --
                              -----------    -----------    -----------    -----------    -----------
          Net income........  $   398,739    $   521,744    $   446,185    $   197,413    $   623,033
                              ===========    ===========    ===========    ===========    ===========
PRO FORMA DATA (Unaudited)
  (Note 11):
  Historical income before
     income taxes...........                                $   542,901                   $   623,033
  Less pro forma provision
     for income taxes.......                                    211,731                       242,983
                                                            -----------                   -----------
PRO FORMA NET INCOME........                                $   331,170                   $   380,050
                                                            ===========                   ===========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE PROSTAFF COMPANIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                     COMMON STOCK
                                                   -----------------     RETAINED
                                                   SHARES    AMOUNT      EARNINGS         TOTAL
                                                   ------    -------    -----------    -----------
BALANCE, December 31, 1992.......................  55,000    $11,000    $   976,186    $   987,186
  Net income.....................................      --         --        398,739        398,739
  Dividends......................................      --         --        (25,625)       (25,625)
                                                   ------    -------    -----------    -----------
BALANCE, December 31, 1993.......................  55,000     11,000      1,349,300      1,360,300
  Net income.....................................      --         --        521,744        521,744
  Dividends......................................      --         --        (44,479)       (44,479)
                                                   ------    -------    -----------    -----------
BALANCE, December 31, 1994.......................  55,000     11,000      1,826,565      1,837,565
  Net income.....................................      --         --        446,185        446,185
  Initial capitalization of Professional
     Resources, Inc..............................     100        100             --            100
  Dividends......................................      --         --        (90,000)       (90,000)
                                                   ------    -------    -----------    -----------
BALANCE, December 31, 1995.......................  55,100     11,100      2,182,750      2,193,850
  Net income.....................................      --         --        623,033        623,033
  Dividends......................................      --         --     (1,292,732)    (1,292,732)
                                                   ------    -------    -----------    -----------
BALANCE, June 30, 1996...........................  55,100    $11,100    $ 1,513,051    $ 1,524,151
                                                   ======    =======    ===========    ===========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE PROSTAFF COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                         SIX MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,                 JUNE 30,
                                              -----------------------------------    ------------------------
                                                1993         1994         1995         1995          1996
                                              ---------    ---------    ---------    ---------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................. $ 398,739    $ 521,744    $ 446,185    $ 197,413    $   623,033
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization............   114,796      174,998      220,433      103,005        127,951
    Provision for deferred income taxes......   (35,138)     (20,021)          --           --             --
    Write-off of net deferred tax assets.....        --           --       96,716       96,716             --
    Provision for bad debts..................    27,561       10,000       38,500       12,100         16,500
    Loss on sale of property and equipment...        --       20,854           --           --          2,672
    Change in operating assets and
      liabilities, net of effects of
      acquisition:
      Restricted certificates of deposit.....   600,000           --      152,028           --             --
      Accounts receivable....................  (637,401)    (143,183)    (403,041)    (585,986)      (947,458)
      Prepaid expenses and other.............   (38,493)      (2,052)     (49,336)     (14,985)       (15,260)
      Other assets...........................     2,357       (8,979)      (7,665)      (2,635)       (10,145)
      Accounts payable and accrued
         liabilities.........................    21,229      (10,535)      33,926       (9,687)       (19,741)
      Outstanding checks.....................        --      109,084     (109,084)    (109,084)       249,838
      Payroll and related liabilities........   193,651        5,365      426,514      871,132        103,489
      Reserve for workers' compensation
         claims..............................   148,385      101,480      195,846       92,556          2,710
      Income taxes payable...................   (15,039)     (19,130)     (54,883)     (54,883)            --
                                              ---------    ---------    ---------    ---------    -----------
         Net cash provided by operating
           activities........................   780,647      739,625      986,139      595,662        133,589
                                              ---------    ---------    ---------    ---------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Advance to StaffMark, Inc..................        --           --           --           --        (31,250)
  Acquisition of personnel service
    business.................................        --           --      (30,000)          --             --
  Capital expenditures.......................  (405,265)    (293,936)    (328,837)    (236,228)      (203,559)
  Purchase of certificates of deposit........        --           --     (155,154)          --             --
  Proceeds from the sale of property and
    equipment................................        --        1,400           --           --             --
  Proceeds from the sale of certificates of
    deposit..................................        --           --           --           --        155,154
                                              ---------    ---------    ---------    ---------    -----------
         Net cash used in investing
           activities........................  (405,265)    (292,536)    (513,991)    (236,228)       (79,655)
                                              ---------    ---------    ---------    ---------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (payments) borrowings under line of
    credit................................... $(125,000)   $(158,000)   $(397,000)   $(417,000)   $ 1,157,300
  Proceeds from note payable to
    stockholder..............................        --           --       30,000           --             --
  Payments on note payable to stockholder....  (530,000)          --           --           --             --
  Proceeds from issuance of long-term debt...   290,237           --           --           --             --
  Payments on long-term debt.................        --      (58,431)     (55,475)     (24,394)       (32,018)
  Proceeds from issuance of common stock.....        --           --          100           --             --
  Dividends..................................   (25,625)     (44,479)     (90,000)          --     (1,292,732)
                                              ---------    ---------    ---------    ---------    -----------
         Net cash used in financing
           activities........................  (390,388)    (260,910)    (512,375)    (441,394)      (167,450)
                                              ---------    ---------    ---------    ---------    -----------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS................................   (15,006)     186,179      (40,227)     (81,960)      (113,516)
CASH AND CASH EQUIVALENTS, beginning of
  period.....................................    57,199       42,193      228,372      228,372        188,145
                                              ---------    ---------    ---------    ---------    -----------
CASH AND CASH EQUIVALENTS, end of period..... $  42,193    $ 228,372    $ 188,145    $ 146,412    $    74,629
                                              =========    =========    =========    =========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Interest paid.............................. $  84,708    $  30,549    $  21,006    $  10,056    $    28,953
                                              =========    =========    =========    =========    ===========
  Income taxes paid.......................... $ 242,989    $ 284,847    $  54,883    $  54,883    $        --
                                              =========    =========    =========    =========    ===========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE PROSTAFF COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     The combined financial statements of The Prostaff Companies (the "Company") include the activities of Prostaff Personnel, Inc. ("Prostaff"), d.b.a. Prostaff Staffing Services, Office Staffing and Medical Staffing, Excel Temporary Staffing, Inc. ("Excel") and Professional Resources, Inc. ("Professional"), d.b.a. Performance Staffing which have common ownership. All intercompany transactions have been eliminated in the combined financial statements.

     Prostaff was originally incorporated in the state of Arkansas in 1973 as Dunhill Personnel Agency of Little Rock, Inc. ("Dunhill"). Dunhill changed its name to Prostaff in 1988. Prostaff's primary business purpose is to provide temporary personnel services. At June 30, 1996, Prostaff operated staffing offices in 23 locations in Arkansas. Excel was incorporated in the state of Arkansas on October 25, 1990 and is engaged in providing temporary personnel services to one large cosmetics manufacturer in Little Rock, Arkansas which represents 100% of the revenue and accounts receivable of Excel. Revenues from this one customer represent 14%, 13%, 14% and 17% of combined service revenues for 1993, 1994, 1995 and the six months ended June 30, 1996, respectively. Professional was incorporated in the state of Arkansas on October 24, 1995 ("inception date"). On October 31, 1995, Professional purchased the assets of an existing temporary personnel service business in Little Rock, Arkansas for $30,000. This acquisition was accounted for as a purchase. There was no goodwill recorded in connection with this acquisition. The combined financial statements of the Company include the results of operations of Professional from the inception date.

  Interim Financial Statements --

     The accompanying interim financial statements and related disclosures for the six months ended June 30, 1995 have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996, and include all adjustments (which were of a normal, recurring nature) which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

  Use of Estimates --

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

  Revenue Recognition --

     Service revenues are recognized as income at the time staffing services are provided.

  Cash and Cash Equivalents --

     For statement of cash flow purposes, the Company considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.

                             THE PROSTAFF COMPANIES

  Accounts Receivable --

     The Company maintains allowances for potential losses which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. Included in accounts receivable in the accompanying balance sheets are unbilled amounts of $343,681, $441,642 and $869,867 at December 31, 1994, 1995 and June 30, 1996,
respectively.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated or amortized on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated economic lives or the terms of the lease. The estimated useful lives of the Company's assets, by asset classification, are as follows:

        Office equipment.................................................      5 years
        Computer equipment...............................................      5 years
        Vehicles.........................................................      5 years
        Computer software................................................      5 years
        Leasehold improvements...........................................     10 years

     Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment are retired, the cost of the property and equipment and the related accumulated depreciation or amortization are removed from the balance sheet and any resultant gain or loss is recorded.

  Workers' Compensation and Employee Health Benefits --

     The Company self-insures certain risks related to workers' compensation and employee health benefit claims. The estimated costs of existing and future claims are accrued as incidents occur based upon historical loss development trends and may be subsequently revised based on developments relating to such claims. The Company engages the services of a third party actuary to assist with the development of the workers' compensation cost estimates.

  Fair Value of Financial Instruments --

     The Company's financial instruments include cash and cash equivalents, certificates of deposit, note payable to stockholder and its other debt obligations. Management believes that these instruments bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, that the carrying values for those instruments are reasonable estimates of fair value.

  Income Taxes --

     Prior to 1995, the Company operated as a C Corporation for federal and state tax reporting purposes. Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under this new statement, deferred income taxes are provided based on the estimated future tax effects of differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The adoption of SFAS 109 did not have a material effect on the Company's financial position or results of operations.

     Effective January 1, 1995, the Company elected to be taxed as an S Corporation for federal and state income tax reporting purposes. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements for the period subsequent to January 1, 1995 as such taxes are liabilities of the individual stockholders. Upon election of S Corporation status, the Company wrote off net deferred tax

                             THE PROSTAFF COMPANIES
assets totaling $96,716 related to years prior to 1995, which is reflected as provision for income taxes in the accompanying combined statements of income.

     The Company's tax returns are subject to examination by federal and state taxing authorities. If such examinations result in a change to the Company's reported income or loss, the taxable income or loss reported by the individual stockholders could also change.

2. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                           DECEMBER 31,
                                                      -----------------------      JUNE 30,
                                                        1994          1995           1996
                                                      --------     ----------     ----------
    Office equipment................................  $311,414     $  412,661     $  478,930
    Computer equipment..............................   382,903        477,744        518,003
    Vehicles........................................   107,900        136,859        107,510
    Computer software...............................   113,884        165,635        214,587
    Leasehold improvements..........................    83,593        136,949        171,308
                                                      --------     ----------     ----------
                                                       999,694      1,329,848      1,490,338
    Less accumulated depreciation and
      amortization..................................   359,142        572,865        660,419
                                                      --------     ----------     ----------
                                                      $640,552     $  756,983     $  829,919
                                                      ========     ==========     ==========

3. DEBT:

     Long-term debt consisted of the following:

                                                           DECEMBER 31,
                                                      -----------------------      JUNE 30,
                                                        1994          1995           1996
                                                      --------     ----------     ----------
    Term note payable to Boatmen's National Bank in
      the original amount of $290,237 due in monthly
      installments of $6,079, including interest at
      5.5% through August 31, 1998. Secured by
      certain equipment of Prostaff and guaranteed
      by stockholders...............................  $231,806     $  176,331     $  144,313
    Less current maturities.........................    61,742         64,872         66,648
                                                      --------     ----------     ----------
                                                      $170,064     $  111,459     $   77,665
                                                      ========     ==========     ==========

     Total maturities of long-term debt are as follows:

                                                             YEARS ENDING
                                                       -------------------------
                                                       DECEMBER 31,     JUNE 30,
                                                       ------------     --------
                1996.................................    $ 64,872       $     --
                1997.................................      68,531         66,648
                1998.................................      42,928         70,439
                1999.................................          --          7,226
                                                         --------       --------
                                                         $176,331       $144,313
                                                         ========       ========

                             THE PROSTAFF COMPANIES

     Line of credit balances consisted of the following:

                                                              DECEMBER 31,
                                                           -------------------     JUNE 30,
                                                             1994       1995         1996
                                                           --------    -------    ----------
    Line of credit with Boatmen's Bank. Maximum
      borrowings of $1.5 million. Accrues interest at a
      variable rate, which ranged from 8.25% to 9.0% and
      averaged 8.63% during the six months ended June 30,
      1996. Due upon demand. Secured by the accounts
      receivable of Prostaff and guaranteed by
      stockholders.......................................  $417,000    $    --    $1,078,000
    Line of credit with First Commercial Bank. Maximum
      borrowings of $50,000. Interest payable monthly at
      9.5%. Due upon demand. Secured by the assets of
      Professional and guaranteed by stockholder.........        --     20,000        21,300
    Line of credit with Mercantile Bank. Maximum
      borrowings of $250,000. Interest payable monthly at
      a fixed rate of 9.25%, which changed to 10.0% in
      May 1996 and averaged 9.5% during the six months
      ended June 30, 1996. Secured by accounts receivable
      of Excel and guaranteed by stockholders............        --         --        78,000
                                                           --------    -------    ----------
                                                           $417,000    $20,000    $1,177,300
                                                           ========    =======    ==========

4. NOTE PAYABLE TO STOCKHOLDER:

     In order to effect the acquisition made by Professional, as discussed in
Note 1, Professional borrowed $30,000 from the sole stockholder and signed a promissory note dated October 30, 1995. Interest is paid monthly at the rate of 9.25%. The note is due on demand, or if no demand is made, on October 30, 1996. Total interest paid to the stockholder in 1995 and for the six months ended June 30, 1996 was $246 and $1,156, respectively.

     During 1993, the Company repaid a $530,000 note payable to stockholder. Total interest paid to the stockholder in 1993 was $44,200.

5. INCOME TAXES:

     Provision (benefit) for income taxes consisted of the following components for the years ended December 31:

                                                            1993        1994
                                                          --------    --------
                Current:
                  Federal..............................   $213,892    $243,184
                  State................................     26,988      30,684
                                                          --------    --------
                                                           240,880     273,868
                                                          --------    --------
                Deferred:
                  Federal..............................    (31,201)    (17,778)
                  State................................     (3,937)     (2,243)
                                                          --------    --------
                                                           (35,138)    (20,021)
                                                          --------    --------
                          Total........................   $205,742    $253,847
                                                          ========    ========

                             THE PROSTAFF COMPANIES

     Provision for income taxes differs from amounts computed by applying the statutory tax rate to pretax income as a result of certain nondeductible expenses and the utilization of general business credits as follows:

                                                                        1993        1994
                                                                      --------    --------
    Income taxes on pretax income at the statutory rate of 34%....... $205,523    $263,701
    Increase (reduction) in tax resulting from:
      Nondeductible expenses.........................................   16,779      30,242
      State income taxes, net of federal income tax benefit..........   28,049      37,089
      Federal general business tax credits...........................  (44,609)    (77,185)
                                                                      --------    --------
                                                                      $205,742    $253,847
                                                                      ========    ========

     Deferred income taxes reflect the impact of "temporary differences" between the financial and tax basis of assets and liabilities as measured by enacted tax laws. The temporary differences which gave rise to deferred tax assets and liabilities as of December 31, 1993 and 1994 were as follows:

                                                                        1993        1994
                                                                      --------    --------
    Deferred tax assets:
      Allowance for doubtful accounts................................ $ 16,465    $  3,829
      Reserve for workers' compensation claims.......................  112,099     150,772
                                                                      --------    --------
    Total deferred tax assets........................................ $128,564    $154,601
                                                                      --------    --------
    Deferred tax liabilities:
      Accelerated depreciation....................................... $ 51,869    $ 57,885
                                                                      ========    ========

6. WORKERS' COMPENSATION:

     Prostaff is self-insured for certain workers' compensation claims and is regulated by the Arkansas Workers' Compensation Insurance Commission (the "Commission"). As a condition to authorization of the self-insurance program in 1991, the Commission required Prostaff to maintain a $750,000 deposit in a depository considered acceptable by the Commission. In 1993, the Commission altered the depository requirement and allowed Prostaff to provide the Commission a $750,000 letter of credit. The letter of credit is guaranteed by stockholders of the Company. As a condition to providing the letter of credit, the bank required Prostaff to maintain as security a $150,000 deposit with the bank. These restricted funds were in certificates of deposit with one year maturities and are reflected with accrued interest as certificates of deposit in the accompanying combined balance sheet at December 31, 1994. In 1995, the bank no longer required the security for the letter of credit. Accordingly, Prostaff reinvested these funds in 1995, and they are reflected as certificates of deposit at December 31, 1995. Prostaff has purchased insurance for individual claims which exceed $200,000, up to a maximum of $2.0 million. Workers' compensation expense totaled $820,569, $728,281, $765,893 and $263,287 for 1993,
1994, 1995 and the six months ended June 30, 1996, respectively. Unaudited workers' compensation expense for the six months ended June 30, 1995 was $368,055. Excel and Professional are fully insured for workers' compensation.

7. EMPLOYEE BENEFIT PLANS:

     The Company adopted a defined contribution benefit plan for its eligible permanent employees, as defined, effective June 1, 1995. This profit sharing plan, which operates pursuant to an Internal Revenue Code section 401(k) arrangement, allows eligible employees to contribute on a tax deferred basis up to 15% of their annual wages, as defined. The Company makes a matching contribution equal to 50% of the employees' contributions up to a maximum of 6% of the respective employees' annual wages. Total matching contribu-

                             THE PROSTAFF COMPANIES
tions made by the Company to the plan for 1995 and the six months ended June 30, 1996 were $12,448 and $8,802, respectively.

     On September 1, 1995, the Company established a cafeteria plan to offer health, dental, term life, accidental death and disability insurance to its permanent full-time employees. Employees may also obtain coverage for family members by making tax deferred contributions to the plan trust. The health insurance coverage portion of the plan is self-insured by the Company. Pursuant to this self-insurance program, the Company pays for the approved claims costs of eligible participants subject to certain individual and family deductibles and co-payments, as defined. The Company maintains insurance for annual claims per employee in excess of $10,000 and aggregate monthly claims in excess of an amount equal to $75.80 multiplied by the number of personnel enrolled in the plan. Total claims expense for 1995 and the six months ended June 30, 1996 was $35,550 and $40,995, respectively.

8. COMMITMENTS:

     The Company has a consulting agreement with the former owner of a temporary personnel service business the Company acquired in March 1995 which provides for monthly minimum payments of $5,250 for 36 months through March 1998. These payments are expensed on a monthly basis as paid. The consulting agreement also includes a covenant against competition with the Company for a five-year period.

     The Company also has a consulting agreement with an individual which provides for monthly minimum payments of $750, in return for assisting the Company in developing an affirmative action plan, monitoring unemployment control and consulting on other human resource issues.

     The Company has an employment agreement with one member of management that provides for a monthly salary of $6,833 through March 1998. The employment agreement also includes a covenant against competition with the Company, which extends through March 2000, or for two years after termination.

9. NONCANCELABLE OPERATING LEASES:

     The Company leases office space under noncancelable operating leases. Annual future minimum payments required under operating leases that have an initial or remaining noncancelable lease term in excess of one year are as follows:

                                                             YEARS ENDING
                                                       -------------------------
                                                       DECEMBER 31,     JUNE 30,
                                                           1995           1996
                                                       ------------     --------
                1996.................................    $323,397       $     --
                1997.................................     264,480        314,022
                1998.................................     216,665        250,926
                1999.................................     106,499        183,121
                2000.................................      63,424         93,392
                                                         --------       --------
                                                         $974,465       $841,461
                                                         ========       ========

     Rent expense totaled $147,835, $197,243, $258,992 and $165,473 for fiscal years 1993, 1994, 1995 and the six months ended June 30, 1996, respectively. Unaudited rent expense for the six months ended June 30, 1995 was $121,942. The Company leases the office facilities of its headquarters from a limited liability corporation ("LLC") owned by the stockholders of the Company. For the fiscal years 1993, 1994, 1995 and the six months ended June 30, 1996, rent paid to the LLC totaled $61,100, $73,761, $114,180 and $62,550, respectively.
Unaudited rent paid to the LLC was $56,128 for the six months ended June 30, 1995.

                             THE PROSTAFF COMPANIES

10. PENDING BUSINESS COMBINATION:

     In June 1996, the stockholders of the Company entered into a definitive agreement to merge with StaffMark, Inc. ("StaffMark") in conjunction with StaffMark's anticipated initial public offering. Prior to or coincident with this proposed merger, the Company plans to dividend certain assets to the stockholders consisting of vehicles and the cash surrender value of an officer's life insurance policy, which had an aggregate carrying value of $76,223 as of June 30, 1996. In addition, the Company plans to make cash distributions equal to the Company's S Corporation Accumulated Adjustment Account as of the merger date. During 1996, the Company distributed $1,292,732, which represented the Company's estimated S Corporation Accumulated Adjustment Account at June 30, 1996.

     In conjunction with the proposed merger discussed above, certain of the stockholders will enter into employment agreements which provide for a set base salary, participation in future incentive bonus plans, certain other benefits and a covenant not to compete following termination of such person's employment.

     The Company has advanced $31,250 to StaffMark to fund organizational and other costs related to the planned merger and StaffMark's initial public offering.

11. PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENT PRESENTATION
    (UNAUDITED):

     In conjunction with the planned merger with StaffMark as discussed in Note 10, the Company will change from an S Corporation to a C Corporation for federal and state income tax reporting purposes, which will require the Company to recognize the tax consequences of operations in its statements of income. The supplemental pro forma information included in the accompanying statements of income reflect the estimated impact of recognizing income tax expense as if the Company had been a C Corporation for tax reporting purposes during the twelve months and six months ended December 31, 1995 and June 30, 1996, respectively.


12. SUBSEQUENT EVENT (UNAUDITED):



     Effective October 2, 1996, StaffMark completed the initial public offering discussed above.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Maxwell Companies:

     We have audited the accompanying combined balance sheets of the companies identified in Note 1 to the financial statements ("The Maxwell Companies"), as of December 31, 1994 and 1995 and June 30, 1996, and the related combined statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Maxwell Companies as of December 31, 1994 and 1995 and June 30, 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996 in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Little Rock, Arkansas,
July 26, 1996 (except with respect to
the matter discussed in Note 16, as to which the date is October 2, 1996).

                             THE MAXWELL COMPANIES

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                 DECEMBER 31,
                                                           ------------------------     JUNE 30,
                                                              1994          1995          1996
                                                           ----------    ----------    ----------
CURRENT ASSETS:
  Cash and cash equivalents..............................  $  556,544    $1,041,373    $  665,639
  Restricted cash........................................     138,453       253,171       109,181
  Investments............................................     209,505       273,354            --
  Accounts receivable, net of allowance for doubtful
     accounts of $75,711, $63,988 and $109,908,
     respectively........................................   2,810,176     2,536,603     2,676,251
  Prepaid expenses and other.............................      96,669        24,628       136,684
                                                           ----------    ----------    ----------
          Total current assets...........................   3,811,347     4,129,129     3,587,755
PROPERTY AND EQUIPMENT, net..............................     480,594       499,792       295,312
INTANGIBLE ASSETS, net...................................          --            --       297,146
ADVANCE TO STAFFMARK, INC................................          --            --        31,250
                                                           ----------    ----------    ----------
                                                           $4,291,941    $4,628,921    $4,211,463
                                                           ==========    ==========    ==========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.......................................  $  167,991    $  169,250    $  238,036
  Payroll and related liabilities........................     653,772       570,444       885,804
  Reserve for workers' compensation claims...............     476,000     1,153,000       912,000
  Current maturities of long-term debt...................          --            --     1,827,361
  Accrued dividends......................................     197,500       151,000            --
  Other accrued liabilities..............................      20,728        25,462         4,127
                                                           ----------    ----------    ----------
          Total current liabilities......................   1,515,991     2,069,156     3,867,328
LONG-TERM DEBT, less current maturities..................          --            --        77,562
COMMITMENTS AND CONTINGENCIES (Notes 8 through 12)
STOCKHOLDERS' EQUITY:
  Common stock, $1.00 par value in 1994, 1995 and 1996;
     authorized shares of 110,000 in 1994 and 1995 and
     160,000 in 1996; shares issued and outstanding of
     4,000 in 1994 and 1995 and 5,000 in 1996............       4,000         4,000         5,000
  Unrealized gain on investments.........................          --        43,296            --
  Retained earnings......................................   2,771,950     2,512,469       261,573
                                                           ----------    ----------    ----------
          Total stockholders' equity.....................   2,775,950     2,559,765       266,573
                                                           ----------    ----------    ----------
                                                           $4,291,941    $4,628,921    $4,211,463
                                                           ==========    ==========    ==========

            The accompanying notes to combined financial statements
                 are an integral part of these balance sheets.

                             THE MAXWELL COMPANIES

                         COMBINED STATEMENTS OF INCOME

                                        YEARS ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                -----------------------------------------    --------------------------
                                   1993           1994           1995           1995           1996
                                -----------    -----------    -----------    -----------    -----------
                                                                             (UNAUDITED)
SERVICE REVENUES............... $16,324,216    $21,225,866    $23,092,606    $11,533,102    $13,232,174
COST OF SERVICES...............  11,253,565     16,003,387     17,748,020      8,644,339      9,892,232
                                -----------    -----------    -----------    -----------    -----------
          Gross profit.........   5,070,651      5,222,479      5,344,586      2,888,763      3,339,942
OPERATING EXPENSES:
  Selling, general and
     administrative............   3,582,427      3,820,565      4,296,703      2,244,644      2,480,578
  Depreciation and
     amortization..............      75,368        107,601        136,135         69,690         72,507
                                -----------    -----------    -----------    -----------    -----------
          Operating income.....   1,412,856      1,294,313        911,748        574,429        786,857
OTHER INCOME (EXPENSE):
  Interest income..............      14,767         21,645         43,213         25,235         33,681
  Interest expense.............     (27,678)       (33,849)            --             --        (22,174)
  Other, net...................    (104,397)       (18,836)       (35,396)       (32,837)        21,954
                                -----------    -----------    -----------    -----------    -----------
          Net income........... $ 1,295,548    $ 1,263,273    $   919,565    $   566,827    $   820,318
                                ===========    ===========    ===========    ===========    ===========
PRO FORMA DATA (Unaudited)
  (Note 15):
  Historical income before
     income taxes..............                               $   919,565                   $   820,318
  Less pro forma provision for
     income taxes..............                                   358,630                       319,924
                                                              -----------                   -----------
PRO FORMA NET INCOME...........                               $   560,935                   $   500,394
                                                              ===========                   ===========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE MAXWELL COMPANIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                            COMMON STOCK      UNREALIZED
                                          ----------------      GAIN ON       RETAINED
                                          SHARES    AMOUNT    INVESTMENTS     EARNINGS         TOTAL
                                          ------    ------    -----------    -----------    -----------
BALANCE, December 31, 1992..............  3,500     $3,500      $    --      $ 1,890,892    $ 1,894,392
  Net income............................     --         --           --        1,295,548      1,295,548
  Dividends declared....................     --         --           --         (979,383)      (979,383)
                                          -----     ------       ------      -----------    -----------
BALANCE, December 31, 1993..............  3,500      3,500           --        2,207,057      2,210,557
  Net income............................     --         --           --        1,263,273      1,263,273
  Issuance of stock.....................    500        500           --               --            500
  Dividends declared....................     --         --           --         (698,380)      (698,380)
                                          -----     ------       ------      -----------    -----------
BALANCE, December 31, 1994..............  4,000      4,000           --        2,771,950      2,775,950
  Net income............................     --         --           --          919,565        919,565
  Dividends declared....................     --         --           --       (1,179,046)    (1,179,046)
  Net unrealized holding gain on
     investments available for sale.....     --         --       43,296               --         43,296
                                          -----     ------       ------      -----------    -----------
BALANCE, December 31, 1995..............  4,000      4,000       43,296        2,512,469      2,559,765
  Net income............................     --         --           --          820,318        820,318
  Issuance of stock.....................  1,000      1,000           --               --          1,000
  Dividends declared:
     Cash...............................     --         --           --       (2,620,341)    (2,620,341)
     Investments........................     --         --      (43,296)        (230,058)      (273,354)
     Property...........................     --         --           --         (220,815)      (220,815)
                                          -----     ------       ------      -----------    -----------
BALANCE, June 30, 1996..................  5,000     $5,000      $    --      $   261,573    $   266,573
                                          =====     ======       ======      ===========    ===========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE MAXWELL COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                           YEARS ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
                                                   ----------------------------------------    --------------------------
                                                      1993          1994           1995           1995           1996
                                                   ----------    -----------    -----------    -----------    -----------
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................  $1,295,548    $ 1,263,273    $   919,565    $   566,827    $   820,318
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization................      75,368        107,601        136,135         69,690         72,507
    Provision for bad debts......................      77,690        100,615        223,216        196,737         45,920
    Loss (gain) on investments...................     102,536         12,500         (2,146)            --             --
    Change in operating assets and liabilities,
      net of effects of acquisition:
      Restricted cash............................     (65,954)       (72,499)      (114,718)        28,805        143,990
      Accounts receivable........................    (777,846)    (1,073,300)        50,357        168,500       (185,568)
      Prepaid expenses and other.................      26,124        (10,457)        72,041         61,474       (112,056)
      Accounts payable...........................      40,808        (74,812)         1,259         54,496         68,786
      Payroll and related liabilities............     525,769         33,483        (83,328)       304,624        315,360
      Reserve for workers' compensation claims...          --        476,000        677,000        444,500       (241,000)
      Other accrued liabilities..................      64,574        (43,846)         4,734        (61,202)       (15,592)
                                                   ----------    -----------     ----------     ----------      ---------
         Net cash provided by operating
           activities............................   1,364,617        718,558      1,884,115      1,834,451        912,665
                                                   ----------    -----------     ----------     ----------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Sumner-Ray Technical Resources,
    Inc..........................................          --             --             --             --       (168,000)
  Capital expenditures...........................    (155,150)      (211,595)      (155,333)       (51,492)       (68,810)
  Purchase of investments........................    (109,144)       (13,750)      (116,526)       (11,476)            --
  Sales of investments...........................          --             --         98,119             --             --
  Advance to StaffMark, Inc......................          --             --             --             --        (31,250)
                                                   ----------    -----------     ----------     ----------      ---------
         Net cash used in investing activities...    (264,294)      (225,345)      (173,740)       (62,968)      (268,060)
                                                   ----------    -----------     ----------     ----------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash dividends.................................  $ (813,409)   $  (666,854)   $(1,225,546)   $(1,057,559)   $(2,771,339)
  Proceeds from (payments on) long-term debt.....     (46,297)      (336,801)            --             --      1,750,000
  Issuance of stock..............................          --            500             --             --          1,000
                                                   ----------    -----------     ----------     ----------      ---------
         Net cash used in financing activities...    (859,706)    (1,003,155)    (1,225,546)    (1,057,559)    (1,020,339)
                                                   ----------    -----------     ----------     ----------      ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................     240,617       (509,942)       484,829        713,924       (375,734)
CASH AND CASH EQUIVALENTS, beginning of period...     825,869      1,066,486        556,544        556,544      1,041,373
                                                   ----------    -----------     ----------     ----------      ---------
CASH AND CASH EQUIVALENTS, end of period.........  $1,066,486    $   556,544    $ 1,041,373    $ 1,270,468    $   665,639
                                                   ==========    ===========     ==========     ==========      =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Interest paid..................................  $   27,678    $    23,950    $        --    $        --    $    18,047
                                                   ==========    ===========     ==========     ==========      =========
  Non-cash transactions:
  Notes payable issued in conjunction with the
    purchase of Sumner-Ray Technical Resources,
    Inc..........................................  $       --    $        --    $        --    $        --    $   149,180
                                                   ==========    ===========     ==========     ==========      =========
  Transfer of investments to stockholders........  $       --    $        --    $        --    $        --    $   273,354
                                                   ==========    ===========     ==========     ==========      =========
  Transfer of property to stockholders...........  $       --    $        --    $        --    $        --    $   220,815
                                                   ==========    ===========     ==========     ==========      =========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE MAXWELL COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     The combined financial statements of The Maxwell Companies (the "Company") include the activities of Maxwell Staffing, Inc. ("Staffing"), Maxwell Staffing of Bristow, Inc. ("Bristow"), Maxwell/Healthcare, Inc. ("Healthcare"), Square One Rehab, Inc. ("Square One") and Technical Staffing, Inc. ("Technical"), all of which are incorporated in Oklahoma and have substantially common ownership. All significant intercompany transactions have been eliminated in the accompanying combined financial statements.

     Staffing, which was incorporated in 1979, and Bristow, which was incorporated in 1993, both provide temporary personnel services in the northeastern Oklahoma area to the clerical, industrial and medical fields. Healthcare, which was incorporated in 1989 to provide foreign-trained temporary and permanent physical and occupational therapist services, is licensed to do business in 22 states. Square One, which was incorporated in 1991, provides contract management and physical and occupational therapist services to companies located in the midwestern and southwestern United States. Technical, which was incorporated in 1996, provides permanent and temporary technical personnel services to companies located primarily in Oklahoma.

  Interim Financial Statements --

     The accompanying interim combined financial statements as of June 30, 1995 have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited combined financial statements for the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996, and include all adjustments (which were of a normal, recurring nature) which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of its operations and cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

  Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in preparing the accompanying combined financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. However, actual results may differ from the estimates and assumptions used in preparing the accompanying combined financial statements.

  Revenue Recognition --

     Service revenues are recognized as income at the time services are provided.

  Cash and Cash Equivalents --

     For statement of cash flow purposes, the Company considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Restricted Cash --

     Restricted cash represents funds deposited in an account maintained on behalf of the Company's self-insured health benefits plan. The use of these assets is restricted to the payment of health benefits of the participating employees.

                             THE MAXWELL COMPANIES

  Accounts Receivable --

     The Company maintains allowances for potential losses which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. Included in accounts receivable in the accompanying combined balance sheets are unbilled amounts of $392,068, $379,163 and $623,219 at December 31, 1994, December 31, 1995 and June
30, 1996, respectively.

  Investment Securities --

     Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with this pronouncement, investment securities are to be classified as either trading, available-for-sale or held for investment. Trading securities are recorded at market value, and any gains or losses are recognized in the income statement. Securities available-for-sale are also recorded at market value; however, any unrealized gains or losses are recorded as an adjustment to stockholders' equity. Securities held for investment are recorded at amortized cost, adjusted for necessary valuation allowances.

     Upon adoption of SFAS No. 115 on January 1, 1994, the Company classified its investment securities as available-for-sale. The implementation of this pronouncement did not have a material impact to the financial statements.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated or amortized using a method which approximates the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated economic lives or the terms of the lease. The estimated useful lives of the Company's assets, by asset classification, are as follows:

        Office equipment.................................................  5-7 years
        Computer equipment...............................................  5-7 years
        Vehicles.........................................................  5 years
        Building and improvements........................................  7-32 years

     Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment are retired, the cost of the property and equipment and the related accumulated depreciation or amortization are removed from the balance sheet and any resultant gain or loss is recorded.

  Intangible Assets --

     Intangible assets consist primarily of goodwill recorded in conjunction with the acquisition of Sumner-Ray Technical Resources, Inc. ("Sumner-Ray"), as discussed in Note 2, which is being amortized using the straight-line method over 30 years. In the event facts and circumstances indicate that the carrying amount of this goodwill may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted net cash flows of the related assets over their remaining lives would be compared to the assets' carrying amounts in measuring whether the assets are recoverable. As of June 30, 1996, the Company's intangible assets were considered to be fully recoverable.

  Workers' Compensation and Health Benefits --

     The Company self-insures certain risks related to workers' compensation and employee health benefits claims. The estimated costs of existing and future claims are accrued as incidents occur based upon historical

                             THE MAXWELL COMPANIES
loss development trends and may be subsequently revised based on developments relating to such claims. The Company engages the services of a third party actuary to assist with the development of these cost estimates.

  Fair Value of Financial Instruments --

     The Company's financial instruments include cash and cash equivalents, restricted cash, investments and long-term debt. Excluding investments, which are carried at fair market value as discussed in Note 4, management believes that the Company's financial instruments bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, that the carrying values for these instruments are reasonable estimates of fair value.

2. BUSINESS COMBINATIONS:

     On February 23, 1996, the Company acquired certain assets of Sumner-Ray, which is engaged in providing temporary and permanent placement of professional and technical personnel in the engineering, drafting and manufacturing fields. The acquisition has been accounted for as a purchase and the results of Sumner-Ray have been included in the accompanying financial statements since the date of acquisition. The cost of the acquisition has been allocated on the basis of the estimated fair value of the assets and liabilities acquired.

     Total consideration paid for Sumner-Ray was $336,000. The purchase price included cash of $168,000 and a note to the seller for $168,000, which included an interest component at a stated rate of 8% per year. The note has been discounted using the prescribed rate, and the resulting principal amount of $149,180 is included in the accompanying combined balance sheets. The assets acquired have been recorded at their estimated fair value as of the acquisition date, with the remaining acquisition costs of approximately $300,000 being recorded as goodwill.

     The acquisition of Sumner-Ray did not have a significant impact on the Company's operating results.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                            DECEMBER 31,
                                                      -------------------------     JUNE 30,
                                                         1994           1995          1996
                                                      ----------     ----------     --------
    Building and improvements.......................  $  483,136     $  502,130     $     --
    Office equipment................................     346,530        386,411      411,253
    Computer equipment..............................     204,268        300,265      337,639
    Vehicles........................................      25,105         27,561       27,561
    Leasehold improvements..........................          --             --       17,274
    Land............................................      13,000         13,000           --
                                                      ----------     ----------     --------
                                                       1,072,039      1,229,367      793,727
    Less accumulated depreciation and
      amortization..................................     591,445        729,575      498,415
                                                      ----------     ----------     --------
                                                      $  480,594     $  499,792     $295,312
                                                      ==========     ==========     ========

     Depreciation and amortization expense related to property and equipment for the years ended December 31, 1993, 1994 and 1995 totaled $75,368, $107,601 and $136,135, respectively. Depreciation and amortization expense for the six months ended June 30, 1995 and 1996 totaled $69,690 (unaudited) and $67,474, respectively.

                             THE MAXWELL COMPANIES

4. INVESTMENTS:

     The Company has classified all investments as available-for-sale. Accordingly, these investments have been recorded at market value.

     The carrying value and market value of available-for-sale investment securities were as follows:

                                                   GROSS        GROSS         GROSS
                                                 AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                   COST         GAINS         LOSSES       VALUE
                                                 ---------    ----------    ----------    --------
    December 31, 1994:
      Equity securities......................... $ 180,826     $     --      $     --     $180,826
      United States government obligations......    28,679           --            --       28,679
                                                  --------      -------       -------     --------
                                                 $ 209,505     $     --      $     --     $209,505
                                                  ========      =======       =======     ========
    December 31, 1995:
      Equity securities......................... $ 201,379     $ 38,551      $     --     $239,930
      United States government obligations......    28,679        4,745            --       33,424
                                                  --------      -------       -------     --------
                                                 $ 230,058     $ 43,296      $     --     $273,354
                                                  ========      =======       =======     ========

     The United States government obligations held as of December 31, 1994 and 1995 represent only one issue which matures in 2003.

     Losses totaling $102,536 and $12,500 in 1993 and 1994, respectively, were recognized related to one security whose impairment of value was deemed to be other than temporary. There were no sales of securities during 1994. Proceeds from the sale of available-for-sale securities totaled $98,119 for the year ended December 1995, including realization of a gross gain of $2,146. The gain and losses are reflected in other income (expense) in the accompanying combined statements of income and were determined using each security's specifically identified cost.

     All investments were distributed to the stockholders in March 1996. The related unrealized holding gain was removed in connection with this dividend.

5. INTANGIBLE ASSETS:

     Intangible assets, net of amortization, at June 30, 1996 consisted primarily of the goodwill related to the acquisition of Sumner-Ray, as discussed in Note 2.

     Amortization expense related to intangible assets totaled $5,034 for the six months ended June 30, 1996. 6. LONG-TERM DEBT:

     Long-term debt as of June 30, 1996 consisted of a promissory note payable to the previous owner of Sumner-Ray which is due in annual installments of $84,000, including interest at approximately 8%, payable on February 23, 1997 and 1998. The obligation is secured by a lien and security interest in certain assets of the Company. Scheduled principal maturities of this obligation are $71,618 in 1997 and $77,562 in 1998.

     On May 17, 1996, the Company entered into a debt agreement with State Bank & Trust, N.A. which provided for a $1.75 million term loan. The loan is secured by the Company's accounts receivable and guaranteed by the Company's stockholders. Accrued interest is due and payable monthly beginning June 1, 1996 at a rate of 8.25%. The outstanding principal balance plus unpaid accrued interest is due November 1, 1996. The proceeds from this loan were used to partially fund the cash dividend discussed in Note 14.

                             THE MAXWELL COMPANIES

7. INCOME TAXES:

     The Company operates as an S Corporation for federal and state income tax reporting purposes. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements as such taxes are liabilities of the individual stockholders.

     The Company's tax returns are subject to examination by federal and state taxing authorities. If such examinations result in a change to the Company's reported income or loss, the taxable income or loss reported by the individual stockholders could also change.

8. WORKERS' COMPENSATION:

     Effective July 1, 1994, the Company began self-insuring certain workers' compensation claims in the state of Oklahoma and is regulated by the Oklahoma Workers' Compensation Insurance Commission. The Company has purchased insurance for workers' compensation claims which exceed $250,000. The Company maintains a letter of credit with a bank to cover any potential unpaid claims. At June 30, 1996, this letter of credit was in the amount of $450,000. Workers' compensation expense totaled $485,151, $918,961 and $1,089,901 for the years ended December 31, 1993, 1994 and 1995, respectively, and $532,462 (unaudited) for the six months ended June 30, 1995. A credit to workers' compensation expense totaling $51,682 was recorded for the six months ended June 30, 1996 due to a reduction in the actuarially determined reserves required which was primarily the result of using the Company's own claim development experience versus industry development factors which had been used in previous actuarial valuations.

9. EMPLOYEE BENEFIT PLANS:

     Prior to 1995, employees participated in a profit sharing plan to which the Company made discretionary contributions. In 1993 and 1994, the Company made contributions totaling $250,000 and $190,000, respectively. The Company elected not to make a contribution in 1995. Effective January 1, 1996, the Company added a defined contribution benefit plan to the existing profit sharing plan. This new plan, which operates pursuant to an Internal Revenue Code Section 401(k) arrangement, allows employees to contribute on a tax deferred basis up to 10% of their annual wages. The Company makes a matching contribution equal to 50% of the employees' contributions up to a maximum of 3% of the respective employees' annual wages. The Company may also contribute additional amounts for profit sharing at its discretion. Total matching contributions to be made by the Company to the plan for the six months ended June 30, 1996 were $26,359. No discretionary contributions were made during the six months ended June 30, 1996.

     On January 1, 1993, the Company established a self-insured plan to offer health and dental insurance benefits to certain of its employees. Employees may also purchase coverage for family members. Pursuant to this plan, the Company pays for the approved claims costs of eligible participants subject to certain individual and family deductibles and co-payments, as defined. Both the Company and the participants make contributions to the plan based upon premiums which are established by a third party administrator and the Company's benefits committee. The Company maintained insurance for annual claims for individuals which exceeded $10,000, $15,000, $25,000 and $25,000 at December 31, 1993, 1994,
1995 and June 30, 1996, respectively. Expenses related to this plan for the years ended December 31, 1993, 1994 and 1995 were $190,357, $184,605 and
$188,066, respectively. Expenses related to this plan for the six months ended June 30, 1995 and 1996 were $146,501 (unaudited) and $129,406, respectively.

                             THE MAXWELL COMPANIES

10. RELATED PARTY TRANSACTIONS:

     The Company rents a duplex from certain stockholders which houses foreign-trained physical and occupational therapists. Rent expense related to the duplex amounted to $16,800 for each of the years ended December 31, 1993, 1994 and 1995. Rent expense totaled $8,400 (unaudited) and $8,500 for the six months ended June 30, 1995 and 1996, respectively. These rent payments are not subject to a formal agreement and, therefore, have not been considered in the disclosure included in Note 12.

11. COMMITMENTS AND CONTINGENCIES:

     The Company has employment agreements with certain executive officers and management personnel that provide for annual salaries, cost-of-living adjustments and additional compensation in the form of performance based bonuses. Certain agreements include a covenant against competition with the Company, which extends for a period of time after termination. These agreements generally continue until terminated by the employee or the Company.

     One employment agreement provides for the purchase of up to 398 shares of Square One stock from the existing stockholders subject to the satisfaction of certain performance measures of Square One. As of June 30, 1996, Square One's performance had exceeded the threshold required for the employee to purchase 100 shares; however, this option had not been exercised.

     The Company pays dividends to its stockholders in amounts sufficient to cover their estimated tax payments attributable to the respective share of the Company's net income which will be included in their individual tax returns. The Company plans to continue this practice in the future as long as it maintains its S Corporation status.

     The Company is a party to certain lawsuits and claims primarily involving workers' compensation claims and other employee related matters. Management believes, based in part on consultation from legal counsel, that the ultimate outcome of these matters will not have a materially adverse effect on the Company's financial position, liquidity or results of operations.

12. NONCANCELABLE OPERATING LEASES:

     The Company leases equipment, vehicles and office space as well as apartments for certain foreign-trained therapists under noncancelable operating leases. Annual future minimum payments during each of the next five years required under such leases are as follows:

                                                            YEARS ENDING
                                                     ---------------------------
                                                     DECEMBER 31,       JUNE 30,
                                                     ------------       --------
                1996...............................    $224,093         $     --
                1997...............................      67,545          186,877
                1998...............................      52,132           58,087
                1999...............................      43,643           47,039
                2000...............................      43,643           43,643
                                                       --------         --------
                                                       $431,056         $335,646
                                                       ========         ========

     Rent expense totaled $75,472, $123,099 and $134,231 for the years ended December 31, 1993, 1994 and 1995, respectively. Rent expense for the six months ended June 30, 1995 and 1996 was $32,747 (unaudited) and $66,778, respectively.

                             THE MAXWELL COMPANIES

13. SIGNIFICANT CUSTOMERS:

     The Company's sales to customers which individually account for 10% or more of service revenues were as follows:

                                                           YEARS ENDED         SIX MONTHS ENDED
                                                           DECEMBER 31,            JUNE 30,
                                                      --------------------    -------------------
                                                      1993    1994    1995       1995       1996
                                                      ----    ----    ----       ----       ----
                                                                              (UNAUDITED)

    Customer 1.......................................  21%     14%     10%         --         --
    Customer 2.......................................  --      14%     12%         16%        13%
    Customer 3.......................................  --      --      --          --         11%

14. PENDING BUSINESS COMBINATION:

     In June 1996, the owners of the Company entered into a definitive agreement to merge with StaffMark, Inc. ("StaffMark") in conjunction with StaffMark's initial public offering. In conjunction with this proposed merger, the Company transferred certain assets to the stockholders consisting of the building in which the Company is headquartered, which had an aggregate carrying value of $220,815 as of April 1996. StaffMark plans to lease the real property distributed, as discussed above, from the owners at a market lease rate. In addition, the Company plans to make cash distributions equal to the Company's S Corporation Accumulated Adjustment Account as of the merger date. During 1996, the Company distributed cash of approximately $2.6 million, which represented the Company's estimated S Corporation Accumulated Adjustment Account at June 30, 1996.

     In conjunction with the proposed merger discussed above, the owners will enter into employment agreements which provide for a set base salary, participation in future incentive bonus plans, certain other benefits and a covenant not to compete following termination of such person's employment.

     The Company has advanced $31,250 to StaffMark to fund organizational and other costs related to the planned merger and StaffMark's initial public offering.

15. PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENT PRESENTATION
    (UNAUDITED):

     In conjunction with the planned merger with StaffMark as discussed in Note 14, the Company will change from an S Corporation to a C Corporation for federal and state income tax reporting purposes, which will require the Company to recognize the tax consequences of operations in its statements of income. The supplemental pro forma information included in the accompanying statements of income reflect the estimated impact of recognizing income tax expense as if the Company had been a C Corporation for tax reporting purposes during the twelve months and six months ended December 31, 1995 and June 30, 1996, respectively.


16. SUBSEQUENT EVENT (UNAUDITED):



     Effective October 2, 1996, StaffMark completed the initial public offering discussed above.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To HRA, Inc.:

     We have audited the accompanying balance sheets of HRA, Inc. (the "Company"), a Tennessee corporation, as of September 30, 1994 and 1995 and June 30, 1996, and the related statements of income (loss), stockholders' equity and cash flows for each of the three years ended September 30, 1995, and the nine months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HRA, Inc. as of September 30, 1994 and 1995 and June 30, 1996, and the results of its operations and its cash flows for each of the three years ended September 30, 1995 and the nine months ended June 30, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Memphis, Tennessee,
July 26, 1996 (except with respect to
the matters discussed in Note 15, as to
which the date is October 2, 1996).

                                   HRA, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                               SEPTEMBER 30,
                                                         -------------------------      JUNE 30,
                                                            1994           1995           1996
                                                         ----------     ----------     ----------
CURRENT ASSETS:
  Cash and cash equivalents............................  $  577,214     $  367,978     $  505,810
  Restricted cash......................................      60,083         50,251             --
  Accounts receivable, net of allowance for doubtful
     accounts of $26,000...............................   1,684,052      1,998,724      2,783,617
  Advances to stockholders.............................          --             --        340,089
  Prepaid expenses and other...........................      12,616        467,002        775,335
  Income taxes receivable..............................          --         25,125             --
  Deferred income taxes................................      33,100        160,000        226,800
                                                         ----------     ----------     ----------
          Total current assets.........................   2,367,065      3,069,080      4,631,651
PROPERTY AND EQUIPMENT, net............................      70,261        144,179        195,952
INTANGIBLE ASSETS, net.................................          --         37,156        165,635
OTHER ASSETS:
  Deferred income taxes................................      79,700         65,000         56,600
  Advance to StaffMark, Inc............................          --             --         31,250
  Other................................................         400         21,071          1,423
                                                         ----------     ----------     ----------
          Total other assets...........................      80,100         86,071         89,273
                                                         ----------     ----------     ----------
                                                         $2,517,426..   $3,336,486     $5,082,511
                                                         ==========     ==========     ==========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Borrowings under accounts receivable financing
     agreement.........................................  $  600,830     $  502,512     $       --
  Line of credit.......................................          --             --      1,020,000
  Current portion of deferred compensation
     arrangements......................................      97,898         43,699        110,709
  Outstanding checks...................................          --        166,761        261,240
  Accounts payable.....................................     118,906        193,096        196,024
  Payroll and related liabilities......................     493,033        621,317        710,282
  Reserve for workers' compensation claims.............     475,712      1,390,351      1,787,641
  Income taxes payable.................................     228,217             --        189,648
  Accrued expenses.....................................      72,084        138,416        125,149
  Current portion of note payable to a stockholder.....     155,295             --             --
                                                         ----------     ----------     ----------
          Total current liabilities....................   2,241,975      3,056,152      4,400,693
DEFERRED COMPENSATION ARRANGEMENTS, less current
  portion..............................................      97,824        127,332        264,937
NOTE PAYABLE TO A STOCKHOLDER..........................          --        122,000        116,000
COMMITMENTS AND CONTINGENCIES
  (Notes 10, 11 and 13)
STOCKHOLDERS' EQUITY:
  Common stock, no par value, 1,000 shares authorized,
     790 shares issued and outstanding.................      12,600         12,600         12,600
  Retained earnings....................................     165,027         18,402        288,281
                                                         ----------     ----------     ----------
          Total stockholders' equity...................     177,627         31,002        300,881
                                                         ----------     ----------     ----------
                                                         $2,517,426     $3,336,486     $5,082,511
                                                         ==========     ==========     ==========

                     The accompanying notes are an integral
                         part of these balance sheets.

                                   HRA, INC.

                          STATEMENTS OF INCOME (LOSS)

                                            FISCAL YEARS                   NINE MONTHS ENDED JUNE 30,
                              -----------------------------------------    --------------------------
                                 1993           1994           1995           1995           1996
                              -----------    -----------    -----------    -----------    -----------
                                                                           (UNAUDITED)
SERVICE REVENUES............  $13,333,022    $16,453,375    $18,306,542    $13,173,951    $16,882,905
COST OF SERVICES............   10,985,142     13,367,561     14,939,279     10,745,155     13,550,821
                              -----------    -----------    -----------    -----------    -----------
          Gross profit......    2,347,880      3,085,814      3,367,263      2,428,796      3,332,084
OPERATING EXPENSES:
  Selling, general and
     administrative.........    2,107,544      2,381,168      3,438,436      2,384,437      2,985,392
  Depreciation and
     amortization...........       33,773         45,783         65,691         33,832         67,900
                              -----------    -----------    -----------    -----------    -----------
          Operating income
            (loss)..........      206,563        658,863       (136,864)        10,527        278,792
  Interest expense..........      (84,448)      (100,828)      (107,364)       (69,942)       (78,401)
  Interest and other, net...        6,192         16,466         13,443          6,241        243,861
                              -----------    -----------    -----------    -----------    -----------
INCOME (LOSS) BEFORE
  PROVISION (BENEFIT) FOR
  INCOME TAXES..............      128,307        574,501       (230,785)       (53,174)       444,252
PROVISION (BENEFIT) FOR
  INCOME TAXES..............       43,250        221,100        (84,160)       (17,907)       174,373
                              -----------    -----------    -----------    -----------    -----------
          Net income
            (loss)..........  $    85,057    $   353,401    $  (146,625)   $   (35,267)   $   269,879
                              ===========    ===========    ===========    ===========    ===========

                     The accompanying notes are an integral
                      part of these financial statements.

                                   HRA, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       COMMON STOCK        RETAINED
                                                    ------------------     EARNINGS
                                                    SHARES     AMOUNT      (DEFICIT)       TOTAL
                                                    ------     -------     ---------     ---------
BALANCE, September 30, 1992.......................    500      $ 1,000     $(273,431)    $(272,431)
  Net income......................................     --           --        85,057        85,057
                                                      ---      -------     ---------     ---------
BALANCE, September 30, 1993.......................    500        1,000      (188,374)     (187,374)
  Issuance of Common Stock........................    290       11,600            --        11,600
  Net income......................................     --           --       353,401       353,401
                                                      ---      -------     ---------     ---------
BALANCE, September 30, 1994.......................    790       12,600       165,027       177,627
  Net loss........................................     --           --      (146,625)     (146,625)
                                                      ---      -------     ---------     ---------
BALANCE, September 30, 1995.......................    790       12,600        18,402        31,002
  Net income......................................     --           --       269,879       269,879
                                                      ---      -------     ---------     ---------
BALANCE, June 30, 1996............................    790      $12,600     $ 288,281     $ 300,881
                                                      ===      =======     =========     =========

                     The accompanying notes are an integral
                      part of these financial statements.

                                   HRA, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                   NINE MONTHS ENDED
                                                                      FISCAL YEARS                      JUNE 30,
                                                            ---------------------------------   ------------------------
                                                              1993        1994        1995         1995        1996
                                                            ---------   ---------   ---------   -----------  ---------
                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).......................................  $  85,057   $ 353,401   $(146,625)   $ (35,267)   $  269,879
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization.........................     33,773      45,783      65,691       33,832        67,900
    Provision for bad debts...............................     45,480       4,498       2,041        1,194        25,422
    Change in deferred income taxes.......................     (5,700)    (10,200)   (112,200)     (84,150)      (58,400)
    Change in operating assets and liabilities:
      Accounts receivable.................................   (231,286)   (421,143)   (316,713)    (202,085)     (810,315)
      Income taxes receivable.............................         --          --     (25,125)          --        25,125
      Prepaid expenses and other..........................    (15,147)      2,531    (454,386)    (408,180)     (308,333)
      Other assets........................................      9,583          17     (20,671)      (1,023)       19,648
      Outstanding checks..................................         --          --     166,761      161,573        94,479
      Accounts payable....................................    (50,994)     51,940      49,190      (30,036)       (2,328)
      Payroll and related liabilities.....................   (117,269)    (30,697)    128,284       11,762        88,965
      Reserve for workers' compensation claims............    285,837     (68,655)    914,639      751,652       397,290
      Accrued expenses....................................     30,053     (21,755)     66,332       27,666       (13,267)
      Income taxes payable................................     31,508     192,487    (228,217)    (156,010)      189,648
                                                            ---------   ---------   ---------    ---------    ----------
         Net cash provided by (used in) operating
           activities.....................................    100,895      98,207      89,001       70,928       (14,287)
                                                            ---------   ---------   ---------    ---------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures....................................    (50,834)    (40,096)   (135,765)    (132,600)     (103,259)
  Advance to StaffMark, Inc. .............................         --          --          --           --       (31,250)
  Other...................................................     10,000          --     (16,000)          --            --
                                                            ---------   ---------   ---------    ---------    ----------
         Net cash used in investing activities............    (40,834)    (40,096)   (151,765)    (132,600)     (134,509)
                                                            ---------   ---------   ---------    ---------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (increase) decrease in restricted cash..............         --     (60,083)      9,832       22,807        50,251
  Increase in deferred compensation arrangements..........         --      21,559          --           --       135,596
  Payments on deferred compensation arrangements..........    (24,996)         --     (24,691)     (19,659)      (70,618)
  Net borrowings (payments) under an accounts receivable
    financing agreement...................................    500,000     100,830     (98,318)    (228,075)     (502,512)
  Net borrowings under a revolving line of credit.........         --          --          --           --     1,020,000
  Principal payments on note payable to a stockholder.....   (140,154)         --     (33,295)     (27,000)       (6,000)
  Advances to stockholders................................         --          --          --      (25,988)     (340,089)
  Proceeds from issuance of common stock..................         --      11,600          --           --            --
  Other...................................................     (7,299)     (5,749)         --           --            --
                                                            ---------   ---------   ---------    ---------    ----------
         Net cash provided by (used in) financing
           activities.....................................    327,551      68,157    (146,472)    (277,915)      286,628
                                                            ---------   ---------   ---------    ---------    ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......    387,612     126,268    (209,236)    (339,587)      137,832
CASH AND CASH EQUIVALENTS, beginning of period............     63,334     450,946     577,214      577,214       367,978
                                                            ---------   ---------   ---------    ---------    ----------
CASH AND CASH EQUIVALENTS, end of period..................  $ 450,946   $ 577,214   $ 367,978    $ 237,627    $  505,810
                                                            =========   =========   =========    =========    ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid...........................................  $  65,444   $  77,737   $ 106,467    $  60,768    $   76,866
                                                            =========   =========   =========    =========    ==========
  Taxes paid..............................................  $  20,742   $  41,813   $ 267,622    $ 206,298    $   18,000
                                                            =========   =========   =========    =========    ==========
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:

     During fiscal year 1995, the Company incurred a liability totaling $41,000 for the purchase of a consulting and noncompete agreement.

     During the nine month period ended June 30, 1996, the Company recorded a deferred compensation arrangement liability for the purchase of a noncompete agreement with a former stockholder totaling $139,637.

                     The accompanying notes are an integral
                      part of these financial statements.

                                   HRA, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     HRA, Inc. (the "Company") was incorporated on November 20, 1991, in the state of Tennessee and provides temporary personnel services throughout central Tennessee. Headquartered in Nashville, Tennessee, the Company does business under the name of Human Resources and operates staffing offices in the following Tennessee locations: Clarksville, Columbia, Franklin, Gallatin, Lebanon, Lewisburg, Murfreesboro, Nashville, Pulaski, Portland, Smyrna, Springfield and Tullahoma.

     The majority of the Company's sales are derived from customers within a 100-mile radius of Nashville, Tennessee. The Company extends trade credit to its customers which are represented by various industries. There are no individual customers that account for more than 10% of service revenues in any of the fiscal years or nine month interim periods presented.

  Fiscal Periods --

     The Company's fiscal year ends on September 30. The fiscal years 1993, 1994 and 1995 each included 52 weeks. The nine month interim periods included in the accompanying financial statements each included 39 weeks.

  Interim Financial Statements --

     The accompanying interim financial statements for the nine months ended June 30, 1995 have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the three years in the period ended September 30, 1995 and for the nine months ended June 30, 1996, and include all adjustments (which were of a normal, recurring nature) which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

  Use of Estimates --

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

  Revenue Recognition --

     Service revenues are recognized as income at the time staffing services are provided.

  Cash and Cash Equivalents --

     For statement of cash flow purposes, the Company considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.

     At September 30, 1994 and 1995, the Company had set aside cash reserves of $60,083 and $50,251 as collateral on accounts receivable financed with recourse (Note 4).

                                   HRA, INC.

  Accounts Receivable --

     The Company maintains allowances for potential losses which management believes are adequate to absorb losses related to the realization of the amounts recorded in the accompanying balance sheets.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated on accelerated methods over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the economic lives or the terms of the lease. Estimates of useful lives by asset classification are as follows:

        Office equipment.................................................  5-7 years
        Computer equipment...............................................  5 years
        Computer software................................................  5 years
        Leasehold improvements...........................................  5 years

     Expenditures for renewals and betterments are capitalized, while repairs and maintenance costs are expensed as incurred.

  Intangible Assets --

     The Company amortizes its intangible assets over the lives of the respective arrangements (Note 3). The Company regularly evaluates whether events and circumstances have occurred which may indicate the carrying amount of intangible assets may warrant revision or may not be recoverable. When factors indicate that certain intangible assets should be evaluated for possible impairment, the Company uses an estimate of the future undiscounted net cash flows of the related assets over their remaining lives in measuring whether the assets are recoverable. As of June 30, 1996, the Company's intangible assets were considered fully recoverable.

  Self-Insurance Reserves --

     During fiscal year 1995, the Company began self-insuring certain risks related to workers' compensation claims. Additionally, during each of the fiscal years ended September 30, and for the nine months ended June 30, 1996, the Company was substantially self-insured for employee health care costs. The estimated costs of existing and future claims related to workers' compensation claims and employee health care are accrued as incidents occur based upon historical loss development trends and may be subsequently revised based on developments relating to such claims. The Company engaged the services of a third party actuary to assist with the development of cost estimates for workers' compensation claims.

  Income Taxes --

     Deferred income taxes are provided for the effect of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. The Company uses the liability method to account for income taxes, which requires deferred taxes to be recorded at the statutory rate expected to be in effect when the taxes are paid.

  Fair Value of Financial Instruments --

     The Company's financial instruments principally represent cash and cash equivalents, a note payable to a stockholder and bank borrowing arrangements secured by accounts receivable. The carrying value of cash and cash equivalents approximates fair value due to its short-term nature. The carrying value of the note payable to stockholder and the Company's borrowing arrangements secured by accounts receivable, including the

                                   HRA, INC.

Company's line of credit, approximate fair value based upon management's assessment of interest rates currently available to the Company.

2. PROPERTY AND EQUIPMENT:

     Components of property and equipment are as follows:

                                                              SEPTEMBER 30,
                                                           --------------------    JUNE 30,
                                                             1994        1995        1996
                                                           --------    --------    --------
      Office equipment..................................   $ 38,689    $ 65,237    $108,564
      Computer equipment................................     80,222     141,200     163,957
      Computer software.................................     34,959      76,715      88,984
      Leasehold improvements............................     11,993      17,569      42,475
                                                           --------    --------    --------
                                                            165,863     300,721     403,980
      Less accumulated depreciation and amortization....     95,602     156,542     208,028
                                                           --------    --------    --------
                                                           $ 70,261    $144,179    $195,952
                                                           ========    ========    ========

     Depreciation and amortization expense related to property and equipment totaled $33,773, $45,783 and $61,847 for the years ended September 30, 1993, 1994 and 1995, respectively. Depreciation and amortization expense related to property and equipment totaled $33,832 (unaudited) and $51,486 for the nine months ended June 30, 1995 and 1996, respectively.

3. INTANGIBLE ASSETS:

     During fiscal year 1995, the Company entered into a Consulting and Noncompetition Agreement with an individual operating a temporary personnel agency in Lebanon, Tennessee. The agreement, as amended, called for an initial payment of $41,000 and contingent consideration up to $67,000, based upon certain performance events. Contingent consideration payments during fiscal year 1995 and the nine months ended June 30, 1996 totaled approximately $1,700 and $5,300, respectively. The Company is amortizing this arrangement over the 48-month term of the agreement.

                                                                  SEPTEMBER 30,     JUNE 30,
                                                                      1995            1996
                                                                  -------------     --------
      Consulting and noncompetition agreement...................     $41,000        $ 41,000
      Noncompete agreement with a former stockholder (Note
        10).....................................................          --         139,637
      Other.....................................................          --           5,256
                                                                     -------        --------
                                                                      41,000         185,893
      Less accumulated amortization.............................       3,844          20,258
                                                                     -------        --------
                                                                     $37,156        $165,635
                                                                     =======        ========

     Amortization expense totaled $3,844 in fiscal year 1995 and $16,414 for the nine months ended June 30, 1996.

4. BORROWINGS UNDER ACCOUNTS RECEIVABLE FINANCING ARRANGEMENT:

     During fiscal year 1994, the Company entered into a "Purchase of Accounts" agreement with SouthTrust Bank (the "Bank") whereby the Bank agreed to purchase up to $750,000 of the Company's trade accounts receivable on a revolving basis. The agreement gave the Company the option to repurchase these receivables from the Bank at any time and gave the Bank full recourse to the Company for any accounts receivable which

                                   HRA, INC.

were not collected. Accordingly, this arrangement has been reflected as a financing transaction in the accompanying financial statements.

     As of September 30, 1994 and 1995, the receivables financed pursuant to this agreement totaled $600,830 and $502,512, respectively. The agreement required the Company to pay a service charge equal to 1.50% of the face amount of each account financed by the Bank. Service charges were $9,132 and $7,538 for the fiscal years ended 1994 and 1995 and have been reflected in interest expense in the accompanying statements of income. In addition, the Company was required to maintain a cash reserve account at the Bank in an amount equal to at least 10% of the receivables financed and meet certain other restrictive covenants.

5. LINE OF CREDIT:

     In November 1995, the Company replaced its "Purchase of Accounts" bank agreement (Note 4) with a revolving line of credit with the Bank. Under the revolving line of credit, the Company may borrow an amount equal to 80% of its outstanding Eligible Accounts Receivable, as defined, not to exceed an aggregate borrowing of $1,500,000.

     Borrowings are collateralized by the Company's accounts receivable and are guaranteed by the Company's stockholders. Interest is payable monthly on outstanding borrowings at the Bank's base rate plus 1.25% (weighted average rate of 9.31% during the nine months ended June 30, 1996). Under the terms of the line of credit agreement, the Company has certain dividend restrictions and is required, among other things, to maintain certain financial ratios. As of June 30, 1996, the Company was not in compliance with the tangible net worth ratio requirement. However, the lender has agreed to forbear from enforcing such events of noncompliance and default through maturity.

     As of June 30, 1996, the Company had borrowed $1,020,000 under this line of credit and principally used the proceeds to repurchase previously sold accounts receivable.

     As discussed in Note 15, the line of credit was amended on July 11, 1996. The amendment allows the Company to borrow an amount equal to 85% of its outstanding Eligible Accounts Receivable, as defined, not to exceed an aggregate borrowing of $2,000,000, and also extends the maturity date from November 20, 1996 to January 20, 1997. An additional provision requires that $160,000 of the amount available under the line be held in reserve until certain indebtedness of the Company is paid in full or is subordinated to the security interest of the Bank.

6. NOTE PAYABLE TO A STOCKHOLDER:

     As of September 30, 1994 and 1995, the Company had a note payable to a former stockholder for $155,295 and $122,000, respectively. The note was due on demand and bore interest at 8.75%. The note was secured by the Company's accounts receivable not previously pledged. For the years ended September 30, 1993, 1994 and 1995, interest expense on this note totaled $22,860, $18,636 and $12,100, respectively. For the nine months ended June 30, 1995 and 1996, interest expense on this note totaled $9,075 (unaudited) and $7,069, respectively.

     In connection with the purchase of this stockholder's common stock in the Company by two of the remaining stockholders (Note 10), this note was amended whereby, beginning in December 1995, interest payments will be made monthly at a rate of 9.75%. The note is unsecured and requires principal payments beginning in December 1997.

                                   HRA, INC.

     As of June 30, 1996, the Company owed $116,000 pursuant to this amended note agreement. Annual maturities pursuant to this note are as follows:

                                                     YEARS ENDING      YEARS ENDING
                                                     SEPTEMBER 30,       JUNE 30,
                                                     -------------     ------------
                1996...............................    $      --         $     --
                1997...............................           --               --
                1998...............................       35,753           25,027
                1999...............................       57,917           53,413
                2000...............................       20,301           32,486
                Thereafter.........................        2,029            5,074
                                                        --------         --------
                                                       $ 116,000         $116,000
                                                        ========         ========

7. INCOME TAXES:

     Components of the provision for income taxes were as follows:

                                                                            NINE MONTHS ENDED
                                               FISCAL YEARS                     JUNE 30,
                                      -------------------------------    -----------------------
                                       1993        1994        1995         1995         1996
                                      -------    --------    --------    -----------    --------
                                                                         (UNAUDITED)
    Current:
      Federal........................ $39,550    $194,600    $ 10,180     $  55,644     $195,973
      State..........................   9,400      36,700       4,100        10,599       36,800
    Deferred.........................  (5,700)    (10,200)    (98,440)      (84,150)     (58,400)
                                      -------    --------    --------      --------     --------
                                      $43,250    $221,100    $(84,160)    $ (17,907)    $174,373
                                      =======    ========    ========      ========     ========

     A reconciliation of taxes at the statutory federal income tax rate to the Company's effective income tax rate for the years ended September 30 follows:

                                                                            NINE MONTHS ENDED
                                               FISCAL YEARS                     JUNE 30,
                                     --------------------------------    -----------------------
                                       1993        1994        1995         1995          1996
                                     --------    --------    --------    -----------    --------
                                                                         (UNAUDITED)
    Taxes at statutory U.S. income
      tax rate...................... $ 43,624    $201,075    $(80,775)    $ (18,611)    $155,488
    Increase (decrease) resulting
      from:
      Tax penalties.................    4,281         846          --            --           --
      State income taxes, net of
         federal benefit............    6,204      23,855       2,666         1,840       23,920
      Effect of graduated federal
         income tax rate............  (13,112)     (7,672)     (9,933)       (3,236)          --
      Meals and entertainment and
         other......................    2,253       2,996       3,882         2,100       (5,035)
                                      -------    --------    --------      --------     --------
                                     $ 43,250    $221,100    $(84,160)    $ (17,907)    $174,373
                                      =======    ========    ========      ========     ========

                                   HRA, INC.

     Deferred income taxes result from differences in the timing of recognition of revenues and expenses for financial reporting and income tax purposes. The components of the Company's net deferred income tax assets are as follows:

                                                             SEPTEMBER 30,
                                                         ---------------------     JUNE 30,
                                                           1994         1995         1996
                                                         --------     --------     --------
    Compensation agreements............................. $ 76,600     $ 65,000     $ 89,800
    Vacation and workers' compensation reserves.........   36,200      160,000      193,600
                                                         --------     --------     --------
                                                         $112,800     $225,000     $283,400
                                                         ========     ========     ========

     The deferred income tax assets recorded in the accompanying balance sheets represent potential future income tax benefits. These future income tax benefits are expected to be realized through the reduction of income taxes otherwise payable when reversals of temporary differences occur between the financial reporting and income tax basis of the Company's assets and liabilities.

8. WORKERS' COMPENSATION:

     During fiscal year 1995, the Company began self-insuring certain risks related to workers' compensation claims and is regulated by the Workers' Compensation Insurance Commission in the state of Tennessee. The Company has purchased insurance for claims which exceed $250,000 per employee. To satisfy unpaid claims, the Company deposits amounts with a third party administrator. At the Company's option, it may withdraw its deposits upon notification to its third party administrator. Included in prepaid expenses and other in the accompanying balance sheets are deposits to fund workers' compensation claims totaling $451,617 and $684,615 as of September 30, 1995 and June 30, 1996, respectively. Workers' compensation expense totaled $527,077, $664,468 and $1,270,271 for the fiscal years ended September 30, 1993, 1994 and 1995, respectively. For the nine months ended June 30, 1995 and 1996, workers' compensation expense totaled $950,334 (unaudited) and $937,126, respectively.

9. RELATED PARTY TRANSACTIONS:

  Stockholder Transaction --

     During November 1995, two of the Company's stockholders purchased the entire common stock interest in the Company (approximately 32%) from another stockholder. In conjunction with this transaction, the Company acted as guarantor on the notes payable issued by the acquiring stockholders for the stock in the amount of $150,000. Separately, the Company entered into a severance arrangement and noncompete agreement through November 2003 with this former stockholder (Note 10).

  Advances to Stockholders --

     In conjunction with the stockholder transaction described above and other matters, the Company advanced $250,000 to two of its stockholders during November 1995. An additional $42,800 was advanced to the two stockholders subsequent to November 1995.

     The Company has paid $47,289 for consulting and other professional services related to the Company's participation in the merger transaction discussed in
Note 14. These costs are to be repaid by the stockholders of the Company and have been reflected as advances to stockholders in the accompanying balance sheet as of June 30, 1996.

                                   HRA, INC.

  Other --

     In November 1995, the Company settled a controversy concerning an option held by certain parties to acquire 30% of the common stock of the Company. Pursuant to the Settlement Agreement and Release, the rights under the option were transferred to two of the Company's existing stockholders for $90,000, which was paid by the Company. This payment was expensed in the nine months ended June 30, 1996.

     Included in selling, general and administrative expenses are advisor and/or director fees paid or payable to the stockholders of the Company totaling $120,000, $69,000 and $94,000 for the years ended September 30, 1993, 1994 and
1995, respectively. No such fees were accruable for the nine months ended June 30, 1995 and 1996.

10. COMMITMENTS AND CONTINGENCIES:

     The Company has deferred compensation arrangements with various consultants and/or employees of the Company, some of which are no longer providing services to the Company.

     In November 1991, the Company entered into an arrangement with a consultant for services rendered in connection with the formation of the Company. The arrangements called for weekly payments of $1,000 for 312 weeks. The Company expensed the discounted value of the obligation in fiscal year 1992 and reflected a deferred compensation liability at that time. In fiscal year 1994, the Company discontinued payments under this arrangement. In December 1994, the consultant and the Company entered into an arbitration agreement and the Company has resumed its payments under this agreement.

     On November 28, 1995, the Company entered into severance and noncompete agreements with a former stockholder in connection with the purchase of such stockholder's common stock in the Company by two of the remaining stockholders (Note 9). Pursuant to these agreements, the Company was to pay the former stockholder, beginning on December 15, 1995, as follows:

     - $30,000 as bonus for fiscal year 1995 to be paid in $2,500 monthly installments.

     - $150,000 as a severance arrangement to be paid in monthly installments of $5,690 through November 15, 1996, $5,647 through November 15, 1997 and $1,163 through November 15, 1998.

     - $236,518 as a noncompete agreement to be paid in graduating monthly payments through November 15, 2003.

     With respect to these arrangements, the Company expensed the bonus payment in fiscal year 1995. The discounted value of the severance agreement (8.75% discount rate) was expensed in the nine months ended June 30, 1996, with a related liability established in the accompanying balance sheet. The discounted value of the noncompete agreement (8.75% discount rate) was recorded as an intangible asset (Note 3) and a related liability was established in the accompanying balance sheet.

     The following summarizes the Company's obligations under these deferred compensation arrangements:

                                                             SEPTEMBER 30,
                                                         ---------------------     JUNE 30,
                                                           1994         1995         1996
                                                         --------     --------     --------
    Consulting arrangement.............................  $195,722     $171,031     $134,436
    Severance agreement with a former stockholder......        --           --      101,961
    Noncompete agreement with a former stockholder.....        --           --      139,249
                                                         --------     --------     --------
                                                          195,722      171,031      375,646
    Less current portion...............................    97,898       43,699      110,709
                                                         --------     --------     --------
                                                         $ 97,824     $127,332     $264,937
                                                         ========     ========     ========

                                   HRA, INC.

     Annual maturities pursuant to the consulting arrangement are as follows:

                                                     YEARS ENDING      YEARS ENDING
                                                     SEPTEMBER 30,       JUNE 30,
                                                     -------------     ------------
                1996...............................    $  22,050         $     --
                1997...............................      111,955          110,709
                1998...............................       61,079           73,310
                1999...............................       35,402           37,818
                2000...............................        5,911           14,560
                Thereafter.........................      139,249          139,249
                                                        --------         --------
                                                       $ 375,646         $375,646
                                                        ========         ========

11. NONCANCELABLE OPERATING LEASES:

     The Company leases office locations and certain equipment under noncancelable operating lease agreements expiring at various times through April 30, 2003. Future minimum payments required under operating leases that have an initial or remaining noncancelable lease term in excess of one year at June 30, 1996, are as follows:

                                                                         YEARS
                                                     YEARS ENDING        ENDING
                                                     SEPTEMBER 30,       JUNE 30,
                                                     -------------     -----------
                1996...............................    $  49,603        $       -
                1997...............................      148,377          173,977
                1998...............................       55,153           67,622
                1999...............................       38,056           37,810
                2000...............................       38,805           38,551
                Thereafter.........................       65,072           76,811
                                                        --------         --------
                                                       $ 395,066        $ 394,771
                                                        ========         ========

     Rent expense totaled $156,224, $143,430 and $194,096 for fiscal years 1993, 1994 and 1995, respectively. For the nine months ended June 30, 1995 and 1996, rent expense totaled $151,386 (unaudited) and $194,424, respectively.

12. SAVINGS AND RETIREMENT PLAN:

     During fiscal year 1995, the Company made available to all permanent employees with one year of service a savings and retirement plan. The plan, at the Company's option, may be terminated at any time and allows participants to defer a portion of their after tax salary and receive a matching employer contribution of up to 2% of the participants' annual salary based on years of service. Matching contributions are made in January of the following fiscal year for participants who remain employed by the Company. Matching contributions of approximately $8,000 were made during fiscal year 1995. The plan also allows the Company to contribute additional amounts at the discretion of management. Any such amounts contributed are to be allocated equally among all eligible participants. Management authorized discretionary contributions of $24,000 and $7,700 for fiscal year 1995 and the nine months ended June 30, 1996, respectively. Contributions deposited into the plan are held by an unrelated third party and are registered in the name of the participants.

                                   HRA, INC.

13. LITIGATION:

     The Company is involved in a lawsuit with its former workers' compensation insurance carrier, in which the Company is disputing the amount of insurance premiums owed in fiscal years 1993 and 1994 and a portion of fiscal year 1995. Subsequent to September 30, 1995, a judgment was rendered against the Company for approximately $718,000, which is inclusive of the disputed payments plus accrued interest. The Company has filed an appeal of this judgment and is negotiating a settlement. The Company reserved for these disputed amounts in the fiscal years in which they arose. Accordingly, management anticipates that the ultimate resolution of this matter will not have a materially adverse affect on the financial position or results of operations of the Company.

     In April 1996, the Company settled a dispute with a professional firm that had previously represented them in certain actions related to workers' compensation insurance and received cash of approximately $245,000, which is included in other income for the nine months ended June 30, 1996.

     The Company is subject to other legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the aggregate liability, if any, with respect to these proceedings will not materially adversely affect the financial position or results of operations of the Company.

14. PENDING BUSINESS COMBINATION:

     In June 1996, the owners of the Company entered into a definitive agreement to merge with StaffMark, Inc. ("StaffMark") in conjunction with StaffMark's anticipated initial public offering. Prior to or coincident with this proposed merger, the Company's leased automobiles will be transferred to the respective stockholders.

     In conjunction with the proposed merger discussed above, the owners will enter into employment agreements which provide for a set base salary, participation in future incentive bonus plans, certain other benefits and a covenant not to compete following termination of such person's employment.

     The Company has advanced $31,250 to StaffMark to fund organizational and other costs related to the planned merger and StaffMark's initial public offering.


15. SUBSEQUENT EVENTS (UNAUDITED):


     On July 11, 1996, the Company completed the purchase of the assets and intellectual property of Dorothy Johnson's Career Consultants, Inc. ("Career Consultants"). Career Consultants provides permanent placement services on a fee basis to companies primarily in the Nashville, Tennessee area. The purchase price was $850,000 and included a payment for assets and a non-compete agreement with the principal stockholder of Career Consultants. The purchase was financed with borrowings under the Company's line of credit (Note 5), which was extended in contemplation of this transaction. The acquisition will be accounted for as a purchase business combination. A preliminary allocation of the related purchase price has not been made at this time. The operations of Career Consultants were not significant to the Company's historical operating results.


     Effective October 2, 1996, StaffMark completed the initial public offering discussed above.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To First Choice Staffing, Inc.:

     We have audited the accompanying balance sheets of First Choice Staffing, Inc. (a South Carolina corporation) as of December 31, 1994 and 1995, and June 30, 1996, and the related statements of income, stockholders' equity and cash flows for each of the three fiscal years in the period ended December 31, 1995, and the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures to the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Choice Staffing, Inc. as of December 31, 1994 and 1995, and June 30, 1996, and the results of its operations and its cash flows for each of the three fiscal years in the period ended December 31, 1995, and the six month period ended June 30, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Raleigh, North Carolina,
July 26, 1996 (except with respect to
the matter discussed in Note 11, as to
which the date is October 2, 1996).

                          FIRST CHOICE STAFFING, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                     FISCAL YEARS                JUNE 30, 1996
                                               ------------------------    -------------------------
                                                  1994          1995         ACTUAL       PRO FORMA
                                               ----------    ----------    ----------    -----------
                                                                                         (UNAUDITED)
                                                                                          (NOTE 10)
CURRENT ASSETS:
  Cash and cash equivalents..................  $  194,111    $  268,440    $   12,028    $    12,028
  Accounts receivable, net...................   1,078,340     1,145,532     1,671,794      1,671,794
  Prepaid expenses and other.................      71,100        72,171        38,972         38,972
                                               ----------    ----------    ----------     ----------
          Total current assets...............   1,343,551     1,486,143     1,722,794      1,722,794
                                               ----------    ----------    ----------     ----------
PROPERTY AND EQUIPMENT, net..................     196,110       327,240       350,838        350,838
                                               ----------    ----------    ----------     ----------
OTHER ASSETS:
  Investment in captive insurance pool.......      36,000        36,000        36,000         36,000
  Advance to StaffMark, Inc. ................          --            --        31,250         31,250
  Other......................................          --            --        14,351         14,351
                                               ----------    ----------    ----------     ----------
          Total other assets.................      36,000        36,000        81,601         81,601
                                               ----------    ----------    ----------     ----------
                                               $1,575,661    $1,849,383    $2,155,233    $ 2,155,233
                                               ==========    ==========    ==========     ==========

                                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit.............................  $       --    $  200,000    $  250,000    $   250,000
  Accounts payable...........................      21,326        65,608        96,540         96,540
  Accrued workers' compensation..............      92,347        46,359        49,963         49,963
  Payroll and related benefits...............     630,555       534,047       500,475        500,475
  Other accrued expenses.....................       7,000         5,735            --             --
  Note payable to stockholder................     250,000       180,000       140,000        140,000
                                               ----------    ----------    ----------     ----------
          Total current liabilities..........   1,001,228     1,031,749     1,036,978      1,036,978
                                               ----------    ----------    ----------     ----------
LONG-TERM DEBT, less current maturities......          --            --            --        790,000
                                               ----------    ----------    ----------     ----------
COMMITMENTS AND CONTINGENCIES (Notes 6, 8 and
  9)
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 100,000 shares
     authorized, 10,000 shares issued and
     outstanding.............................      10,000        10,000        10,000         10,000
  Retained earnings..........................     564,433       807,634     1,108,255        318,255
                                               ----------    ----------    ----------     ----------
          Total stockholders' equity.........     574,433       817,634     1,118,255        328,255
                                               ----------    ----------    ----------     ----------
                                               $1,575,661    $1,849,383    $2,155,233    $ 2,155,233
                                               ==========    ==========    ==========     ==========

                 The accompanying notes to financial statements are an integral part of these balance sheets.

                          FIRST CHOICE STAFFING, INC.

                              STATEMENTS OF INCOME

                                                                                 SIX MONTHS ENDED
                                              FISCAL YEARS                   -------------------------
                                -----------------------------------------     JUNE 25,       JUNE 30,
                                   1993           1994           1995          1995           1996
                                -----------    -----------    -----------   -----------    -----------
                                                                             (UNAUDITED)

SERVICE REVENUES..............  $10,807,801    $13,007,484    $13,703,404    $ 6,640,485    $7,884,470
COST OF SERVICES..............    8,825,086     10,573,111     11,149,085      5,403,659     6,385,847
                                -----------    -----------    -----------     ----------    ----------
          Gross profit........    1,982,715      2,434,373      2,554,319      1,236,826     1,498,623
OPERATING EXPENSES:
  Selling, general and
     administrative...........    1,361,834      2,485,029      2,258,780      1,027,890     1,137,700
  Depreciation................       34,570         34,357         32,923         16,452        46,535
                                -----------    -----------    -----------     ----------    ----------
          Operating income
            (loss)............      586,311        (85,013)       262,616        192,484       314,388
OTHER INCOME (EXPENSE):
  Interest expense............          (71)       (26,109)       (19,415)       (11,227)      (13,767)
  Other, net..................       (2,427)         2,256             --             --            --
                                -----------    -----------    -----------     ----------    ----------
INCOME (LOSS) BEFORE PROVISION
  (BENEFIT) FOR INCOME
  TAXES.......................      583,813       (108,866)       243,201        181,257       300,621
PROVISION (BENEFIT) FOR INCOME
  TAXES.......................      232,787       (168,251)            --             --            --
                                -----------    -----------    -----------     ----------    ----------
          Net income..........  $   351,026    $    59,385    $   243,201    $   181,257    $  300,621
                                ===========    ===========    ===========     ==========    ==========
PRO FORMA DATA (Unaudited)
  (Note 10):
  Historical income before
     income taxes.............                                $   243,201                   $  300,621
  Less pro forma provision for
       income taxes...........                                     94,848                      117,242
                                                              -----------                   ----------
PRO FORMA NET INCOME                                          $   148,353                   $  183,379
                                                              ===========                   ==========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                          FIRST CHOICE STAFFING, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       COMMON STOCK
                                                     -----------------     RETAINED
                                                     SHARES    AMOUNT      EARNINGS       TOTAL
                                                     ------    -------    ----------    ----------
BALANCE, December 31, 1992.........................  10,000    $10,000    $  154,022    $  164,022
  Net income.......................................      --         --       351,026       351,026
                                                     ------    -------    ----------    ----------
BALANCE, December 31, 1993.........................  10,000     10,000       505,048       515,048
  Net income.......................................      --         --        59,385        59,385
                                                     ------    -------    ----------    ----------
BALANCE, December 31, 1994.........................  10,000     10,000       564,433       574,433
  Net income.......................................      --         --       243,201       243,201
                                                     ------    -------    ----------    ----------
BALANCE, December 31, 1995.........................  10,000     10,000       807,634       817,634
  Net income.......................................      --         --       300,621       300,621
                                                     ------    -------    ----------    ----------
BALANCE, June 30, 1996.............................  10,000    $10,000    $1,108,255    $1,118,255
                                                     ======    =======    ==========    ==========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                          FIRST CHOICE STAFFING, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                              SIX MONTHS ENDED
                                                              FISCAL YEARS                ------------------------
                                                   -----------------------------------     JUNE 25,       JUNE 30,
                                                     1993         1994         1995          1995          1996
                                                   ---------    ---------    ---------    -----------    ---------
                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................... $ 351,026    $  59,385    $ 243,201     $ 181,257     $ 300,621
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Depreciation.................................    34,570       34,357       32,923        16,452        46,535
     Deferred income taxes........................    (3,908)      11,256           --
     Change in operating assets and liabilities:
       Accounts receivable, net...................  (311,121)    (149,482)     (67,192)       89,585      (526,262)
       Prepaid expenses and other.................   (32,022)     (15,485)      (1,071)       39,345        33,199
       Other assets...............................  (158,104)          --           --            --       (14,351)
       Accounts payable...........................    12,587       (2,923)      44,282         8,736        30,932
       Accrued workers' compensation..............    68,247       10,867      (45,988)      (42,160)        3,604
       Payroll and related liabilities............   189,670      259,929      (96,508)      (54,964)      (33,572)
       Accrued income taxes.......................    54,275     (153,072)          --            --            --
       Other accrued expenses.....................     3,158       (9,256)      (1,265)       (7,000)       (5,735)
                                                   ---------    ---------    ---------      --------     ---------
          Net cash provided by (used in) operating
            activities............................   208,378       45,576      108,382       231,251      (165,029)
                                                   ---------    ---------    ---------      --------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures............................   (53,582)    (120,441)    (164,053)      (69,622)      (70,133)
  Advance to StaffMark, Inc.......................        --           --           --            --       (31,250)
                                                   ---------    ---------    ---------      --------     ---------
          Net cash used in investing activities...   (53,582)    (120,441)    (164,053)      (69,622)     (101,383)
                                                   ---------    ---------    ---------      --------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from (payments on) line of credit......  (191,038)          --      200,000            --        50,000
  Proceeds from note payable to stockholder.......     9,349      250,000           --            --            --
  Payments on note payable to stockholder.........        --       (9,349)     (70,000)           --       (40,000)
                                                   ---------    ---------    ---------      --------     ---------
          Net cash provided by (used in) financing
            activities............................  (181,689)     240,651      130,000            --        10,000
                                                   ---------    ---------    ---------      --------     ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.....................................   (26,893)     165,786       74,329       161,629      (256,412)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD....    55,218       28,325      194,111       194,111       268,440
                                                   ---------    ---------    ---------      --------     ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD.......... $  28,325    $ 194,111    $ 268,440     $ 355,740     $  12,028
                                                   =========    =========    =========      ========     =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid................................... $      71    $  26,109    $  19,415     $   6,285     $  13,991
                                                   =========    =========    =========      ========     =========
  Taxes paid (refunded)........................... $ 189,769    $ (26,393)   $      --     $      --     $      --
                                                   =========    =========    =========      ========     =========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                          FIRST CHOICE STAFFING, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     First Choice Staffing, Inc. (the "Company"), a South Carolina corporation, provides temporary personnel services primarily for industrial and clerical needs in the greater Charlotte, North Carolina, metropolitan region. The business was initially founded and incorporated in 1986 as a Dunhill Temporary Systems franchise. In 1989, the founders bought out the Dunhill franchise contract and formed First Choice Temporary Staffing, Inc. In 1993, the Company changed its name to First Choice Staffing, Inc.

  Reorganization --

     Prior to reorganization on April 1, 1994, the Company was a wholly owned subsidiary of Gregory Personnel, Inc. ("Gregory Personnel"). Gregory Personnel was formed as a holding company in connection with the acquisition by one 50% stockholder of the other 50% stockholder's interest in the Company in 1990. Gregory Personnel had no operations and had assets consisting primarily of a noncompete agreement arising from the acquisition of the former 50% stockholder's interest in the Company. The noncompete agreement was amortized over three years. On April 1, 1994, Gregory Personnel was merged downstream with the Company, leaving the Company as the surviving entity.

  Basis of Presentation --

     The accompanying financial statements include the accounts of Gregory Personnel for the period prior to the merger effective April 1, 1994. Due to the change in control of the Company occurring upon the acquisition of the former 50% stockholder's interest in 1990, this acquisition was accounted for as a purchase resulting in the recording of certain intangible assets. See above for further discussion.

  Fiscal Periods --

     For presentation purposes, the accompanying financial statements have been prepared by the Company on a calendar year basis. However, the Company's fiscal year actually ends on the last Sunday in December. The interim financial information as of June 30, 1996, and for the six month periods ended June 25, 1995 (unaudited), and June 30, 1996, correspond to the Company's fiscal quarters which ended on the last Sunday in June.

  Interim Financial Statements --

     The accompanying interim financial statements and related disclosures for the six month period ended June 25, 1995 have not been audited by independent accountants. However, the interim financial statements have been prepared in conformity with the accounting principles stated in the audited financial statements of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996, and include all adjustments (which were of a normal, recurring nature) which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for the interim periods. The operating results for all interim periods presented are not necessarily indicative of results for the full year.

  Revenue Recognition --

     Service revenues are recognized as income at the time staffing services are provided to the customer.

                          FIRST CHOICE STAFFING, INC.

  Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosures of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

  Cash and Cash Equivalents --

     For statement of cash flow purposes, the Company considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Accounts Receivable --

     The Company maintains allowances for potential losses which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. The Company has recorded an allowance for doubtful accounts of $25,000 at December 31, 1994, December 31, 1995 and June 30, 1996. Included in accounts receivable in the accompanying balance sheets are unbilled amounts of $188,778, $172,834 and $371,360 at December 31, 1994, December 31, 1995 and June 30, 1996, respectively.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated economic lives or the terms of the lease. The estimated useful lives of the Company's assets, by asset classification, are as follows:

        Office equipment....................................................  7 years
        Computer equipment..................................................  5 years
        Vehicles............................................................  5 years
        Computer software...................................................  3 years
        Leasehold improvements..............................................  7 years

     Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment is retired, the cost of the property and equipment and the related accumulated depreciation is removed from the balance sheet and any resultant gain or loss is recorded.

  Other Assets --

     Other assets contain an investment in a captive workers' compensation insurance pool of which the Company is a member, an advance to StaffMark, Inc. (as described in Note 8) and certain expenses and payments made relating to the acquisition of Strategic Sourcing, Inc. (SSI). The investment is accounted for by the Company under the cost method.

  Fair Value of Financial Instruments --

     The Company's financial instruments include cash and cash equivalents, note payable to stockholder and its other debt obligations. Management believes that these instruments bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, that the carrying values for those instruments are reasonable estimates of fair value.

                          FIRST CHOICE STAFFING, INC.

  Concentration of Credit Risk --

     Credit risk with respect to accounts receivable is dispensed due to the nature of the business, the large number of customers and the diversity of industries serviced. The Company performs credit evaluations of all its customers.

  Income Taxes --

     Prior to April 1, 1994, the Company was a C Corporation and, accordingly, was subject to federal and state income taxes. The Company accounted for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which recognizes deferred tax assets and liabilities for future tax consequences attributed to differences between the financial statement and income tax basis of assets and liabilities and operating loss carryforwards.

     In connection with the reorganization in April 1994, the Company elected S Corporation status for federal and state income tax reporting purposes. Accordingly, no provision for income taxes has been recorded for periods subsequent to this change in tax status as such tax liabilities arising from the date of election as an S Corporation are liabilities of the stockholders of the Company. Also in connection with the April 1994 reorganization, the Company changed its tax year-end from March 31 to December 31.

     The Company's tax returns are subject to examination by federal and state taxing authorities. If such examinations result in a change in the Company's reported income or loss, the taxable income or loss reported by the individual stockholders could also change.

2. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                               FISCAL YEAR
                                                           --------------------    JUNE 30,
                                                             1994        1995        1996
                                                           --------    --------    --------
    Office equipment.....................................  $117,938    $171,842    $190,774
    Computer equipment...................................   123,966     153,405     192,906
    Vehicles.............................................    16,301      26,501      26,501
    Computer software....................................    33,531      45,775      52,620
    Leasehold improvements...............................    56,009      83,248      88,103
                                                           --------    --------    --------
                                                            347,745     480,771     550,904
    Less accumulated depreciation........................   151,635     153,531     200,066
                                                           --------    --------    --------
                                                           $196,110    $327,240    $350,838
                                                           ========    ========    ========

3. LINE OF CREDIT:

     The Company has a revolving line of credit with a bank. Maximum borrowings under the line are equal to the lesser of $500,000 or 80% of the Company's eligible accounts receivable, as defined within the line of credit agreement. The line is secured by the Company's accounts receivable and interest is payable monthly at prime (8.25% at June 30, 1996), with principal due June 17, 1997. The weighted average interest rate was approximately 8.29% for the six months ended June 30, 1996. Amounts outstanding under the line were $0, $200,000 and $250,000 as of December 31, 1994, December 31, 1995 and June 30, 1996, respectively.

     The line of credit is secured by a personal guaranty of the majority stockholder. In addition, the line of credit is subject to certain financial ratios and restrictions on incurring additional debt. The Company was in compliance with these covenants as of June 30, 1996. The Company intends to renew this line of credit upon

                          FIRST CHOICE STAFFING, INC.

its annual maturity date. The Company had approximately $250,000 available under its line of credit at June 30, 1996.

4. NOTE PAYABLE TO STOCKHOLDER:

     The Company has an unsecured note payable to the majority stockholder with interest payable semiannually in June and December at 8% and principal due on demand.

5. INCOME TAXES:

     Components of the tax provision (benefit) for the periods prior to the S Corporation election, effective April 1, 1994, are shown below:

                                                                         FISCAL YEARS
                                                                    ----------------------
                                                                      1993         1994
                                                                    --------     ---------
    Provision for (benefit from) income taxes --
      Federal:
         Current..................................................  $188,194     $(127,554)
         Deferred.................................................    (3,607)       (8,197)
                                                                    --------     ---------
              Total federal.......................................   184,587      (135,751)
                                                                    --------     ---------
    State:
      Current.....................................................    48,500       (32,800)
      Deferred....................................................      (300)          300
                                                                    --------     ---------
              Total state.........................................    48,200       (32,500)
                                                                    --------     ---------
                                                                    $232,787     $(168,251)
                                                                    ========     =========

     The income tax provision (benefit) for the periods prior to the S Corporation election, effective April 1, 1994, differs from the amount computed by applying the federal statutory rate of 34% to income before taxes due to the following:

                                                                         FISCAL YEARS
                                                                    ----------------------
                                                                      1993         1994
                                                                    --------     ---------
    Income tax provision computed at the federal statutory rate...  $199,321     $ (37,781)
    State taxes, net of federal tax benefit.......................    30,953          (586)
    Effect of permanent differences...............................     3,621         4,143
    Elimination of net deferred tax liabilities upon S Corporation
      election....................................................        --         3,827
    Taxable income earned after S Corporation election, not
      subject to taxation.........................................        --      (137,854)
    Other.........................................................    (1,108)           --
                                                                    --------     ---------
      Provision (benefit) for income taxes........................  $232,787     $(168,251)
                                                                    ========     =========

                          FIRST CHOICE STAFFING, INC.

6. COMMITMENTS AND CONTINGENCIES:

  Noncancelable Operating Leases --

     The Company leases office space under noncancelable operating leases. Approximate future minimum payments required under operating leases that have an initial or remaining noncancelable lease term in excess of one year at December 31, 1995 and June 30, 1996, including noncancelable operating leases assumed in connection with the subsequent acquisition of SSI (Note 9), are as follows:

                                                             YEARS ENDING
                                                       -------------------------
                                                       DECEMBER 31,     JUNE 30,
                                                       ------------     --------
                1996.................................    $111,000       $     --
                1997.................................     101,000        109,000
                1998.................................      86,000         93,000
                1999.................................      68,000         86,000
                2000.................................      43,000         52,000
                Thereafter...........................      78,000         95,000
                                                         --------       --------
                                                         $487,000       $435,000
                                                         ========       ========

     Rental expense totaled $61,000, $82,000 and $103,000 for fiscal years 1993, 1994 and 1995, respectively, and $40,000 (unaudited) and $53,000 for the six month periods ended June 25, 1995 and June 30, 1996, respectively.

  401(k) Plan --

     In 1995, the Company adopted a 401(k) Savings Plan for its employees in which the Company matches 50% of the employee's contributions up to 3% of the employee's salary. The Company's contribution expense was $18,000 for 1995 and $4,000 (unaudited) and $10,000 for the six month periods ended June 25, 1995 and June 30, 1996, respectively.

7. SIGNIFICANT CUSTOMERS:

     The Company had one customer which represented 12%, 13%, 12%, 13% and 12% of service revenues for the years ended December 31, 1993, 1994 and 1995, and the six month periods ended June 25, 1995 (unaudited) and June 30, 1996, respectively. Another customer represented 11% of service revenues for the year ended December 31, 1993. No other customer accounted for more than 10% of service revenues for those periods.

8. PENDING BUSINESS COMBINATION:

     In June 1996, the stockholders of the Company entered into a definitive agreement to merge the Company with StaffMark, Inc. ("StaffMark") in conjunction with StaffMark's anticipated initial public offering. In April 1996, the Company advanced $31,250 to StaffMark to fund organizational and other costs related to the planned merger and StaffMark's initial public offering.

     In conjunction with this merger, the Company plans to make a cash distribution to the majority stockholder representing the Company's S Corporation Accumulated Adjustment Account as of the merger date. The balance of the Company's S Corporation Accumulated Adjustment Account at June 30, 1996, was approximately $790,000. In addition, prior to or coincident with the merger, the Company intends to repay the note payable to stockholder. The Company expects to incur additional debt as a primary means of funding the repayment of the note payable to stockholder and distribution of the balance of the S Corporation Accumulated Adjustment Account.

                          FIRST CHOICE STAFFING, INC.

     In conjunction with the merger discussed above, the majority stockholder will enter into an employment agreement which provides for a set base salary, participation in future incentive bonus plans, certain other benefits and a covenant not to compete if and when the stockholder's employment is terminated.

9. SUBSEQUENT ACQUISITION:

     On July 1, 1996, the Company acquired certain of the operating assets of SSI, a provider of permanent and temporary placement services to companies in the market for information technology professionals. SSI was incorporated in May 1993 and is located in Charlotte, North Carolina. The total purchase price of $700,000 and noncompete agreement with the seller of $50,000 were financed through borrowings from a bank and execution of a promissory note payable to the seller. All financing related to this acquisition is secured by the personal guaranty of the majority stockholder. The acquisition will be accounted for using the purchase method of accounting. Based on the preliminary purchase price allocation, fixed assets acquired will be recorded at historical, depreciated cost, which approximated fair value as of the acquisition date, and the remaining purchase price of approximately $680,000 will be recorded as goodwill and amortized on a straight-line basis over its estimated economic life of 30 years.

10. PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENT PRESENTATION
    (UNAUDITED):

     In conjunction with the planned merger with StaffMark as discussed in Note 8, the Company will change from an S Corporation to a C Corporation for federal and state income tax reporting purposes, which will require the Company to recognize the tax consequences of operations in its statements of income. The supplemental pro forma information included in the accompanying statements of income reflect the estimated impact of recognizing income tax expense as if the Company had been a C Corporation for tax reporting purposes during the twelve months and six months ended December 31, 1995 and June 30, 1996, respectively.

     As discussed in Note 8, the Company intends to make distributions equal to the Company's S Corporation Accumulated Adjustment Account as of the merger date. The supplemental pro forma information included in the accompanying balance sheet reflects the estimated impact of recording these distributions as if such distributions had occurred as of June 30, 1996. The pro forma adjustments are based on the assumption that the distributions will be funded with additional borrowings.


11. SUBSEQUENT EVENT (UNAUDITED):



     Effective October 2, 1996, StaffMark completed the initial public offering discussed above.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Blethen Group:

     We have audited the accompanying combined balance sheets of the companies identified in Note 1 to the financial statements ("The Blethen Group"), as of January 1, 1995, December 31, 1995 and June 30, 1996, and the related combined statements of income (loss), stockholders' equity and cash flows for each of the three fiscal years in the period ended December 31, 1995 and for the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Blethen Group as of January 1, 1995, December 31, 1995 and June 30, 1996, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 31, 1995, and for the six months ended June 30, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Raleigh, North Carolina,
July 26, 1996 (except with respect to
the matter discussed in Note 10, as to
which the date is October 2, 1996).

                               THE BLETHEN GROUP

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                                  JUNE 30, 1996
                                              JANUARY 1,    DECEMBER 31,    -------------------------
                                                 1995           1995          ACTUAL       PRO FORMA
                                              ----------    ------------    ----------    -----------
                                                                                          (UNAUDITED)
                                                                                           (NOTE 9)
CURRENT ASSETS:
  Cash and cash equivalents.................  $   31,921     $   44,644     $  119,312    $   119,312
  Accounts receivable.......................   1,136,081      1,377,799      1,683,071      1,683,071
  Deferred tax asset........................       5,500         11,000          8,000          8,000
  Prepaid expenses and other................      16,809         14,510         15,551         15,551
                                              ----------     ----------     ----------     ----------
          Total current assets..............   1,190,311      1,447,953      1,825,934      1,825,934
PROPERTY AND EQUIPMENT, net.................     393,330        307,286        278,481        278,481
OTHER ASSETS:
  Due from stockholders.....................     185,236        194,163        250,752        250,752
  Deferred tax asset........................      24,100         20,760             --             --
  Advance to StaffMark, Inc.................          --             --         31,250         31,250
  Other.....................................      11,750         12,232         12,184         12,184
                                              ----------     ----------     ----------     ----------
          Total other assets................     221,086        227,155        294,186        294,186
                                              ----------     ----------     ----------     ----------
                                              $1,804,727     $1,982,394     $2,398,601    $ 2,398,601
                                              ==========     ==========     ==========     ==========

                                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Lines of credit...........................  $  764,645     $  971,436     $1,052,767    $ 1,052,767
  Accounts payable..........................     220,801        105,648         64,444         64,444
  Outstanding checks........................          --         25,329             --             --
  Payroll and related liabilities...........     295,472        301,258        504,570        504,570
  Current maturities of long-term debt......      25,341         10,151         10,494         10,494
  Current maturities of capital lease
     obligations............................      82,708         47,148             --             --
  Current maturities of notes payable to
     related parties........................      83,308         62,813         82,467         82,467
  Income taxes payable......................      15,783         82,583         78,811         78,811
  Accrued interest and other................      16,001         55,043         42,898         42,898
                                              ----------     ----------     ----------     ----------
          Total current liabilities.........   1,504,059      1,661,409      1,836,451      1,836,451
LONG-TERM DEBT, less current maturities.....      35,604         24,922         19,092        289,092
CAPITAL LEASE OBLIGATIONS, less current
  maturities................................      67,452         22,475             --             --
NOTES PAYABLE TO RELATED PARTIES, less
  current maturities........................      49,037         45,271         46,882         46,882
DEFERRED TAX LIABILITY......................          --             --         10,000         10,000
COMMITMENTS AND CONTINGENCIES (Notes 5, 6, 7
  and 8)
STOCKHOLDERS' EQUITY:
  Common stock..............................       8,399          8,399          8,399          8,399
  Additional paid-in capital................       8,940          8,940          8,940          8,940
  Retained earnings.........................     131,236        210,978        468,837        198,837
                                              ----------     ----------     ----------     ----------
          Total stockholders' equity........     148,575        228,317        486,176        216,176
                                              ----------     ----------     ----------     ----------
                                              $1,804,727     $1,982,394     $2,398,601    $ 2,398,601
                                              ==========     ==========     ==========     ==========

                  The accompanying notes to combined financial
            statements are an integral part of these balance sheets.

                               THE BLETHEN GROUP

                      COMBINED STATEMENTS OF INCOME (LOSS)

                                                                                  SIX MONTHS ENDED
                                               FISCAL YEARS                   ------------------------
                                  ---------------------------------------       JULY 2,       JUNE 30,
                                     1993          1994          1995            1995           1996
                                  -----------   -----------   -----------     -----------    ----------
                                                                              (UNAUDITED)

SERVICE REVENUES................  $11,197,726   $11,966,633   $13,380,157     $ 6,460,825   $7,721,134
COST OF SERVICES................    8,131,773     8,806,124     9,917,548       4,897,262    5,918,388
                                  ------------  ------------  ------------    -----------   -----------
          Gross profit..........    3,065,953     3,160,509     3,462,609       1,563,563    1,802,746
OPERATING EXPENSES:
  Selling, general and
     administrative.............    3,042,816     2,713,376     2,931,881       1,325,851    1,302,768
  Depreciation and
     amortization...............      134,968       122,963       111,437          54,192       55,626
                                  ------------  ------------  ------------    -----------   -----------
          Operating income
            (loss)..............     (111,831)      324,170       419,291         183,520      444,352
OTHER INCOME (EXPENSE):
  Interest expense..............     (134,815)     (137,448)     (140,800)        (68,723)     (82,628)
  Other, net....................       19,467         2,917        10,884          (3,471)       1,161
                                  ------------  ------------  ------------    -----------   -----------
INCOME (LOSS) BEFORE PROVISION
  (BENEFIT) FOR INCOME TAXES....     (227,179)      189,639       289,375         111,326      362,885
PROVISION (BENEFIT) FOR INCOME
  TAXES.........................     (136,263)       49,000        81,000          37,000       60,159
                                  ------------  ------------  ------------    -----------   -----------
          Net income (loss).....  $   (90,916)  $   140,639   $   208,375     $    74,326   $  302,726
                                  ============  ============  ============    ===========   ===========
PRO FORMA DATA
  (Unaudited) (Note 9):
  Historical income before
     income taxes...............                              $   289,375                   $  362,885
  Less pro forma provision for
     income taxes...............                                  112,856                      141,525
                                                              ------------                  -----------
PRO FORMA NET INCOME............                              $   176,519                   $  221,360
                                                              ============                  ===========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                               THE BLETHEN GROUP

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                              ADDITIONAL
                                                    COMMON     PAID-IN      RETAINED
                                                    STOCK      CAPITAL      EARNINGS       TOTAL
                                                    ------    ----------    ---------    ---------
BALANCE, January 4, 1993..........................  $8,543     $  32,265    $ 239,861    $ 280,669
  Net loss........................................     --             --      (90,916)     (90,916)
  Dividends.......................................     --             --      (57,343)     (57,343)
                                                    ------      --------    ---------    ---------
BALANCE, January 2, 1994..........................  8,543         32,265       91,602      132,410
  Net income......................................     --             --      140,639      140,639
  Dividends.......................................     --             --      (99,474)     (99,474)
  Repurchase and retirement of common stock.......   (144)       (23,325)      (1,531)     (25,000)
                                                    ------      --------    ---------    ---------
BALANCE, January 1, 1995..........................  8,399          8,940      131,236      148,575
  Net income......................................     --             --      208,375      208,375
  Dividends.......................................     --             --     (128,633)    (128,633)
                                                    ------      --------    ---------    ---------
BALANCE, December 31, 1995........................  8,399          8,940      210,978      228,317
  Net income......................................     --             --      302,726      302,726
  Dividends.......................................     --             --      (44,867)     (44,867)
                                                    ------      --------    ---------    ---------
BALANCE, June 30, 1996............................  $8,399     $   8,940    $ 468,837    $ 486,176
                                                    ======      ========    =========    =========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                               THE BLETHEN GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                              SIX MONTHS ENDED
                                                              FISCAL YEARS                ------------------------
                                                   -----------------------------------      JULY 2,      JUNE 30,
                                                     1993         1994         1995          1995         1996
                                                   ---------    ---------    ---------    -----------    ---------
                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................  $ (90,916)   $ 140,639    $ 208,375     $  74,326     $ 302,726
  Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
     Depreciation and amortization...............    134,968      122,963      111,437        54,192        55,626
     Provision for (benefit from) deferred income
       taxes.....................................   (136,263)      29,898       (2,160)         (900)       33,760
     Change in operating assets and liabilities:
       Accounts receivable.......................    (17,767)     (54,870)    (241,718)     (318,847)     (305,272)
       Prepaid expenses and other................    (14,096)      30,971        2,299        (8,669)       (1,041)
       Other assets..............................     21,491        5,769         (482)           --            48
       Accounts payable..........................    180,570      (97,532)    (115,153)      244,187       (41,204)
       Outstanding checks........................         --           --       25,329            --       (25,329)
       Payroll and related liabilities...........    (75,190)      65,663        5,786        (6,123)      203,312
       Income taxes payable (receivable).........    (13,711)      29,494       66,800        38,657        (3,772)
       Accrued interest and other................     77,477      (55,306)      39,042        15,497       (12,145)
                                                   ---------    ---------    ---------     ---------     ---------
          Net cash provided by operating
            activities...........................     66,563      217,689       99,555        92,320       206,709
                                                   ---------    ---------    ---------     ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...........................   (130,178)     (72,119)     (25,393)           --       (26,821)
  Advance to StaffMark, Inc......................         --           --           --            --       (31,250)
                                                   ---------    ---------    ---------     ---------     ---------
          Net cash used in investing
            activities...........................   (130,178)     (72,119)     (25,393)           --       (58,071)
                                                   ---------    ---------    ---------     ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from lines of credit..............     53,773       10,681      206,791       225,613        81,331
  Proceeds from issuance of long-term debt.......     12,851       54,172           --            --            --
  Payments on long-term debt.....................    (28,243)     (10,282)     (25,872)       (2,907)       (5,487)
  Payments on capital lease obligations..........    (16,213)    (113,042)     (80,537)      (41,943)      (69,623)
  Change in notes payable to related parties.....     34,314       73,031      (24,261)      (87,074)       21,265
  Cash distributions to stockholders.............    (57,343)     (99,474)    (128,633)      (62,890)      (44,867)
  Change in due from stockholders................        837      (44,099)      (8,927)       32,791       (56,589)
                                                   ---------    ---------    ---------     ---------     ---------
          Net cash provided by (used in)
            financing activities.................        (24)    (129,013)     (61,439)       63,590       (73,970)
                                                   ---------    ---------    ---------     ---------     ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................    (63,639)      16,557       12,723       155,910        74,668
CASH AND CASH EQUIVALENTS, beginning of period...     79,003       15,364       31,921        31,921        44,644
                                                   ---------    ---------    ---------     ---------     ---------
CASH AND CASH EQUIVALENTS, end of period.........  $  15,364    $  31,921    $  44,644     $ 187,831     $ 119,312
                                                   =========    =========    =========     =========     =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Interest paid..................................  $  97,062    $ 169,227    $ 141,324     $  68,723     $  80,541
                                                   =========    =========    =========     =========     =========
  Taxes paid.....................................  $      --    $      66    $  41,476     $      --     $  33,009
                                                   =========    =========    =========     =========     =========
  Noncash transactions:
     Repurchase of common stock through a note
       payable...................................  $      --    $  25,000    $      --     $      --     $      --
                                                   =========    =========    =========     =========     =========
     Purchase of property and equipment through
       capital leases............................  $  45,975    $      --    $      --     $      --     $      --
                                                   =========    =========    =========     =========     =========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                               THE BLETHEN GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     The Blethen Group's (the "Company") primary business purpose is to provide temporary personnel services. The Company's administrative headquarters are in Burlington, North Carolina, and as of June 30, 1996, the Company operated staffing offices in Burlington, Henderson, Durham, West End, Research Triangle Park and Winston-Salem, North Carolina.

     The accompanying combined financial statements include the accounts of the following separate entities which comprise The Blethen Group:

                                                          FORM OF
                                       DATE OF          CORPORATION
                                    INCORPORATION        FOR INCOME
             ENTITY               IN NORTH CAROLINA     TAX PURPOSES             SERVICE TYPE
--------------------------------  ------------------   --------------   ------------------------------
Blethen Temporaries, Inc. ......  October 6, 1981      S Corporation    Clerical and light industrial

Dixon Enterprises of Burlington,  February 7, 1992     C Corporation
  Inc. .........................                                        Clerical and light industrial

DP Pros of Burlington, Inc. ....  June 6, 1985         C Corporation    Information technology and
                                                                          clinical
Personnel Placement, Inc. ......  October 6, 1981      C Corporation    Permanent placement

TRASEC Corp. ...................  February 7, 1992     C Corporation    Clerical and light industrial

Jaeger Personnel Services,        December 20, 1985    S Corporation
  Ltd. .........................                                        Clerical and light industrial

  Basis of Presentation --

     The accompanying financial statements are presented on a combined basis as the entities comprising the Company are under common ownership and/or common management. Furthermore, Blethen Temporaries, Inc. has an option to purchase all outstanding shares of common stock of Dixon Enterprises of Burlington, Inc. and TRASEC Corp. for an amount not to exceed $5,000. All significant intercompany transactions have been eliminated.

  Fiscal Periods --

     The Company's fiscal year ends on the Sunday closest to December 31. Fiscal year 1993 refers to the year ended January 2, 1994, fiscal year 1994 refers to the year ended January 1, 1995, and fiscal year 1995 refers to the year ended December 31, 1995. The fiscal years 1993, 1994 and 1995 each included 52 weeks. The unaudited 1995 and audited 1996 interim periods end on the Sunday closest to the end of the interim period. Each of the interim periods included in the accompanying combined financial statements includes 26 weeks.

  Interim Financial Statements --

     The accompanying interim combined financial statements and related disclosures for the six months ended July 2, 1995, have not been audited by independent accountants. However, the combined financial statements for all interim periods have been prepared in conformity with the accounting principles stated in the audited combined financial statements for the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996, and include all adjustments (which were of a normal, recurring nature) which, in the opinion of management, are necessary to present fairly the financial position of the Company and the combined results of operations and cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

                               THE BLETHEN GROUP

  Revenue Recognition --

     Service revenues and permanent placement fee revenues are recognized as income at the time staffing services are provided or the permanent employee is placed with the customer.

     In addition to the services described above, the Company, through a licensing agreement (Note 6), employs and pays individuals to perform services for the licensees' customers, invoice customers, maintain professional liability insurance and support the training, office administration, systems and marketing needs of the licensee. All revenues generated by the licensee, therefore, belong to the Company and are included in the Company's revenues and expenses. The Company is primarily liable for operating expenses.

  Use of Estimates --

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying combined financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the combined financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying combined financial statements.

  Cash and Cash Equivalents --

     For statement of cash flow purposes, the Company considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Accounts Receivable --

     The Company provides, if necessary, allowances which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying combined financial statements. Management believes all accounts are collectible, and accordingly, has not recorded an allowance as of January 1, 1995, December 31, 1995 and June 30, 1996. Included in accounts receivable in the accompanying combined balance sheets are unbilled amounts of $143,515, $149,665 and $394,098 at January 1, 1995, December 31, 1995 and June
30, 1996, respectively. All unbilled amounts are normally billed in the following month.

     Credit risk with respect to accounts receivable is dispersed due to the nature of the business, the large number of customers and the diversity of industries serviced.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated or amortized on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated economic lives or the terms of the lease. The estimated useful lives of the Company's assets, by asset classification, are as follows:

        Office equipment.............................................     5 to 7 years
        Computer equipment and software..............................          5 years
        Vehicles.....................................................          5 years
        Leasehold improvements.......................................    5 to 15 years

     Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment are retired, the cost of the property and equipment and

                               THE BLETHEN GROUP
the related accumulated depreciation or amortization are removed from the balance sheet and any resultant gain or loss is recorded.

  Fair Value of Financial Instruments --

     The Company's financial instruments include cash, related party notes payable, due from stockholders and debt obligations. Management believes that these instruments bear interest at rates which approximate prevailing market rates for instruments with similar characteristics, and accordingly, the carrying values for these instruments are reasonable estimates of fair value.

  Income Taxes --

     Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under this new statement, deferred income taxes are provided based on the estimated future tax effects of differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The adoption of SFAS 109 did not have a material effect on the Company's financial position or results of operations.

     Blethen Temporaries, Inc. and Jaeger Personnel Services, Ltd. have elected to be taxed as S Corporations for federal and state income tax reporting purposes. Accordingly, no income tax expense (benefit) has been recorded in the accompanying combined financial statements related to these entities as such taxes are liabilities of the respective stockholders. These entities' tax returns are subject to examination by federal and state taxing authorities. If such examinations result in a change to their reported income or loss, the taxable income or loss reported by the respective stockholders could also change.

2. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                         JANUARY 1,    DECEMBER 31,    JUNE 30,
                                                            1995           1995          1996
                                                         ----------    ------------    --------
    Office equipment...................................   $ 421,890      $428,610      $440,613
    Computer equipment and software....................     336,166       352,528       367,346
    Vehicles...........................................      65,118        65,118        65,118
    Leasehold improvements.............................     109,926       109,926       109,926
                                                           --------      --------      --------
                                                            933,100       956,182       983,003
    Less accumulated depreciation and amortization.....     539,770       648,896       704,522
                                                           --------      --------      --------
                                                          $ 393,330      $307,286      $278,481
                                                           ========      ========      ========

                               THE BLETHEN GROUP

3. DEBT:

     Long-term debt consisted of the following:

                                                         JANUARY 1,     DECEMBER 31,     JUNE 30,
                                                            1995            1995           1996
                                                         ----------     ------------     --------
    Note payable to Chase Auto Financial. Principal and
      interest payable monthly. Interest payable at a
      fixed rate of 7.75%. Secured by a vehicle........   $ 35,172        $ 28,514       $ 25,261
    Unsecured note payable to NationsBank of North
      Carolina, N.A. Interest payable monthly at a
      variable rate which ranged from 9.25% to 10.00%
      and averaged 9.83% during 1995. Principal was
      repaid in 1995...................................     15,900              --             --
    Unsecured note payable to NationsBank of North
      Carolina, N.A. Principal and interest are payable
      in monthly installments of $320. Interest rate is
      variable and ranged from 9.25% to 9.5% and
      averaged 9.29% during the first six months of
      1996.............................................      9,873           6,559          4,325
                                                           -------         -------        -------
                                                            60,945          35,073         29,586
      Less current maturities..........................     25,341          10,151         10,494
                                                           -------         -------        -------
                                                          $ 35,604        $ 24,922       $ 19,092
                                                           =======         =======        =======

     The Company has two revolving lines of credit with Lighthouse Financial Corp. that allow for maximum borrowings equal to the lesser of $800,000 and $750,000 or 85% of the applicable Company's eligible accounts receivable, as defined. Interest is payable monthly at a variable rate which ranged from 10.75% to 11.00% and averaged 10.79% during the six months ended June 30, 1996. The lines of credit are renewed annually and are currently due April 6, 1997. They are secured by the assets of the Company and guaranteed by the majority stockholder. Principal and interest on the lines of credit are repaid by collection of accounts receivable under a lockbox arrangement. Accordingly, such lines are classified as current liabilities. At June 30, 1996, approximately $27,914 of cash held by the Company was subject to this arrangement. Under the terms of both lines of credit, the Company is required to maintain certain financial ratios, including working capital in excess of $125,000 and monthly positive cash flow, among other things. As of June 30, 1996, the Company did not comply with certain of these ratios, as well as certain other negative covenants. However, Lighthouse Financial Corp. has agreed to forbear from enforcing such events of noncompliance and default. Balances outstanding under these lines were $764,645, $971,436 and $1,052,767 as of January 1, 1995,
December 31, 1995 and June 30, 1996, respectively.

     Annual maturities of debt are as follows:

                                                             YEAR ENDING
                                                     ---------------------------
                                                     DECEMBER 31,      JUNE 30,
                                                     ------------     ----------
                1996...............................   $  981,587      $       --
                1997...............................       10,262       1,063,261
                1998...............................        7,773           8,140
                1999...............................        6,887           8,027
                2000...............................           --           2,925
                2001...............................           --              --
                                                      ----------      ----------
                                                      $1,006,509      $1,082,353
                                                      ==========      ==========

                               THE BLETHEN GROUP

4. INCOME TAXES:

     Provision (benefit) for income taxes consisted of the following components:

                                                                             SIX MONTHS ENDED
                                                FISCAL YEARS              -----------------------
                                       -------------------------------      JULY 2,      JUNE 30,
                                         1993        1994       1995         1995          1996
                                       ---------    -------    -------    -----------    --------
                                                                          (UNAUDITED)
    Current:
      Federal......................... $      --    $19,102    $69,160      $32,000      $ 23,240
      State...........................        --         --     14,000        5,900         3,159
                                       ---------    -------    -------      -------       -------
                                              --     19,102     83,160       37,900        26,399
                                       ---------    -------    -------      -------       -------
    Deferred:
      Federal.........................  (109,263)    23,898     (1,660)        (900)       29,260
      State...........................   (27,000)     6,000       (500)          --         4,500
                                       ---------    -------    -------      -------       -------
                                        (136,263)    29,898     (2,160)        (900)       33,760
                                       ---------    -------    -------      -------       -------
              Total................... $(136,263)   $49,000    $81,000      $37,000      $ 60,159
                                       =========    =======    =======      =======       =======

     Provision (benefit) for income taxes differs from the amount computed by applying the federal statutory tax rate to pretax income due to the following:

                                                                              SIX MONTHS ENDED
                                                FISCAL YEARS               -----------------------
                                      ---------------------------------      JULY 2,      JUNE 30,
                                        1993         1994        1995         1995          1996
                                      ---------    --------    --------    -----------    --------
                                                                           (UNAUDITED)
    Provision (benefit) for income
      taxes computed at the federal
      statutory rate................. $ (77,000)   $ 64,000    $ 98,000      $38,000      $123,000
    State taxes, net of federal tax
      benefit........................   (12,000)     10,000      15,000        6,000        19,000
    Effect of permanent
      differences....................     1,000       2,000       3,000        1,000         1,000
    Income of S Corporations not
      subject to taxation............   (43,000)    (19,000)    (32,000)      (7,000)      (82,000)
    Other............................    (5,263)     (8,000)     (3,000)      (1,000)         (841)
                                      ---------    --------    --------      -------      --------
    Provision (benefit) for income
      taxes.......................... $(136,263)   $ 49,000    $ 81,000      $37,000      $ 60,159
                                      =========    ========    ========      =======      ========

                               THE BLETHEN GROUP

     Deferred income taxes reflect the impact of "temporary differences" between the financial and tax bases of assets and liabilities. The temporary differences which gave rise to deferred tax assets and (liabilities) are as follows:

                                                       JANUARY 1,     DECEMBER 31,     JUNE 30,
                                                          1995            1995           1996
                                                       ----------     ------------     --------
    Current --
      Employee advances treated as compensation......   $  (1,000)      $     --       $     --
      Workers' compensation accrual..................       4,000          4,000          4,000
      Vacation accrual...............................       2,000          3,000          3,000
      Other..........................................         500          4,000          1,000
                                                          -------        -------        -------
                                                            5,500         11,000          8,000
    Long-term --
      Net operating losses ("NOLs")..................      78,000         42,000          9,000
      Accelerated depreciation for tax purposes......     (30,000)       (26,000)       (24,000)
      Alternative minimum tax and other credits......      13,000          4,000          5,000
      Change in income tax accounting method.........     (37,000)            --             --
      Other..........................................         100            760             --
                                                          -------        -------        -------
                                                           24,100         20,760        (10,000)
                                                          -------        -------        -------
    Net deferred tax assets (liabilities)............   $  29,600       $ 31,760       $ (2,000)
                                                          =======        =======        =======

     The NOL carryforward at June 30, 1996 was approximately $23,000. Utilization of this carryforward may be limited as a result of the potential change in ownership that would result in the event of the intended merger subsequent to year-end (Note 8). However, management believes that the deferred tax asset related to the NOL carryforward is fully realizable, and therefore no valuation allowance has been recorded.

5. RELATED PARTY TRANSACTIONS:

  Notes Payable to Related Parties --

     The Company has an informal note payable to a member of the Boards of Directors and relative of the majority stockholder. The note is payable in monthly installments of $711. The note bears interest at an annually adjustable rate equal to the six month average rate of two year U.S. Treasury notes (5.69% at June 30, 1996). The outstanding balances as of January 1, 1995, December 31, 1995 and June 30, 1996 were $68,694, $49,038 and $46,882, respectively. Interest expense related to these notes amounted to approximately $6,000, $5,000 and $3,000 during fiscal years 1993, 1994 and 1995, respectively, and $1,500 during the unaudited six month period ended July 2, 1995 and $2,000 during the six month period ended June 30, 1996.

     The Company had a note payable to a former stockholder which originated through the Company's purchase of the former stockholder's equity interest in DP Pros of Burlington, Inc. The note did not bear interest and was due in equal quarterly installments of $4,000. The note was fully repaid in 1995. The outstanding balance as of January 1, 1995, was $8,000.

     The Company has two unsecured notes payable to stockholders, which bear interest at variable rates ranging between 9.25% and 9.50%. Both notes are due on demand and aggregate outstanding balances as of January 1, 1995, December 31, 1995 and June 30, 1996, were $52,337, $59,046 and $82,467, respectively.
Interest expense related to these notes amounted to $5,000 and $6,000 during fiscal years 1994 and 1995, respectively, and $3,000 and $4,000 during the unaudited six month period ended July 2, 1995 and the six month period ended June 30, 1996, respectively.

                               THE BLETHEN GROUP

  Stockholder Transactions --

     The Company leases office space and a vehicle from the majority stockholder through informal agreements at a monthly cost of $600 each. In March 1996, the office lease payments were increased to $1,200 per month. Market rental rates may differ from these rental payments. Rental expense under the above agreements totaled $14,400 for each of the fiscal years 1993, 1994 and 1995 and $7,200 (unaudited) and $9,600 for the six month period ended July 2, 1995 and for the six month period ended June 30, 1996, respectively. Due from stockholders primarily represents advances to the majority stockholder.

     The Company rents its Henderson office facilities from a stockholder under a month-to-month agreement. Rent expense related to these facilities was $17,500, $19,000 and $24,000 during the fiscal years 1993, 1994 and 1995, respectively, and $12,000 during the unaudited six month period ended July 2, 1995 and $13,700 during the six month period ended June 30, 1996.

     During 1991 the Company entered into a three year noncompete agreement with a related party. Pursuant thereto, the individual agreed not to compete, as defined, with the Company for the term of the agreement, expiring in January 1994, in exchange for $150,000 payable in weekly installments of $962.

6. COMMITMENTS AND CONTINGENCIES:

  Distributions to Stockholders --

     Blethen Temporaries, Inc. and Jaeger Personnel Services, Ltd. pay dividends to their stockholders in amounts sufficient to cover, among other things, their estimated tax payments attributable to each entity's net income which will be included in their individual tax returns.

  Licensing Agreement --

     During 1995, the Company entered into an agreement whereby it granted a license to a third party to open and maintain a branch in West End, North Carolina, for the purpose of providing temporary personnel services in that market for an indefinite term. The Company also thereby granted the non-exclusive right to utilize the Company's trade secrets, methods and know-how. The Company receives 40% of gross margin, as defined, as payment for management services. The balance of such gross margin is paid to the licensee. Amounts expensed under the agreement amounted to $36,515 during fiscal year 1995 and $48,290 during the six month period ended June 30, 1996. Such expense is included in selling, general and administrative expenses in the accompanying combined statements of income (loss).

  Capital Lease Obligations --

     The Company previously leased certain assets (primarily office equipment) under capital leases. All capital lease obligations were paid in full during the six month period ended June 30, 1996.

                               THE BLETHEN GROUP

7. NONCANCELABLE OPERATING LEASES:

     The Company leases office space and a vehicle (Note 5) under noncancelable operating leases. As discussed in Note 5, certain of these facilities are leased from related parties. Future minimum payments required under operating leases that have an initial or remaining noncancelable lease term in excess of one year are as follows:

                                                              YEAR ENDING
                                                       -------------------------
                                                       DECEMBER 31,     JUNE 30,
                                                       ------------     --------
                1996.................................    $ 93,395       $     --
                1997.................................      86,317        101,883
                1998.................................      88,140        103,677
                1999.................................      33,932         80,958
                2000.................................          --         13,572
                                                         --------       --------
                                                         $301,784       $300,090
                                                         ========       ========

     Rental expense totaled $95,208, $155,230 and $157,121 for fiscal years 1993, 1994 and 1995, respectively, and $75,391 and $77,535 for the unaudited six month period ended July 2, 1995, and the six month period ended June 30, 1996, respectively.

8. PENDING BUSINESS COMBINATION:

     In June 1996, certain of the stockholders of the Company entered into a definitive agreement to merge the Company with StaffMark, Inc. ("StaffMark") in conjunction with StaffMark's anticipated initial public offering. In April 1996, the Company advanced $31,250 to StaffMark to fund organizational and other costs related to the planned merger and StaffMark's initial public offering.

     In conjunction with this merger, the Company plans to make a cash distribution to the majority stockholder representing the Company's S Corporation Accumulated Adjustment Account as of the merger date. The estimated balance of the Company's S Corporation Accumulated Adjustment Account at June 30, 1996, was approximately $270,000.

     In conjunction with the merger discussed above, the majority stockholder will enter into an employment agreement which provides for a set base salary, participation in future incentive bonus plans, certain other benefits and a covenant not to compete if and when the stockholder's employment is terminated.

9. PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENT PRESENTATION
   (UNAUDITED):

     In conjunction with the planned merger with StaffMark as discussed in Note 8, the Company will change from an S Corporation to a C Corporation for federal and state income tax reporting purposes, which will require the Company to recognize the tax consequences of operations in its statements of income. The supplemental pro forma information included in the accompanying statements of income reflect the estimated impact of recognizing income tax expense as if the Company had been a C Corporation for tax reporting purposes during the twelve months and six months ended December 31, 1995 and June 30, 1996, respectively.

     As discussed in Note 8, the Company intends to make distributions equal to the Company's S Corporation Accumulated Adjustment Account as of the merger date. The supplemental pro forma information included in the accompanying balance sheet reflects the estimated impact of recording these distributions as if such distributions had occurred as of June 30, 1996. The pro forma adjustments are based on the assumption that the distributions will be funded with additional borrowings.


10. SUBSEQUENT EVENT (UNAUDITED):



     Effective October 2, 1996, StaffMark completed the initial public offering discussed above.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To E.P. Enterprises Corporation:

     We have audited the accompanying balance sheets of E.P. Enterprises Corporation (the "Company"), as of December 31, 1994 and July 10, 1995, and the related statements of income, shareholders' equity (deficit) and cash flows for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 through July 10, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of E.P. Enterprises Corporation as of December 31, 1994 and July 10, 1995, and the results of its operations and its cash flows for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 through July 10, 1995, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Atlanta, Georgia,
May 17, 1996.

                          E.P. ENTERPRISES CORPORATION

                                 BALANCE SHEETS

                                                                      DECEMBER 31,     JULY 10,
                                                                          1994           1995
                                                                      ------------    ----------
                                             ASSETS
CURRENT ASSETS:
  Cash.............................................................    $       --     $    2,331
  Accounts receivable, net of allowance for doubtful accounts of
     $10,000.......................................................     1,420,510      1,929,922
  Prepaid expenses and other.......................................        58,591         57,723
                                                                       ----------     ----------
          Total current assets.....................................     1,479,101      1,989,976
PROPERTY AND EQUIPMENT, net........................................       124,523        111,561
OTHER ASSETS.......................................................         6,458          5,830
                                                                       ----------     ----------
                                                                       $1,610,082     $2,107,367
                                                                       ==========     ==========
                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable.................................................    $    6,476     $   72,050
  Outstanding checks, net..........................................       145,340        397,142
  Payroll and related liabilities..................................       405,296        660,807
  Reserve for workers' compensation claims.........................        81,797        285,000
  Current maturities of long-term debt and leases..................        41,414      1,005,144
  Accrued interest and other.......................................        27,759          7,690
                                                                       ----------     ----------
          Total current liabilities................................       708,082      2,427,833
LONG-TERM DEBT AND LEASES, less current maturities.................        10,282          8,769
COMMITMENTS AND CONTINGENCIES (Notes 7, 8 and 9)
SHAREHOLDERS' EQUITY (DEFICIT):
  Common stock, $100 par value in 1995 and 1994; authorized and issued shares of 150 in 1995 and 1994, outstanding shares of
     10 in 1995 and 1994...........................................        15,000         15,000
  Paid-in capital..................................................        22,500         22,500
  Retained earnings................................................     1,323,718        102,765
  Treasury stock, 140 shares.......................................      (469,500)      (469,500)
                                                                       ----------     ----------
          Total shareholders' equity (deficit).....................       891,718       (329,235)
                                                                       ----------     ----------
                                                                       $1,610,082     $2,107,367
                                                                       ==========     ==========

                 The accompanying notes to financial statements are an integral part of these balance sheets.

                          E.P. ENTERPRISES CORPORATION

                              STATEMENTS OF INCOME

                                                                                      FOR THE PERIOD
                                                      YEARS ENDED DECEMBER 31,             FROM
                                                     ---------------------------     JANUARY 1, 1995
                                                        1993            1994         TO JULY 10, 1995
                                                     -----------     -----------     ----------------
SERVICE REVENUES...................................  $14,211,743     $17,553,687       $ 11,034,812
COST OF SERVICES...................................   10,833,922      13,583,176          8,751,870
                                                     -----------     -----------        -----------
          Gross profit.............................    3,377,821       3,970,511          2,282,942
OPERATING EXPENSES:
  Selling, general and administrative..............    2,308,467       2,338,574          1,330,700
  Depreciation and amortization....................       16,418          23,849             17,331
                                                     -----------     -----------        -----------
          Operating income.........................    1,052,936       1,608,088            934,911
                                                     -----------     -----------        -----------
OTHER INCOME (EXPENSE):
  Interest expense.................................       (2,025)         (2,564)           (14,685)
  Interest and other income (expense)..............       36,271          (4,230)            33,821
                                                     -----------     -----------        -----------
          Net income...............................  $ 1,087,182     $ 1,601,294       $    954,047
                                                     ===========     ===========        ===========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                          E.P. ENTERPRISES CORPORATION

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                 COMMON STOCK
                               -----------------    PAID-IN     RETAINED      TREASURY
                               SHARES    AMOUNT     CAPITAL     EARNINGS        STOCK         TOTAL
                               ------    -------    -------    -----------    ---------    -----------
BALANCE, December 31, 1992...    150     $15,000    $22,500    $ 1,165,242    $(469,500)   $   733,242
  Net income.................     --          --         --      1,087,182           --      1,087,182
  Dividends..................     --          --         --       (230,000)          --       (230,000)
                                 ---     -------    -------    -----------     --------    -----------
BALANCE, December 31, 1993...    150      15,000     22,500      2,022,424     (469,500)     1,590,424
  Net income.................     --          --         --      1,601,294           --      1,601,294
  Dividends..................     --          --         --     (2,300,000)          --     (2,300,000)
                                 ---     -------    -------    -----------     --------    -----------
BALANCE, December 31, 1994...    150      15,000     22,500      1,323,718     (469,500)       891,718
  Net income.................     --          --         --        954,047           --        954,047
  Dividends..................     --          --         --     (2,175,000)          --     (2,175,000)
                                 ---     -------    -------    -----------     --------    -----------
BALANCE, July 10, 1995.......    150     $15,000    $22,500    $   102,765    $(469,500)   $  (329,235)
                                 ===     =======    =======    ===========     ========    ===========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                          E.P. ENTERPRISES CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                                      FOR THE PERIOD
                                                       YEARS ENDED DECEMBER 31,            FROM
                                                      --------------------------     JANUARY 1, 1995
                                                         1993           1994         TO JULY 10, 1995
                                                      ----------     -----------     ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................  $1,087,182     $ 1,601,294       $    954,047
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization..................      16,418          23,849             17,331
     Provision for bad debts........................       2,420          12,557                 --
     Net (gain) loss on sale of equipment...........       5,351             230            (31,032)
     Change in operating assets and liabilities:
       Accounts receivable..........................    (766,117)        196,457           (509,412)
       Prepaid expenses and other...................      54,414          23,460                868
       Other assets.................................        (838)         (3,037)               628
       Accounts payable.............................      (8,750)         (5,973)            65,574
       Outstanding checks, net......................          --         145,340            251,802
       Payroll and related liabilities..............     121,995          14,695            255,511
       Reserve for workers' compensation claims.....      41,406          31,891            203,203
       Accrued interest and other...................    (170,597)        (29,517)           (20,069)
                                                      ----------     -----------        -----------
          Net cash provided by operating
            activities..............................     382,884       2,011,246          1,188,451
                                                      ----------     -----------        -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..............................     (61,867)        (67,893)           (13,612)
  Proceeds from the sales of property and
     equipment......................................      12,529              --             40,275
                                                      ----------     -----------        -----------
          Net cash provided by (used in) investing
            activities..............................     (49,338)        (67,893)            26,663
                                                      ----------     -----------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of short-term debt.........          --              --            800,000
  Net borrowings on revolving line of credit........          --          38,207            164,055
  Payments on capital leases........................          --          13,489             (1,838)
  Cash distributions to shareholders................    (230,000)     (2,300,000)        (2,175,000)
                                                      ----------     -----------        -----------
          Net cash used in financing activities.....    (230,000)     (2,248,304)        (1,212,783)
                                                      ----------     -----------        -----------
NET INCREASE (DECREASE) IN CASH.....................     103,546        (304,951)             2,331
CASH, beginning of period...........................     201,405         304,951                 --
                                                      ----------     -----------        -----------
CASH, end of period.................................  $  304,951     $        --       $      2,331
                                                      ==========     ===========        ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid.....................................  $    2,025     $     2,564       $     14,685
                                                      ==========     ===========        ===========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                          E.P. ENTERPRISES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     E.P. Enterprises Corporation (the "Company"), doing business as Caldwell Services, Inc., was incorporated in the state of Georgia on December 27, 1973. The Company's primary business purpose is to provide temporary personnel services. The Company is headquartered in Atlanta, Georgia, and as of July 10, 1995 operated five staffing offices in the Atlanta area.

     On July 10, 1995, Brewer Personnel Services, Inc. ("Brewer") acquired the stock of the Company. Total consideration paid by Brewer for the Company was approximately $17.3 million. The purchase price included cash of $11.5 million, a note for $3.1 million and the assumption of certain liabilities of the Company. The accompanying balance sheet as of July 10, 1995 has been prepared as of the date of acquisition and does not reflect the purchase accounting adjustments which were recorded by Brewer in conjunction with this acquisition.

  Revenue Recognition --

     Service revenues are recognized as income at the time staffing services are provided.

  Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. However, actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

  Accounts Receivable --

     The Company maintains allowances for potential losses which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. Included in accounts receivable in the accompanying balance sheets are unbilled amounts of $254,016 and $324,783 at December 31, 1994 and July 10, 1995, respectively.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated or amortized on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated economic lives or the terms of the lease. The estimated useful lives of the Company's assets, by asset classification, are as follows:

        Office equipment..................................................   5-7 years
        Computer equipment................................................     5 years
        Computer software.................................................     3 years
        Leasehold improvements............................................    39 years

     Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment are retired, the cost of the property and equipment and the related accumulated depreciation or amortization are removed from the balance sheet and any resultant gain or loss is recorded.

                          E.P. ENTERPRISES CORPORATION

  Workers' Compensation --

     The Company self-insures certain risks related to workers' compensation claims. The estimated costs of existing and future claims are accrued as incidents occur based upon historical loss development trends and may be subsequently revised based on developments relating to such claims. The Company engages the services of a third-party actuary to assist with the development of these cost estimates.

2. PROPERTY AND EQUIPMENT:

     Components of property and equipment at December 31, 1994 and July 10, 1995 are as follows:

                                                                       1994         1995
                                                                     --------     --------
    Office equipment...............................................  $225,051     $118,787
    Computer equipment.............................................   130,685      123,103
    Computer software..............................................     6,891        9,450
    Leasehold improvements.........................................    81,194        7,231
                                                                     --------     --------
                                                                      443,821      258,571
         Less accumulated depreciation and amortization............   319,298      147,010
                                                                     --------     --------
                                                                     $124,523     $111,561
                                                                     ========     ========

     Depreciation and amortization expense related to property and equipment totaled $16,418, $23,849 and $17,331 for the years ended 1993 and 1994 and the period ended July 10, 1995, respectively.

3. LONG-TERM DEBT AND LEASES:

     At December 31, 1994 and July 10, 1995, long-term debt consisted of the following:

                                                                    1994          1995
                                                                  --------     -----------
    Term loan with Bank South; interest payable monthly at
      6.85%; principal due September 23, 1995; secured by the
      assets and common stock of the Company. ..................  $     --     $   600,000
    Term loan with Bank South; interest payable monthly at
      prime; principal due September 23, 1995; secured by the
      assets and common stock of the Company. ..................        --         200,000
    Line of Credit with Bank South; maximum borrowings equal the lesser of $800,000 or 85% of the Company's eligible
      accounts receivable balance; interest payable monthly at
      prime; principal due on demand or by April 30, 1996;
      secured by the assets and common stock of the Company. ...    38,207         202,262
    Capital lease obligations...................................    13,489          11,651
                                                                  --------     -----------
                                                                    51,696       1,013,913
         Less current maturities................................    41,414       1,005,144
                                                                  --------     -----------
    Total long-term debt and leases.............................  $ 10,282     $     8,769
                                                                  ========     ===========

                          E.P. ENTERPRISES CORPORATION

     Annual maturities of long-term debt subsequent to July 10, 1995 are as follows:

                1996.............................................  $1,005,144
                1997.............................................       3,799
                1998.............................................       4,970
                                                                   ----------
                                                                   $1,013,913
                                                                   ==========

     Long-term debt of the Company was repaid concurrent with the sale of the Company (Note 9).

4. INCOME TAXES:

     The Company operates as an S Corporation for federal and state income tax reporting purposes. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements as such taxes are liabilities of the individual shareholders.

     The Company's tax returns are subject to examination by federal and state taxing authorities. If such examinations result in a change to the Company's reported income or loss, the taxable income or loss reported by the individual shareholders could also change.

5. WORKERS' COMPENSATION:

     The Company is self-insured for certain workers' compensation claims and is regulated by the Workers' Compensation Insurance Commission in the state of Georgia. Workers' compensation expense totaled $101,411, $240,908 and $349,934 for the years ended December 31, 1993 and 1994 and for the period ended July 10, 1995, respectively.

6. RELATED PARTY TRANSACTIONS:

     Through July 1995, the Company occupied a building owned by an affiliated partnership comprised of the Company's shareholders. Expenses related to this building were $33,000 for both years ended December 31, 1993 and 1994 and $17,325 for the period ended July 10, 1995.

     The Company has hardware and software maintenance support agreements with related companies. Amounts paid on these contracts were $10,327 and $16,141 for the years ended December 31, 1993 and 1994, respectively, and $8,160 for the period ended July 10, 1995.

     The Company supplies some of its services to affiliated companies. Service revenues from these companies were $32,944 and $52,941 for the years ended December 31, 1993 and 1994, respectively, and $34,396 for the period ended July 10, 1995.

7. COMMITMENTS AND CONTINGENCIES:

     The Company has historically paid bonuses to its shareholders in amounts sufficient to cover their estimated tax payments attributable to the respective share of the Company's net income included in their individual tax returns.

                          E.P. ENTERPRISES CORPORATION

8. NONCANCELABLE OPERATING LEASES:

     The Company leases branch office space under noncancelable operating leases. Future minimum payments required under operating leases that have an initial or remaining noncancelable lease term in excess of one year at July 10, 1995, are as follows:

                1996..............................................  $110,290
                1997..............................................    93,067
                1998..............................................    48,165
                1999..............................................    36,840
                2000..............................................    36,840
                                                                    --------
                                                                    $325,202
                                                                    ========

     Rental expense totaled $105,125, $115,945 and $83,399 for the years ended December 31, 1993 and 1994 and for the period ended July 10, 1995, respectively.

9. LITIGATION:

     The Company is a party to certain lawsuits primarily involving workers' compensation claims. Management believes, based in part on consultation from legal counsel, that the ultimate outcome of these matters will not have a materially adverse effect on the Company's financial position, liquidity or results of operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To On Call Employment Services, Inc.:

     We have audited the accompanying balance sheets of On Call Employment Services, Inc. (the "Company"), a Colorado corporation, as of December 31, 1994 and 1995 and February 2, 1996 and the related statements of income, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995 and for the period from January 1, 1996 to February 2, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of On Call Employment Services, Inc. as of December 31, 1994 and 1995 and February 2, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and for the period from January 1, 1996 to February 2, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Denver, Colorado,
May 24, 1996.

                       ON CALL EMPLOYMENT SERVICES, INC.

                                 BALANCE SHEETS

                                                                 DECEMBER 31,
                                                           ------------------------    FEBRUARY 2,
                                                              1994          1995          1996
                                                           ----------    ----------    -----------
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................  $   95,313    $  340,594     $    4,849
  Accounts receivable....................................   1,678,682     2,068,461        273,067
  Prepaid expenses and other.............................       1,071         1,671          8,878
                                                           ----------    ----------      ---------
          Total current assets...........................   1,775,066     2,410,726        286,794
PROPERTY AND EQUIPMENT, net..............................      65,103       114,537        115,369
                                                           ----------    ----------      ---------
                                                           $1,840,169    $2,525,263     $  402,163
                                                           ==========    ==========      =========

                          LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable.......................................  $   68,302    $  123,653     $  129,970
  Payroll and related liabilities........................     140,195       183,410        253,601
  Reserve for workers' compensation claims...............      30,360        40,815         43,305
  Other..................................................      10,000        11,275         12,000
                                                           ----------    ----------      ---------
          Total current liabilities......................     248,857       359,153        438,876
COMMITMENTS AND CONTINGENCIES
  (Notes 6, 7 and 8)
SHAREHOLDERS' EQUITY (DEFICIT):
  Common stock, 1,000,000 shares authorized, issued and
     outstanding.........................................      60,000        60,000         60,000
  Paid-in capital........................................     185,000       185,000        185,000
  Retained earnings (deficit)............................   1,346,312     1,921,110       (281,713)
                                                           ----------    ----------      ---------
          Total shareholders' equity (deficit)...........   1,591,312     2,166,110        (36,713)
                                                           ----------    ----------      ---------
                                                           $1,840,169    $2,525,263     $  402,163
                                                           ==========    ==========      =========

                 The accompanying notes to financial statements are an integral part of these balance sheets.

                       ON CALL EMPLOYMENT SERVICES, INC.

                              STATEMENTS OF INCOME

                                                                                           FOR THE
                                                                                         PERIOD FROM
                                                                                         JANUARY 1,
                                                    YEARS ENDED DECEMBER 31,               1996 TO
                                            -----------------------------------------    FEBRUARY 2,
                                               1993           1994           1995           1996
                                            -----------    -----------    -----------    -----------
SERVICE REVENUES..........................  $22,130,961    $10,098,261    $12,497,627    $ 1,127,091
COST OF SERVICES..........................   18,364,966      8,176,489     10,203,428        945,388
                                            -----------    -----------    -----------     ----------
          Gross profit....................    3,765,995      1,921,772      2,294,199        181,703
OPERATING EXPENSES:
  Selling, general and administrative.....    1,459,203      1,293,619      1,304,762        116,092
  Depreciation and amortization...........        6,372         13,242         24,473          2,525
                                            -----------    -----------    -----------     ----------
          Operating income................    2,300,420        614,911        964,964         63,086
OTHER INCOME:
  Interest income.........................       19,610         25,605         43,334          4,847
                                            -----------    -----------    -----------     ----------
          Net income......................  $ 2,320,030    $   640,516    $ 1,008,298    $    67,933
                                            ===========    ===========    ===========     ==========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                       ON CALL EMPLOYMENT SERVICES, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                          COMMON STOCK
                                      --------------------    PAID-IN      RETAINED
                                       SHARES      AMOUNT     CAPITAL      EARNINGS         TOTAL
                                      ---------    -------    --------    -----------    -----------
BALANCE, December 31, 1992..........  1,000,000    $60,000    $     --    $ 1,458,724    $ 1,518,724
  Net income........................         --         --          --      2,320,030      2,320,030
  Dividends.........................         --         --          --       (230,000)      (230,000)
                                      ---------    -------    --------    -----------    -----------
BALANCE, December 31, 1993..........  1,000,000     60,000          --      3,548,754      3,608,754
  Net income........................         --         --          --        640,516        640,516
  Contribution from shareholder.....         --         --     185,000             --        185,000
  Dividends.........................         --         --          --     (2,842,958)    (2,842,958)
                                      ---------    -------    --------    -----------    -----------
BALANCE, December 31, 1994..........  1,000,000     60,000     185,000      1,346,312      1,591,312
  Net income........................         --         --          --      1,008,298      1,008,298
  Dividends.........................         --         --          --       (433,500)      (433,500)
                                      ---------    -------    --------    -----------    -----------
BALANCE, December 31, 1995..........  1,000,000     60,000     185,000      1,921,110      2,166,110
  Net income for the period from
     January 1, 1996 to
     February 2, 1996...............         --         --          --         67,933         67,933
  Dividends.........................         --         --          --     (2,270,756)    (2,270,756)
                                      ---------    -------    --------    -----------    -----------
BALANCE, February 2, 1996...........  1,000,000    $60,000    $185,000    $  (281,713)   $   (36,713)
                                      =========    =======    ========    ===========    ===========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                       ON CALL EMPLOYMENT SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                        FOR THE
                                                                                                      PERIOD FROM
                                                                                                      JANUARY 1,
                                                                  YEARS ENDED DECEMBER 31,              1996 TO
                                                          ----------------------------------------    FEBRUARY 2,
                                                             1993           1994           1995          1996
                                                          -----------    -----------    ----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................. $ 2,320,030    $   640,516    $1,008,298    $    67,933
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.......................       6,372         13,242        24,473          2,525
     Change in operating assets and liabilities:
       Accounts receivable...............................  (2,532,313)     2,634,981      (389,779)       581,883
       Prepaid expenses and other........................         465             --          (600)       (10,564)
       Accounts payable..................................      52,716        (78,044)       55,351          6,317
       Outstanding checks................................     110,098       (110,098)           --             --
       Payroll and related liabilities...................     236,744       (302,925)       43,215         70,191
       Reserve for workers' compensation claims..........       7,520           (888)       10,455          2,490
       Other.............................................          --             --         1,275            725
                                                          -----------    -----------     ---------    -----------
          Net cash provided by operating activities......     201,632      2,796,784       752,688        721,500
                                                          -----------    -----------     ---------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...................................     (26,130)       (43,513)      (73,907)            --
                                                          -----------    -----------     ---------    -----------
          Net cash used in investing activities..........     (26,130)       (43,513)      (73,907)            --
                                                          -----------    -----------     ---------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends..............................................    (230,000)    (2,842,958)     (433,500)    (1,057,245)
  Contribution by shareholders...........................          --        185,000            --             --
                                                          -----------    -----------     ---------    -----------
          Net cash used in financing activities..........    (230,000)    (2,657,958)     (433,500)    (1,057,245)
                                                          -----------    -----------     ---------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....     (54,498)        95,313       245,281       (335,745)
CASH AND CASH EQUIVALENTS, beginning of period...........      54,498             --        95,313        340,594
                                                          -----------    -----------     ---------    -----------
CASH AND CASH EQUIVALENTS, end of period................. $        --    $    95,313    $  340,594    $     4,849
                                                          ===========    ===========     =========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Non-cash transactions:
     Distribution of accounts receivable to shareholders
       (Note 1).......................................... $        --    $        --    $       --    $ 1,213,511
                                                          ===========    ===========     =========    ===========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                       ON CALL EMPLOYMENT SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     On Call Employment Services, Inc. ("On Call" or the "Company") was incorporated in the state of Colorado. The Company's primary business purpose was to provide temporary personnel services to companies in northern Colorado, mainly those which specialize in high tech manufacturing. The Company is headquartered in Loveland, Colorado and as of February 2, 1996, operated staffing offices in Loveland, Longmont, Boulder and Greeley, Colorado.

     On January 19, 1996, the two shareholders of On Call who aggregately owned 100 percent of the Company entered into an Agreement and Plan of Reorganization (the "Agreement") with Brewer Personnel Services, Inc. ("Brewer"), an Arkansas corporation. The Agreement was effective February 2, 1996. Under the terms of the Agreement, the outstanding shares of the Company prior to the merger (1,000,000 shares) were converted into i) ten shares of Brewer's common stock at an exchange rate of one share of Brewer for every 100,000 shares of the Company and ii) $2.64 million in cash. Brewer was the surviving company of the merger. The Agreement also specified that cash and certain accounts receivable would be distributed to the two shareholders prior to the merger. The accompanying balance sheet as of February 2, 1996 reflects such distributions of cash and accounts receivable but does not reflect the purchase accounting adjustments which were recorded by Brewer in conjunction with this acquisition.

  Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements were based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

  Revenue Recognition --

     Service revenues are recognized as income at the time staffing services are provided.

  Cash and Cash Equivalents --

     For statements of cash flow purposes, the Company considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Accounts Receivable --

     Included in accounts receivable in the accompanying balance sheets are unbilled amounts of $159,733, $173,238 and $273,067 at December 31, 1994 and 1995 and February 2, 1996, respectively.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated or amortized on a straight-line basis over the estimated useful lives of the assets which are as follows:

        Office equipment................................................  5 to 7 years
        Computer equipment..............................................  3 to 5 years
        Computer software...............................................  3 to 5 years

                       ON CALL EMPLOYMENT SERVICES, INC.

     Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment are retired, the cost of the property and equipment and the related accumulated depreciation or amortization are removed from the balance sheet and any resultant gain or loss is recorded.

  Concentration of Credit Risk --

     The Company had no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintained its cash balances with financial institutions, in the form of demand deposits. The Company performed ongoing credit evaluations of its customers' financial condition and generally did not require collateral. Its accounts receivable balances were domestic and were due from companies located in northern Colorado which were primarily engaged in businesses related to the high technology manufacturing industry.

2. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                            DECEMBER 31,
                                                        ---------------------     FEBRUARY 2,
                                                          1994         1995         1996
                                                        --------     --------     ---------
    Office equipment................................    $  6,412     $ 24,037     $  24,037
    Computer equipment..............................      75,585      119,867       119,867
    Computer software...............................      10,000       22,000        22,000
                                                        --------     --------     ---------
                                                          91,997      165,904       165,904
         Less accumulated depreciation and
           amortization.............................      26,894       51,367        50,535
                                                        --------     --------     ---------
                                                        $ 65,103     $114,537     $ 115,369
                                                        ========     ========     =========

     Depreciation and amortization expense related to property and equipment totaled $6,372, $13,242, $24,473 and $2,525 for the years ended December 31, 1993, 1994 and 1995 and the period from January 1, 1996 to February 2, 1996, respectively.

3. INCOME TAXES:

     Prior to February 2, 1996, the Company operated as an S Corporation for federal and state income tax reporting purposes. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements as such taxes were liabilities of the individual shareholders. The Company had historically made distributions to its shareholders which were used, in part, to satisfy the income tax liability reported by the shareholders related to the Company's operations.

     The Company's tax returns are subject to examination by federal and state taxing authorities. If such examinations result in a change to the Company's reported income or loss, the taxable income or loss reported by the individual shareholders could also change.

4. WORKERS' COMPENSATION:

     The Company was insured by certain insurance companies for workers' compensation claims and was regulated by the Workers' Compensation Insurance Commission in the state of Colorado. Workers' compensation expense totaled approximately $218,500, $171,100, $131,800 and $9,300 for the years ended December 31, 1993, 1994 and 1995, and the period from January 1, 1996 to February 2, 1996, respectively.

                       ON CALL EMPLOYMENT SERVICES, INC.

5. COMMON STOCK:

     As of December 31, 1993, 1994 and 1995 and February 2, 1996, the Company had an authorized capitalization consisting of 1,000,000 shares of common stock, of which 1,000,000 shares were issued and outstanding and no shares were held as treasury stock.

6. NONCANCELABLE OPERATING LEASES:

     The Company leased office space for its four branch locations in northern Colorado through noncancelable operating leases. Future minimum annual payments required during each of the next five years under operating leases that had initial or remaining noncancelable lease terms of one year or more at February 2, 1996, are as follows:

                1996..............................................  $ 70,640
                1997..............................................    29,052
                1998..............................................    23,464
                1999..............................................    17,344
                2000..............................................     8,680
                Thereafter........................................     2,920
                                                                    --------
                                                                    $152,100
                                                                    ========

     Rent expense totaled approximately $66,900, $78,500, $82,200 and $7,200 for the years ended December 31, 1993, 1994 and 1995 and the period from January 1, 1996 to February 2, 1996, respectively.

     The shareholders committed to the construction of a commercial office building in Loveland, Colorado which should be completed by October 1996. The Company plans on moving its Loveland office to this new building once completed. Brewer has agreed to sublease this office space from the shareholders for a five-year period.

7. EMPLOYEE BENEFIT PLAN:

     The Company had a 401(k) plan under which eligible employees may defer up to 12% of their compensation. The Company's plan does not allow for matching employer contributions.

8. CONTINGENCIES:

     The Company is subject to various claims and business disputes in the ordinary course of business. Management does not anticipate that the ultimate outcome of these issues will have a material impact on the Company's financial position or results of operations.

9. SIGNIFICANT CUSTOMERS:

     The Company's sales to customers which individually account for 10% or more of service revenues for the years ended December 31, 1993, 1994 and 1995 and the period from January 1, 1996 to February 2, 1996, were as follows:

                                                                                                             JANUARY 1 TO
                       1993                          1994                          1995                    FEBRUARY 2, 1996
            ---------------------------   ---------------------------   ---------------------------   ---------------------------
               AMOUNTS       PERCENTAGES      AMOUNTS      PERCENTAGES      AMOUNTS       PERCENTAGES      AMOUNTS     PERCENTAGES
            -------------     -----------   -------------   -----------   -------------   -----------   ------------  -----------
             (IN MILLIONS)                   (IN MILLIONS)                (IN MILLIONS)                 (IN MILLIONS)


Customer
  1.........     $13.3           60%          $ 1.6            16%          $ 1.5            12%          $ 0.2            18%
Customer
  2.........       3.1           14             2.2            22             3.2            26             0.3            23
Customer
  3.........        --           --              --            --             1.6            13             0.2            17

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Strategic Sourcing, Inc.:

     We have audited the accompanying balance sheets of Strategic Sourcing, Inc. (the "Company") as of December 31, 1994 and 1995, and the related statements of income (loss), stockholders' equity (deficit) and cash flows for the period from the date of incorporation (May 25, 1993) to December 31, 1993, and each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures to the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Strategic Sourcing, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from the date of incorporation (May 25, 1993) to December 31, 1993, and each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Raleigh, North Carolina,
July 26, 1996.

                            STRATEGIC SOURCING, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------     JUNE 30,
                                                                1994        1995         1996
                                                              --------    --------    -----------
                                                                                      (UNAUDITED)
CURRENT ASSETS:
  Cash......................................................  $ 26,159    $ 13,281     $  67,691
  Accounts receivable.......................................    92,041     121,217       138,024
  Prepaid expenses and other................................        --       1,675         7,065
                                                              --------    --------      --------
          Total current assets..............................   118,200     136,173       212,780
PROPERTY AND EQUIPMENT, net.................................    13,406      21,667        18,945
OTHER ASSETS................................................     2,435       2,347         1,845
                                                              --------    --------      --------
                                                              $134,041    $160,187     $ 233,570
                                                              ========    ========      ========

                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................  $  4,038    $  9,118     $   9,118
  Payroll and related liabilities...........................    26,869       6,325        24,465
  Current portion of notes payable to stockholders..........    55,000       6,145        47,626
  Line of credit............................................        --          --        10,000
                                                              --------    --------      --------
          Total current liabilities.........................    85,907      21,588        91,209
NOTE PAYABLE TO STOCKHOLDER.................................    69,166      63,021        59,866
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, no par value, 1,000 shares authorized, 600
     shares issued and outstanding in 1994, 1995 and 1996...     3,000       3,000         3,000
  Retained earnings (deficit)...............................   (24,032)     72,578        79,495
                                                              --------    --------      --------
          Total stockholders' equity (deficit)..............   (21,032)     75,578        82,495
                                                              --------    --------      --------
                                                              $134,041    $160,187     $ 233,570
                                                              ========    ========      ========

                 The accompanying notes to financial statements are an integral part of these balance sheets.

                            STRATEGIC SOURCING, INC.

                          STATEMENTS OF INCOME (LOSS)


                                    PERIOD FROM
                                      MAY 25,             YEAR ENDED               SIX MONTHS ENDED
                                      1993 TO            DECEMBER 31,                  JUNE 30,
                                    DECEMBER 31,    ----------------------    --------------------------
                                        1993          1994         1995          1995           1996
                                    ------------    --------    ----------    -----------    -----------
                                                                             (UNAUDITED)    (UNAUDITED)
REVENUES:
  Service revenues................    $ 23,932      $608,030    $1,013,332     $ 627,338      $ 384,897
  Permanent placement fee
     revenues.....................      26,407        85,068       230,166       109,763         64,209
                                      --------      --------    ----------      --------       --------
                                        50,339       693,098     1,243,498       737,101        449,106
COST OF SERVICES..................      10,236       358,228       612,197       406,632        240,040
                                      --------      --------    ----------      --------       --------
          Gross profit............      40,103       334,870       631,301       330,469        209,066
OPERATING EXPENSES:
  Selling, general and
     administrative...............     101,920       278,603       414,254       206,675        142,529
  Depreciation and amortization...       1,769         3,258         5,015         2,212          2,722
                                      --------      --------    ----------      --------       --------
          Operating income
            (loss)................     (63,586)       53,009       212,032       121,582         63,815
OTHER INCOME (EXPENSE), net.......      (1,356)      (12,099)          735         1,691           (433)
                                      --------      --------    ----------      --------       --------
          Net income (loss).......    $(64,942)     $ 40,910    $  212,767     $ 123,273      $  63,382
                                      ========      ========    ==========      ========       ========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                            STRATEGIC SOURCING, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                        TOTAL
                                                                       RETAINED      STOCKHOLDERS'
                                                            COMMON     EARNINGS         EQUITY
                                                            STOCK      (DEFICIT)      (DEFICIT)
                                                            ------     ---------     ------------
Initial capital contribution on May 25, 1993
  (date of incorporation).................................  $3,000     $      --      $    3,000
  Net loss................................................     --        (64,942)        (64,942)
                                                            ------     ---------       ---------
BALANCE, December 31, 1993................................  3,000        (64,942)        (61,942)
  Net income..............................................     --         40,910          40,910
                                                            ------     ---------       ---------
BALANCE, December 31, 1994................................  3,000        (24,032)        (21,032)
  Net income..............................................     --        212,767         212,767
  Dividends...............................................     --       (116,157)       (116,157)
                                                            ------     ---------       ---------
BALANCE, December 31, 1995................................  3,000         72,578          75,578
  Net income (Unaudited)..................................     --         63,382          63,382
  Dividends (Unaudited)...................................     --        (56,465)        (56,465)
                                                            ------     ---------       ---------
BALANCE, June 30, 1996 (Unaudited)........................  $3,000     $  79,495      $   82,495
                                                            ======     =========       =========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                            STRATEGIC SOURCING, INC.

                            STATEMENTS OF CASH FLOWS

                                          PERIOD FROM
                                            MAY 25,          YEAR ENDED            SIX MONTHS ENDED
                                            1993, TO        DECEMBER 31,               JUNE 31,
                                          DECEMBER 31,   -------------------   -------------------------
                                              1993         1994       1995        1995          1996
                                          ------------   --------   --------   -----------   -----------
                                                                               (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................    $(64,942)    $ 40,910   $212,767    $ 123,273     $  63,382
  Adjustments to reconcile net income
     (loss) to net cash provided by
     (used in) operating activities:
     Depreciation and amortization......       1,769        3,258      5,015        2,212         2,722
     Change in operating assets and
       liabilities:
       Accounts receivable..............     (32,230)     (59,811)   (29,176)       2,815       (16,807)
       Prepaid expenses and other.......          --           --     (1,675)          --        (5,390)
       Other assets.....................      (1,072)      (1,363)        88           --           502
       Accounts payable.................       5,911       (1,873)     5,080        3,380            --
       Payroll and related
          liabilities...................       2,099       24,770    (20,544)      12,425        18,140
                                           ---------     ---------  ----------  ---------     ---------
          Net cash provided by (used in)
            operating activities........     (88,465)       5,891    171,555      144,105        62,549
                                           ---------     ---------  ----------  ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..................     (17,691)        (742)   (13,276)      (7,370)           --
                                           ---------     ---------  ----------  ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common
     stock..............................       3,000           --         --           --            --
  Proceeds from (payments on) line of
     credit.............................      50,000      (50,000)        --           --        10,000
  Proceeds from note payable to
     stockholder........................      68,379       55,787         --           --        38,326
  Payments on note payable to
     stockholder........................          --           --    (55,000)     (29,727)           --
  Dividends.............................          --           --   (116,157)     (54,158)      (56,465)
                                           ---------     ---------  ----------  ---------     ---------
          Net cash provided by (used in)
            financing activities........     121,379        5,787   (171,157)     (83,885)       (8,139)
                                           ---------     ---------  ----------  ---------     ---------
NET INCREASE (DECREASE) IN CASH.........      15,223       10,936    (12,878)      52,850        54,410
CASH, beginning of period...............          --       15,223     26,159       26,159        13,281
                                           ---------     ---------  ----------  ---------     ---------
CASH, end of period.....................    $ 15,223     $ 26,159   $ 13,281    $  79,009     $  67,691
                                           =========     =========  ==========  =========     =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Interest paid.........................    $  1,356     $  2,901   $     --    $      --     $   1,138
                                           =========     =========  ==========  =========     =========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                            STRATEGIC SOURCING, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     Strategic Sourcing, Inc. (the "Company"), a North Carolina corporation, provides services related to the placement of information technology professionals in both permanent and contract positions for companies located primarily in North Carolina and South Carolina. The business was initially founded in May 1993 as Strategic Staffing, Inc. and changed its name to Strategic Sourcing, Inc. in February 1995. Accordingly, the 1993 results of operations and cash flows included in the accompanying financial statements and notes thereto reflect activity for the period from May 25, 1993 to December 31, 1993.

  Interim Periods --

     The accompanying interim financial statements and related disclosures have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the accompanying audited financial statements and include all adjustments (which were of a normal, recurring nature) which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

  Revenue Recognition --

     Service revenues and permanent placement fee revenues are recognized as income at the time staffing services are provided or the permanent employee is placed with the customer.

  Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. However, actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

  Accounts Receivable --

     The Company performs credit evaluations of potential customers prior to entering into contracts. The Company provides, if necessary, allowances for potential losses which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. Management believes all accounts are collectible and accordingly, has not recorded an allowance as of December 31, 1994 and 1995, and as of June 30, 1996.

  Significant Customers --

     Revenues from two customers accounted for 52% and 34% of total revenues in 1993. Revenues from four customers accounted for 20%, 18%, 15% and 10% of total revenues in 1994. Revenues from one customer accounted for 60% of total revenues in 1995. Revenues from two customers accounted for 70% and 15% of total revenues for the unaudited six month period ended June 30, 1995. Revenues from four customers accounted for 48%, 17%, 14% and 11% of total revenues for the unaudited six month period ended June 30, 1996.

                            STRATEGIC SOURCING, INC.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated or amortized on a straight-line basis over the estimated useful lives of the assets, which are as follows:

                Office equipment....................................  5 years
                Computer software and equipment.....................  5 years

     Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment are retired, the cost of the property and equipment and the related accumulated depreciation or amortization are removed from the balance sheet, and any resultant gain or loss is recorded.

2. PROPERTY AND EQUIPMENT:

     Components of property and equipment are as follows:

                                                              DECEMBER 31,
                                                           -------------------     JUNE 30,
                                                            1994        1995         1996
                                                           -------    --------    -----------
                                                                                  (UNAUDITED)
    Office equipment.....................................  $12,691    $ 16,797     $  16,797
    Computer software and equipment......................    5,742      14,912        14,912
                                                           -------    --------      --------
                                                            18,433      31,709        31,709
      Less accumulated depreciation and amortization.....   (5,027)    (10,042)      (12,764)
                                                           -------    --------      --------
                                                           $13,406    $ 21,667     $  18,945
                                                           =======    ========      ========

     Depreciation and amortization expense related to property and equipment totaled $1,769, $3,258 and $5,015 for 1993, 1994 and 1995, respectively, and
$2,212 and $2,722 for the unaudited six month periods ended June 30, 1995 and 1996, respectively.

3. LINE OF CREDIT:

     In April 1996, the Company entered into a line of credit arrangement with a bank. Funds available for advance under the line of credit are limited to 80% of accounts receivable less than 90 days old, up to a maximum borrowing of $50,000. Advances under the line bear interest at the bank's base rate plus 1%. Advances under the line of credit are collateralized by a security agreement, providing the bank a first lien security interest on all assets of the Company, as well as a personal guaranty from the remaining stockholder. At June 30, 1996, the amount outstanding under the line was $10,000. In July 1996, the amount outstanding was repaid and the line was dissolved.

                            STRATEGIC SOURCING, INC.

4. NOTES PAYABLE TO STOCKHOLDERS:

     The Company had borrowings from a stockholder under an informal arrangement of $124,166 and $69,166 as of December 31, 1994 and 1995, respectively. The borrowings did not accrue interest during 1993 or 1995. During 1994, the Company agreed to accrue interest of $9,198 on these borrowings, which was added to the principal balance. In April 1996, in connection with the change in ownership described in Note 7, the Company signed a promissory note for $65,229, representing the net amount due to the former stockholder. The terms of the note specify an interest rate of 7% and minimum monthly payments of $700, representing principal and interest, commencing April 15, 1996, until paid in full, with a final maturity of March 15, 2001. Based on the terms of this note, the aggregate principal maturities subsequent to December 31, 1995, were as follows:

                1996.............................................    $ 6,145
                1997.............................................      3,214
                1998.............................................      3,629
                1999.............................................      4,079
                2000.............................................      4,567
                Thereafter.......................................     47,532
                                                                     -------
                                                                     $69,166
                                                                     =======

     In April 1996, the Company borrowed $45,000 from the remaining stockholder under an informal arrangement. The borrowing accrued interest at prime plus 1.75% and was repaid in July 1996.

5. INCOME TAXES:

     The Company has elected S Corporation status for federal and state income tax reporting purposes. Accordingly, no provision for income taxes has been recorded since such tax liabilities are liabilities of the stockholders of the Company.

     The Company's tax returns are subject to examination by federal and state taxing authorities. If such examinations result in a change to the Company's reported income or loss, the taxable income or loss reported by the individual stockholders could also change.

6. NONCANCELABLE OPERATING LEASE:

     The Company leases office space under a noncancelable operating lease. Future minimum payments required under this operating lease which has an initial or remaining noncancelable lease term in excess of one year at December 31, 1995, are as follows:

                1996.............................................    $21,069
                1997.............................................     17,982
                                                                      ------
                                                                     $39,051
                                                                      ======

     Rental expense totaled $7,623, $13,062 and $18,075 for 1993, 1994 and 1995, respectively, and $10,150 and $8,375 for the unaudited six month periods ended June 30, 1995 and 1996, respectively.

                            STRATEGIC SOURCING, INC.

7. STOCKHOLDER TRANSACTION:

     In April 1996, one of the Company's 50% stockholders (the "former stockholder") transferred 300 shares of common stock of the Company, representing the former stockholder's entire interest, to the other 50% stockholder, with both parties entering into a security agreement whereby the transferred shares are held in escrow until the repayment of the borrowings from the former stockholder, as discussed in Note 4.

8. SUBSEQUENT EVENT:

     On July 1, 1996, the remaining stockholder sold certain of the operating assets of the Company for $700,000 to First Choice Staffing, Inc. In addition, the remaining stockholder received $50,000 in conjunction with the execution of a noncompete agreement.

     The back inside cover of the prospectus includes on the top half of the page, the StaffMark logo at the top and the logos of each Founding Company their subsidiaries below the main StaffMark logo and the bottom half of the page shows the proposed StaffMark home page for the internet, noting that the site is currently under construction and is coming in November, 1996 to http://www.staffmark.com. The icons within the home page include Investor Relations, Regional Opportunities, Training, Professional/Technical Staffing services, Commercial/Industrial Staffing Services and Medical Technical Staffing Services.

================================================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.



                             ---------------------


                               TABLE OF CONTENTS


                                        PAGE
                                        -----
Prospectus Summary....................      3
Risk Factors..........................      8
Price Range of Common Stock...........     12
The Company...........................     13
Dividend Policy.......................     14
Selected Financial Data...............     15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     18
Business..............................     35
Management............................     43
Principal Stockholders................     48
Description of Capital Stock..........     49
Certain Transactions..................     51
Shares Eligible for Future Sale.......     54
Legal Matters.........................     55
Experts...............................     55
Additional Information................     55
Index to Financial Statements.........    F-1

================================================================================
================================================================================

                                4,000,000 SHARES

                              [STAFF MARK LOGO]

                                 COMMON STOCK

                          ---------------------------
                                  PROSPECTUS
                          ---------------------------


                                OCTOBER   , 1996


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table itemizes the expenses of this Offering to be incurred by the Company in connection with this registration statement. All the amounts shown are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market Application Listing Fee.

        SEC Registration Fee...........................................   $      16,824
        Blue Sky Fees and Expenses.....................................           1,000
        Accounting Fees and Expenses...................................          20,000
        Legal Fees and Expenses........................................          20,000
        Printing and Engraving Costs...................................          10,000
        Miscellaneous..................................................           5,000
                                                                          -------------
          Total........................................................   $      72,824
                                                                          =============

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's By-laws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employee or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article Seven of the Company's Certificates of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (d) for transactions from which directors derive improper personal benefit.

     In accordance with Delaware law, the Company intends to enter into indemnification agreements with its directors, pursuant to which it will agree to pay certain expenses, including attorneys' fees, judgments, fines and amounts paid in settlement incurred by such directors in connection with certain actions, suits or proceedings. These agreements require directors to repay the amount of any expenses advanced if it shall be determined that they are not entitled to indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to securities of the Company issued or sold within the past three years which were not registered under the Securities
Act:

          (i) In March 1996, the Company issued 1,000 shares of Common Stock to the founding stockholders of the Company for $.01 per share and subsequently declared a 1,355-for-1 stock dividend in June 1996; and


          (ii) Simultaneously with the completion of the Offering, the Company issued 5,618,249 shares of its Common Stock in connection with the Mergers of the six Founding Companies. See "The Company" and "Business."


     Each of these transactions was completed without registration of the relevant security under the Securities Act in reliance upon the exemptions provided by Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder on the basis that such transactions did not involve a public offering, the purchasers were sophisticated with access to the kind of information registration would provide and that such purchasers acquired such securities without a view toward the distribution thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

      EXHIBIT
       NUMBER                                          DESCRIPTION
--------------------      ----------------------------------------------------------------------
        2.1          --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., Brewer Personnel Services Acquisition
                          Corp., Brewer Personnel Services, Inc. and the Stockholders named therein (Incorporated by reference from Exhibit 2.1 to the Company's
                          Registration Statement on Form S-1 (File No. 333-7513)).
        2.2          --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., Prostaff Personnel Acquisition Corp., Excel
                          Temporary Staffing Acquisition Corp., Professional Resources
                          Acquisition Corp., Prostaff Personnel, Inc., Excel Temporary Staffing,
                          Inc., Professional Resources, Inc., and the Stockholders named therein
                          (Incorporated by reference from Exhibit 2.2 to the Company's
                          Registration Statement on Form S-1 (File No. 333-7513)).
        2.3          --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., Maxwell/Healthcare Acquisition Corp.,
                          Square One Rehab Acquisition Corp., Maxwell Staffing of Bristow
                          Acquisition Corp., Maxwell Staffing Acquisition Corp., Technical
                          Staffing Acquisition Corp., Maxwell/Healthcare, Inc., Square One
                          Rehab, Inc., Maxwell Staffing of Bristow, Inc., Maxwell Staffing,
                          Inc., Technical Staffing, Inc. and the Stockholders named therein
                          (Incorporated by reference from Exhibit 2.3 to the Company's
                          Registration Statement on Form S-1 (File No. 333-7513)).
        2.4          --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., HRA Acquisition Corp., HRA, Inc., and the
                          Stockholders named therein (Incorporated by reference from Exhibit 2.4 to the Company's Registration Statement on Form S-1 (File No.
                          333-7513)).
        2.5          --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., First Choice Staffing Acquisition Corp.,
                          First Choice Staffing, Inc., and the Stockholders named therein
                          (Incorporated by reference from Exhibit 2.5 to the Company's
                          Registration Statement on Form S-1 (File No. 333-7513)).

      EXHIBIT
       NUMBER                                          DESCRIPTION
--------------------      ----------------------------------------------------------------------
        2.6          --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., DP Pros of Burlington Acquisition Corp.,
                          Blethen Temporaries Acquisition Corp., Personnel Placement Acquisition
                          Corp., Jaeger Personnel Services Acquisition Corp., Dixon Enterprises
                          of Burlington Acquisition Corp., Trasec Acquisition Corp., DP Pros of
                          Burlington, Inc., Blethen Temporaries, Inc., Personnel Placement,
                          Inc., Jaeger Personnel Services, Ltd., Dixon Enterprises of
                          Burlington, Inc., Trasec Corp., and the Stockholders named therein
                          (Incorporated by reference from Exhibit 2.6 to the Company's
                          Registration Statement on Form S-1 (File No. 333-7513)).

        3.1          --   Certificate of Incorporation of the Company (Incorporated by reference from Exhibit 3.1 to the Company's Registration Statement on Form S-1
                          (File No. 333-7513)).

        3.2          --   Certificate of amendment of Certificate of Incorporation (Incorporated by reference from Exhibit 3.2 to the Company's Registration Statement on Form S-1 (File No. 333-7513)).

        3.3          --   Amended and Restated By-Laws of the Company, as amended to date
                          (Incorporated by reference from Exhibit 3.3 to the Company's
                          Registration Statement on Form S-1 (File No. 333-7513)).

        4.1          --   Form of certificate evidencing ownership of Common Stock of the
                          Company (Incorporated by reference from Exhibit 4.1 to the Company's
                          Registration Statement on Form S-1 (File No. 333-7513)).

        5.1          --   Opinion of Wright, Lindsey & Jennings regarding legality.

       10.1          --   StaffMark, Inc. 1996 Stock Option Plan (Incorporated by reference from
                          Exhibit 10.1 to the Company's Registration Statement on Form S-1 (File
                          No. 333-7513)).

       10.2          --   Form of Director Indemnification Agreement (Incorporated by reference from Exhibit 10.3 to the Company's Registration Statement on Form S-1
                          (File No. 333-7513)).

       10.3          --   Employment Agreement between StaffMark, Inc. and Terry C. Bellora
                          (Incorporated by reference from Exhibit 10.4 to the Company's
                          Registration Statement on Form S-1 (File No. 333-7513)).

       10.4          --   Employment Agreement among StaffMark, Brewer and Clete T. Brewer.

       10.5          --   Employment Agreement among StaffMark, Brewer and Jerry T. Brewer.

       10.6          --   Employment Agreement among StaffMark, Prostaff and Steven E. Schulte.

       10.7          --   Employment Agreement among StaffMark, Maxwell and John H. Maxwell, Jr.

       10.8          --   Employment Agreement among StaffMark, Maxwell and Mary Sue Maxwell.

       10.9          --   Employment Agreement among StaffMark, HRA and W. David Bartholomew.

       10.10         --   Employment Agreement among StaffMark, HRA and Ted Feldman.

       10.11         --   Employment Agreement among StaffMark, First Choice and William T.
                          Gregory.

       10.12         --   Employment Agreement among StaffMark, DP Pros of Burlington, Inc. and
                          Janice Blethen.

       10.13         --   Credit Agreement dated October 4, 1996 in the amount of $50,000,000 by and between StaffMark, the Lenders named therein ("Lenders") and
                          Mercantile Bank of St. Louis National Association, as Agent on behalf of the Lenders.

       21.1          --   List of subsidiaries of StaffMark, Inc. (Incorporated by reference from Exhibit 21.1 to the Company's Registration Statement on Form S-1
                          (File No. 333-7513)).

       23.1          --   Consent of Wright, Lindsey & Jennings (contained in Exhibit 5.1 hereto).

      EXHIBIT
       NUMBER                                          DESCRIPTION
--------------------      ----------------------------------------------------------------------
       23.2          --   Consents of Arthur Andersen LLP, Independent Public Accountants.
       24.1          --   Power of Attorney (included with the signature page hereof).
       27.1          --   Financial Data Schedule (Incorporated by reference from Exhibit 27.1 to the Company's Registration Statement on Form S-1 (File No.
                          333-7513)).



     (b) Financial Statement Schedules


     All schedules are omitted since the required information is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes hereto.

ITEM 17. UNDERTAKINGS.


     Insofar as indemnification for liabilities arising under the Securities Act of may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     The undersigned Registrant hereby undertakes that:


     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;



          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.



     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.



     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fayetteville, State of Arkansas, on October 28, 1996.

                                          StaffMark, Inc.

                                          By:      /s/  CLETE T. BREWER
                                             --------------------------------
                                                      Clete T. Brewer
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Clete T. Brewer and Terry C. Bellora, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

                    NAME                                   TITLE                     DATE
--------------------------------------------- -------------------------------  -----------------
             /s/  CLETE T. BREWER               President, Chief Executive     October 28, 1996
---------------------------------------------      Officer and Director
               Clete T. Brewer                 (Principal Executive Officer)

            /s/  TERRY C. BELLORA                 Chief Financial Officer      October 28, 1996
---------------------------------------------      (Principal Financial
              Terry C. Bellora                    and Accounting Officer)

            /s/  JERRY T. BREWER                   Chairman of the Board       October 28, 1996
---------------------------------------------
               Jerry T. Brewer

          /s/  W. DAVID BARTHOLOMEW             Executive Vice President --    October 28, 1996
---------------------------------------------     Southeastern Operations
            W. David Bartholomew                       and Director

           /s/  STEVEN E. SCHULTE               Executive Vice President --    October 28, 1996
---------------------------------------------       Administration and
              Steven E. Schulte                          Director

         /s/  JOHN H. MAXWELL, JR.              Executive Vice President --    October 28, 1996
---------------------------------------------        Medical Services
            John H. Maxwell, Jr.                       and Director

                    NAME                                   TITLE                     DATE
--------------------------------------------- -------------------------------  -----------------
            /s/  JANICE BLETHEN                 Executive Vice President --    October 28, 1996
---------------------------------------------     Clinical Trials Support
               Janice Blethen                      Services and Director

          /s/  WILLIAM T. GREGORY                   General Manager --         October 28, 1996
---------------------------------------------         Carolina Region
             William T. Gregory

           /s/  WILLIAM J. LYNCH                         Director              October 28, 1996
---------------------------------------------
              William J. Lynch

         /s/  R. CLAYTON McWHORTER                       Director              October 28, 1996
---------------------------------------------
            R. Clayton McWhorter

          /s/  CHARLES A. SANDERS                        Director              October 28, 1996
---------------------------------------------
          Charles A. Sanders, M.D.

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER                                     DESCRIPTION
----------      ---------------------------------------------------------------------
    2.1    --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., Brewer Personnel Services Acquisition
                Corp., Brewer Personnel Services, Inc. and the Stockholders named therein (Incorporated by reference from Exhibit 2.1 to the Company's
                Registration Statement on Form S-1 (File No. 333-7513)).

    2.2    --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., Prostaff Personnel Acquisition Corp.,
                Excel Temporary Staffing Acquisition Corp., Professional Resources
                Acquisition Corp., Prostaff Personnel, Inc., Excel Temporary
                Staffing, Inc., Professional Resources, Inc., and the Stockholders
                named therein (Incorporated by reference from Exhibit 2.2 to the
                Company's Registration Statement on Form S-1 (File No. 333-7513)).

    2.3    --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., Maxwell/Healthcare Acquisition Corp.,
                Square One Rehab Acquisition Corp., Maxwell Staffing of Bristow
                Acquisition Corp., Maxwell Staffing Acquisition Corp., Technical
                Staffing Acquisition Corp., Maxwell/ Healthcare, Inc., Square One
                Rehab, Inc., Maxwell Staffing of Bristow, Inc., Maxwell Staffing,
                Inc., Technical Staffing, Inc. and the Stockholders named therein
                (Incorporated by reference from Exhibit 2.3 to the Company's
                Registration Statement on Form S-1 (File No. 333-7513)).

    2.4    --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., HRA Acquisition Corp., HRA, Inc., and the
                Stockholders named therein (Incorporated by reference from Exhibit
                2.4 to the Company's Registration Statement on Form S-1 (File No.
                333-7513)).

    2.5    --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., First Choice Staffing Acquisition Corp.,
                First Choice Staffing, Inc., and the Stockholders named therein
                (Incorporated by reference from Exhibit 2.5 to the Company's
                Registration Statement on Form S-1 (File No. 333-7513)).

    2.6    --   Agreement and Plan of Reorganization, dated as of June 17, 1996, by and among StaffMark, Inc., DP Pros of Burlington Acquisition Corp.,
                Blethen Temporaries Acquisition Corp., Personnel Placement
                Acquisition Corp., Jaeger Personnel Services Acquisition Corp., Dixon
                Enterprises of Burlington Acquisition Corp., Trasec Acquisition
                Corp., DP Pros of Burlington, Inc., Blethen Temporaries, Inc.,
                Personnel Placement, Inc., Jaeger Personnel Services, Ltd., Dixon
                Enterprises of Burlington, Inc., Trasec Corp., and the Stockholders
                named therein (Incorporated by reference from Exhibit 2.6 to the
                Company's Registration Statement on Form S-1 (File No. 333-7513)).

    3.1    --   Certificate of Incorporation of the Company (Incorporated by
                reference from Exhibit 3.1 to the Company's Registration Statement on
                Form S-1 (File No. 333-7513)).

    3.2    --   Certificate of amendment of Certificate of Incorporation
                (Incorporated by reference from Exhibit 3.2 to the Company's
                Registration Statement on Form S-1 (File No. 333-7513)).

    3.3    --   Amended and Restated By-Laws of the Company, as amended to date
                (Incorporated by reference from Exhibit 3.3 to the Company's
                Registration Statement on Form S-1 (File No. 333-7513)).

    4.1    --   Form of certificate evidencing ownership of Common Stock of the
                Company (Incorporated by reference from Exhibit 4.1 to the Company's
                Registration Statement on Form S-1 (File No. 333-7513)).

    5.1    --   Opinion of Wright, Lindsey & Jennings regarding legality.

   10.1    --   StaffMark, Inc. 1996 Stock Option Plan (Incorporated by reference from Exhibit 10.1 to the Company's Registration Statement on Form S-1
                (File No. 333-7513)).

 EXHIBIT
  NUMBER                                     DESCRIPTION
----------      ---------------------------------------------------------------------
   10.2    --   Form of Director Indemnification Agreement (Incorporated by reference from Exhibit 10.3 to the Company's Registration Statement on Form S-1
                (File No. 333-7513)).

   10.3    --   Employment Agreement between StaffMark, Inc. and Terry C. Bellora
                (Incorporated by reference from Exhibit 10.4 to the Company's
                Registration Statement on Form S-1 (File No. 333-7513)).

   10.4    --   Employment Agreement among StaffMark, Brewer and Clete T. Brewer.

   10.5    --   Employment Agreement among StaffMark, Brewer and Jerry T. Brewer.

   10.6    --   Employment Agreement among StaffMark, Prostaff and Steven E. Schulte.

   10.7    --   Employment Agreement among StaffMark, Maxwell and John H. Maxwell,
                Jr.

   10.8    --   Employment Agreement among StaffMark, Maxwell and Mary Sue Maxwell.

   10.9    --   Employment Agreement among StaffMark, HRA and W. David Bartholomew.

   10.10   --   Employment Agreement among StaffMark, HRA and Ted Feldman.

   10.11   --   Employment Agreement among StaffMark, First Choice and William T.
                Gregory.

   10.12   --   Employment Agreement among StaffMark, DP Pros of Burlington, Inc. and
                Janice Blethen.

   10.13   --   Credit Agreement dated October 4, 1996 in the amount of $50,000,000 by and between StaffMark, the Lenders named therein ("Lenders") and
                Mercantile Bank of St. Louis National Association, as Agent on behalf of the Lenders.

   21.1    --   List of subsidiaries of StaffMark, Inc. (Incorporated by reference from Exhibit 21.1 to the Company's Registration Statement on Form S-1
                (File No. 333-7513)).

   23.1    --   Consent of Wright, Lindsey & Jennings (contained in Exhibit 5.1 hereto).

   23.2    --   Consents of Arthur Andersen LLP, Independent Public Accountants.

   24.1    --   Power of Attorney (included with the signature page hereof).

   27.1    --   Financial Data Schedule (Incorporated by reference from Exhibit 27.1 to the Company's Registration Statement on Form S-1 (File No.
                333-7513)).